    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL [ ], 1999.

                                                      Registration No. 333-71345
--------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

--------------------------------------------------------------------------------

                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ECHOSTAR DBS CORPORATION
             AFFILIATE GUARANTORS LISTED ON SCHEDULE ATTACHED HERETO
             (Exact name of Registrant as specified in its charter)


     COLORADO                     5064                       84-1328967
(STATE OF REGISTRANT'S     (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
INCORPORATION)              CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)

                                                 DAVID K. MOSKOWITZ, ESQ.
5701 SOUTH SANTA FE DRIVE                 SENIOR VICE PRESIDENT, GENERAL COUNSEL
LITTLETON, COLORADO 80120                             AND SECRETARY
   (303) 723-1000                                ECHOSTAR DBS CORPORATION
                                                 5701 SOUTH SANTA FE DRIVE
                                                 LITTLETON, COLORADO 80120
                                                    (303) 723-1000
(ADDRESS, INCLUDING ZIP CODE,               (NAME, ADDRESS, INCLUDING ZIP CODE,
AND TELEPHONE NUMBER, INCLUDING             AND TELEPHONE NUMBER, INCLUDING AREA
AREA CODE, OF REGISTRANT'S                     CODE, OF AGENT FOR SERVICE)
PRINCIPAL EXECUTIVE OFFICE)
                                 WITH A COPY TO:

                             DAVID W. AMBROSIA, ESQ.
                       WINTHROP, STIMSON, PUTNAM & ROBERTS
                             ONE BATTERY PARK PLAZA
                               NEW YORK, NY 10004
                                 (212) 858-1000

                       -----------------------------------


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                       -----------------------------------

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------

                  SCHEDULE OF ADDITIONAL REGISTRANT GUARANTORS

--------------------------------------------------------------------------------

                                                                                PRIMARY STANDARD                   I.R.S.
EXACT NAME OF GUARANTOR REGISTRANTS AS SPECIFIED          STATE OF        INDUSTRIAL CLASSIFICATION      EMPLOYER IDENTIFICATION
          IN THEIR RESPECTIVE CHARTERS                    FORMATION                NUMBER                        NUMBER
--------------------------------------------------------------------------------------------------------------------------------
           DIRECTSAT CORPORATION                        DELAWARE                  5064                       54-1547458
        ECHO ACCEPTANCE CORPORATION                     COLORADO                  5064                       84-1082359
           ECHOSPHERE CORPORATION                       COLORADO                  5064                       84-0833457
   DISH INSTALLATION NETWORK CORPORATION                COLORADO                  5064                       84-1195952
     ECHOSTAR TECHNOLOGIES CORPORATION                    TEXAS                   5064                       76-0033570
             HT VENTURES, INC.                          COLORADO                  5064                       84-1239150
     ECHOSTAR INTERNATIONAL CORPORATION                 COLORADO                  5064                       84-1258859
           SATELLITE SOURCE, INC.                       COLORADO                  5064                       84-1045974
       ECHOSTAR SATELLITE CORPORATION                   COLORADO                  5064                       84-1114039
       HOUSTON TRACKER SYSTEMS, INC.                    COLORADO                  5064                       84-1462072
     ECHOSTAR NORTH AMERICA CORPORATION                 COLORADO                  5064                       84-1282886
           SKY VISTA CORPORATION                        COLORADO                  5064                       84-1469204
          ECHOSTAR INDONESIA, INC.                      COLORADO                  5064                       84-1253832
 DIRECT BROADCASTING SATELLITE CORPORATION              COLORADO                  5064                       84-1328968
ECHOSTAR SATELLITE BROADCASTING CORPORATION             COLORADO                  5064                       84-1337871
                 DISH, LTD.                              NEVADA                   5064                       88-0312499
         ECHOSTAR SPACE CORPORATION                     COLORADO                  5064                       84-1307367
--------------------------------------------------------------------------------------------------------------------------------

The information in this prosepctus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                  SUBJECT TO COMPLETION, DATED APRIL [ ], 1999


PROSPECTUS


                            ECHOSTAR DBS CORPORATION



                                Offer To Exchange
                $375,000,000 Of Its 9 1/4% Senior Notes Due 2006
               Which Have Been Registered Under The Securities Act
                For All Outstanding 9 1/4% Senior Notes Due 2006
                                       And
                $1,625,000,000 Of Its 9 3/8% Senior Notes Due 2009
               Which Have Been Registered Under The Securities Act
                 For All Outstanding 9 3/8% Senior Notes Due 2009

     The exchange offer will expire at 5:00 p.m., New York City time, on , 1999, unless extended.


THE EXCHANGE NOTES

- The exchange notes are substantially identical to the old notes that we issued on January 25, 1999, except for certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes.


MATERIAL TERMS OF THE EXCHANGE OFFER

- You will receive an equal principal amount of exchange notes for all old notes that you validly tender and do not validly withdraw.

- The exchange will not be a taxable exchange for U.S. federal income tax purposes.

-    We will not receive any proceeds from the exchange offer.

- You may withdraw tenders of old notes at any time before the expiration of the exchange offer.

CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 16 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE EXCHANGE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     The date of this prospectus is           , 1999.

                                TABLE OF CONTENTS


                                                                                 PAGE
Prospectus Summary............................................................     3
Summary Of The Terms Of The Exchange Offer....................................     6
Summary Description Of The Notes..............................................     8
Summary Financial Data........................................................    11
Summary Satellite Data........................................................    13
The EchoStar Organization.....................................................    14
Risk Factors..................................................................    16
Use of Proceeds...............................................................    33
The Exchange Offer............................................................    34
Capitalization................................................................    43
Selected Financial Data.......................................................    45
Management's Discussion and Analysis of Financial Condition and
  Results of Operations.......................................................    48
Business......................................................................    60
Management....................................................................    84
Certain Relationships and Related Transactions................................    90
Security Ownership of Certain Beneficial Owners and Management................    91
Description of the Notes......................................................    94
Certain United States Federal Income Tax Considerations.......................   139
United States ERISA Considerations............................................   142
Plan of Distribution..........................................................   143
Legal Matters.................................................................   144
Experts.......................................................................   144
Where You Can Find More Information...........................................   144
Index to Financial Statements.................................................   F-1


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER TO SELL OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

OUR COMPANY

     We are a leading provider of direct broadcast satellite programming services in the United States, a significant international supplier of digital satellite receiver systems and a provider of other satellite services.

THE DISH NETWORK

     We started offering subscription television services on the DISH Network in March 1996. As of December 31, 1998, more than 1.9 million households subscribed to DISH Network programming services. Our market share of new DBS subscribers has consistently increased and, during the fourth quarter of 1998, we estimate that we captured almost 40% of all new satellite subscribers. We presently have four operational direct broadcast satellites, which is more than any other direct broadcast satellite operator in the United States. Currently, we have the ability to provide approximately 200 channels of digital television programming and CD quality audio programming services to the entire "lower 48" continental United States. We believe that the DISH Network offers programming packages that have a better "price-to-value" relationship than packages currently offered by most other subscription television providers, particularly cable TV operators. As of December 31, 1998, approximately 9 million United States households subscribed to direct broadcast satellite and other direct-to-home satellite services. However, we believe that there continues to be significant unsatisfied demand for high quality, reasonably priced television programming services.

     If we successfully close the recently announced transaction with The News Corporation Limited, its ASkyB subsidiary and MCI WorldCom, we expect to be able to offer approximately 500 video and audio channels to subscribers in the entire "lower 48" continental United States that may be received with one dish. See "Business--Recent Developments--Agreement with News Corporation and MCI" and "Business--Government Regulation."

ECHOSTAR TECHNOLOGIES CORPORATION

     Employees of EchoStar Technologies Corporation, one of our wholly-owned subsidiaries, internally design and engineer EchoStar receiver systems. Our satellite receivers have won numerous awards from dealers, retailers and industry trade publications. We outsource the manufacture of EchoStar receiver systems to third parties who manufacture the receivers in accordance with our specifications. In addition to supplying EchoStar receiver systems for the DISH Network, ETC supplies similar digital satellite receivers to international satellite TV service operators. Currently, we have two major customers, Telefonica and Bell Canada, which are subsidiaries of the national telephone companies in Spain and Canada, respectively. We also offer consulting and integration services to development stage, international direct-to-home satellite operators. We are actively soliciting new business for ETC and, although we are optimistic about future growth opportunities, we cannot provide any assurance in that regard.

SATELLITE SERVICES

     Our Satellite Services business unit primarily leases capacity on our satellites to customers on either a monthly or hourly basis. Full-time customers tend to be international services that broadcast foreign language programming to DISH Network subscribers. Part-time customers are typically Fortune 1000 companies that use our satellite network for business television service to communicate with employees, customers and suppliers located around the United States. In addition, we are developing a wide range of Internet and high-speed data services that we expect to offer to consumers beginning in mid-1999.

BUSINESS STRATEGY

     Our primary objective is to continue to expand our DISH Network subscriber base and to develop as an integrated, full-service satellite company. To achieve this objective, we seek to:

- LEVERAGE OUR SIGNIFICANT SHARE OF DBS SPECTRUM BY OFFERING UNIQUE PROGRAMMING SERVICES THAT WILL DIFFERENTIATE US FROM OUR COMPETITION. THESE SERVICES INCLUDE SATELLITE-DELIVERED LOCAL SIGNALS AND OTHER NICHE AND FOREIGN LANGUAGE SERVICES;

- OFFER MARKETING PROMOTIONS THAT WILL ENHANCE OUR POSITION AS A LEADING PROVIDER OF VALUE-ORIENTED PROGRAMMING SERVICES AND RECEIVER SYSTEMS;

-    CONTINUE TO EXPAND DISH NETWORK DISTRIBUTION CHANNELS;

-    DEVELOP THE ETC AND SATELLITE SERVICES BUSINESSES; AND

-    EMPHASIZE ONE-STOP SHOPPING AND SUPERIOR CUSTOMER SERVICE.

     Our principal offices are located at 5701 South Santa Fe Drive, Littleton, Colorado 80120, and our telephone number is (303) 723-1000.

                               RECENT DEVELOPMENTS

AGREEMENT WITH NEWS CORPORATION AND MCI

     We announced an agreement with News Corporation and MCI on November 30, 1998. Under this agreement, among other things that we have described in more detail in the Business section, our parent company will acquire in exchange for shares of our common stock valued at $1.17 billion:

-    28 DBS frequencies at a strategic orbital location;

- two DBS satellites that will be delivered in orbit at no additional cost to EchoStar;

-    a digital broadcast operations center in Gilbert, Arizona;

- a 500,000 unit commitment by an entity affiliated with News Corporation for the purchase of EchoStar receiver systems from ETC; and

- a three-year, no fee agreement for the DISH Network to rebroadcast FOX Broadcasting Company's local station signals. in those markets where FOX owns the local affiliate.

     We need to receive approval from the FCC before we can consummate this transaction. Our parent company's shareholders also must approve the transaction. See "Business--Recent Developments--Agreement with News Corporation and MCI" and "Business--Government Regulation."

ECHOSTAR COMMUNICATIONS TENDER OFFERS

     On December 23, 1998, our parent company commenced cash tender offers for three series of outstanding debt securities that were issued by its subsidiaries. On January 4, 1999, our parent company also commenced a cash tender offer for one series of its own debt securities. The tender offers formed part of a plan to refinance existing indebtedness at more favorable interest rates and terms. The tender offers for the first three series of notes closed on January 25, 1999, concurrently with sale of the old notes. More than 99% of the holders of each issue of debt securities tendered their notes after consenting to certain amendments to the indentures. Those amendments to the indentures eliminated substantially all restrictive covenants and amended certain other provisions. We completed the tender offer for the fourth series of notes on February 2, 1999. More than 99% of holders of those notes tendered their notes after consenting to substantially similar amendments to that indenture.

REORGANIZATION

     In order to streamline the organization and operations of the EchoStar group of companies, our parent company reorganized its legal entities as illustrated under "The EchoStar Organization." We consolidated all direct broadcast satellites and related FCC licenses into EchoStar Satellite Corporation, our wholly owned subsidiary. To effect this reorganization, we merged DirectSat Corporation and Direct Broadcasting Satellite Corporation, the current owners of our EchoStar II and EchoStar III Satellites, into EchoStar Satellite Corporation. We currently own EchoStar IV and, like the other satellites and related FCC licenses (including those acquired in the transaction with News Corporation and MCI), we plan to transfer those assets to EchoStar Satellite Corporation. We merged our Dish, Ltd. and EchoStar Satellite Broadcasting Corporation subsidiaries into our company. The FCC approved our applications to transfer the assignments of all FCC DBS licenses held by various subsidiaries to EchoStar Satellite Corporation.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

     The exchange offer relates to the exchange of up to $375,000,000 aggregate principal amount of outstanding 9 1/4% Senior Notes due 2006 and $1,625,000,000 aggregate principal amount of outstanding 93/8% Senior Notes due 2009 for an equal aggregate principal amount of exchange notes. The form and terms of the exchange notes are identical in all material respects to the form and terms of the corresponding outstanding old notes, except that the exchange notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer.

The Exchange Offer............  We are offering to exchange $1,000 principal amount of our exchange notes which have been registered under the Securities Act for each $1,000 principal amount of the applicable series of outstanding old notes. To be exchanged, an outstanding old note must be properly tendered by you and accepted by us. All outstanding old notes that are validly tendered and not validly withdrawn will be exchanged. If you wish to tender your old notes for exchange in the exchange offer, you must send your documents to the exchange agent, U.S. Bank Trust National Association, on or prior to the expiration date. We will issue registered notes on or promptly after the expiration of the exchange offer.

Resale of the Exchange Notes..  Based on an interpretation by the staff of the
                                SEC set forth in no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if you are not our affiliate and the exchange notes issued in the exchange offer are being acquired by you in the ordinary course of your business.

                                You must also represent to us that you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer.

                                Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act, in connection with any resale of the exchange notes issued in the exchange offer. If you are a broker-dealer who purchased such outstanding old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, you may not participate in the exchange offer.

Expiration Date...............  The exchange offer will expire at 5:00 p.m.,
                                New York City time,                      , 1999,
                                unless we decide to extend the expiration date in the event that we determine that our ability to proceed with the exchange offer could be materially impaired due to any legal or governmental action or new law or any interpretation of the staff of the SEC. You will have certain rights against us under the registration rights agreements executed as part of the offering of the outstanding old notes if we fail to consummate the exchange offer.

Special Procedures for
Beneficial Owners............   If you are the beneficial owner of old notes and
                                your notes are registered in the name of a broker or other institution, and you wish to participate in the exchange, you should promptly contact the person in whose name your old notes are registered and instruct such person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding old notes, either make appropriate arrangements to register ownership of the outstanding old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Guaranteed Delivery Procedure.  If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time or certificates for registered old notes cannot be delivered on time, you may tender your old notes pursuant to the procedures described in this prospectus under the heading "The Exchange Offer."

Withdrawal Rights.............  You may withdraw the tender of your old notes at any time before 5:00 p.m., New York City
                                time, on              , 1999, the business day
                                before the expiration date, unless your old notes were previously accepted for exchange.

Certain U.S. Federal
Income Tax Consequences.......  An exchange of old notes for exchange notes will not be taxable to you.  See "Certain United
                                States Federal Tax Consequences--the Exchange Offer."

Use of Proceeds ..............  We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all expenses incident to the exchange offer.

Exchange Agent................  U.S. Bank Trust National Association can be
                                reached at Corporate Trust Trustee
                                Administration, 180 E. 5th Street, St. Paul,
                                Minnesota 55101. For more information with respect to the exchange offer, the telephone number for the exchange agent is (651) 244-8162 and the fax number for the exchange agent is
                                (651) 244-1537.

                        SUMMARY DESCRIPTION OF THE NOTES

     The exchange offer applies to $375,000,000 aggregate principal amount of 9 1/4% Senior Notes due 2006 and $1,625,000,000 aggregate principal amount of 9 3/8% Senior Notes due 2009. The form and terms of the exchange notes are substantially identical to the form and terms of the old notes, except that the exchange notes have been registered under the Securities Act, and therefore, will not bear legends restricting the transfer thereof. Each series of the exchange notes will evidence the same debt as the applicable series of old notes and will be entitled to the benefits of the applicable indenture. See "Description of the Notes" below. As used in this summary of the notes, "subsidiaries" refers to our direct and indirect subsidiaries and Direct Broadcast Satellite Corporation, or, "DBSC," a wholly-owned subsidiary of EchoStar Communications Corporation.

Securities Offered............  $375.0 million aggregate principal amount of
                                9 1/4% Senior Notes due 2006, or the "seven year notes."

                                $1.625 billion aggregate principal amount of 9 3/8% Senior Notes due 2009, or the "ten year notes."

Maturity Date.................  February 1, 2006 for the seven year notes;
                                February 1, 2009 for the ten year notes.

Interest Payment Dates........  Interest will accrue at the rate of 9 1/4% per annum on the seven year notes and 9 3/8% per annum on the ten year notes, and will be payable semi-annually in cash on February 1 and August 1 of each year, commencing August 1, 1999.

Ranking.......................  The notes rank senior in right of payment to all of our subordinated indebtedness and PARI PASSU in right of payment to each other and to all of our senior indebtedness. Although the notes are titled "Senior," we have not issued, and do not have any plans to issue, any indebtedness to which the notes would be senior.

                                The notes and the guarantees are effectively junior to our secured obligations and our subsidiaries to the extent of the collateral securing those obligations, including borrowings under our future secured credit facilities.

                                As of December 31, 1998, our long-term
                                indebtedness and our subsidiaries aggregated approximately $1.55 billion. On a pro forma basis, after giving effect to issuance of the notes and application of the net proceeds therefrom and to the reorganization, our aggregate consolidated indebtedness as of December 31, 1998, for purposes of the indentures relating to the notes, would have been approximately 2.05 billion. See "Description of the Notes" and "Capitalization" below.

Optional Redemption of the
Seven Year Notes..............  Except as set forth below, the seven year notes are not redeemable at our option prior to February 1, 2003. Thereafter, the seven year notes are subject to redemption, at option, in whole or in part, at the redemption prices set forth herein. In addition, at any time prior to

                                February 1, 2002, we may redeem seven year notes at a redemption price equal to 109.250% of the principal amount thereof, together with accrued and unpaid interest thereon to the redemption date, with the net proceeds of one or more public or private sales of certain equity interests of our company, other than proceeds from a sale to any of our subsidiaries, provided that:

                                - at least 65% of the seven year notes remain outstanding immediately after the occurrence of such redemption; and

                                - such redemption occurs within 120 days of the date of the closing of any such sale.

Optional Redemption of the
Ten Year Notes................  Except as set forth below, the ten year notes are not redeemable at our option prior to February 1, 2004. Thereafter, the ten year notes are subject to redemption, at our option, in whole or in part, at the redemption prices set forth herein. In addition, at any time prior to February 1, 2002, we may redeem ten year notes at a redemption price equal to 109.375% of the principal amount thereof, together with accrued and unpaid interest thereon to the redemption date, with the net proceeds of one or more public or private sales of certain equity interests of our company, other than proceeds from a sale to any of our subsidiaries, provided that:

                                - at least 65% of the ten year notes remain outstanding immediately after the occurrence of such redemption; and

                                - such redemption occurs within 120 days of the date of the closing of any such sale.

Change of Control.............  Upon the occurrence of a change of control as defined in the "Description of the Notes," we will be required to make an offer to each holder of notes to repurchase all or any part of such holder's notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase.

Offer to Purchase.............  Upon the occurrence of certain events described under "Description of the Notes--Certain
                                Covenants--Excess Proceeds Offer," we will be required to offer to repurchase a specified amount of notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase.

Guarantees....................  The ten year notes and the seven year notes are guaranteed by substantially all of our
                                restricted subsidiaries, on a senior basis, which guarantee ranks PARI PASSU with all senior unsecured indebtedness of such restricted subsidiaries. EchoStar Communications and the subsidiaries of EchoStar Communications that are not also our subsidiaries, other than DBSC, are not obligated under or guaranteeing in any manner our obligations under the ten year notes and the seven year notes. See "Description of the Notes--Guarantees."

Certain Other Covenants.......  Each indenture restricts, among other things, the payment of dividends, the repurchase of our stock and subordinated indebtedness, the making of certain other restricted payments as defined in the indentures, the incurrence of certain indebtedness and the issuance of preferred stock, certain asset sales, the creation of certain liens, certain mergers and consolidations, and transactions with affiliates, as defined in the indentures.

Registration Rights;
Liquidated Damages............  Pursuant to registration rights agreements relating to each series of notes among us, the guarantors and the initial purchasers, we and the guarantors agreed:

                                -    to file an exchange offer registration
                                     statement on or prior to April 25, 1999, relating to an exchange offer for the old notes and guarantees (the exchange offer); and

                                -    to use our best efforts to cause the
                                     exchange offer registration statement to be declared effective by the SEC on or prior to July 24, 1999.

                                In certain circumstances, we and the guarantors will be required to provide a shelf registration statement to cover resales of the notes and guarantees by the holders thereof. If we and the guarantors do not comply with our obligations under a registration rights agreement, we will be required to pay liquidated damages to holders of the notes under certain circumstances. See "Description of the Notes--Registration Rights; Liquidated Damages." Our filing of the registration statement of which this prospectus is a part is intended to satisfy the requirement to file the exchange offer registration statement.

                             SUMMARY FINANCIAL DATA

     The following summary financial data and the selected financial data presented elsewhere in this prospectus for the five years ended December 31, 1998, are derived from the Combined and Consolidated Financial Statements of our company, audited by Arthur Andersen LLP, independent public accountants. The data set forth in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our company's Combined and Consolidated Financial Statements and the notes thereto, and other financial information included elsewhere in this prospectus.


                                                     YEAR ENDED DECEMBER 31,
                                   ----------------------------------------------------------
                                   1994         1995          1996         1997          1998
                                   ----         ----          ----         ----          ----
                                            (IN THOUSANDS, EXCEPT RATIOS, SUBSCRIBERS
                                                    AND PER SUBSCRIBER DATA)

STATEMENTS OF OPERATIONS DATA:
Revenue....................      $  179,313   $  148,520   $  197,103    $  475,902   $  985,909
Operating income (loss)....          13,216       (8,006)    (108,865)     (224,336)    (130,855)
Net income (loss)..........              90      (12,361)    (101,676)     (323,424)    (294,375)



                                                                              AS OF DECEMBER 31, 1998
                                                                         ACTUAL                  AS ADJUSTED
                                                                         ------                  -----------
BALANCE SHEET DATA:

Cash, cash equivalents and marketable investment
 securities (1)............................................              $   32,308                $   292,674
Total assets(2)............................................               1,470,173                  2,826,971
Long-term debt, net of current portion.....................               1,547,891                  2,045,805
Total stockholders' equity (deficit).......................                (588,137)                   270,747




                                                                   YEAR ENDED DECEMBER 31,
                                                 1994          1995          1996          1997         1998
                                                 ----          ----          ----          ----         ----

OTHER DATA:
DISH Network subscribers.................              --            --       350,000     1,040,000    1,940,000
Average monthly revenue per subscriber...     $        --    $       --   $     35.50  $      38.50  $     39.25
EBITDA (3)...............................          15,459       (4,892)      (65,496)      (51,500)     (28,698)
Less amortization of subscriber acquisition
  costs..................................              --            --      (16,073)     (121,428)     (18,819)
                                                --------        ------      --------      --------      -------
EBITDA, without add back for amortization
  of subscriber acquisition costs........          15,459       (4,892)      (81,569)     (172,928)     (47,517)
Net cash flows from:
  Operating activities...................          24,205      (21,888)      (22,836)       (7,549)     (53,949)
  Investing activities...................       (338,565)       (1,431)     (294,962)     (306,079)     (43,340)
  Financing activities...................         325,011       19,764        342,287       337,247      60,538
Ratio of earnings to fixed charges (4)...              --            --            --            --          --
Deficiency of earnings to fixed charges (4)      $(5,206)     $(44,315)    $(188,347)    $(366,447)   $(315,923)


-----------

(1) Actual balance at December 31 excludes restricted cash and marketable investment securities of $77,657, which have been reclassified and included in the As Adjusted amount because the restrictions were eliminated upon completion of the tender offers.

(2) As adjusted to give effect to the notes offering and the application of the net proceeds thereof and the transaction with News Corporation and MCI. Consummation of the acquisition under the agreement with News Corporation and MCI is subject to receipt of regulatory approval and approval of the shareholders of our parent company. There will be no pro forma effect to our company's Statement of Operations as a result of the acquisition.

(3) We believe it is common practice in the telecommunications industry for investment bankers and others to use various multiples of current or projected EBITDA (earnings before interest, taxes, depreciation and amortization) for purposes of estimating current or prospective enterprise value and as one of many measures of operating performance. Conceptually,

     EBITDA measures the amount of income generated each period that could be used to service debt, because EBITDA is independent of the actual leverage employed by the business; but EBITDA ignores funds needed for capital expenditures and expansion. Some investment analysts track the relationship of EBITDA to total debt as one measure of financial strength. However, EBITDA does not purport to represent cash provided or used by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

     EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash (vs. accrual) basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are aware of no uniform standards for determining EBITDA and we believe that presentations of EBITDA may not be calculated consistently by different entities in the same or similar businesses. EBITDA is shown with and without the add back for amortization of subscriber acquisition costs, which were deferred through September 1997 and amortized over one year.

(4) For purposes of computing the ratio of earnings to fixed charges, and the deficiency of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest incurred on all indebtedness and the imputed interest component of rental expense under non-cancelable operating leases. For the years ended December 31, 1994, 1995, 1996, 1997 and 1998, earnings were insufficient to cover the fixed charges. On a pro forma basis, using an assumed effective annual interest rate of 9.6% and assuming that the tender offers by our parent company had been consummated as of the beginning of the applicable period, our pro forma earnings would have been inadequate to cover our pro forma fixed charges for the years ended December 31, 1997 and 1998, by $341 million and by $251 million, respectively.

                             SUMMARY SATELLITE DATA


                       ECHOSTAR I    ECHOSTAR II     ECHOSTAR III     ECHOSTAR IV(1)    ECHOSTAR V (2)    ECHOSTAR VI
                                                                                                              (2)

Orbital location.     119 degrees   119 degrees    61.5 degrees WL   148 degrees WL    110 degrees WL    110 degrees WL
                      WL            WL
Transponders.....     16 @ 24 MHz   16 @ 24 MHz    16/32 @ 24 MHz    10/20 @ 24 MHz    16/32 @ 24 MHz    16/32 @ 24
                                                   (3)(4)            (3)(4)            (3)               MHz (3)
Approximate channel   128 channels  128 channels   128/256 channels  80/160 channels   160/256 channels  160/256
   capacity (5)..                                                                                        channels
Output power.....     130 watts     130 watts      230/120 watts     230/120 watts     220/110 watts     240/120 watts
Expected end of       2011          2011           2012              2010              2014              2014
   commercial life
   (6)...........

Coverage area....     Continental United States    Eastern and       Western and       Continental United States,
                      and certain regions of       Central United    Central United    Alaska, Hawaii, Puerto Rico and
                      Canada and Mexico            States            States            certain regions of Canada and
                                                                                       Mexico

-----------

(1) Permanent authorization to operate EchoStar IV at the 148 degree orbital location has not yet been obtained; EchoStar IV currently operates under a special temporary authorization.

(2) Use of EchoStar V and EchoStar VI and the frequencies at the 110 degree orbital location is contingent upon the closing of the acquisition under the agreement with News Corporation and MCI and successful launch of EchoStar V and EchoStar VI. Consummation of this transaction is subject to receipt of regulatory approval.

(3) The transponders on each of these satellites can be independently switched to provide a range from 16 transponders operating at 220 or 230 watts of power each (240 watts in the case of EchoStar VI) to 32 transponders operating at 110 or 120 watts of power each subject to note 4.

(4) Although EchoStar III has experienced an anomaly, the satellite has not experienced any loss of capacity to date. See "Risk Factors--We May Be Unable To Settle Outstanding Claims With Insurers" below. EchoStar IV was designed to operate a total of 32 transponders in 120 watt mode, or 16 transponders in 230 watt mode. As a result of the failure of the solar panels on EchoStar IV to properly deploy, EchoStar IV is currently capable of sustaining a maximum of only 20 transponders. That number will decrease over time, but based on existing data we expect that approximately 16 transponders will probably be available over the entire expected 12 year life of the satellite, absent additional failures.

(5) Our parent company's direct broadcast satellite licenses do not allow full use of that channel capacity. They specifically cover:

     (i) 11 of the 16 transponders (a maximum of approximately 88 video channels) on EchoStar I;

     (ii) 10 of the 16 transponders (a maximum of approximately 80 video channels) on EchoStar II;

     (iii) 11 of the 16 transponders (a maximum of approximately 88 video channels) on EchoStar III;

     (iv) 24 of the 32 frequencies at the 148 degree orbital location, where EchoStar IV currently operates under a special temporary authorization (in light of EchoStar IV's technical constraints, its maximum temporarily authorized effective capacity is 160 video channels); and

     (v) a total of 29 transponders at the 110 degree orbital location to be operated on EchoStar V and EchoStar VI assuming consummation of the acquisition under the agreement with News Corporation and MCI and successful launch of the satellites (a maximum of approximately 290 video channels with two satellites operating in high power mode or 232 video channels with one satellite operating over all 29 frequencies in low-power mode) (authorization has not yet been obtained).

     With digital compression, each transponder or frequency can yield 8 or more video channels (8 in low-power mode, 10 in high-power mode).

(6) We have estimated the expected end of commercial life of each satellite based on each satellite's actual or expected launch date and the terms of the construction and launch contracts. The minimum design life is 12 years. The licenses are issued for ten year periods, and would, unless renewed by the FCC, expire prior to the end of the minimum design life. See "Risk Factors - Our Business Depends Substantially On FCC Licenses That Can Expire Or Be Revoked Or Modified."

                            THE ECHOSTAR ORGANIZATION

     The following chart illustrates the EchoStar group's corporate structure prior to completion of the reorganization and where significant assets and rights were held. The old notes were guaranteed by DBSC and substantially all of our direct and indirect wholly owned restricted subsidiaries. The following page sets forth a chart illustrating the EchoStar group's corporate structure following consummation of the reorganization

[ORGANIZATION CHART]

     The following chart illustrates the EchoStar group's corporate structure and where significant assets and rights are held following the reorganization that took effect after March 31, 1999.

[ORGANIZATION CHART]

                                  RISK FACTORS

     You should carefully consider all of the information contained in this prospectus, which may be generally applicable to the old notes as well as to the exchange notes, before deciding whether to tender your old notes and, in particular, the following factors:

YOUR OLD NOTES WILL BE SUBJECT TO RESTRICTIONS ON TRANSFER AND THE TRADING MARKET FOR YOUR OLD NOTES MAY BE LIMITED IF YOU DO NOT TENDER

     If you do not exchange your old notes for the exchange notes, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on your old notes. The restrictions on transfer of your old notes arise because we issued the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or they are offered and sold pursuant to an exemption from such requirements. We do not intend to register the old notes under the Securities Act. In addition, if you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent we accept and exchange old notes in the exchange offer, the trading market, if any, for the remaining old notes would be adversely affected. See "The Exchange Offer" below.

IF YOU DO NOT PROPERLY TENDER YOUR OLD NOTES, WE MAY NOT ACCEPT YOUR OLD NOTES AND THE TRADING MARKET FOR THEM MAY BE LIMITED

     We will issue the exchange notes in exchange for your old notes only after we have timely received your old notes, along with a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your old notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to notify you of defects or irregularities with respect to the tender of your old notes for exchange. The exchange offer will expire at 5:00 p.m. New York City time on , 1999, or on a later extended date and time as we may decide.

     The exchange notes and any old notes having the same maturity that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the notes have taken certain actions or exercised certain rights under the related indenture.

YOU MAY PARTICIPATE IN THE EXCHANGE OFFER ONLY IF YOU MEET THE FOLLOWING CONDITIONS

     Based on interpretations by staff of the SEC, as set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain limitations. These limitations include the following:

- you are not our "affiliate" within the meaning of Rule 405 under the Securities Act,

-    you acquire your exchange notes in the ordinary course of your business and

- you have no arrangement with any person to participate in the distribution of such exchange notes.

However, we have not submitted a no-action letter to the SEC regarding this exchange offer and we cannot assure you that the SEC would make a similar determination with respect to the exchange offer as in such other circumstances. If you are our affiliate, are engaged in or intend to engage in or have any arrangement or understanding with respect to a distribution of the exchange notes to be acquired pursuant to the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC; you must also comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements under the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes where the old notes exchanged for such exchange notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to use our best efforts to make this prospectus available to any participating broker-dealer for use in connection with any such resale. See "Plan of Distribution" below. However, to comply with the securities laws of certain jurisdictions, if applicable, the exchange notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available.

RESTRICTIVE COVENANTS IN THE INDENTURES FOR THE NOTES MAY LIMIT OUR ABILITY TO OPERATE OUR BUSINESS

     The indentures relating to each series of notes contain restrictive covenants that, among other things, limit our ability and the ability of our subsidiaries to:

-    incur additional indebtedness;

-    issue preferred stock;

-    sell assets;

-    create, incur or assume liens;

- create dividend and other payment restrictions with respect to our subsidiaries;

-    merge, consolidate or sell assets;

-    enter into transactions with affiliates; and

-    pay dividends.

     These restrictions may inhibit our ability to manage our business and to react to changing market conditions. See "Description of the Notes" below.

WE HAVE SUBSTANTIAL INDEBTEDNESS AND WE ARE DEPENDENT ON OUR SUBSIDIARIES' EARNINGS TO PROVIDE INCOME TO MAKE PAYMENTS ON THE NOTES

     We have substantial debt service requirements which makes us vulnerable to changes in general economic conditions. The indenture for each series of notes restricts our ability and our subsidiaries' ability to incur additional debt. Thus it is, and will continue to be, difficult for us and our subsidiaries to obtain additional debt if required or desired in order to implement our business strategy.

Since substantially all of our operations are conducted through our subsidiaries, our ability to service our debt obligations, including our obligations under the notes, is dependent upon the earnings of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, dividends or other payments. Some of our subsidiaries may become parties to other agreements that severely restrict their ability to obtain additional debt financing for working capital, capital expenditures and general corporate purposes. As of December 31, 1998, we had outstanding long-term debt (including both the current and long-term portion) of approximately $1.6 billion. On a pro forma basis, after giving effect to issuance of the notes and application of the net proceeds therefrom and to the reorganization, our aggregate consolidated indebtedness as of December 31, 1998, for purposes of the indentures would have been approximately $2.05 billion. Although the notes are titled "Senior," we have not issued, and do not have any plans to issue, any indebtedness to which the notes would be senior. Our ability to meet our payment obligations will depend on the success of our business strategy, which is subject to uncertainties and contingencies beyond our control.

WE EXPECT OPERATING LOSSES THROUGH AT LEAST 2000

     Due to the substantial expenditures required to complete construction, launch and deployment of our direct broadcast satellite system and introduction of our DISH Network service to consumers, we have sustained significant losses in recent periods. Our ability to make all payments to you relating to the notes may eventually be affected if we do not have sufficient income or another source of cash. Our operating losses were $109 million, $224 million and $131 million for the years ended December 31, 1996 and 1997, and 1998, respectively. We had net losses of $102 million, $323 million and $294 million during those same periods. Improvements in our results of operations are largely dependent upon our ability to increase our customer base while maintaining our price structure, effectively managing our costs and controlling subscriber turnover, which is the rate at which subscribers terminate service. No assurance can be given that we will be effective with regard to these matters. In addition, we incur significant acquisition costs to obtain DISH Network subscribers. The high cost of obtaining new subscribers magnifies the negative effects of subscriber turnover. See "--Increased Subscriber Turnover Could Affect Our Financial Performance." We anticipate that we will continue to experience operating losses through at least 2000. There can be no assurance that such operating losses will not continue beyond 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

WE MAY NEED ADDITIONAL CAPITAL IN ORDER TO CONTINUE GROWING

     Our ability to make all payments to you relating to the notes will partly depend on our ability to continue growing our business, which may require additional capital. We may require additional funds to acquire DISH Network subscribers. In addition, we have conditional licenses or applications pending with the FCC for a two satellite Ku-band system, a two satellite Ka-band system, a two satellite extended Ku-band system and a six satellite low earth orbit satellite system. We will need to raise additional funds for the foregoing purposes. Further, a number of factors, some of which are beyond our control or ability to predict, could require us to raise additional capital. These factors include higher than expected subscriber acquisition costs, a defect in or the loss of any satellite or an increase in the cost of acquiring subscribers due to additional competition, among other things. We cannot assure you that we will be able to raise additional capital at the time necessary or on satisfactory terms. The inability to raise sufficient capital would have a material adverse effect on our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

WE MAY BE UNABLE TO PURCHASE NOTES TENDERED UPON A CHANGE OF CONTROL

     The indenture for each series of the notes requires us to offer to purchase the notes from you if we have a "change of control." However, we cannot assure you that we will have sufficient funds to repurchase the notes upon a change of control as defined in the "Description of the Notes." If we have insufficient funds to redeem all notes tendered for purchase upon the occurrence of a change of control, and we are unable to raise additional capital, there could be an event of default under the indentures governing the notes. We cannot assure you that additional capital would be available on acceptable terms, or at all.

WE COMPETE WITH DIRECT BROADCAST SATELLITE AND OTHER SATELLITE SYSTEM OPERATORS

     Our ability to make payments to you relating to the notes will partly depend on our ability to compete in the subscription television industry, which is highly competitive. We compete with companies offering video, audio, data, programming and entertainment services, including cable operators and other satellite operators. Many of these competitors have substantially greater financial, marketing and other resources than we have.

     The most popular satellite TV services are direct broadcast satellites like ours, which because of their high power, can transmit programming to small 18-inch satellite dishes. One competitor, DIRECTV, Inc., has launched three direct broadcast satellites and has 27 frequencies at the 101 degree orbital location that are capable of full coverage of the "lower 48" continental United States. DIRECTV and USSB, which operates five more frequencies on one of DIRECTV's satellites, currently offer more than 200 channels of combined video and audio programming. DIRECTV and USSB are in an advantageous position with regard to market entry, programming such as DIRECTV's exclusive sports programming and, possibly, volume discounts for programming offers. In December 1998, DIRECTV's parent executed a definitive merger agreement whereby it would acquire the business and assets of USSB in a transaction expected to be completed in mid-1999. In addition to the 5 USSB frequencies at the 101 degree orbital location, this combination would give DIRECTV access to three additional frequencies controlled by USSB at the 110 degree orbital location, which is also a very favorable position for coverage of the United States.

     Two other popular types of satellite TV service are medium power, Ku-band fixed satellite services, that are received on satellite dishes approximately 3 feet in diameter, and low power, C-band services, which is an older technology received on satellite dishes that are usually 6 feet in diameter or larger. We also face competition from PrimeStar, Inc., which currently leases a medium power satellite at the 85 degree orbital location and as of November 30, 1998, had approximately 2.3 million subscribers. PrimeStar has also applied for FCC authorization to acquire control over TCI Satellite Entertainment, Inc., a company that has an authorization for 11 direct broadcast satellite frequencies at the 119 degree orbital location and has launched a satellite to that location. In January 1999, DIRECTV's parent announced an agreement whereby it would acquire both PrimeStar's existing medium power business and its rights to acquire TCI's direct broadcast satellite assets, subject in each case to regulatory approvals and customary conditions. In addition, two other satellite companies in the U.S., including a subsidiary of Loral Space and Communications Limited, have conditional permits for a comparatively small number of direct broadcast satellite assignments that can be used to provide service to portions of the United States.

     The FCC has proposed to allocate additional expansion spectrum for direct broadcast satellite services, and has separately indicated that it may apply to the International Telecommunication Union for allocation of additional direct broadcast satellite orbital locations capable of providing service to the United States. The FCC already has permitted a company, Televisa International, LLC, to provide satellite TV service in the United States through a Mexican licensed satellite from an orbital location with full coverage of the "lower 48" continental United States. We cannot be sure that these and other recent developments will not create significant additional competition in the market for subscription television services. See "Business--Competition For Our DISH Network Business--Other DBS and Direct-to-Home Satellite System Operators."

WE COMPETE WITH CABLE TELEVISION AND OTHER LAND-BASED SYSTEMS

     We encounter substantial competition in the subscription television market from cable television and other land-based systems. Cable television operators have a large, established customer base, and many cable operators have significant investments in, and access to, programming. Cable television service is currently available to more than 90% of the approximately 98 million U.S. television households, and approximately 67% of total U.S. households currently subscribe to cable. Cable television operators currently have an advantage relative to us by providing local programming as well as by providing service to multiple television sets within the same household. Cable operators may also obtain a competitive advantage through bundling their analog video service with expanded digital video services delivered terrestrially or via satellite, efficient 2-way high speed data transmission, and telephone service on upgraded cable systems. For example, some cable companies now offer high speed Internet access over their upgraded fiber optic systems, and AT&T recently announced that it would provide telephone service over Time Warner's cable system. As a result of these and other factors, there can be no assurance that we will be able to continue to expand our subscriber base or compete effectively against cable television operators. See "Business--Competition For Our DISH Network Business--Cable Television."

     When fully deployed, new technologies could have a material adverse effect on the demand for our direct broadcast satellite services. For example, new and advanced local multi-point distribution services are still in the development stage. In addition, digital video compression over existing telephone lines, and digital "wireless cable" are being implemented and supported by entities such as regional telephone companies which are likely to have greater resources than we have. Moreover, mergers, joint ventures, and alliances among franchise, wireless or private cable television operators, regional Bell operating companies and others may result in providers capable of offering bundled cable television and telecommunications services in competition with us. For instance, AT&T is in the process of acquiring cable operator TCI, subject to certain approvals. There can be no assurance that we will be able to compete successfully with existing competitors or new entrants in the market for subscription television services. See "Business--Competition For Our DISH Network Business--Telephone Companies."

CABLE COMPETITORS MAY BLOCK OUR ACCESS TO POPULAR PROGRAMMING

     We cannot be certain whether or not cable or other TV service providers would seek to acquire sports franchises and exclusively distribute the corresponding programming, which could possibly limit our access to popular sports programming. For example, on May 19, 1998, we filed a complaint against Comcast, a major cable provider, seeking access to the sports programming controlled by Comcast in the Philadelphia area. On January 22, 1999, the FCC denied this complaint, partly on the basis that Comcast's programming is delivered terrestrially and therefore is not subject to program access prohibitions. We cannot be certain whether or not other TV service providers who control production or distribution of their own programming would switch to terrestrial transmission of their programming and seek to rely on the FCC's denial of our complaint against Comcast in order to deny us access to their programming.

WE DEPEND ON OTHERS TO PRODUCE PROGRAMMING

     We depend on third parties to provide us with programming services. Our programming agreements have remaining terms ranging from one to ten years and contain various renewal and cancellation provisions. We may not be able to renew these agreements on favorable terms or at all, or these agreements may be cancelled prior to expiration of their original term. If any such agreements are not renewed or are cancelled, we cannot assure you that we would be able to obtain substitute programming, or that such substitute programming would be comparable in quality or cost to our existing programming. Our competitors currently offer much of the same programming that we do. Our ability to compete successfully will depend on our ability to continue to obtain desirable programming and attractively offer it to our customers at competitive prices. See "Business--DISH Network--Components of a DBS System--Programming."

WE DEPEND ON THE CABLE ACT FOR ACCESS TO OTHERS' PROGRAMMING

     Any change in the Cable Act and the FCC's rules that permits the cable industry or programmers to discriminate against competing businesses, such as ours, in the sale of programming could adversely affect our ability to acquire programming at all or to acquire programming on a cost-effective basis. Pursuant to the Cable Television Consumer Protection and Competition Act of 1992 and the FCC's rules, programming developed by cable-affiliated programmers generally must be offered to all multi-channel video programming distributors on equal terms and conditions. The Cable Act and the FCC's rules also prohibit some types of exclusive programming contracts. We purchase a substantial percentage of our programming from cable-affiliated programmers. Some of these restrictions on cable-affiliated programmers will expire in 2002 unless the FCC extends the rules. In addition, the need to obtain certain retransmission consents and copyright licenses may limit our strategy to provide local programming in multiple markets. See "Business--Government Regulation--Regulations--Satellite Home Viewer Act and Retransmission Consent."

THE FAILURE TO CONSUMMATE THE TRANSACTION WITH NEWS CORPORATION AND MCI MAY ADVERSELY AFFECT OUR EXPANSION PLANS

     Our agreement to acquire satellites from News Corporation and transmission frequencies from MCI is subject to regulatory approval and other conditions. If this transaction is not consummated, then we may not be able to secure access to the 110 degree orbital location on favorable terms or at all, which would adversely affect our ability to expand our business. It is also possible that the stay of the News Corporation litigation may expire. According to the terms of that agreement, we may be required to dismiss the News Corporation litigation with prejudice even if this transaction is not consummated. See "Business--Legal Proceedings."

IMPEDIMENTS TO RETRANSMISSION OF LOCAL BROADCAST SIGNALS; OUR LOCAL PROGRAMMING STRATEGY FACES UNCERTAINTY

     Although we believe that the Satellite Home Viewer Act allows us to retransmit the programs of a local network station to its local market via satellite, that view is opposed by several other parties. We also believe that the compulsory copyright license under the Satellite Home Viewer Act and the retransmission consent rules of the Communications Act may not be sufficient to permit us to implement our strategy to retransmit such programming in the most efficient and comprehensive manner and that new legislation may be necessary for that purpose. We offer programming telecast by local affiliates of national television networks to several major population centers within the continental United States. In order to retransmit network station programming, satellite TV companies usually must have a copyright license and also obtain the retransmission consent of the network station. Although we have entered into a retransmission consent agreement covering FOX Network owned and operated stations in connection with the agreement with News Corporation and MCI, we cannot be certain whether we will obtain retransmission consents if they are required from any local affiliate. Our inability to retransmit local

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programming could have an adverse effect on our strategy to compete with cable companies, which provide local programming.

TV NETWORKS OPPOSE OUR STRATEGY OF DELIVERING DISTANT NETWORK SIGNALS

     The national networks and local affiliate stations have sued PrimeTime 24 Joint Venture, a satellite company whose signal feeds our parent company had one time delivered, challenging PrimeTime 24's recently discontinued methods of selling network programming to consumers, and alleging copyright infringement. The United States District Court for the Southern District of Florida has entered nationwide preliminary and permanent injunctions preventing PrimeTime 24 from selling its programming to consumers unless the programming was sold in accordance with certain stipulations in the injunction. The preliminary injunction took effect on February 28, 1999, and the permanent injunction is set to take effect on April 30, 1999. The injunctions cover PrimeTime 24's "distributors" as well. The plaintiff in the Florida litigation informed us that it considered us a "distributor" for purposes of that injunction. A federal district court in North Carolina has also issued an injunction against PrimeTime 24 prohibiting certain distant signal retransmissions to some of the homes in the Raleigh area.

     As a result of several regulatory, political, legal, contractual and business factors, during July 1998, we began uplinking and distributing network TV signals directly. CBS and other broadcast networks have informed us that they believe our method of providing distant network programming violates the Satellite Home Viewer Act and hence infringes their copyright.

     In October 1998, our parent company filed a declaratory judgment action in the United States District Court for the District of Colorado against the four major networks. Our parent company has asked the court to enter a judgment declaring that our method of providing distant network programming does not violate the Satellite Home Viewer Act and hence does not infringe the networks' copyrights.

     In November 1998, the NBC, CBS, ABC and FOX networks and their affiliate groups filed a complaint in federal district court in Miami against our parent company and some of its subsidiaries, alleging copyright infringement with respect to our delivery of distant network signals. The plaintiffs in that action have also requested the issuance of a preliminary injunction against us. On March 12, 1999, DIRECTV and the four major broadcast networks and their affiliates announced that they had reached a settlement in a similar dispute with the same parties. Under the terms of the settlement, DIRECTV, stations and networks have agreed on a timeframe to disconnect distant broadcast network signals from subscribers predicted to be ineligible based on a modified version of the method used to determine "unserved households." Under the terms of that settlement, subscribers will not lose receipt of their distant network signals if they are predicted to be ineligible to receive those signals but they obtain consent from the affected affiliate stations to receive their signals via satellite. We are not sure what effect this development will have on our business.

     On March 24, 1999, we had a hearing in a Denver court on similar matters with similar parties. If we lose that hearing, it is likely that the broadcasters would move forward on their lawsuit filed in Miami and would seek similar remedies against us, including a temporary restraining order requiring us to stop delivering network signals to subscribers who do not live in "unserved households." Depending upon the terms, a restraining order could result in us having to terminate delivery of network signals to a material portion of our subscriber base, which could result in decreases in subscriber activations and subscription television services revenue and an increase in subscriber turnover. If the case is decided against us, we may have to pay significant damage awards or there may be additional material restrictions on our sale of network signals.

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     The Satellite Home Viewer Act permits us to retransmit distant network signals only to "unserved households." The determination of whether a household qualifies as "unserved" for that purpose depends, in part, on whether that household can receive a signal of "Grade B intensity" as defined by the FCC. On November 17, 1998, the FCC released a notice of proposed rule making concerning the term "Grade B intensity" as used in the Satellite Home Viewer Act. The notice of proposed rule making requested comment, or made tentative proposals on, possible rules regarding Grade B intensity for purposes of the Satellite Home Viewer Act. On February 2, 1999, the FCC released its report and order in that proceeding. Although the FCC declined to change the values of Grade B intensity, it adopted a method for measuring it at particular households. The FCC also endorsed a method for predicting "Grade B intensity" at particular households. We cannot be sure whether these methods are favorable to us or what, if any, weight the courts will give to the FCC's decision. We also cannot be certain whether the application of these methods by the courts will result in termination of distant signal delivery to a material portion of our subscribers and decreases in future subscriber activations.

OUR BUSINESS RELIES ON THE INTELLECTUAL PROPERTY OF OTHERS AND WE MAY INADVERTENTLY INFRINGE THEIR PATENTS AND PROPRIETARY RIGHTS

     Many of our competitors have and may obtain patents that cover or affect products or services directly or indirectly related to those that we offer. If our competitors hold such rights, they can either prevent us from using that product or service, or they can force us to license from them the right to use the product or service, thereby increasing our costs in a way that may affect our net income available for making payments to you on the notes. We cannot assure you that we are aware of all patents that our products may potentially infringe. In addition, patent applications in the United States are confidential until a patent is issued and, accordingly, we cannot evaluate the extent to which our products may infringe claims contained in pending patent applications. In general, if a court determines that one or more of our products infringes on patents held by others, we would be required to cease developing or marketing those products, to obtain licenses to develop and market those products from the holders of the patents or to redesign those products in such a way as to avoid infringing the patent claims. We cannot estimate the extent to which we may be required in the future to obtain licenses with respect to patents held by others and the availability and cost of any such licenses. Various parties have contacted us, claiming patent and other intellectual property rights with respect to components within our direct broadcast satellite system. We cannot be certain that we would be able to obtain such licenses on commercially reasonable terms or, if we were unable to obtain such licenses, that we would be able to redesign our products to avoid infringement. See "Business--Legal Proceedings" below.

SATELLITE PROGRAMMING SIGNALS HAVE BEEN PIRATED, WHICH COULD CAUSE US TO LOSE SUBSCRIBERS AND REVENUE

     The delivery of subscription programming requires the use of encryption technology. Signal theft or "piracy" of C-band services, cable television and European direct broadcast satellite services has been widely reported. We recently received reports that our encryption system has been compromised. We can take a number of different corrective measures to limit the amount of damage that would be sustained by a breach of our conditional access system including, as a last resort, complete replacement of the access control system. If our encryption technology is compromised in a manner that is not promptly corrected, our revenue and our ability to contract for video and audio services provided by programmers could be adversely affected. Published reports indicate that the DIRECTV and USSB encryption systems have been compromised. A Canadian court has ruled that pirating of DIRECTV programming is not illegal in Canada. This ruling may encourage the attempted piracy of our programming in Canada, resulting in lost revenue for us and increased piracy of DIRECTV programming. Piracy of DIRECTV programming could result in increased sales of DIRECTV receivers at the expense of loss of potential DISH Network subscribers.

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WE USE ONLY ONE DIGITAL BROADCAST CENTER

     We will continue to rely upon a single digital broadcast center located in Cheyenne, Wyoming for key operations for programming signals, such as reception, encryption and compression. If a natural or other disaster damaged the digital broadcast center, we cannot assure you that we would be able to continue to provide programming services to our customers.

OUR PLANNED SATELLITE LAUNCHES ARE SUBJECT TO RISKS

     Launch services are available in very few countries and locations around the world, and we have a limited choice of launch services providers. If we use a foreign launch services provider for EchoStar V or EchoStar VI, the satellite manufacturer must obtain from the United States government a technical data exchange license and a satellite export license for that satellite. We could also be subject to other restrictions by the United States government because of its policy towards the countries where launch services providers are based. We cannot be certain that these licenses will be obtained on time or at all, or whether any delay in getting these licenses will not have a materially adverse effect on our business. Satellites are subject to significant risks, including launch failure, which may result in incorrect orbital placement or improper commercial operation. Approximately 15% of all commercial geostationary satellite launches have resulted in a total or constructive total loss. The failure rate varies by launch vehicle and satellite manufacturer.

OUR SATELLITES HAVE MINIMUM DESIGN LIVES OF 12 YEARS, BUT COULD FAIL BEFORE THEN

     Each of our satellites has a limited useful life. A number of factors affect the useful lives of the satellites, including the quality of their construction, the durability of their component parts, the longevity of their station-keeping on orbit and the efficiency of the launch vehicle used. The minimum design life of each of EchoStar I, EchoStar II, EchoStar III and EchoStar IV is 12 years. We can provide no assurance, however, as to the useful lives of the satellites. Our operating results would be adversely affected if the useful life of any of these satellites were significantly shorter than 12 years. The satellite construction contracts for our satellites contain no warranties in the event of a failure of EchoStar I, EchoStar II, EchoStar III or EchoStar IV following launch. Additionally, moving any of these satellites, either temporarily or permanently, to another orbital location, could decrease the orbital life of the satellite by up to six months per movement.

     In the event of a failure or loss of any of EchoStar I, EchoStar II, or EchoStar III, we may relocate EchoStar IV and use the satellite as a replacement for the failed or lost satellite. Such a relocation would require prior FCC approval and, among other things, a showing to the FCC that EchoStar IV would not cause additional interference compared to EchoStar I, EchoStar II, or EchoStar III. If we choose to use EchoStar IV in this manner, there can be no assurance that such use would not adversely affect our ability to meet the operation deadlines associated with our permits. Failure to meet such deadlines could result in the loss of such permits and would have an adverse effect on our operations.

ELECTROSTATIC STORM AND SPACE DEBRIS COULD CAUSE DAMAGE TO, OR LOSS OF, OUR SATELLITES

     The loss, damage or destruction of any of our satellites as a result of electrostatic storm or collision with space debris would have a material adverse effect on our business. See "--Insurance Coverage Of Satellites Is Limited."

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COMPLEX TECHNOLOGY USED IN OUR BUSINESS COULD FAIL OR BECOME OBSOLETE

     New applications and adaptations of existing and new technology, including compression, conditional access, on screen guides and other matters, and significant software development, are integral to our direct broadcast satellite system and may, at times, not function as expected. Technology in the satellite television industry is in a rapid and continuing state of change as new technologies develop. We cannot assure you that we and our suppliers will be able to keep pace with technological developments. In addition, delays in the delivery of components or other unforeseen problems in our direct broadcast satellite system may occur that could adversely affect performance or operation of our direct broadcast satellite system and could have an adverse effect on our business. Further, in the event that a competitive satellite receiver technology becomes commonly accepted as the standard for satellite receivers in the United States, we would be at a significant technological disadvantage. See "Business--DISH Network--Components of a DBS System--Programming."

INSURANCE COVERAGE OF OUR SATELLITES IS LIMITED

     We have procured in-orbit insurance for EchoStar I, EchoStar II and EchoStar III through June 25, 1999. The insurance policy with respect to in-orbit operation contains standard commercial satellite insurance provisions, including a material change in underwriting information clause requiring us to notify our insurers of any material change in the written underwriting information provided to the insurers or any change in any material fact or circumstance concerning our satellite insured under the policy. That notification permits insurers to renegotiate the terms and conditions if the result is a material change in risk of loss or insurable interest. A change in the health status of an insured satellite or any loss occurring after risk has attached does not entitle the insurers to renegotiate the policy terms. There can be no assurance that insurance policy renewals will be possible or can be at rates or on terms favorable to us. For example, if EchoStar I, EchoStar II, EchoStar III or other similar satellites experience problems while in orbit, the cost to renew in-orbit insurance could increase significantly or coverage exclusions for similar problems could be required. See "Business--DISH Network--Satellite Insurance."

     Our satellite insurance contains customary exclusions and does not apply to loss or damage caused by acts of war or civil insurrection, anti-satellite devices, nuclear radiation or radioactive contamination or certain willful or intentional acts designed to cause loss or failure of a satellite. There may be circumstances in which insurance will not fully reimburse the Company for any loss. For example, as a result of losing 6 transponders on EchoStar III, our new insurance policy for EchoStar III contains a deductible of 3 to 6 transponders, depending on the power mode that we operate in. In addition, insurance will not reimburse the Company for business interruption, loss of business, profit opportunity and similar losses that might arise from delay in the launch of any EchoStar satellite.

WE MAY BE UNABLE TO SETTLE OUTSTANDING CLAIMS WITH INSURERS

     EchoStar IV is currently able to use a maximum of only 20 transponders as a result of a problem with its solar power panels. The number of available transponders will decrease over time. EchoStar IV has also experienced transponder problems comparable to those that occurred to EchoStar III which have resulted in the failure of 3 transponders and the loss of use of a total of 6 transponders. Based on existing data, we expect that approximately 16 transponders will probably be available over the entire expected 12 year life of the satellite, absent significant additional transponder problems or other failures. In September 1998, we filed a $219.3 million insurance claim for a constructive total loss under the launch insurance policy related to EchoStar
IV. However, if we receive $219.3 million, for a constructive total loss on the satellite, the insurers would obtain the sole right to the benefits of salvage from EchoStar IV under the terms of the launch insurance policy. Although we believe we have suffered a total loss of EchoStar IV in accordance with that definition in the launch insurance policy, we presently intend to negotiate a

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settlement with the insurers that will compensate us for the reduced satellite transmission capacity and allow us to retain title to the asset. We cannot assure you that we will receive the amount claimed or, if we receive the full amount of the claim, that we will retain title to Echostar IV with its reduced capacity.

WE DEPEND PRIMARILY ON A SINGLE RECEIVER MANUFACTURER

     SCI Technology, Inc., a high-volume contract electronics manufacturer, is currently the primary manufacturer of EchoStar receiver systems. VTech recently began manufacturing some EchoStar receiver systems for us. JVC manufactures other consumer electronics products incorporating our receiver systems. If SCI is unable for any reason to produce receivers in a quantity sufficient to meet our requirements, it would impair our ability to add additional DISH Network subscribers and grow our Technology business unit. Likewise, it would adversely affect our results of operations.

WE HAVE FEWER DISTRIBUTION CHANNELS THAN OUR LARGEST DIRECT BROADCAST SATELLITE COMPETITOR

     We do not currently have manufacturing agreements or arrangements with consumer products manufacturers other than JVC and Philips, and as of yet, only JVC is manufacturing consumer electronics equipment incorporating our receivers. As a result, our receivers, and consequently our programming services, are less well known to consumers than those of our largest direct satellite broadcast competitor. Due in part to the lack of product recognition, our receiver systems are carried for sale in approximately 18,000 retail outlets compared to approximately 30,000 retail outlets for our largest direct satellite broadcast competitor.

INCREASED SUBSCRIBER TURNOVER COULD AFFECT OUR FINANCIAL PERFORMANCE

     From January 1, 1997, our monthly subscriber turnover, which represents the number of subscriber disconnects during the period divided by the weighted-average number of subscribers during the period, has averaged less than 1.25%. If subscriber turnover increases, it would adversely affect our financial condition and results of operations because we subsidize the cost of EchoStar receiver systems.

WE MAY BE UNABLE TO MANAGE RAPIDLY EXPANDING OPERATIONS

     If we are unable to manage our growth effectively, it could materially adversely affect our business and results of operations. To manage our growth effectively, we must continue to develop our internal and external sales force, installation capability, customer service operations, and information systems, and maintain our relationships with third party vendors. We will also need to continue to expand, train and manage our employee base, and our management personnel will be required to assume even greater levels of responsibility.

WE MAY BE VULNERABLE TO RISKS ASSOCIATED WITH ACQUISITIONS

     Acquisitions, including the transaction with News Corporation and MCI, involve numerous risks, including, among other things, difficulties and expenses incurred in connection with the acquisition and the subsequent assimilation of the operations of the acquired company, adverse consequences of conforming the acquired company's accounting policies to ours, the difficulty in operating acquired businesses, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired companies. There can be no assurance that any acquisition, including the transaction with News Corporation and MCI, will be successfully integrated into our on-going operations or that estimated cost savings will be achieved. We have made a number of acquisitions and will continue to review future acquisition opportunities. We can provide no assurance that acquisition candidates will continue to be available on terms and conditions acceptable to us. In addition, in the event

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that the operations of an acquired business do not meet expectations, we may need to restructure the acquired business or write-off the value of some or all of the assets of the acquired business.

WE RELY ON KEY PERSONNEL

     We believe that our future success will depend to a significant extent upon the performance of Charles W. Ergen, Chairman, Chief Executive Officer and President of our parent company. The loss of Mr. Ergen could have an adverse effect on our business. We do not maintain "key man" insurance. Although all of our executives, other than executive officers, have executed agreements limiting their ability to work for or consult with competitors if they leave us, we do not have any employment agreements with any of our executive officers.

WE ARE CONTROLLED BY ONE PRINCIPAL STOCKHOLDER

     We are a wholly owned subsidiary of EchoStar Communications Corporation. Although Charles W. Ergen, the Chairman, Chief Executive Officer and President of EchoStar Communications, currently owns approximately 63% of the total equity securities of EchoStar Communications (assuming exercise of employee stock options), he currently possesses approximately 94% of the total voting power. Furthermore, Mr. Ergen will continue to own a substantial portion of the total voting power if the transaction with News Corporation and MCI is completed. For example, if the transaction with News Corporation and MCI had been completed on March 15, 1999, Mr. Ergen would continue to control approximately 87% of the total voting power. Thus, Mr. Ergen will continue to have the ability to elect a majority of the directors of EchoStar Communications and to control all other matters requiring the approval of its stockholders. In addition, pursuant to a voting agreement among Mr. Ergen, News Corporation and MCI, News Corporation and MCI have agreed to vote their shares after consummation of their transaction with EchoStar Communications in accordance with the recommendation of the Board of Directors of EchoStar Communications for five years. See "Security Ownership of Certain Beneficial Owners and Management." For Mr. Ergen's total voting power in EchoStar Communications to be reduced to below 51%, his percentage ownership of the equity securities of EchoStar Communications would have to be reduced to below 10%.

THE REGULATORY REGIME WE OPERATE UNDER COULD CHANGE ADVERSELY

     The FCC imposes different rules for "subscription" and "broadcast" services. We believe that, because we offer a subscription programming service, we are not subject to many of the regulatory obligations imposed upon broadcast licensees. However, we cannot be certain whether the FCC will find in the future that we should be treated as a broadcast licensee with respect to our current and future operations, and certain parties have requested that we be treated as a broadcaster. If the FCC determined that we are a broadcast licensee, the FCC may require us to comply with all regulatory obligations imposed upon broadcast licensees, which are generally subject to more burdensome regulation than subscription service providers like us.

     Direct broadcast satellite operators like us currently are not subject to the "must carry" requirements of the Cable Act that require cable operators to carry all the local broadcast stations in the areas they serve, not just the four major networks. The cable industry and the broadcasters have argued that direct broadcast satellite operators should be subject to these requirements, and the broadcasters also have argued that satellite companies should not be allowed to distribute local network signals unless they become subject to such requirements. If the "must carry" requirements of the Cable Act are revised to include direct broadcast satellite operators, or if new legislation or regulation of a similar nature is promulgated, our plans to provide local programming may be adversely affected, and such must carry requirements could cause the displacement of possibly more attractive programming. Additionally, the

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FCC recently imposed public interest requirements on direct broadcast satellite licensees, such as us, to set aside four percent of channel capacity exclusively for noncommercial programming at below-cost rates. This could also displace programming for which we could be paid commercial rates and cause us to have less net income available for making payments on the notes.

     The FCC has commenced a rulemaking which seeks to streamline and revise its rules governing direct broadcast satellite. This rulemaking concerns many new possible direct broadcast satellite rules. There can be no assurance about the content and effect of any new direct broadcast satellite rules passed by the FCC.

FOREIGN OWNERSHIP RESTRICTIONS COULD AFFECT OUR BUSINESS PLAN

     The Communications Act, and the FCC's implementing regulations, provide that, when subsidiaries of a holding company hold certain types of FCC licenses, foreign nationals or their representatives may not own or vote more than 25% of the total equity of the holding company, considered on a fully-diluted basis, except upon an FCC public interest determination. Although the FCC's International Bureau has ruled that these limitations do not apply to providers of subscription direct broadcast satellite service like us, the ruling has been challenged and the question remains open. Furthermore, the limitations will apply to our licenses for fixed satellite service if we hold ourselves out as a common carrier or if the FCC decides to treat us as such a carrier. The FCC has noted that we have proposed to operate one of our authorized fixed satellite service systems on a common carrier as well as a non-common carrier basis.

     We believe that our foreign ownership is under 5%. Our pending transaction with New Corporation, however, would result in the issuance to an Australian corporation of stock in excess of these limitations if they apply, and we may need a separate FCC determination that such ownership is consistent with the public interest in order to avoid a violation of the Communications Act or the FCC's rules.

OUR BUSINESS DEPENDS SUBSTANTIALLY ON FCC LICENSES THAT CAN EXPIRE OR BE REVOKED OR MODIFIED

     We have licenses to operate EchoStar I and EchoStar II at the 119 degree orbital location, which both expire in 2006, and a license to operate EchoStar III at the 61.5 degree orbital location, which expires in 2008. Also, we have filed with the FCC an application for a license to operate EchoStar IV as well as a request for a waiver of the requirement of serving Alaska and Hawaii from the 148 degree orbital location. The state of Hawaii has requested the FCC to impose several conditions on these requested authorizations, and we have opposed many of these conditions. We cannot be sure whether the FCC will grant these requests or whether it will impose onerous conditions. We currently operate EchoStar IV at the 148(Degree) WL orbital location under a special temporary authorization until permanent authority can be obtained to operate that satellite at the 148(Degree) WL orbital location. Our authorization at 148(Degree) WL requires us to utilize all of our FCC-allocated frequencies at that location by December 20, 2002, or risk losing those frequencies that we are not using. Some of our pending and future requests to the FCC for extensions, waivers and approvals have been, and are expected to continue to be, opposed by third parties.

     In connection with the transaction with News Corporation and MCI, we filed an application with the FCC to transfer MCI's licenses to our parent company for our use. Several parties have opposed the application on various grounds arguing, for example, that foreign ownership limitations and other broadcast qualification requirements apply and requesting program access conditions with respect to News Corporation's programming. Other parties requested conditions in connection with service to Alaska and Hawaii, including requesting service to Hawaii from the 110 degree orbital location. Some of our affiliates have filed a still pending request for a wavier of the obligation to serve Alaska and Hawaii.

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We cannot be sure how the FCC or other regulatory authorities would rule on any of these oppositions or requests. We do not know whether MCI's planned system can provide service to Hawaii of the type that the state of Hawaii requested, including, for example, use of 18-24 inch satellite dishes, and it is likely that this system cannot provide such service. Furthermore, the FCC has not yet approved some of the telemetry, tracking and control operations of the planned MCI system that we agreed to acquire, or a pending request for the FCC's permission to modify the system. MCI's authorization itself is subject to pending challenges before the FCC. We cannot be certain how the FCC will decide on these matters.

     Our plan to use our authorized frequencies at the 119 degree orbital location and our requested frequencies at the 110 degree orbital location for a single consumer satellite dish may be subject to additional regulatory requirements. The FCC had imposed a one-time rule, applicable only to the January 1996 direct broadcast satellite auction, which effectively prevented direct broadcast satellite operators from using channels at more than one orbital location with full coverage of the continental United States. If the FCC reimposed this rule, we would not be able to preserve both our requested authorization at the 110 degree orbital location and our existing licenses at the 119 degree orbital location. We cannot be sure how the FCC will rule in this matter.

     The telemetry, tracking and control operations of EchoStar I are in an area of the spectrum called the "C-band." Although the FCC granted us conditional authority to use these frequencies for telemetry, tracking and control, in January 1996 a foreign government raised an objection to EchoStar I's use of these frequencies. We cannot be certain whether that objection will subsequently require us to relinquish the use of such C-band frequencies for telemetry, tracking and control purposes. Further, EchoStar II's telemetry, tracking and control operations are in the "extended" C-band. Our authorization to use these frequencies expired on January 1, 1999. Although we have timely applied for extension of that authorization to November 2006, we cannot be sure that the FCC will grant our request. If we lose the ability to use these frequencies for controlling either satellite, we would lose the satellite. Recently, the FCC released a notice of proposed rulemaking that may inhibit future satellite operations in the "extended" C-band frequencies. The FCC also is no longer accepting earth station applications in that band. These recent developments might have negative implications for us.

     All of our authorizations for satellite systems that are not yet operational, including the licenses that we expect to get from MCI, are subject to construction and progress obligations, milestones, reporting and other requirements. The FCC has indicated that it may revoke, terminate, condition or decline to extend or renew such authorizations if we fail to comply with applicable Communications Act requirements. If we fail to file adequate reports or to demonstrate progress in the construction of our satellite systems, the FCC has stated that it may cancel our authorizations for those systems. We have not filed, or timely filed, all required reports or other filings, and some of our construction permits have expired, in connection with our authorized systems with the FCC. We cannot be certain whether or not the FCC would cancel our authorizations.

WE MAY BE IN DEFAULT ON CERTAIN OBLIGATIONS

     We used satellite vendor financing in connection with the purchase of each of our current satellites. Under the terms of that financing, we deferred paying a portion of the purchase price for the satellites until after the satellites were in orbit. As of December 31, 1998, we had $17.1 million in principal amount outstanding of these deferred payments relating to EchoStar I, $17.4 million relating to EchoStar II, $12.2 million relating to EchoStar III and $13.0 million relating to EchoStar IV. The outstanding deferred payments relating to EchoStar I and EchoStar II are secured by substantially all of the assets of Dish, Ltd. (one of our wholly-owned subsidiaries) and its subsidiaries (subject to certain restrictions) and are guaranteed by our parent company. The consummation of the offering of the old notes and the exchange notes and the reorganization might result in breaches of certain covenants in favor

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of the holders of these outstanding deferred payments, in particular the holders of outstanding deferred payments relating to EchoStar I and EchoStar II. We believe that, if there is a breach of such covenants, we may be liable to the holders of such outstanding deferred payments for damages, if any, arising out of such breach, including possibly the obligation to repay such outstanding deferred payments prior to their scheduled maturity together with the economic equivalent of interest through the scheduled maturity date.

WE MAY BECOME LIABLE IN A PENDING FEE DISPUTE

     In connection with the News Corporation litigation that arose in 1997, our parent company has a contingent fee arrangement with its lawyers, which provides for the lawyers to be paid a percentage of any net recovery obtained in its dispute with News Corporation. Although they have not been specific, the lawyers have asserted that they may be entitled to receive payments in excess of $80 million to $100 million under this fee arrangement in connection with the settlement of the dispute with News Corporation. Our parent company intends to vigorously contest the lawyers' interpretation of the fee arrangement, which it believes significantly overstates the magnitude of its liability thereunder.

     If the lawyers and our parent company are unable to resolve this fee dispute under the fee arrangement, the fee dispute would be resolved under arbitration. We cannot be certain about the outcome of negotiations or arbitration regarding this fee dispute. As the holder of the assets acquired in the transaction with News Corporation and MCI, we would pay any fee that is payable under the fee arrangement.

UNDER FRAUDULENT CONVEYANCE STATUTES, A COURT MAY VOID OR SUBORDINATE OUR OBLIGATIONS UNDER THE NOTES OR OUR SUBSIDIARY GUARANTORS' OBLIGATIONS UNDER THEIR GUARANTEES

     We have used a portion of the net proceeds of the old notes to make a distribution to our parent company for repaying a series of debt securities of our parent company. See "Use of Proceeds." It is possible that our creditors may challenge the incurrence of indebtedness represented by the notes as a fraudulent conveyance under relevant federal and state statutes and, if the court finds that we were insolvent at the time we issued the old notes, a court could hold that our obligations on the notes may be voided or are subordinate to our other obligations. Our obligations under the notes are guaranteed, jointly and severally, by DBSC and certain of our subsidiary guarantors. It is possible that the creditors of a subsidiary guarantor may challenge its guarantee as a fraudulent conveyance and the same result could apply with respect to the subsidiary guarantor. In addition, it is possible that the amount for which a subsidiary guarantor is liable under its guarantee may be limited. The measure of insolvency for purposes of the foregoing may vary depending on the law of the jurisdiction that is being applied. Generally, however, a court would consider a company insolvent if the sum of its debts was greater than all of its property at a fair valuation or if the present fair saleable value of its property was less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature. The indenture provides that the obligations of the subsidiary guarantors under the subsidiary guarantees are limited to amounts that will not result in the subsidiary guarantees being a fraudulent conveyance under the applicable law. See "Description of the Notes--Guarantees" below.

FAILURE OF YEAR 2000 COMPLIANCE INITIATIVES COULD ADVERSELY AFFECT US

     The Year 2000 issue exists because many computer systems and applications currently use two-digit date fields to designate a year. Thus, as the century date approaches, date sensitive systems may recognize the year 2000 as 1900 or not at all. The inability to recognize or properly treat the year 2000 may cause computer systems to process critical financial and operational information incorrectly. If our Year 2000 remediation plan is not successful or is not completed in a timely manner, the Year 2000 issue could significantly disrupt our ability to transact business with our customers and suppliers, and could

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have a material impact on our operations. Even if our Year 2000 remediation plan is successful or completed on time, there can be no assurance that the systems of other companies with which our systems interact will be timely converted, or that any such failure to convert by another company would not have an adverse effect on our business or operations. We cannot estimate the potential adverse impact that may result from non-compliance with the year 2000 issue by the software and equipment vendors and others with whom we conduct business.

ACTUAL RESULTS OF OUR OPERATIONS MAY DIFFER FROM THOSE CONTAINED IN FORWARD-LOOKING STATEMENTS

     All statements contained in this prospectus, as well as statements made in press releases and oral statements that may be made by our parent company or by officers, directors or employees acting on its behalf, that are not statements of historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results of operations to be materially different from historical results or from any future results expressed or implied by the forward-looking statements. Among the factors that could cause actual results to differ materially is a total or partial loss of a satellite due to operational failures, space debris or otherwise. Our business could also be adversely affected by a decrease in sales of digital equipment and related services to international service providers, a decrease in DISH Network subscriber growth or an increase in subscriber acquisition costs. Our strategy of providing local channels to customers could be adversely affected by impediments to the retransmission of local or distant broadcast network signals, or lower than expected demand for our delivery of local broadcast network signals. In general our entire business could be adversely affected by an unexpected business interruption due to the failure of third-parties to remediate year 2000 issues or our inability to retain or obtain necessary authorizations from the FCC. Our subscriber base and our planned growth in numbers of subscribers would be adversely affected by an increase in competition from cable, direct broadcast satellite, other satellite system operators and other providers of subscription television services or the introduction of new technologies and competitors into the subscription television business. We could face a newly adverse competitive environment from a merger of existing direct broadcast satellite competitors or a change in the regulations governing the subscription television service industry. The outcome of any litigation in which we or our parent company may be involved could adversely affect our income or even our ability to offer some types of popular programming or services. Our plan to expand our number of channels would be adversely affected by failure to consummate the transaction with News Corporation and MCI whereby our parent company would issue equity securities in exchange for two satellites that have not yet been completed, or by the failure of such satellites to be successfully launched or to become operational or a delay in such launch or operation. Also our business can be adversely affected by general business and economic conditions and other risk factors described from time to time in reports filed with the SEC by us or our parent company.

     In addition to statements that explicitly describe such risks and uncertainties, you are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "anticipates," "intends" or the like to be uncertain and forward-looking. All cautionary statements made in this prospectus should be read as being applicable to all forward-looking statements wherever they appear. In this connection, you should consider the risks described in this prospectus.

THE ABSENCE OF A PUBLIC MARKET COULD REDUCE LIQUIDITY OF YOUR INVESTMENT IN THE NOTES

     We are offering the exchange notes to the holders of the old notes. We offered and sold the old notes in January 1999 to a limited number of institutional investors. The old notes are eligible for trading in the Portal Market.

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     The exchange notes will constitute a new issue of securities for which there is no established trading market. If a trading market does not develop or is not maintained, you may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time and the exchange notes could trade at prices that may be lower than their initial price, depending on many factors, including prevailing interest rates, the markets for companies offering similar services and our financial performance. The initial purchasers of the old notes have made a market in the old notes. Although there is currently no market for the exchange notes, the initial purchasers have advised us that they currently intend to make a market in the exchange notes. However, they are not obligated to do so, and they may discontinue any such market-making with respect to the old notes and the exchange notes at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended and may be limited during the exchange offer and the pendency of any shelf registration statement. See "Description of the Notes--Registration Rights; Liquidated Damages" below. Accordingly, we cannot assure you that a market for the old notes and the exchange notes will develop or, if developed, will be liquid. We do not intend to apply for listing of any of the notes on any securities exchange or for quotation through the Nasdaq National Market or any other securities quotation service.

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                                 USE OF PROCEEDS

     We will receive no cash proceeds from the exchange offer. The exchange offer is intended to satisfy some of our obligations under the registration rights agreements for the notes. We will issue exchange notes in exchange for old notes in the same principal amount, and for the same terms and form as the old notes, except that there will be no registration rights or liquidated damages relating to the exchange notes. The old notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, we will not incur any new debt by issuing the exchange notes.

     The gross proceeds to us from the old notes offering were approximately $2.0 billion, with net proceeds to us of approximately $1.8 billion. We used a portion of the net proceeds from the old notes offering to repurchase the 12 7/8% notes, 13 1/8% notes and 12 1/2% notes, to fund a distribution to our parent company for a repurchase of its Senior Preferred Exchange Notes and to repay our parent company's loans to DBSC. We will use the remaining portion to fund subscriber acquisition and marketing expenses as well as general corporate purposes.

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                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The sole purpose of the exchange offer is to fulfill the obligations of the Company and the guarantors with respect to the registration of the old notes. We originally issued and sold the old notes on January 25, 1999. We did not register those sales under the Securities Act, in reliance upon the exemption provided in section 4(2) of the Securities Act and Rule 144A and Regulation S promulgated under the Securities Act. In connection with the sale of the old notes, we agreed to file with the SEC an exchange offer registration statement relating to the exchange offer. Under the exchange offer registration statement, exchange notes, consisting of another series of our notes and containing substantially identical terms to the old notes, except as set forth in this prospectus, will be offered in exchange for old notes.

     We and our guarantors will file with the SEC a shelf registration statement to cover resales by you of your old notes if you satisfy certain conditions relating to the provision of information in connection with the shelf registration statement under the following conditions:

     (1) the applicable exchange offer is not permitted by applicable law or SEC policy; or

     (2) you are a holder of "transfer restricted securities" and you notify us within the specified time period that:

          - you are prohibited by law or SEC policy from participating in the exchange offer;

          - you may not resell the exchange notes acquired by you in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

          - you are a broker-dealer and you own old notes acquired directly from us or our affiliate.

          "Transfer restricted securities" means each old note until the earliest of:

          - the date on which a holder exchanges an old note in the exchange offer and that holder is entitled to resell it to the public without complying with prospectus delivery requirements;

          - the date on which a broker-dealer disposes of an old note pursuant to the "Plan of Distribution" described by the exchange offer registration statement, including delivery of the prospectus contained in that exchange offer registration statement;

          - the date on which an old note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

          - the date on which an old note may be distributed to the public pursuant to Rule 144(k) under the Securities Act. See "Description of the Notes--Registration Rights; Liquidated Damages."

     You will be required to make certain representations to us, as described in the registration rights agreement, in order to participate in the exchange offer and, if you wish to include your old notes in the

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shelf registration statement, you must deliver information to be used in connection with the shelf registration statement and you must provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement. You must comply with these procedures in order to benefit from the provisions regarding liquidated damages described below.

HOW TO DETERMINE IF YOU ARE ELIGIBLE TO PARTICIPATE IN THE EXCHANGE OFFER

     We hereby offer to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal accompanying it, $1,000 in principal amount of exchange notes for each $1,000 in principal amount of our old notes that you hold. The terms of the exchange notes are substantially identical to the terms of the old notes for which they may be exchanged pursuant to this exchange offer, except that the exchange notes will generally be freely transferable by you, and you will not be entitled to certain registration rights and certain liquidated damages provisions which are applicable to the old notes under the registration rights agreement. Each series of exchange notes will evidence the same debt as the corresponding old notes and will be entitled to the benefits of its respective indenture. See "Description of the Notes" below.

     We are not making the exchange offer to, nor will we accept surrenders for exchange from, holders of outstanding old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

     We are not making the exchange offer conditional upon any minimum aggregate principal amount of old notes being tendered or accepted for exchange.

     Based on our view of interpretations set forth in no-action letters issued by the staff of the SEC to third parties, we believe that you may resell or transfer exchange notes issued pursuant to the exchange offer in exchange for the old notes, unless you are an "affiliate" of the Company, a broker-dealer who acquired old notes directly from the Company or a broker-dealer who acquired old notes as a result of market-making or other trading activities. We believe that you may resell or transfer such exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act only if such exchange notes are acquired in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes.

     If our belief is inaccurate and you transfer any note issued to you in the exchange offer without delivering a prospectus meeting the requirement of the Securities Act or without an exemption from registration of your old notes from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

     If you are a broker-dealer that resells exchange notes that were received by you for your own account pursuant to the exchange offer, and if you participate in a distribution of the exchange notes, you may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by you may be deemed to be underwriting compensation under the Securities Act. If you are a broker-dealer who acquires old notes as a result of market-making or other trading activities, you may use this prospectus, as supplemented or amended, in connection with resales of the exchange notes. We have agreed that, for a period of one year after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any such resale. If you tender old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, or if you cannot rely upon such interpretations, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

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     If you are tendering old notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the old notes pursuant to the exchange offer. The exchange notes will bear interest from January 25, 1999. If your old notes are accepted for exchange, you will be deemed to have waived the right to have interest accrue, or to receive any payment in respect of interest, on the old notes from January 25, 1999, to the date of the issuance of the exchange notes. Interest on the exchange notes is payable semiannually in arrears on February 1 and August 1 of each year, commencing August 1, 1999, accruing from January 25, 1999.

INFORMATION ABOUT THE EXPIRATION DATE OF THE EXCHANGE OFFER AND CHANGES TO IT

     The exchange offer expires on the expiration date, which is 5:00 p.m., Eastern time, on ___________________ unless we, in our sole discretion, extend the period during which the exchange offer is open. If we extend the period for the exchange offer, the term "expiration date" means the latest time and date on which the exchange offer, as so extended, expires. We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to U.S. Bank Trust National Association, which is the exchange agent, and by timely public announcement communicated by no later than 5:00 p.m. on the next business day following the expiration date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the exchange offer, all old notes previously tendered pursuant to the exchange offer will remain subject to the exchange offer.

     The initial exchange date will be the first business day following the expiration date. We expressly reserve the right to terminate the exchange offer and not accept for exchange any old notes for any reason, including if any of the events set forth below under "--Conditions to the Exchange Offer" have occurred and have not been waived by us. We also reserve the right to amend the terms of the exchange offer in any manner, whether before or after any tender of the old notes. If we terminate or amend the exchange offer, we will notify the exchange agent in writing and will either issue a press release or give written notice to you as a holder of the old notes as promptly as practicable. Unless we terminate the exchange offer prior to 5:00 p.m., Eastern time, on the expiration date, we will exchange the exchange notes for old notes on the exchange date.

     We will mail this prospectus and the related letter of transmittal and other relevant materials to you as a record holder of old notes and we will furnish these items to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of old notes.

HOW TO TENDER YOUR OLD NOTES

     If you tender to us any of your old notes pursuant to one of the procedures set forth below, that tender will constitute an agreement between you and us in accordance with the terms and subject to the conditions described below and in the letter of transmittal.

HOW TO DETERMINE IF YOU ARE ELIGIBLE TO PARTICIPATE IN THE EXCHANGE OFFER

     You may tender old notes by properly completing and signing the letter of transmittal or a facsimile of it. All references in this prospectus to the "letter of transmittal" are deemed to include a facsimile of the letter. You must deliver it, together with the certificate or certificates representing the old notes that you are tendering and any required signature guarantees, or a timely confirmation of a book-entry transfer pursuant to the procedure described below, to the exchange agent at its address set forth on

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the back cover of this prospectus on or prior to the expiration date. You may also tender old notes by complying with the guaranteed delivery procedures described below.

     Your signature does not need to be guaranteed if your old notes are registered in your name, the exchange notes will registered in your name and you sign the letter of transmittal. In any other case, the tendered old notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder. Also, the signature on the endorsement or instrument of transfer must be guaranteed by an "eligible institution," such as a bank, broker, dealer, credit union, savings association, clearing agency or other institution that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the exchange notes or old notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the old notes, the signature on the letter of transmittal must be guaranteed by such an "eligible institution."

     If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender old notes, you should contact the registered holder promptly and instruct the holder to tender old notes on your behalf. If you wish to tender your old notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or follow the procedures described in the immediately preceding paragraph. Transferring record ownership from someone else's name to your name may take considerable time.

HOW TO TENDER IF YOU HOLD YOUR OLD NOTES THROUGH A BROKER OR OTHER INSTITUTION AND YOU DO NOT HAVE THE ACTUAL OLD NOTES

     Any financial institution that is a participant in DTC's systems may make book-entry delivery of your old notes by causing DTC to transfer your old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although you may deliver your old notes through book-entry transfer at DTC, you still must send the letter of transmittal, with any required signature guarantees and any other required documents, to the exchange agent at the address specified on the back cover of this prospectus on or prior to the expiration date and the exchange agent must receive these documents on time. If you will not be able to send all the documents on time, you can still tender your old notes by using the guaranteed delivery procedures described below.

     YOU ASSUME THE RISK OF CHOOSING THE METHOD OF DELIVERY OF OLD NOTES AND ALL OTHER DOCUMENTS. IF YOU SEND YOUR OLD NOTES AND YOUR DOCUMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, RETURN RECEIPT REQUESTED, YOU OBTAIN PROPER INSURANCE, AND YOU MAIL THESE ITEMS SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

     If you do not provide your taxpayer identification number (social security number or employer identification number, as applicable) and certify that such number is correct, the exchange agent will withhold 31% of the gross proceeds otherwise payable to you pursuant to the exchange offer, unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax. You should complete and sign the main signature form and the Substitute Form W-9 included as part of the letter of transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proven in a manner satisfactory to us and the exchange agent.

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HOW TO USE THE GUARANTEED DELIVERY PROCEDURES IF YOU WILL NOT HAVE ENOUGH TIME
TO SEND ALL DOCUMENTS TO US

     If you desire to accept the exchange offer, and time will not permit a letter of transmittal or old notes to reach the exchange agent before the expiration date, you may tender your old notes if the exchange agent has received at its office listed on the letter of transmittal on or prior to the expiration date a letter, telegram or facsimile transmission from an eligible institution setting forth: your name and address, the principal amount of the old notes being tendered, the names in which the old notes are registered and, if possible, the certificate numbers of the old notes to be tendered.

     The eligible institution's correspondence to the exchange agent must state that the tender is being made thereby and guarantee that within three New York Stock Exchange trading days after the date of execution of such correspondence by the eligible institution, the old notes, in proper form for transfer, will be delivered by the eligible institution together with a properly completed and duly executed letter of transmittal and any other required documents. We may, at our option, reject the tender if your old notes and accompanying documents are not tendered by either the above-described method or by a timely book-entry confirmation, and deposited with the exchange agent within the time period set forth above. Copies of a notice of guaranteed delivery that may be used by eligible institutions for the purposes described in this paragraph are available from the exchange agent.

     Your tender will be deemed to be received as of the date when the exchange agent receives your properly completed letter of transmittal, accompanied by either the old notes or a timely book-entry confirmation. We will issue exchange notes in exchange for old notes tendered pursuant to a notice of guaranteed delivery or correspondence to similar effect as described above by an eligible institution only against deposit of the letter of transmittal, any other required documents and either the tendered old notes or a timely book-entry confirmation.

WE RESERVE THE RIGHT TO DETERMINE VALIDITY OF ALL TENDERS

     All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of your tender of old notes will be determined by us, whose determination will be final and binding. We reserve the absolute right to reject any or all of your tenders that are not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in your case. Neither we, the exchange agent nor any other person will be under any duty to give you notification of any defects or irregularities in tenders nor shall any of us incur any liability for failure to give you any such notification. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding.

TO PARTICIPATE, YOU MUST COMPLETE THE LETTER OF TRANSMITTAL CERTIFYING INFORMATION ABOUT YOURSELF

     By tendering old notes and executing the letter of transmittal, you certify that the following:

     -    you are not our "affiliate";

     - you are not a broker-dealer that owns old notes acquired directly from us or our affiliate; and

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     -    you are acquiring the exchange notes offered hereby in the ordinary course of your business and that you have no arrangement with any person to participate in the distribution of such exchange notes.

If you cannot certify the foregoing, you may certify that you are an affiliate of us or of the initial purchasers of the old notes, and you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to you.

     By tendering old notes for exchange, you will exchange, assign and transfer the old notes to us and irrevocably appoint the exchange agent as your agent and attorney-in-fact to cause the old notes to be assigned, transferred and exchanged. You will also represent and warrant that you have full power and authority to tender, exchange, assign and transfer the old notes and to acquire exchange notes issuable upon the exchange of such tendered old notes. The letter of transmittal requires you to agree that, when the old notes are accepted for exchange, we will acquire good and unencumbered title to them, free and clear of all liens, restrictions, charges and encumbrances and that they are not subject to any adverse claim.

     You will also warrant that you will, upon our request, execute and deliver any additional documents that we believe are necessary or desirable to complete the exchange, assignment and transfer of your tendered old notes. You must further agree that acceptance of any tendered old notes by us and the issuance of exchange notes in exchange for them will constitute performance in full by us of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under that agreement, except in certain limited circumstances. All authority conferred by you will survive your death or incapacity and every obligation of you shall be binding upon your heirs, legal representatives, successors, assigns, executors and administrators.

IF YOU TENDER OLD NOTES PURSUANT TO THE EXCHANGE OFFER, YOU MAY WITHDRAW THEM AT ANY TIME PRIOR TO THE EXPIRATION DATE

     For your withdrawal to be effective, your written or fax notice of withdrawal must be timely received by the exchange agent prior to the expiration date at its address set forth on the back cover of this prospectus. Your notice of withdrawal must specify the following information:

     - The person named in the letter of transmittal as having tendered old notes to be withdrawn;

     -    The certificate numbers of old notes to be withdrawn;

     -    The principal amount of old notes to be withdrawn;

     - A statement that you are withdrawing your election to have such old notes exchanged; and

     - The name of the registered holder of such old notes (which may be a person or entity other than you, such as your broker-dealer).

Your notice of withdrawal must be signed in the same manner as the original signature of the letter of transmittal, including any required signature guarantees. If your notice of withdrawal cannot be so signed, it must be accompanied by evidence satisfactory to us that you now hold beneficial ownership of the old notes being withdrawn. The exchange agent will return the properly withdrawn old notes promptly following receipt of notice of withdrawal. We will determine all questions as to the validity of

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notices of withdrawals, including time of receipt, and our determination will be final and binding on all parties.

HOW YOUR OLD NOTES WILL BE EITHER EXCHANGED FOR EXCHANGE NOTES OR RETURNED TO
YOU

     On the exchange date, we will determine which old notes were validly tendered and we will issue exchange notes in exchange for them. The exchange agent will act as your agent for the purpose of receiving exchange notes from us and causing the old notes to be given to you in exchange for exchange notes promptly after acceptance of the tendered old notes. If your old notes are not accepted for exchange by us, they will be returned without expense to you. If you tender your old notes by book-entry transfer into the exchange agent's account at DTC pursuant to the procedures described above, but your old notes are not accepted for exchange, your non-exchanged old notes will be credited to an account maintained with DTC. In either case, we will return your non-exchanged old notes to you promptly following the expiration of the exchange offer.

WE MAY MODIFY OR TERMINATE THE EXCHANGE OFFER UNDER SOME CIRCUMSTANCES

     We are not required to issue exchange notes in respect of any properly tendered old notes that we have not previously accepted and we may terminate the exchange offer or, at our option, we may modify or otherwise amend the exchange offer. If we terminate the exchange offer, it will be by oral or written notice to the exchange agent and by timely public announcement communicated no later than 5:00 p.m. on the next business day following the expiration date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. We may terminate the exchange offer in the following circumstances:

     - Any court or governmental agency brings a legal action seeking to prohibit the exchange offer or assessing or seeking any damages as a result of the exchange offer, or resulting in a material delay in our ability to accept any of the old notes for exchange offer; or

     - Any law or legal action is brought or threatened by any government or governmental authority, domestic or foreign, that in our sole judgment, might directly or indirectly result in any of the consequences referred to above; or, if in our sole judgment, such activity might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes that are greater than those described in the interpretations of the staff of the SEC referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

     - A material adverse change has occurred in our business, condition (financial or otherwise), operations or prospects.

     The foregoing conditions are for our sole benefit and we may assert them with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to such condition. We also reserve the right to waive these conditions in whole or in part at any time or from time to time in our discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right that we may assert at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the exchange offer.

     Any determination by us concerning the fulfillment or nonfulfillment of any conditions will be final and binding upon all parties.

     In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for any such old notes, if at that time any stop order is threatened or in effect with respect to the registration statement that this prospectus is a part of, or if qualification of the indentures is required under the Trust Indenture Act of 1939.

WHERE TO SEND YOUR DOCUMENTS FOR THE EXCHANGE OFFER

     U.S. Bank Trust National Association has been appointed as the exchange agent for the exchange offer. You must send your letter of transmittal to the exchange agent at:

     U.S. Bank Trust National Association
     180 East Fifth Street
     St. Paul, Minnesota 55101
     Telephone: (651) 244-8162
     Facsimile: (651) 244-1537
     Attention:  Corporate Trust Trustee Administration

     IF YOU SEND YOUR DOCUMENTS TO ANY OTHER ADDRESS OR FAX NUMBER, THEY WILL NOT BE VALIDLY DELIVERED AND YOU WILL NOT RECEIVE EXCHANGE NOTES IN EXCHANGE FOR YOUR OLD NOTES. WE WILL RETURN YOUR OLD NOTES TO YOU.

WE ARE PAYING OUR COSTS FOR THE EXCHANGE OFFER

     We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. We will pay the expenses incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting, investment banking and legal fees. We estimate that these fees are approximately $250,000.

NO PERSON HAS BEEN AUTHORIZED TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS TO YOU IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS

     IF ANYONE ELSE GIVES YOU INFORMATION OR REPRESENTATIONS ABOUT THE EXCHANGE OFFER, YOU SHOULD NOT RELY UPON THAT INFORMATION OR REPRESENTATION OR ASSUME THAT IT HAS BEEN AUTHORIZED BY US. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE RESPECTIVE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE MAKING OF THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. HOWEVER, WE MAY, AT OUR DISCRETION, TAKE SUCH ACTION AS WE MAY DEEM NECESSARY TO MAKE THE EXCHANGE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE EXCHANGE OFFER TO HOLDERS OF OLD NOTES IN SUCH JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES LAWS OR BLUE SKY LAWS REQUIRE THE EXCHANGE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE EXCHANGE OFFER IS BEING MADE ON BEHALF OF US BY ONE OR MORE REGISTERED BROKERS OR DEALERS THAT ARE LICENSED UNDER THE LAWS OF THAT JURISDICTION.

THERE ARE NO DISSENTER OR APPRAISAL RIGHTS

     HOLDERS OF OLD NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

FEDERAL INCOME TAX CONSEQUENCES TO YOU

     The exchange of old notes for exchange notes by you will not be a taxable exchange for federal income tax purposes, and you should not recognize any taxable gain or loss or any interest income as a result of the exchange. See "Certain United States Federal Income Tax Considerations" below.

THIS IS THE ONLY EXCHANGE OFFER THAT WE ARE REQUIRED TO MAKE

     Your participation in the exchange offer is voluntary and you should carefully consider whether to accept the terms and conditions of it. You are urged to consult your financial and tax advisors in making your own decisions on what action to take with respect to the exchange offer. If you do not tender your old notes in the exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes under the indenture All non-exchanged old notes will continue to be subject to the restriction on transfer set forth in the indenture. If old notes are tendered and accepted in the exchange offer, the trading market, if any, for any remaining old notes could be much less liquid. See "Risk Factors--Your Old Notes Will Be Subject To Restrictions On Transfer And The Trading Market For Your Old Notes May Be Limited If You Do Not Tender."

     We may in the future seek to acquire non-exchanged old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes that are not exchanged in the exchange offer.

                                 CAPITALIZATION

     The following table sets forth the combined and consolidated capitalization of our company, on a historical basis as of December 31, 1998, and the combined and consolidated capitalization of our company on an adjusted basis assuming consummation of the acquisition under the agreement with News Corporation and MCI and giving effect to the offering of the old notes and the application of the net proceeds thereof. The historical information in this table is derived from the Combined and Consolidated Financial Statements of our company, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our company's Combined and Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus.

                                                                                       AS OF DECEMBER 31, 1998

                                                                                     ACTUAL             AS ADJUSTED
                                                                                     ------             -----------
                                                                                            (IN THOUSANDS)

Cash, cash equivalents, and marketable investment securities                     $     32,308         $       292,674
Restricted cash and marketable investment securities                                   77,657                      ---(1)
                                                                              ---------------       ------------------
Total cash, cash equivalents, and marketable investment securities                    109,965                 292,674(2)

Total assets                                                                     $  1,470,173         $     2,826,971(2)
                                                                              ---------------       ------------------
                                                                              ---------------       ------------------
Long-term debt (net of current portion):
   Mortgages and notes payable                                                   $     43,450         $        43,450
   Notes payable to ECC, including accrued interest                                    59,812                     ---
   12 7/8% notes issued in 1994                                                       571,674                   1,390
   13 1/8% notes issued in 1996                                                       497,955                     950
   12 1/2% notes issued in 1997                                                       375,000                      15
   9 1/4% Senior Notes due 2006                                                           ---                 375,000
   9 3/8% Senior Notes due 2009                                                           ---               1,625,000
                                                                              ---------------       -----------------
Total long-term debt                                                                1,547,891               2,045,805
Stockholder's equity (deficit):
Common Stock, $.01 par value, 3,000 shares authorized, issued and
outstanding                                                                                ---                   ---
Additional paid-in capital                                                            145,164               1,515,164(3)
Accumulated deficit                                                                  (733,301)             (1,244,417)(4)
                                                                              ----------------      ------------------
Total stockholder's equity (deficit)                                                 (588,137)                270,747

Total capitalization                                                             $    959,754         $     2,316,552
                                                                              ---------------       ------------------
                                                                              ---------------       ------------------

-----------

(1) Restrictions on cash held in escrow under the terms of indentures were removed upon the prepayment of the applicable notes. The restricted cash balances as of December 31, 1998 have been reclassified and included in the "as adjusted" amount of cash, cash equivalents and marketable investment securities. The restriction on the insurance receivable of $106 million (not shown) was also removed.

(2) The increase in our total assets includes a net increase in cash available to us for working capital of approximately $186 million as a result of the notes (see "Use of Proceeds"), plus $1.17 billion of assets to be acquired by ECC pursuant to the acquisition under the agreement with News Corporation and MCI and contributed to our company.

(3) The increase in the company's additional paid-in capital consists of $200 million in cash to be contributed to our company by ECC and additional assets valued at $1.17 billion, to be acquired by ECC in the acquisition under the agreement with News Corporation and MCI and contributed to our company.

(4) The increase in accumulated deficit results from (a) a distribution of the offering proceeds to ECC of approximately $269 million to retire the Senior Preferred Exchange Notes, including related costs of that tender offer, (b) interest expense of approximately $13.6 million from December 31, 1998 through January 25, 1999, the date of consummation of the tender offers and debt to be repurchased and paid, and (c) the estimated extraordinary loss of approximately $229 million (approximately $203 million of tender premiums and consent fees and approximately $26 million associated with the write-off of unamortized deferred financing costs and other transaction-related costs) the Company expects to report in 1999 upon the early retirement of the 12 7/8% notes, the 13 1/8% notes and the 12 1/2% notes.

                             SELECTED FINANCIAL DATA

     The following selected financial data as of, and for each of the five years in the period ended December 31, 1998, have been derived from, and are qualified by reference to, our company's Combined and Consolidated Financial Statements which have been audited by Arthur Andersen LLP, independent public accountants. This data should be read in conjunction with our company's Combined and Consolidated Financial Statements and related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                 YEAR ENDED DECEMBER 31,
                                                                 -----------------------
                                                1994         1995         1996         1997         1998
                                                ----         ----         ----         ----         ----
                                              (IN THOUSANDS, EXCEPT RATIOS, SUBSCRIBERS AND PER SUBSCRIBER DATA)

STATEMENTS OF OPERATIONS DATA:
  Revenue:
    DISH Network........................      $     ---    $     ---    $   57,888   $341,808     $  682,109
    DTH equipment sales and integration
        services........................            ---       35,816        77,390     90,263        253,841
    Satellite services..................            ---          ---         5,822     11,135         22,304
    C-band and other....................        179,313      112,704        56,003     32,696         27,655
                                              ---------    ---------    ----------   --------     ----------
  Total revenue.........................        179,313      148,520       197,103    475,902        985,909

  Costs and Expenses:
    DISH Network operating expenses.....            ---          ---        42,409    193,170        396,992
    Cost of sales--DTH equipment and
        integration services............            ---       30,404        75,984     60,918        174,615
    Cost of Sales--C-band and other .....       133,635       84,846        42,345     23,909         16,496
    Marketing expenses..................          2,346        1,786        53,168    183,345        331,680
    General and administrative..........         27,873       36,376        48,693     66,060         94,824
    Depreciation and amortization.......          2,243        3,114        43,369    172,836        102,157
                                              ---------    ---------    ----------   --------     ----------
    Total costs and expenses............        166,097      156,526       305,968    700,238      1,116,764
                                              ---------    ---------    ----------   --------     ----------
    Operating income (loss).............      $  13,216    $  (8,006)   $ (108,865)  $(224,336)   $ (130,855)
                                              ---------    ---------    ----------   --------     ----------
                                              ---------    ---------    ----------   --------     ----------
    Net income (loss)...................      $      90    $ (12,361)   $ (101,676)  $(323,424)   $ (294,375)
                                              ---------    ---------    ----------   --------     ----------
                                              ---------    ---------    ----------   --------     ----------

                                                         AS OF DECEMBER 31,                       DECEMBER 31, 1998
                                                         ------------------                       -----------------


                                                                                                           AS ADJUSTED
                                            1994         1995         1996         1997        ACTUAL          (2)
                                            ----         ----         ----         ----        ------          ---
BALANCE SHEET DATA:                                                                                        (UNAUDITED)
    Cash, cash equivalents and
        marketable investment
        securities (1)..............      $  48,544    $  14,161    $   57,247   $ 65,965     $   32,308   $    292,674
    Total assets....................        472,492      559,297     1,085,545   1,431,774     1,470,173      2,826,971
    Long-term obligations, net of
        current portion:
    9 1/4% Senior Notes due 2006....            ---          ---           ---        ---            ---        375,000
    9 3/8% Senior Notes due 2009....            ---          ---           ---        ---            ---      1,625,000
    1994 notes......................        334,206      382,218       437,127    499,863        571,674          1,390
    1996 notes......................            ---          ---       386,165    438,512        497,955            950
    1997 notes......................            ---          ---           ---    375,000        375,000             15
    Mortgages and other notes payable,
        net of current portion......          5,393       33,444        51,428     51,846         43,450         43,450
    Notes payable to ECC, including
        accumulated interest........            ---          ---        12,000     54,597         59,812            ---
    Other long-term obligations.....            ---          ---         7,037     19,500         33,358         33,358
Total stockholder's equity (deficit)        103,808       92,892        (6,673)  (313,770)      (588,137)       270,747



                                                                       YEAR ENDED DECEMBER 31,
                                                                       -----------------------
                                                      1994         1995         1996         1997         1998
                                                      ----         ----         ----         ----         ----

OTHER DATA:
    DISH Network subscribers...................           ---          ---       350,000   1,040,000     1,940,000
    Average monthly revenue per subscriber.....     $     ---    $     ---    $    35.50  $    38.50    $    39.25
    EBITDA (3).................................        15,459       (4,892)      (65,496)    (51,500)      (28,698)
    Less amortization of subscriber acquisition
        costs..................................           ---          ---       (16,073)   (121,428)      (18,819)
                                                   ----------   ----------   ------------ ----------   ------------
    EBITDA, without add back for amortization of
        subscriber acquisition costs...........        15,459       (4,892)      (81,569)   (172,928)      (47,517)
    Net cash flows from:
    Operating activities.......................        24,205      (21,888)      (22,836)     (7,549)      (53,949)
    Investing activities.......................      (338,565)      (1,431)     (294,962)   (306,079)      (43,340)
    Financing activities.......................       325,011       19,764       342,287     337,247        60,538
    Ratio of earnings to fixed charges (4).....           ---          ---           ---         ---           ---
    Deficiency of earnings to fixed charges (4)     $  (5,206)   $ (44,315)   $ (188,347) $ (366,447)   $ (315,923)

-----------

(1)  Excludes restricted cash and marketable investment securities.

(2) Gives effect to the notes offering and the application of the net proceeds thereof and is pro forma for the acquisition under the agreement with News Corporation and MCI. Consummation of the acquisition under the agreement with News Corporation and MCI is subject to receipt of regulatory approval and approval of ECC's shareholders. There is no pro forma effect to our company's Statements of Operations as a result of the acquisition.

(3) We believe it is common practice in the telecommunications industry for investment bankers and others to use various multiples of current or projected EBITDA (earnings before interest, taxes, depreciation and amortization) for purposes of estimating current or prospective enterprise value and as one of many measures of operating performance. Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, because EBITDA is independent of the actual leverage employed by the business; but EBITDA ignores funds needed for capital expenditures and expansion. Some investment analysts track the relationship of EBITDA to total debt as one measure of financial strength. However, EBITDA does not purport to represent cash provided or used by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

     EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash (vs. accrual) basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are aware of no uniform standards for determining EBITDA and we believe that presentations of EBITDA may not be calculated consistently by different entities in the same or similar businesses. EBITDA is shown with and without add back of amortization of subscriber acquisition costs, which were deferred through September 1997 and amortized over one year.

(4) For purposes of computing the ratio of earnings to fixed charges, and the deficiency of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest incurred on all indebtedness and the imputed interest component of rental expense under non-cancelable operating leases. For the years ended December 31, 1994, 1995, 1996, 1997 and 1998, earnings were insufficient to cover the fixed charges. On a pro forma basis using an assumed effective interest rate of 9.6% and assuming that the tender offers had been consummated as of the beginning of the applicable period, our pro forma earnings would have been inadequate to cover our pro forma fixed charges for the years ended December 31, 1997 and 1998, by $341 million and by $251 million, respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Our operations include three interrelated business units--the DISH Network, Technology and Satellite Services. Our principal business strategy is to continue to develop our subscription television service in the United States to provide consumers with a competitive alternative to cable television service.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997.

     REVENUE. Total revenue for the year ended December 31, 1998 was $986 million, an increase of $510 million compared to total revenue for the year ended December 31, 1997 of $476 million. The increase in total revenue was primarily attributable to DISH Network subscriber growth combined with increased revenue from our ETC and Satellite Services business units. We expect that our revenues will continue to increase as the number of DISH Network subscribers increases.

     DISH Network subscription television services revenue totaled $669 million for the year ended December 31, 1998, an increase of $370 million or 124% compared to 1997. This increase was directly attributable to the increase in the number of DISH Network subscribers. Average DISH Network subscribers for the year ended December 31, 1998 increased approximately 120% compared to 1997. As of December 31, 1998, we had approximately 1.9 million DISH Network subscribers compared to 1.04 million at December 31, 1997. Monthly revenue per subscriber approximated $39.25 and $38.50 during the years ended December 31, 1998 and 1997, respectively. DISH Network subscription television services revenue principally consists of revenue from basic, premium and pay-per-view subscription television services. DISH Network subscription television services will continue to increase to the extent we are successful in increasing the number of DISH Network subscribers and maintaining or increasing revenue per subscriber.

     For the year ended December 31, 1998, DTH equipment sales and integration services totaled $254 million, an increase of $164 million compared to 1997. DTH equipment sales consist of sales of digital set-top boxes and other digital satellite broadcasting equipment by us to international DTH service operators. We currently have agreements to provide equipment to DTH service operators in Spain and Canada. The increase in DTH equipment sales and integration services revenue was primarily attributable to an increase in the volume of set-top boxes sold.

     Substantially all of our ETC revenues have resulted from sales to two international DTH providers. As a result, our ETC business currently is economically dependent on these two DTH providers. Our future revenue from the sale of DTH equipment and integration services in international markets depends largely on the success of these DTH operators and continued demand for our digital set-top boxes. Due to an expected decrease in demand combined with a decrease in the sales price of digital set-top boxes attributable to increased competition, we expect that our DTH equipment and integration services revenue will decline during 1999 as compared to 1998. Such revenue may decline in 1999 by as much as 50% as compared to 1998.

     During July 1998, Telefonica, one of the two DTH service providers described above, announced its intention to merge with Sogecable (Canal Plus Satellite), one of its primary competitors. In October 1998, Telefonica announced that the merger negotiations had been suspended. Subsequently, negotiations between Telefonica and Canal Plus Satellite have resumed. Although we have binding purchase orders from Telefonica for 1999 deliveries of DTH equipment, we cannot yet predict what impact, if any, consummation of this merger might have on our future sales to Telefonica. As part of the 110 acquisition with News Corporation and MCI, we received a minimum order from a subsidiary of News

Corporation for 500,000 set-top boxes. Although we continue to actively pursue additional distribution and integration service opportunities internationally, no assurance can be given that any such additional negotiations will be successful.

     Satellite services revenue totaled $22 million during 1998, an increase of $11 million as compared to 1997. These revenues principally include fees charged to content providers for signal carriage and revenues earned from business television customers. The increase in satellite services revenue was primarily attributable to increased business television revenue due to the addition of new full-time business television customers. Satellite services revenue is expected to increase during 1999 to the extent we are successful in increasing the number of our business television customers and developing and implementing new services.

     DISH NETWORK OPERATING EXPENSES. DISH Network operating expenses totaled $397 million during 1998, an increase of $204 million or 106%, compared to 1997. The increase in DISH Network operating expenses was consistent with, and primarily attributable to, the increase in the number of DISH Network subscribers. DISH Network operating expenses represented 59% and 65% of subscription television services revenue during 1998 and 1997, respectively. Although we expect DISH Network operating expenses as a percentage of subscription television services revenue to decline modestly from 1998 levels in future periods, this expense to revenue ratio could increase.

     Subscriber-related expenses totaled $298 million during 1998, an increase of $154 million compared to 1997. Such expenses, which include programming expenses, copyright royalties, residuals payable to retailers and distributors, and billing, lockbox and other variable subscriber expenses, represented 45% of subscription television services revenues during 1998 compared to 48% during 1997. The decrease in subscriber-related expenses as a percentage of subscription television services revenue resulted primarily from a decrease in programming expenses on a per subscriber basis, which resulted from a change in product mix combined with price discounts received from certain content providers.

     Customer service center and other expenses principally consist of costs incurred in the operation of our DISH Network customer service centers, such as personnel and telephone expenses, as well as subscriber equipment installation and other operating expenses. Customer service center and other expenses totaled $72 million during 1998, an increase of $37 million as compared to 1997. The increase in customer service center and other expenses resulted from increased personnel and telephone expenses to support the growth of the DISH Network. Customer service center and other expenses totaled 11% of subscription television services revenue during 1998 compared to 12% of subscription television services revenue during 1997. Although we expect customer service center and other expenses as a percentage of subscription television services revenue to remain near 1998 levels in the future, this expense to revenue ratio could increase.

     Satellite and transmission expenses include expenses associated with the operation of our digital broadcast center, contracted satellite telemetry, tracking and control services, and satellite in-orbit insurance. Satellite and transmission expenses totaled $26 million during 1998, an $11 million increase compared to 1997. This increase resulted from higher satellite and other digital broadcast center operating expenses due to an increase in the number of operational satellites. We expect satellite and transmission expenses to continue to increase in the future as additional satellites are placed in service.

     COST OF SALES - DTH EQUIPMENT AND INTEGRATION SERVICES. Cost of sales - DTH equipment and integration services totaled $175 million during 1998, an increase of $114 million compared to 1997. This increase is consistent with the increase in DTH equipment revenue. Cost of sales - DTH equipment and integration services principally includes costs associated with digital set-top boxes and related components sold to international DTH operators. As a percentage of DTH equipment revenue, cost of sales represented

69% and 68% during 1998 and 1997, respectively. We expect that cost of sales may increase as a percentage of DTH equipment revenue in the future due to price pressure resulting from increased competition from other providers of DTH equipment.

     MARKETING EXPENSES. Marketing expenses totaled $332 million during 1998, an increase of $149 million or 81%, compared to 1997. The increase in marketing expenses was primarily attributable to the increase in subscriber promotion subsidies. Subscriber promotion subsidies include the excess of transaction costs over transaction proceeds at the time of sale of EchoStar receiver systems, activation allowances paid to retailers, and other promotional incentives. During all of 1998 we recognized subscriber promotion subsidies as incurred. These expenses totaled $284 million during 1998, an increase of $135 million over 1997. This increase resulted from increased subscriber activations and the immediate recognition of all subscriber promotion subsidies incurred in 1998, because promotions were changed to eliminate the requirement for new subscribers to prepay for programming. During 1997, a portion of such expenses were initially deferred and amortized over the related prepaid subscription term, generally one year. Advertising and other expenses totaled $48 million during 1998, an increase of $13 million over 1997.

     During 1998, our subscriber acquisition costs, inclusive of acquisition marketing expenses, totaled $314 million, or approximately $285 per new subscriber activation. Comparatively, our 1997 subscriber acquisition costs, inclusive of acquisition marketing expenses and deferred subscriber acquisition costs, totaled $252 million, or approximately $340 per new subscriber activation. The decrease in our subscriber acquisition costs, on a per new subscriber activation basis, principally resulted from decreases in the manufactured cost of EchoStar receiver systems. We expect that our subscriber acquisition costs, on a per new subscriber activation basis, will increase in the near-term as we introduce aggressive marketing promotions to acquire new subscribers. For example, during 1999 we introduced the PrimeStar bounty program. Our subscriber acquisition costs under this program are significantly higher than those under our other marketing programs. To the extent that we either extend the duration of the PrimeStar bounty program or begin to offer similar bounty programs for other competitors' subscribers, our subscriber acquisition costs, both in the aggregate and on a per new subscriber activation basis, will materially increase.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses totaled $95 million during 1998, an increase of $29 million as compared to 1997. The increase in G&A expenses was principally attributable to increased personnel expenses to support the growth of the DISH Network. G&A expenses as a percentage of total revenue decreased to 10% during 1998 compared to 14% during 1997. Although we expect that G&A expenses as a percentage of total revenue will approximate 1998 levels or decline modestly in the future, this expense to revenue ratio could increase.

     EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("EBITDA"). EBITDA was negative $29 million and negative $52 million, during 1998 and 1997, respectively. EBITDA, without the add back for amortization of subscriber acquisition costs, was negative $48 million for 1998 compared to negative $173 million for 1997. This improvement in EBITDA principally resulted from increases in our ETC and DISH Network revenues. We believe our ability to repay our existing debt will be significantly influenced by our ability to continue to improve reported EBITDA. However, EBITDA does not purport to represent cash provided or used by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

     During the fourth quarter of 1998, we introduced the DISH Network One-Rate Plan. Under the DISH Network One-Rate Plan, consumers are eligible to receive a rebate of up to $299 on the purchase of certain EchoStar receiver systems. Consequently, the costs of acquiring subscribers who qualify for the DISH Network One-Rate Plan are materially higher than for other DISH Network subscribers. The rebate is

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contingent upon the subscriber's one-year commitment to subscribe to the
America's Top 100 CD programming package and two premium channel packages, committing the subscriber to a monthly programming payment of at least $48.98. The consumer must pay the entire sales price of the system at the time of purchase, but is not required to prepay for the programming. After receiving the subscriber's first full programming payment (equal to $97.96 for two months of programming), we issue a rebate of up to $299 to the subscriber. Although subscriber acquisition costs are materially higher under the DISH Network One-Rate Plan, we believe that these customers are more profitable because of the higher average revenue per subscriber. In addition, we believe that these customers represent lower credit risk and therefore may be marginally less likely to churn than other DISH Network subscribers. Although there can be no assurance as to the ultimate duration of the DISH Network One-Rate Plan, it will continue through at least April 1999.

     Our subscriber acquisition costs, both in the aggregate and on a per subscriber basis, will increase in direct relation to the participation rate in the DISH Network One-Rate Plan. While we presently expect approximately one-third of our new subscriber activations to result from the DISH Network One-Rate Plan during the duration of the promotion, the actual consumer participation level could be significantly higher. To the extent that actual consumer participation levels exceed present expectations and subscriber acquisition costs materially increase, our EBITDA results will be negatively impacted because subscriber acquisition costs are expensed as incurred.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses during 1998, including amortization of subscriber acquisition costs of $19 million, aggregated $102 million, a $71 million decrease compared to 1997. The decrease in depreciation and amortization expenses principally resulted from a decrease in amortization of subscriber acquisition costs of $102 million, partially offset by an increase in depreciation related to the commencement of operation of EchoStar III, EchoStar IV and other depreciable assets placed in service during 1998. Promotional programs changed in October 1997 and we ceased deferral of subscriber acquisition costs after that date. All previously deferred costs were fully amortized during 1998

     OTHER INCOME AND EXPENSE. Other expense, net totaled $163 million during 1998, an increase of $64 million as compared to 1997. The increase in other expense resulted primarily from interest expense associated with our 12 1/2% Senior Secured Notes due 2002 issued in June 1997, combined with increased interest expense resulting from increased accreted balances on our 12 7/8% Senior Secured Discount Notes due 2004 issued in 1994 and our 13 1/8% Senior Secured Discount Notes due 2004 issued in 1996.

YEAR ENDED DECEMBER 31, 1997, COMPARED TO THE YEAR ENDED DECEMBER 31, 1996.

     REVENUE. Total revenue in 1997 was $476 million, an increase of 141%, or $279 million, as compared to total revenue of $197 million in 1996. The increase in total revenue in 1997 was primarily attributable to the operation of the DISH Network during the entirety of 1997, combined with DISH Network subscriber growth.

     DISH Network subscription television services revenue totaled $299 million during 1997, an increase of $249 million compared to 1996. This increase was directly attributable to the operation of the DISH Network during the entirety of 1997, combined with the increase in the number of DISH Network subscribers. Average monthly revenue per subscriber approximated $38.50 during 1997 compared to approximately $35.50 in 1996. The increase in monthly revenue per subscriber was primarily due to additional channels added upon commencement of operations of EchoStar II.


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     Other DISH Network revenue totaled $43 million in 1997, an increase of $35 million compared to 1996. Other DISH Network revenue primarily consists of incremental revenues over advertised subscription rates realized from our 1996 promotion, a marketing promotion whereby consumers were able to purchase a standard EchoStar receiver system for $199, conditioned upon the consumer's prepaid one-year subscription to a programming package for approximately $300, as well as installation revenue and loan origination and participation income. In 1997, we recognized incremental revenues related to our 1996 promotion of approximately $39 million, an increase of $34 million over 1996.

     During 1997, DTH equipment sales and integration services totaled $90 million. We currently have agreements for the sale of digital satellite broadcasting equipment using our proprietary technology to two international DTH service operators. We realized revenues of $74 million related to these agreements during 1997. Of this amount, $59 million related to sales of digital set-top boxes and other DTH equipment while $15 million resulted from the provision of integration services, such as revenue from uplink center design, construction oversight, and other project integration services. DBS accessory sales totaled $10 million during 1997, an $8 million increase compared to 1996.

     DTH equipment sales and integration services revenue totaled $77 million during 1996. These revenues consisted primarily of sales of EchoStar receiver systems and related accessories prior to the August 1996 nationwide rollout of our 1996 promotion.

     Satellite services revenue totaled $11 million during 1997, an increase of $5 million, or 91%, compared to 1996. The increase in satellite services revenue was primarily attributable to an increase in the number of content providers, increased usage by our business television customers, and an entire year of operation in 1997.

     C-band and other revenue totaled $33 million for 1997, a decrease of $23 million compared to $56 million in 1996. Other revenue principally related to domestic and international sales of C-band products and net domestic C-band programming revenues. This decrease resulted from the world-wide decrease in demand for C-band products and services. Effective January 1, 1998, we ceased operation of our C-band programming business.

     DISH NETWORK OPERATING EXPENSES. DISH Network operating expenses totaled $193 million during 1997, an increase of $151 million as compared to 1996. The increase in DISH Network operating expenses was primarily attributable to operation of the DISH Network during the entirety of 1997 and the increase in the number of DISH Network subscribers.

     Subscriber-related expenses totaled $144 million in 1997, an increase of $121 million compared to 1996. Such expenses totaled 48% of subscription television services revenues, compared to 46% of subscription television services revenues during 1996.

     Satellite and transmission expenses increased $8 million in 1997 compared to 1996 primarily as a result of the operation of the DISH Network, including EchoStar II, during the entirety of 1997.

     Customer service center and other operating expenses totaled $35 million in 1997, an increase of $22 million as compared to 1996. The increase in customer service center and other operating expenses was directly attributable to the operation of the DISH Network during the entirety of 1997, combined with the increase in the number of DISH Network subscribers.

     COST OF SALES--DTH EQUIPMENT AND INTEGRATION SERVICES. Cost of sales--DTH equipment and integration services totaled $61 million during 1997, a decrease of $15 million, or 20%, as compared to 1996. During 1997, cost of sales--DTH equipment and integration services principally represented costs

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associated with set-top boxes and related components sold to international DTH operators. For 1996, cost of sales--DTH equipment and integration services totaled $76 million and represented costs of EchoStar receiver systems sold prior to the August 1996 rollout of the 1996 Promotion.

     COST OF SALES--C-BAND AND OTHER. Cost of sales--C-band and other totaled $24 million during 1997, a decrease of $18 million compared to 1996. This decrease was consistent with the decrease in related revenues and resulted from the world-wide decrease in the demand for C-band products and services.

     MARKETING EXPENSES. Marketing expenses totaled $183 million for 1997, an increase of $130 million as compared to 1996. The increase in marketing expenses was primarily attributable to the increase in subscriber promotion subsidies. These costs totaled $149 million during 1997, an increase of $114 million over 1996. This increase resulted from the commencement of our 1997 promotion, a marketing promotion that maintained the suggested retail price for a standard EchoStar receiver system at $199, but eliminated the requirement for the coincident purchase of an extended subscription commitment, and the increase in the number of EchoStar receiver systems sold during 1997. Advertising and other expenses increased $17 million to $35 million during 1997 as a result of increased marketing activity and operation of the DISH Network during the entirety of 1997.

     GENERAL AND ADMINISTRATIVE EXPENSES. G&A expenses totaled $66 million for 1997, an increase of $17 million as compared to 1996. The increase in G&A expenses was principally attributable to increased personnel expenses to support the growth of the DISH Network. G&A expenses as a percentage of total revenue decreased to 14% during 1997 as compared to 25% during 1996.

     EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION. EBITDA was negative $52 million for 1997, as compared to negative EBITDA of $65 million for 1996. This improvement in EBITDA resulted from the factors affecting revenue and expenses discussed above. EBITDA does not purport to represent cash provided by or used by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses for 1997, including amortization of subscriber acquisition costs of $121 million, aggregated $173 million in 1997, an increase of $130 million, as compared to 1996. The increase in depreciation and amortization expenses principally resulted from amortization of subscriber acquisition costs (increase of $105 million) and depreciation of EchoStar II, which was placed in service during the fourth quarter of 1996.

     OTHER INCOME AND EXPENSE. Other expense, net totaled $99 million during 1997, an increase of $51 million as compared to 1996. The increase in other expense resulted primarily from interest expense associated with our 12 1/2% notes, and increases in interest expense associated with the 12 7/8% notes and the 13 1/8% notes due to higher accreted balances thereon. These increases in interest expense were partially offset by increases in capitalized interest. Capitalized interest, primarily related to satellite construction, totaled $43 million during 1997, compared to $32 million during 1996.

     INCOME TAX BENEFIT. The $55 million decrease in the income tax benefit during 1997 principally resulted from ECC's decision to increase its valuation allowance sufficient to fully offset net deferred tax assets arising during the year. Realization of these assets is dependent on ECC generating sufficient taxable income prior to the expiration of the net operating loss carryforwards. ECC's net deferred tax assets, $67 million at each of December 31, 1996 and 1997, principally relate to temporary differences for amortization of original issue discount on the 12 7/8% notes and 13 1/8% notes, net operating loss carryforwards, and various accrued expenses which are not deductible until paid. If future operating

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results differ materially and adversely from ECC's current expectations, its judgment regarding the magnitude of its valuation allowance may change.

LIQUIDITY AND CAPITAL RESOURCES

     CASH SOURCES

     Since inception, we have financed the development of our EchoStar DBS system and the related commercial introduction of the DISH Network service primarily through the sale of debt securities. From May 1994 through December 31, 1998, we have raised total gross cash proceeds of approximately $1.1 billion from the sale of debt securities. Since 1995, our parent company has raised total gross cash proceeds of approximately $449 million from the sale of certain of its securities. The following summarizes the net proceeds we have raised from sales of our debt securities:

     - our 1994 notes offering in June 1994 of 12 7/8% Senior Secured Discount Notes and 3.7 million Common Stock Warrants resulting in net proceeds of approximately $323 million;

     - our 1996 notes offering in March 1996 13 1/8% Senior Secured Discount Notes resulting in aggregate net proceeds of approximately $337 million;

     - our 1997 notes offering in June 1997 of 12 1/2% Senior Secured Notes resulting in net proceeds of approximately $363 million;

     As of December 31, 1998, our unrestricted cash, cash equivalents and marketable investment securities totaled $32 million compared to $66 million as of December 31, 1997. For the years ended December 31, 1996, 1997 and 1998, we reported net cash flows from operating activities of ($23 million), ($8 million), and ($54 million), respectively.

     Our working capital and capital expenditure requirements were substantial during the three-year period ended December 31, 1998. Such expenditures principally related to the ongoing development of the EchoStar DBS system and the related commercial introduction of the DISH Network service in March 1996. Capital expenditures, including expenditures for satellite systems under construction and FCC authorizations, totaled $215 million, $222 million and $154 million during 1996, 1997 and 1998, respectively.

     We expect that our future working capital, capital expenditure and debt service requirements will be satisfied from existing cash and investment balances and cash generated from operations. Our ability to generate positive future operating and net cash flows is dependent upon our ability to continue to rapidly expand our DISH Network subscriber base, retain existing DISH Network subscribers and our ability to grow our ETC and Satellite Services businesses. There can be no assurance that we will be successful in achieving our goals. The amount of capital required to fund our 1999 working capital and capital expenditure needs will vary, dependent upon the level of success we experience relative to our goals. Our working capital and capital expenditure requirements could increase materially in the event of increased competition for subscription television customers, significant satellite failures, or in the event of a general economic downturn, among other factors.

     SUBSCRIBER ACQUISITION COSTS

     As previously described, we subsidize the cost of EchoStar receiver systems in order to attract new DISH Network subscribers. Consequently, our subscriber acquisition costs are significant. During 1998, our aggregate subscriber acquisition costs, which include subscriber promotion subsidies and acquisition marketing expenses, approximated $285 per new subscriber activation. We expect that our future subscriber acquisition costs will increase as a result of promotions such as the DISH Network One-

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Rate Plan and other promotional programs including bounty promotions that target the subscribers of other satellite television providers. To the extent that we either extend the duration of the PrimeStar bounty program or begin to offer similar bounty programs for other competitors' subscribers, our subscriber acquisition costs, both in the aggregate and on a per new subscriber activation basis, will materially increase. Funds necessary to meet these subscriber acquisition costs will be satisfied from existing cash and investment balances to the extent available. We may, however, be required to raise additional capital in the future to meet these requirements. There can be no assurance that additional financing will be available on acceptable terms, or at all.

     OBLIGATIONS

     On December 23, 1998, we commenced cash tender offers as part of a plan to refinance our indebtedness at more favorable interest rates and terms. We offered to purchase for cash any and all of the outstanding 12 7/8% notes, 13 1/8% notes and 12 1/2% notes.

     The tender offers for the 12 7/8% notes, 13 1/8% notes and 12 1/2% notes were consummated on January 25, 1999, concurrently with the offering of both the 9 1/4% Senior Notes due 2006 and the 9 1/4% Senior Notes due 2009 with holders of more than 99% of each issue of debt securities tendering their notes and consenting to certain amendments to the indentures governing the notes that eliminated substantially all of the restrictive covenants and amended certain other provisions. During the first quarter of 1999, we will record an extraordinary loss of approximately $229 million (approximately $203 million of tender premiums and consent fees and approximately $26 million associated with the write-off of unamortized deferred financing costs and other transaction-related costs) resulting from the early retirement of the notes pursuant to the tender offers.

     Interest accrues at a rate of 9 1/4% and 9 3/8% on the seven and ten year notes, respectively. Interest on the seven and ten year notes is payable semi-annually in cash in arrears on February 1 and August 1 of each year, commencing August 1, 1999. Although the seven and ten year notes have lower interest rates than our previous debt securities, because of tender premiums and consent and other fees that we incurred to retire our previous debt, it will be several years before we reach break-even from an economic perspective.

FUTURE CAPITAL REQUIREMENTS

     As of December 31, 1998, we had approximately $1.6 billion of outstanding long-term debt, substantially all of which was retired upon consummation of the tender offers and the concurrent sale of the seven and ten year notes. At December 31, 1998, on a pro forma basis after giving effect to consummation of the tender offers, the concurrent issuance of the notes, and the consummation of the 110 acquisition, our unrestricted cash and outstanding long-term debt (including both the current and long-term portions) would have been approximately $293 million and $2.07 billion, respectively. Beginning in 1999, we will have semi-annual cash debt service requirements of approximately $94 million related to the notes. There will be no scheduled principal payment or sinking fund requirements prior to maturity of the notes.

     We utilized $91 million of satellite vendor financing for our first four satellites. As of December 31, 1998, approximately $60 million of such satellite vendor financing was outstanding. The satellite vendor financing bears interest at 8 1/4% and is payable in equal monthly installments over five years following launch of the respective satellite.

     On February 26, 1999, our parent company announced that it had sent a letter to the Board of Directors of PrimeStar expressing its desire and willingness to make an offer to purchase PrimeStar's

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high-powered DBS assets. These assets consist of two high-powered DBS satellites, Tempo I and Tempo II, and 11 of the 32 DBS frequencies at the 119(degree) WL orbital location, the same location as EchoStar I and EchoStar
II. The letter stated that we are ready, willing and able to make an offer to pay $600 million of total consideration (including assumed liabilities) for these assets. The deadline for a response to this letter has since expired. If we are able to reach an agreement to acquire the PrimeStar high-powered DBS assets in the future, we believe that we would be able to procure additional financing to complete the transaction.

     As a result of the 110 acquisition with News Corporation and MCI, we expect to incur approximately $35 million during 1999 for capital expenditures related to digital encoders required by the Cheyenne digital broadcast center to accommodate the expansion to approximately 500 video and audio channels. In addition, we expect to expend over $100 million, and perhaps more than $125 million, during 1999 and 2000 in one-time expenses associated with repositioning subscriber satellite dishes toward the 110(degree) WL orbital location. If we were able to acquire the high-powered assets of PrimeStar described above, we may not be required to reposition subscriber satellite dishes.

     As a result of the anomalies experienced by EchoStar III and EchoStar IV (see "Notes to Consolidated Financial Statements" and "Business - DISH Network - Satellites"), and in order to fully exploit certain of our remaining FCC-allocated DBS frequencies, we intend to deploy one or more additional DBS satellites. If the 110 acquisition is consummated, it would provide for the deployment of two additional DBS satellites at 110(degree) WL. We are also evaluating other contingency plans. All of these possible deployments are subject to several FCC approvals. There can be no assurance that net insurance proceeds will be sufficient to fully cover the costs to deploy replacement DBS satellites.

     In addition to our DBS business plan, we have licenses, or applications pending with the FCC, for a two satellite FSS Ku-band satellite system, a two satellite FSS Ka-band satellite system, and a proposed modification thereof and a Low Earth Orbit Mobile-Satellite Service G-satellite system. We would need to raise additional capital for the foregoing purposes. Further, there may be a number of factors, some of which are beyond our control or ability to predict, that could require us to raise additional capital. These factors include unexpected increases in operating costs and expenses, a defect in or the loss of any satellite, or an increase in the cost of acquiring subscribers due to additional competition, among other things. There can be no assurance that additional debt, equity or other financing, if required, will be available on terms acceptable to us, or at all.

     If cash generated from our operations is not sufficient to meet our debt service requirements or other obligations, we would be required to obtain cash from other financing sources. There can be no assurance that such financing would be available on terms acceptable to us, or if available, that the proceeds of such financing would be sufficient to enable us to meet all of our obligations. We are required to retire the remaining 12 7/8% notes, 13 1/8% notes, and 12 1/2% notes when they mature, and the indentures governing those notes will remain outstanding (although with substantially all of the restrictive covenants having been eliminated) until such time.

YEAR 2000 READINESS DISCLOSURE

     We have assessed and continue to assess the impact of the Year 2000 issue on our computer systems and operations. The Year 2000 issue exists because many computer systems and applications currently use two-digit date fields to designate a year. Thus, as the century date approaches, date sensitive systems may recognize the year 2000 as 1900 or not at all. The inability to recognize or properly treat the year 2000 may cause computer systems to process critical financial and operational information incorrectly. If our Year 2000 remediation plan is not successful or is not completed in a timely manner, the Year 2000 issue could significantly disrupt our ability to transact business with our

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customers and suppliers, and could have a material impact on our operations.
Even if our Year 2000 remediation plan is successful or completed on time, there can be no assurance that the systems of other companies with which our systems interact will be timely converted, or that any such failure to convert by another company would not have an adverse effect on our business or operations.

     We have established a five-phase plan to address potential Year 2000 issues:

     - INVENTORY - the identification of all relevant hardware, embedded software, system software and application software to establish the scope of subsequent phases;

     - ASSESSMENT - the process of evaluating the current level of Year 2000 readiness of all components identified in the inventory phase, defining actions necessary to retire, replace or otherwise correct all non-conforming components and estimating resources and timelines required by action plans;

     - REMEDIATION - the correction of previously identified Year 2000 issues;

     - VALIDATION/TESTING - the evaluation of each component's performance as the date is rolled forward to January 1, 2000 and other dates and times relating to the Year 2000 issue; and

     - IMPLEMENTATION - the process of updating components and correcting Year 2000 issues in the production operating environment of a system.

     In connection with this effort, we have segregated our computer systems and corresponding Year 2000 readiness risk into three categories: internal financial and administrative systems, service-delivery systems, and third-party systems.

     INTERNAL FINANCIAL AND ADMINISTRATIVE SYSTEMS

     With respect to our internal financial and administrative systems, we have completed the inventory phase of the Year 2000 readiness plan by identifying all systems with potential Year 2000 problems. We are currently in the process of assessing these systems by communicating with our outside software and hardware vendors and reviewing their certifications of Year 2000 readiness, as well as reviewing internal custom programming codes. We expect to have the assessment phase substantially completed by April 1999.

     Upon completion of the assessment phase, we will begin the remediation and validation/testing phases. During the remediation phase, we will attempt to correct all problems detected while performing the assessment phase. During the validation/testing phase, we will create a parallel environment of all internal and administrative systems. We will run tests on the parallel environment to assess its reaction to changes in dates and times relating to the Year 2000 issue. We currently expect the remediation and validation/testing phases to be complete by June 1999.

     Once all known problems are corrected within the parallel environment, we will make changes to the actual operating environment of our internal financial and administrative systems during the implementation phase. We currently expect to complete the implementation phase by August 1999. Upon successful completion of the implementation phase we will be able to certify our Year 2000 readiness. While there can be no assurance, we currently believe that our internal financial and administrative systems are Year 2000 ready.

     SERVICE-DELIVERY SYSTEMS

     We have defined service-delivery systems as all internal systems necessary to deliver DISH Network programming to our subscribers. During the inventory phase we initially identified our set-top

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boxes, compression and conditional access systems at our digital broadcast center, DBS satellites and third-party billing system as systems with potential Year 2000 issues.

     Given the interdependent nature of the receiver and broadcast systems used to deliver our service, we previously implemented a smaller, offline version of our overall system to aid in the evaluation and test of hardware and software changes that normally occur over time. This system gives us the ability to perform "real-time" testing of the various elements of the system by simulating the year 2000 rollover, and confirming system operation. This ability to perform accurate offline simulations has provided a tremendous benefit to our Year 2000 test process.

     We have completed initial testing of our set-top receivers. During these tests, the dates in the broadcast system, and hence the set-top receivers were rolled forward to each of the dates and times affected by the Year 2000 issue. We deemed these initial tests successful, as no problems were detected during thorough testing of the set-top receivers when the dates were rolled forward. These tests also affirm the integrity of the broadcast systems supplying the set-top receivers with critical operational system information. As new technology and software are integrated into our set-top receivers, we will perform additional testing to attempt to ensure continued Year 2000 readiness.

     In addition to the practical testing performed above, we have completed an independent inventory and assessment of the systems at our digital broadcast center and are currently in the remediation phase of our Year 2000 readiness plan. The remediation phase of the plan is expected to be complete by April 1999. We expect to perform validation and testing of communications between our digital broadcast center and our DBS satellites during the third quarter of 1999. The validation and testing of our digital broadcast center is not expected to cause interruption of programming to DISH Network subscribers.

     During the assessment of our DBS satellites, we determined that our satellites do not operate under a calendar-driven system. Therefore, we do not expect changes in dates and times to affect the operation of our DBS satellites.

     We are currently working with the vendor of our third-party billing system to attempt to ensure its Year 2000 readiness. This vendor has indicated it has completed all remediation activities and is currently in the final stages of testing/validation. Subsequent to completion of its testing/validation activities, the vendor has indicated it will contractually certify its Year 2000 readiness during the second quarter of 1999, however we cannot provide any assurance in this regard.

     THIRD-PARTY SYSTEMS

     We also are currently assessing our vulnerability to unexpected business interruptions due to the failure of third-parties to remediate Year 2000 readiness issues associated with products or services on which our business relies. In connection with this assessment, we sent letters to third-party business partners, suppliers and vendors which we deemed significant requesting that they certify their Year 2000 readiness. To date, we have received responses from approximately 70% of these vendors. We are presently in the process of contacting our critical suppliers and vendors who have either not responded or have not responded adequately to our requests for proof of certification. We presently expect to complete this process by April 1999 and will continue to follow-up on unresolved issues thereafter. There can be no assurance that third-parties who have responded, or will respond, to our request regarding Year 2000 readiness have responded, or will respond, accurately or satisfactorily, or that anticipated Year 2000 actions set forth in their responses will be properly conducted.

     CONTINGENCY PLANNING

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     We also are involved in limited contingency planning. In the event that previously undetected Year 2000 issues arise, contingency plans will be used to try to mitigate potential system problems. Our internal financial and administrative and service-delivery contingency plan includes making back-up copies of certain systems as well as using standby power generators at our digital broadcasting center. With respect to other third-party systems, we will continue to contact our critical vendors in order to obtain certification of their Year 2000 readiness. However, no assurance can be made that such contingency plans will resolve any Year 2000 problems that may occur, in a manner which is satisfactory or desirable to us.

     COSTS

     We have not yet determined the full cost of our Year 2000 readiness plan and its related impact on our financial condition. In the ordinary course of business, we have made capital expenditures over the past few years to improve our systems, for reasons other than Year 2000 remediation. Because these upgrades also resulted in improved Year 2000 readiness, replacement and remediation costs have not been material. We currently have budgeted $300,000 for the completion of our Year 2000 readiness plan. While there can be no assurance, we believe our costs to successfully mitigate the Year 2000 issue will not be material to our operations. No assurance can be made, however, as to the total cost for the Year 2000 plan until the plan has been completed.

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                                    BUSINESS

GENERAL

     Our parent company's common stock is publicly traded on the Nasdaq National Market. We conduct substantially all of our operations through our subsidiaries. We operate three business units:

- The DISH Network -- our direct broadcast satellite, or DBS, subscription television service in the United States. As of December 31, 1998, we had approximately 1.9 million DISH Network subscribers.

- EchoStar Technologies Corporation -- our engineering division, which is principally responsible for the design of digital set-top boxes, or satellite receivers, necessary for consumers to receive DISH Network programming, and set-top boxes sold to international direct-to-home satellite operators. We also provide uplink center design, construction oversight and other project integration services for international direct-to-home ventures.

- Satellite Services -- our division that provides video, audio and data services to business television customers and other satellite users.

RECENT DEVELOPMENTS

     AGREEMENT WITH NEWS CORPORATION LIMITED AND MCI

     On November 30, 1998, we announced an agreement with MCI, News Corporation and its American Sky Broadcasting, LLC subsidiary, pursuant to which in exchange for shares of our parent company's common stock issued to News Corporation and MCI, we would acquire or receive:

- the rights to 28 frequencies at the 110(Degree) West Longitude orbital location from which we could transmit programming to the entire continental United States;

- two DBS satellites constructed by Space Systems/Loral, delivered in-orbit, and currently expected to be launched in 1999;

- a recently-constructed digital broadcast operations center located in Gilbert, Arizona;

- a worldwide license agreement to manufacture and distribute set-top boxes internationally using News Data System, News Corporation's encryption/decoding technology;

- a commitment by an affiliated entity of News Corporation to purchase from ETC a minimum of 500,000 set-top boxes; and

- a three-year, no fee retransmission consent agreement for DISH Network to rebroadcast FOX Network owned-and-operated local station signals to their respective markets.

     We will not incur any of the costs associated with the construction, launch or insurance (including launch insurance and one year of in-orbit insurance) of the two DBS satellites. We and MCI also agreed that MCI will have the non-exclusive right to bundle DISH Network service with MCI's telephony service offerings on mutually agreeable terms. In addition, we agreed to carry the FOX News Channel on the DISH Network. We started carrying these signals in January 1999 and we received standard program launch support payments in exchange for carrying the programming.

     The number of shares of our parent company's stock that would be issued in the transaction depends on the average closing price of that stock over a 20 day period. If that average closing price exceeds $39.00 per share, the number of the newly issued shares will be determined by dividing $1.17 billion by that average price. In a table set forth under "Security Ownership Of Certain Beneficial Owners and Management," below, we describe the number of shares and the percentage of the class of shares that may

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be issued in this transaction. Throughout this document, we refer to the above transaction as the "110 acquisition."

     Subject to FCC approval, if we combine the capacity of the two newly acquired satellites with our four current satellites, we expect that DISH Network will have the capacity to provide more than 500 channels of programming, Internet and high-speed data services and high definition television nationwide to a subscriber's single 18-inch satellite dish. We also believe that this transaction would position us to offer a one-dish solution for satellite-delivered local programming to major markets across the country. Since we plan to use many of those channels for local programming, no particular consumer could subscribe to all 500 channels, but all of those channels would be capable of being received from a single dish. We also expect to be able to begin small dish service to Alaska, Hawaii, Puerto Rico and the United States territories in the Caribbean. However, we expect to expend over $100 million, and perhaps more than $125 million during 1999 and 2000 in one-time expenses associated with repositioning subscriber satellite dishes to face the new orbital location.

     In connection with this agreement, the litigation with News Corporation described below under "Legal Proceedings" has been stayed and will be dismissed with prejudice upon closing or if the transaction is terminated for reasons other than the breach by, or failure to fulfill a condition within the control of, News Corporation or MCI, or in certain other limited circumstances.

     During December 1998, the Department of Justice provided antitrust clearance for the transaction to proceed. Both the FCC and our shareholders still must approve the transaction before we can close. Charles W. Ergen, our controlling shareholder, has agreed to vote in favor of the transaction, so shareholder approval is assured. During December 1998 we asked the FCC to approve the transaction. That approval has not yet been provided and we can not predict when the FCC will act on our request. To the best of our knowledge, we do not need to obtain any other regulatory approvals prior to consummating the transaction. See " -- Government Regulation" below.

DISH NETWORK

     We started offering subscription television services on the DISH Network in March 1996. As of December 31, 1998, more than 1.9 million households subscribed to DISH Network programming services. We added 100,000 new DISH Network subscribers during each of the five months ended February 1999. There can be no assurance, however, that we will be able to sustain this growth rate in the future. Our market share of new DBS subscribers has consistently increased and, during the fourth quarter of 1998, we estimate that we captured almost 40% of all new satellite subscribers. We presently have four operational DBS satellites. Currently, we have the ability to provide approximately 200 channels of digital television programming and CD quality audio programming services to the entire continental United States. We believe that the DISH Network offers programming packages that have a better "price-to-value" relationship than packages currently offered by most other subscription television providers, particularly cable TV operators. As of December 31, 1998, approximately 9 million United States households subscribed to direct broadcast satellite and other direct-to-home satellite services. However, we believe that there continues to be significant unsatisfied demand for high quality, reasonably priced television programming services.

     Since 1994, we have dedicated significant resources to develop the DISH Network and our related DBS system. Our DBS system presently includes FCC-allocated DBS licenses, four operational DBS satellites, digital satellite receivers, a digital broadcast operations center, customer service facilities, and other assets used in our operations.

     "DBS" describes a satellite service with frequency allocation and wide spacing between satellites that generally permits higher powered transmissions than other satellite services and allows for reception

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with a small, 18-24 inch satellite dish. We believe that DBS provides the most cost-efficient national point to multi-point transport of video and audio services available today.

     We presently have four operational DBS satellites in geostationary orbit approximately 22,500 miles above the equator. Satellites are located in orbital positions, or slots, that are designated by their longitude. An orbital position describes both a physical location and an assignment of spectrum in the applicable frequency band. The FCC has divided each orbital position into 32 frequency channels. Each transponder on our satellites can exploit one frequency channel. Through digital compression technology, we can currently transmit approximately eight digital video channels from each transponder. We are licensed by the FCC to operate 56 frequencies at the orbital positions where our satellites are currently located, including 21 frequencies at the 119(Degree) WL orbital location capable of providing service to the entire continental United States. See " -- Government Regulation -- Regulations -- DBS Rules."

     COMPONENTS OF A DBS SYSTEM

     In order to provide programming services to DISH Network subscribers, we have entered into agreements with programmers, who deliver their programming content to our digital broadcast operations center in Cheyenne, Wyoming, via commercial satellites, fiber optics or microwave transmissions. We monitor those signals for quality, and can add promotional messages, public service programming or other information. Equipment at our digital broadcast operations center then digitizes, compresses, encrypts and combines the signal with other necessary data, such as conditional access information. We then "uplink" or transmit the signals to one of our DBS satellites where it is then broadcast directly to DISH Network subscribers.

     In order to receive DISH Network programming, a subscriber needs:

- a satellite antenna, sometimes referred to as a "dish," and related components;

- an integrated receiver/decoder, sometimes referred to as a "satellite receiver" or "set-top box"; and

-    a television set.

     Set-top boxes communicate with our authorization center through telephone lines to report the purchase of pay-per-view movies and other events.

     We use digital video and audio compression to maximize the amount of programming we can offer to consumers. We use conditional access technology to encrypt the programming so only those who pay can receive the programming. We use microchips placed on credit card-sized access cards, or "smart cards" to control access to authorized programming content. These smart cards, which can be updated or replaced periodically, are a key element in preserving the security of our conditional access system. When a consumer orders a particular channel, we send a message by satellite that instructs the smart card to permit decryption of the programming for viewing by that consumer. The programming is then decompressed and sent to the consumer's television.

     CONDITIONAL ACCESS SYSTEM. We own 50% of NagraStar LLC, a joint venture that provides us with "smart cards" that control access to DISH Network programming. NagraStar purchases these smart cards from Nagra Plus SA, a Swiss company that owns the other 50% of NagraStar LLC. The access control system is central to the security network that prevents unauthorized viewing of programming. Other DBS operators' access control systems have been commercially pirated. We recently received data that suggests that our access control system may also have been compromised. We are presently evaluating the data to determine the corrective measures that are necessary. Though there can be no assurance, we do not presently believe that the potential compromise will materially affect future results of operations.

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     PROGRAMMING. We currently offer more than 200 channels of digital television programming and CD-quality audio programming to consumers in the continental United States from our EchoStar I and EchoStar II satellites. EchoStar III has the FCC-licensed capacity to provide almost 100 additional channels to consumers in the Eastern and Central United States time zones. EchoStar IV has the FCC-licensed and operational capacity to provide almost 100 additional channels to consumers in the Mountain and Pacific United States time zones. Currently we use those satellites to provide local network programming, data, business television and other "niche" services. Any particular consumer could only subscribe to a small percentage of those niche services. If we consummate the 110 acquisition and successfully deploy two new DBS satellites, we expect to be able to offer a total of over 500 channels of digital video and audio programming broadcast nationwide, including satellite-delivered local programming. Since we plan to use many of those channels for local programming, no particular consumer could subscribe to all 500 channels, but all of those channels would be capable of being received from a single dish. See " -- Government Regulation -- Regulations -- Satellite Home Viewer Act and Retransmission Consent."

     We use a "value-based" strategy in structuring the content and pricing of programming packages available from the DISH Network. For example, we sell our entry-level "America's Top 40" programming package, which includes 40 of the most popular cable channels, to consumers for $19.99 per month. We estimate cable operators charge over $30 per month, on average, for their entry-level expanded basic service that consists of approximately 55 analog channels. We believe that our "America's Top 100 CD" programming package, which we sell for $28.99 per month, also compares favorably to similar cable television programming. We believe that our America's Top 100 CD package is similar to an expanded basic cable package plus a digital music service. Based on cable industry statistics, we estimate that cable operators would charge in excess of $40 per month for a similar package. Similarly, we offer up to seven premium movie channels for only $10.99 per month, which is about the same as cable subscribers typically pay for one or two movie channels.

     We are expanding our offerings to include Internet and high-speed data services. For example, we recently entered into an agreement with WebTV Networks, Inc., which is wholly-owned by Microsoft Corporation, to provide Internet TV. This service integrates DISH Network's digital satellite television programming with Internet TV services from WebTV. This product also provides for digital video recording, an advanced electronic program guide, broadband data delivery and video games. The vast majority of the data delivery and video game services are provided through telephone lines and are not delivered via satellite. While we are currently only able to provide a limited number of one-way data services via satellite, we are working to further develop this technology. There can be no assurance that we will be able to cost-effectively develop this technology, or at all. We believe we will be able to increase our subscriber base and average revenue per subscriber by offering these and other similar services.

     LOCAL STRATEGY. In order to provide the strongest possible competition to cable, and thereby maximize our potential market, we are working on solutions to seamlessly provide local broadcast network channels to our subscribers. Subject to eligibility conditions, we currently offer satellite-delivered local network signals to consumers in some of the largest markets in the continental United States, including Atlanta, Boston, Chicago, Dallas/Ft. Worth, Denver, Los Angeles, Miami, New York, Phoenix, Pittsburgh, Salt Lake City, San Francisco and Washington, D.C. Under existing regulation, we can only broadcast these signals to "unserved households" in the local areas from which those channels originate. See "-- Government Regulation." Presently, a subscriber must install a second 18-inch satellite dish to receive our satellite-delivered local network programming in most markets. Therefore, we are still at a competitive disadvantage compared to cable operators because many consumers do not want to install a second satellite dish. We may be able to implement a one-dish solution for local programming in 20 or more major markets around the United States if, among other things, we are able to consummate the 110 acquisition and effect changes in existing legislation.

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     ECHOSTAR RECEIVER SYSTEMS. EchoStar receiver systems include an 18-inch satellite dish, a digital satellite receiver that descrambles signals for television viewing, a remote control, and other related components. DISH Network reception equipment cannot be utilized with competitors' systems. We offer a number of set-top box models. Our standard system comes with an infrared remote control, an on-screen program guide, and the ability to switch between DISH Network and off-air local programming using the remote control. Our mid-level model has all of the basic features but also includes a UHF remote control that allows subscribers to control their EchoStar receiver system from up to 150 feet away through walls, and a high-speed data port. Our premium model includes additional features such as on-screen caller identification capability, event timers to automatically tune into or record selected programming and one-touch VCR recording.

     Although we internally design and engineer our receiver systems, we do not manufacture these systems. Rather, we outsource the manufacturing process to high-volume contract electronics manufacturers. SCI Technology, Inc. manufactures the majority of our receiver systems. During 1998, VTech Communications, Ltd. began manufacturing our set-top boxes. JVC Company of America also manufactures other consumer electronics products, including a digital VCR, that also incorporates an EchoStar receiver system.

     INSTALLATION. Currently, third-parties perform the majority of EchoStar receiver system installations. We also offer installation services from 21 of our own locations throughout the United States. We currently intend to invest to expand our installation business during 1999.

     CUSTOMER SERVICE CENTER. We currently operate customer service centers in Thornton, Colorado, Littleton, Colorado and McKeesport, Pennsylvania. These centers field all of our customer service calls. Potential and existing subscribers can call a single telephone number to receive assistance for hardware, programming, installation and technical support.

     DIGITAL BROADCAST OPERATIONS CENTER. Our digital broadcast operations center is located in Cheyenne, Wyoming. We would acquire a second digital broadcast operations center in Gilbert, Arizona, if we are able to consummate the 110 acquisition. We plan to begin utilizing the second facility as our customer base expands and the added expense can be justified. Almost all of the functions necessary to provide satellite-delivered services occur at the digital broadcast operations center. The digital broadcast operations center uses fiber optic lines and downlink antennas to receive programming and other data at the center. The digital broadcast operations center uplinks programming content to our DBS satellites via large uplink antennas. The digital broadcast operations center also maintains a number of large uplink antennas and other equipment necessary to modulate and demodulate the programming and data signals. All compression and encryption of the DISH Network's programming signals are performed by equipment at our digital broadcast operations center.

     SUBSCRIBER MANAGEMENT. We presently use a third-party software system for DISH Network subscriber management and billing functions. We are currently negotiating a new, multi-year contract for subscriber management services and expect to sign a contract during the first half of 1999.

     SALES AND MARKETING

     EchoStar receiver systems and DISH Network programming services are currently sold by approximately 18,000 independent distributors, retail stores and consumer electronics stores. The majority of DISH Network satellite systems were purchased by subscribers from our independent dealers. These independent dealers are primarily local retailers who specialize in TV and home entertainment systems. We intend to enhance consumer awareness of our products by forming alliances with nationally recognized

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distributors of other consumer electronics products. We formed a strategic alliance with JVC in May 1997. JVC now distributes our receiver systems under the JVC label through certain of its nationwide retailers.

     Through our direct sales efforts, customers can call a single telephone number (1-800-333-DISH) 24 hours a day, seven days a week, to order EchoStar receiver systems, activate programming services, schedule installation and obtain technical support. We believe that we are presently the only DBS provider to offer a comprehensive, single-point customer service function.

     We offer our distributors and retailers a competitive residual, or commission, program. The program pays qualified distributors and retailers an activation bonus, along with a fixed monthly residual for programming services provided over the period that the respective DISH Network subscriber remains active.

     We use regional and national broadcast and print advertising to promote the DISH Network. We also offer point-of-sale literature, product display, demonstration kiosks and signage for retail outlets. We provide guides to our dealers and distributors at nationwide educational seminars and directly by mail, that describe DISH Network products and services. Our mobile sales and marketing team visits retail outlets regularly to reinforce training and ensure that point-of-sale needs are quickly fulfilled. Additionally, we dedicate one DISH Network channel to providing information about special services and promotions that we offer from time to time.

     Our future success in the subscription television industry depends on our ability to acquire and retain DISH Network subscribers, among other factors. Beginning in 1996, to stimulate subscriber growth we reduced the retail price charged to consumers for EchoStar receiver systems. Accordingly, since August 1996, we have sold our receiver systems to DISH Network subscribers below the manufactured cost. We developed these marketing promotions to rapidly build our subscriber base, expand retail distribution of our products, and build consumer awareness of the DISH Network brand. These programs emphasize our long-term business strategy of maximizing future revenue by selling DISH Network programming to the largest possible subscriber base and rapidly increasing the size of that subscriber base. Since we subsidize our receivers, we incur significant costs each time we acquire a new subscriber. Assuming subscriber turnover remains at or near existing levels, we believe that we will be able to fully recoup the up-front costs of subscriber acquisition from future subscription television services.

     Our marketing strategy is based on current competitive conditions. If competition increases, or we determine for any other reason that it is necessary to increase our subscriber acquisition costs to attract new customers, our profitability and costs of operation could be adversely affected.

     SATELLITES

     EchoStar I and EchoStar II each have 16 transponders that operate at 130 watts of power. Subject to the anomalies described below, EchoStar III and EchoStar IV each have 32 transponders that operate at approximately 120 watts per channel, switchable to 16 transponders operating at over 230 watts per channel. Each transponder is capable of transmitting multiple digital video, audio and data channels. Each of our satellites was designed to operate for a minimum of 12 years. From these four satellites, we have the capacity to provide a total of over 400 channels of video and audio programming.

     During 1998, 3 transponders on EchoStar III malfunctioned, resulting in the failure of a total of 6 transponders on the satellite. While a maximum of 32 transponders can be operated at any time, the satellite was equipped with a total of 44 transponders to provide redundancy. As a result of this redundancy and because we are only licensed by the FCC to operate 11 transponders at 61.5(degree) WL, where the satellite is located, the transponder anomaly has not resulted in a loss of service to date. The satellite manufacturer,

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Lockheed Martin, has advised us that it believes it has identified the root cause of the failures, and that while further transponder failures are possible, Lockheed Martin does not believe it is likely that the operational capacity of EchoStar III will be reduced below 32 transponders. Lockheed Martin also believes it is unlikely that our ability to operate at least the 11 licensed transponders on the satellite will be affected. We will continue to evaluate the performance of EchoStar III and may be required to modify our loss assessment as new events or circumstances develop.

     The time for filing a claim for a loss under the satellite insurance policy that covered EchoStar III at the time of the transponder failures has passed. While the insurance carriers were notified of the anomaly, as a result of the built-in redundancy on the satellite and Lockheed Martin's conclusions with respect to further failures, no claim for loss was filed. During the anomaly investigation, we obtained a $200 million in-orbit insurance policy on EchoStar III at standard industry rates, which was renewed through June 25, 1999. However, the policy contains a three-transponder deductible if the satellite is operating at 120 watts per transponder, or a six-transponder deductible if the satellite is operating at 230 watts per transponder. As such, the policy would not cover transponder failures unless transponder capacity is reduced to less than 26 transponders in the 120 watt mode or 13 transponders in the 230 watt mode, during the coverage period. As a result of the deductible, we could potentially experience uninsured losses of capacity on EchoStar III. Although there can be no assurance, we expect that in-orbit insurance can be procured on more traditional terms in the future if no further failures occur in the interim. If further failures do occur, we may not be able to obtain additional insurance on EchoStar III on commercially reasonable terms. We do not maintain insurance for lost profit opportunity.

     As a result of the failure of the solar power panels on EchoStar IV to properly deploy, there is currently only sufficient available power on the satellite to operate approximately 20 transponders. The number of available transponders will decrease over time. Based on current data, we expect that approximately 16 transponders will probably be available over the entire 12-year design life of the satellite, absent significant additional anomalies or other failures. In addition to the failure of the solar power panels, EchoStar IV also experienced an anomaly similar to that experienced by EchoStar III. Like EchoStar III, this additional anomaly has not yet resulted in a loss of operational satellite capacity and Lockheed Martin advises that no such loss is expected. In September 1998, we filed a $219.3 million insurance claim for a constructive total loss, as defined in the launch insurance policy, related to EchoStar IV. However, if we received $219.3 million for a constructive total loss on the satellite, the insurers would obtain the sole right to the benefits of salvage from EchoStar IV under the terms of the launch insurance policy. Although we believe we have suffered a constructive total loss of EchoStar IV in accordance with that definition in the launch insurance policy, we presently intend to negotiate a settlement with the insurers that will compensate us for the reduced satellite transmission capacity and allow us to retain title to the asset. During the third quarter of 1998, we recorded a $106 million impairment provision related to the failure of the solar power panels that represents our best estimate of the amount of capacity we lost as a result of the solar power panels not properly deploying. We also recorded a $106 million insurance receivable. That amount reflects our judgment that it is probable the insurance recovery will be at least equal to the amount of the impairment loss.

     We will acquire two additional DBS satellites if we consummate the 110 acquisition. EchoStar V will have 32 transponders that will operate at approximately 110 watts per channel, switchable to 16 transponders operating at approximately 220 watts per channel. EchoStar VI would also be equipped with 32 transponders that would operate at approximately 120 watts per channel, switchable to 16 transponders operating at approximately 240 watts per channel. EchoStar V and EchoStar VI would each have a minimum design life of 12 years. We would not incur any costs in connection with the launch and first year of in-orbit insurance for EchoStar V and EchoStar VI. Notwithstanding FCC approval of the 110 acquisition and successful launch of EchoStar V and VI, we would only be able to exploit 29 of the 32 frequencies at 110(Degree) WL.

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     SATELLITE LAUNCHES

     We expect to launch EchoStar V this summer and EchoStar VI during the fourth quarter of 1999. The launches could include any combination of United States Atlas launches, Ariane launches through the European Space Agency and Proton launches from Russia.

     SATELLITE INSURANCE

     We have procured in-orbit insurance for EchoStar I, EchoStar II and EchoStar III through June 25, 1999. We may not be able to renew these policies or, if we do, we cannot be certain that renewals will be at rates or on terms favorable to us. For example, if EchoStar I, EchoStar II, EchoStar III or other similar satellites experience anomalies while in orbit, the cost to renew in-orbit insurance could increase significantly or coverage exclusions for similar anomalies could be required. Further, although we have in-orbit coverage for 365 days after launch of EchoStar IV, we do not know if we will be able to obtain in-orbit insurance for EchoStar IV thereafter as a result of the anomalies experienced by the satellite. The in-orbit insurance policies for EchoStar I, EchoStar II and EchoStar III and the launch insurance policy for EchoStar IV include standard commercial satellite insurance provisions. These provisions include, among other things, a material change in underwriting information clause that requires us to notify our insurers of any material change in the written underwriting information provided to the insurers or any change in any material fact or circumstance concerning our satellites insured under the policy. A notification permits the insurers to renegotiate the terms and conditions if the result is a material change in risk of loss or insurable interest. A change in the health status of an insured satellite or any loss occurring after risk has attached does not entitle the insurers to renegotiate the policy terms.

     The satellite insurance policies for EchoStar I, EchoStar II, EchoStar III and EchoStar IV contain customary exclusions, including:

-    acts of war or similar actions;

-    loss or damage caused by anti-satellite devices;

-    insurrection and similar acts;

-    governmental confiscation;

-    nuclear reaction or radioactive contamination;

- willful or intentional acts by us or our contractors designed to cause loss or failure of a satellite;

-    claims for lost revenue and incidental and consequential damages;

-    third-party claims against us; and

- business interruption, loss of business and similar losses that might arise from delay in the launch of any satellite.

     In addition to the above exclusions, the current insurance policy for EchoStar III also excludes additional occurrences of the same or similar anomalies. If one of our satellites does not perform to specifications following launch, there may be circumstances in which insurance will not fully reimburse us for any loss.

     COMPETITION FOR OUR DISH NETWORK BUSINESS

     Our industry is highly competitive. Our competition includes companies that offer video, audio, data, programming and other entertainment services, including cable television, wireless cable, direct-to-home satellite, other DBS companies and companies that are developing new technologies. Many of our competitors have access to substantially greater financial and marketing resources than we have. We believe that quality and variety of programming, quality of picture and service, and cost are the key bases of competition.

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     CABLE TELEVISION. The United States cable television industry currently serves over 65 million subscribers. As an established provider of subscription television services, cable television is a formidable competitor in the overall market for television households. Cable television systems generally offer 30 to 80 analog channels of video programming. Cable television operators currently have a competitive advantage over us because they can provide local programming and service to multiple television sets within the same household without using another receiver. Many cable television operators are in the process of upgrading their distribution systems to expand their existing channel capacity for purposes of providing digital product offerings similar to those offered by DBS providers. In addition, such expanded capacity may be used to provide interactive and other new services.

     Many of the largest cable systems in the United States have announced plans to offer access to telephony services through their existing cable equipment, and have entered into agreements with major telephony providers to further these efforts. In some cases, certain cable systems have actually commenced commercial offerings of such services, the expansion of which could have a negative impact on the demand for DBS services. If such trials are successful, many consumers may find cable service to be more attractive than DBS service.

     Since a subscriber needs to have direct line of sight to the satellite to receive DBS service, some households may not be able to receive DISH Network programming. Additionally, the initial cost required to receive DISH Network programming may deter some potential customers from switching to DISH Network service. Additionally, a subscriber must buy an EchoStar receiver system to receive DISH Network programming. Cable operators lease their equipment to the consumer with little, if any, initial hardware payment required. This also may deter some potential customers from switching to DISH Network service. Additionally, cable operators pay substantially lower royalty rates for the retransmission of distant network and superstation signals than we do.

     OTHER DBS AND DIRECT-TO-HOME SATELLITE SYSTEM OPERATORS. Several other companies have DBS licenses and are positioned to compete with us for home satellite subscribers. DIRECTV, Inc. operates three DBS satellites and has 27 channel assignments at an orbital location that provides coverage to the entire continental United States. United States Satellite Broadcasting Corporation, or USSB, owns and operates an additional five transponders on one of DIRECTV's satellites and presently offers a programming service complementary to DIRECTV's service. DIRECTV and USSB together offer more than 200 channels of DBS video programming. As of December 31, 1998, DIRECTV had approximately 4.5 million subscribers, approximately one-half of whom also subscribed to USSB programming. In December 1998, DIRECTV's parent executed a definitive merger agreement to acquire the business and assets of USSB in a transaction expected to be completed in mid-1999, subject to obtaining regulatory and shareholder approvals. This transaction will give DIRECTV access to additional DBS frequencies which will enable them to further expand their service offering.

     We also compete with PrimeStar, Inc. As of December 31, 1998, PrimeStar had approximately 2.3 million subscribers. PrimeStar offers approximately 150 channels of medium power satellite service. In January 1999, DIRECTV's parent announced an agreement to purchase the satellite television business of PrimeStar, which is comprised of a medium power satellite business and their rights to acquire Tele-Communications, Inc.'s DBS assets, subject in each case to regulatory approvals and customary conditions.

     Two other satellite companies have conditional permits for a comparatively small number of DBS frequency assignments that could be used to provide service to portions of the United States. If the number of DBS operators increases in the future, DISH Network subscriber growth could be adversely affected.

     TELEPHONE COMPANIES. Certain telecommunications carriers, including long distance telephone companies, could become significant competitors in the future as they have expressed an interest in, and in

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some instances made substantial investments to become, subscription television and information providers. For instance, AT&T recently acquired
Tele-Communications, Inc. Other telephone companies are also actively engaged in the video programming distribution business.

     VHF/UHF BROADCASTERS. Most areas of the United States can receive traditional terrestrial VHF/UHF television broadcasts of between three and ten channels. These broadcasters are often low to medium power operators with a limited coverage area and provide local, network and syndicated programming. The local content nature of the programming may be important to the consumer, and VHF/UHF programming is typically provided free of charge. The FCC has allocated additional digital spectrum to licensed broadcasters. At least during a transition period, each existing television station will be able to retain its present analog frequencies and also transmit programming on a digital channel that may permit multiple programming services per channel.

ECHOSTAR TECHNOLOGIES CORPORATION

     Employees of EchoStar Technologies Corporation, one of our wholly-owned subsidiaries, internally design and engineer EchoStar receiver systems. Our satellite receivers have won numerous awards from dealers, retailers and industry trade publications. We outsource the manufacture of EchoStar receiver systems to third parties who manufacture the receivers in accordance with our specifications. In addition to supplying EchoStar receiver systems for the DISH Network, ETC supplies similar digital satellite receivers to international satellite TV service operators. We also offer consulting and integration services to development stage, international direct-to-home satellite operators. We are actively soliciting new business for ETC and, while we are optimistic about future growth opportunities, we cannot provide any assurance in that regard.

     Our ETC division resulted from the development of the DISH Network. We believe that we have an opportunity to grow this business in the future. The employees who design EchoStar receiver systems for the DISH Network are the same as those who design the set-top boxes sold to international direct-to-home satellite TV customers. Consequently, international ETC projects may result in improvements in design and economies of scale in the production of EchoStar receiver systems for the DISH Network.

     Currently, we provide digital set-top boxes to two international direct-to-home satellite TV providers, one in Canada and one in Spain. A substantial portion of our ETC revenue in 1997 and 1998 resulted from sales to these two direct-to-home satellite TV providers. As a result, our ETC business currently is economically dependent upon these two providers. If we are able to consummate the 110 acquisition, we would receive a minimum order from a subsidiary of News Corporation for 500,000 set-top boxes. Although we continue to actively pursue other similar distribution and integration service opportunities, we have not executed additional agreements. Our future revenue in this area depends largely on the success of the direct-to-home satellite TV operators we supply in Canada and Spain, which in turn, depends on other factors, such as the level of consumer acceptance of direct-to-home satellite TV products and the intensity of competition for international subscription television subscribers.

     COMPETITION FOR OUR ETC BUSINESS

     We compete with a substantial number of foreign and domestic companies, many of which have significantly greater resources, financial or otherwise, than we have. We expect new competitors to enter this market because of rapidly changing technology. Our ability to anticipate these technological changes and introduce enhanced products expeditiously will be a significant factor in our ability to remain competitive. Existing competitors' actions and new entrants may have a material adverse impact on our revenues. We do not know if we will be able to successfully introduce new products and technologies on a timely basis in order to remain competitive.

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SATELLITE SERVICES

     Our Satellite Services division primarily leases capacity on our satellites to customers on either a monthly or hourly basis. Full-time customers tend to be international services that broadcast foreign language programming to DISH Network subscribers. Part-time customers are typically Fortune 1000 companies that use our satellite network for business television service to communicate with employees, customers and suppliers located around the United States. In addition, we are developing a wide range of Internet and high-speed data services that we expect to offer to consumers beginning in mid-1999.

     COMPETITION FOR OUR SATELLITE SERVICES BUSINESS

     We compete with a number of other companies, including those using similar and different technologies, to provide Satellite Services. Many of these competitors have substantially greater financial and other resources than we have. Our principal competitors include other satellite system operators, cable television system operators, Internet service providers, and telephone companies. We believe that we can compete with these other companies based on our knowledge and experience in the direct-to-home satellite TV and DBS industry, our technological leadership and new product capabilities, the quality of our video, audio and data transmissions, the quality of service provided, and cost.

GOVERNMENT REGULATION

     THE FOLLOWING SUMMARY OF REGULATORY DEVELOPMENTS AND LEGISLATION IS NOT INTENDED TO DESCRIBE ALL PRESENT AND PROPOSED GOVERNMENT REGULATION AND LEGISLATION AFFECTING THE VIDEO PROGRAMMING DISTRIBUTION INDUSTRY. GOVERNMENT REGULATIONS THAT ARE CURRENTLY THE SUBJECT OF JUDICIAL OR ADMINISTRATIVE PROCEEDINGS, LEGISLATIVE HEARINGS OR ADMINISTRATIVE PROPOSALS COULD CHANGE OUR INDUSTRY, IN VARYING DEGREES. WE CANNOT PREDICT EITHER THE OUTCOME OF THESE PROCEEDINGS OR ANY POTENTIAL IMPACT THEY MIGHT HAVE ON THE INDUSTRY OR ON OUR OPERATIONS. THIS SECTION SETS FORTH A BRIEF SUMMARY OF REGULATORY ISSUES PERTAINING TO OUR OPERATIONS.

     We are required to obtain authorizations and permits from the FCC and other similar foreign regulatory agencies to construct, launch and operate our satellites and other components of our DBS system. Additionally, as a private operator of a United States satellite system, we are subject to the regulatory authority of the FCC and the Radio Regulations promulgated by the International Telecommunication Union. We also have to obtain import and general destination export licenses from the United States Department of Commerce to deliver products to overseas destinations. Finally, we must abide by United States export control regulations when we choose to launch our satellites outside the United States.

     FCC PERMITS AND LICENSES

     The FCC has jurisdiction and review power over the following general areas:

-    assigning frequencies and authorizations;

- ensuring compliance with the terms and conditions of such assignments and authorizations, including required timetables for construction and operation of satellites and other due diligence requirements;

-    authorizing individual satellites and earth stations;

-    avoiding interference with other radio frequency emitters;

-    ensuring compliance with applicable provisions of the Communications Act.

     Like other DBS operators, we received our FCC authorizations conditioned on satisfaction of ongoing due diligence, construction, reporting and other obligations. We cannot be certain that we will be able to comply with all of the FCC's due diligence obligations. Moreover, the FCC could determine we have not complied with such due diligence obligations. The FCC has declared that it will carefully monitor

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the reports required to be filed by satellite service permittees. If we do not file adequate reports or are not able to demonstrate timely progress in the construction of our satellite service system, we could lose our authorizations. We have not filed, or not timely filed, all required reports or filings with the FCC. Therefore, there is a risk that the FCC could determine that we have not complied fully with due diligence requirements and could revoke or place conditions on our current licenses.

     Some of our permits and extension requests have been, and may continue to be, contested in FCC proceedings and in court by several companies with adverse interests. Those companies include Dominion Video Satellite, Inc., PrimeStar, Tempo Satellite Inc., DIRECTV, GE American Communications, Inc. and others.

     The FCC issues DBS licenses for ten year periods, which is less than the useful life of a healthy DBS satellite. Upon expiration of the initial license term, the FCC has the option to renew the satellite operator's license or authorize the operator to operate for a period of time on special temporary authority, or decline to renew the license. If the FCC declined to renew the operator's license, the operator would be required to cease operations and the frequencies would revert to the FCC. The FCC usually grants special temporary authorizations for periods of up to 180 days. These authorizations are usually subject to several other conditions. We also must obtain FCC authorization to operate our earth stations, including the earth stations necessary to uplink programming to our satellites.

     Our licenses to operate EchoStar I and EchoStar II both will expire in 2006. Our license to operate EchoStar III over 11 channels at 61.5(Degree) WL will expire in 2008. EchoStar IV was originally licensed to operate at our 119(Degree) WL orbital location, however, that satellite experienced malfunctions, as discussed above, that required us to change our plans. We currently operate EchoStar IV at the 148(Degree) WL orbital location under a special temporary authorization until permanent authority can be obtained to operate that satellite at the 148(Degree) WL orbital location. Our authorization at 148(Degree) WL requires us to utilize all of our FCC-allocated frequencies at that location by December 20, 2002, or risk losing those frequencies that we are not using. As a result of the anomalies previously discussed, EchoStar IV cannot exploit all of our frequencies at the 148(Degree) WL orbital location.

     APPROVALS RELATED TO THE 110 ACQUISITION

     We are required to obtain FCC approval before we can consummate the 110 acquisition. We have requested FCC approval for the assignment of all FCC authorizations involved in the transaction. The FCC has placed these applications on public notice. The comment cycle ended February 4, 1999. Several parties have opposed the application on various grounds or have requested conditions, including, without limitation the following:

- arguing that alien ownership limitations and other broadcast qualification requirements apply;

-    requesting program access conditions for News Corporation's programming;
     and

-    requesting conditions in connection with service to Alaska and Hawaii.

     Our applications are still pending and we cannot be sure how the FCC might rule on any of these oppositions or requests. Although we have requested expedited action on the applications, we cannot be sure that the FCC will grant them or that it will grant them expeditiously.

     In 1995, the FCC imposed a one-time rule that applied only to those DBS operators that purchased DBS satellite frequencies at an auction in January 1996. The rule effectively prevented a DBS operator from using channels at more than one location from which it is possible to serve the entire continental United States. If the FCC re-imposed this rule, we would not be able to obtain the frequencies from News Corporation and MCI because it would give us two locations from which we could provide service to the

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entire continental United States. Although we believe the application that we filed with the FCC includes compelling reasons that this rule should not be re-imposed, we do not know how the FCC will rule. Furthermore, MCI's authorization is subject to still pending challenges before the full FCC, and we do not know how the FCC will rule on these challenges. Moreover, if the FCC approves the 110 acquisition, we may be required to obtain further FCC approval to transmit programming from both locations to a single consumer satellite dish.

     Furthermore, the FCC is still reviewing an application for minor modifications to MCI's authorization. The FCC must approve all of these modifications prior to the deployment of satellites to that location. We do not know whether the FCC will approve these modifications or that it will do so timely. Moreover, MCI has not yet received FCC authorization in connection with certain types of telemetry, tracking and control operations of its proposed system.

     The state of Hawaii has requested the FCC to condition the assignment of the MCI license on our ability to provide service to 18-24 inch satellite dishes. The two satellites that we will acquire if we consummate the 110 acquisition will have spot beams to enable us to provide service to Alaska and Hawaii. However, these satellites probably will not be able to provide service to substantial portions of Hawaii and Alaska with a dish as small as requested by Hawaii with the same degree of reliability as exists for our service generally, particularly in areas with heavy and consistent precipitation.

     IN-ORBIT AUTHORIZATIONS

     We use specific C-band frequencies to control EchoStar I. The FCC conditionally approved the use of these frequencies to control EchoStar I in 1995. The condition stated that the coordination process with Canada and Mexico had not been completed. In January 1996, the Ministry of Communications and Transportation of Mexico notified the FCC that EchoStar I's telemetry, tracking and control operations could cause unacceptable interference to Mexican satellites. Although it is unlikely, the FCC could subsequently require us to relinquish the use of such C-band frequencies for telemetry, tracking and control purposes. If that happened, we might not be able to control the satellite, which could result in a total loss of the satellite unless we were able to move it to another location.

     We use "extended" C-band frequencies to control EchoStar II. In 1996, we received conditional authority from the FCC to use these frequencies. The condition stated that we could use those frequencies until January 1, 1999 provided that their use would not cause harmful interference. The FCC indicated it would review the suitability of those frequencies for telemetry, tracking and control operations in January 1999. We have timely filed a request to extend the authorization to November 2006. We do not know whether the FCC will extend that authorization. If the FCC refuses to extend our authorization, we might not be able to control EchoStar II, which could result in a total loss of the satellite unless we were able to move it to another location. Recently, the FCC released a notice of proposed rulemaking that may inhibit future satellite operations in the "extended" C-band frequencies. The FCC also is no longer accepting earth station applications in that band. These recent developments might have negative implications for us.

     INTERNATIONAL TELECOMMUNICATION UNION STANDARDS

     Our DBS system also must conform to the ITU broadcasting satellite service plan. If any of our operations are not consistent with this plan, the ITU will only provide authorization on a non-interference basis pending successful modification of the plan or the agreement of all affected administrations to the non-conforming operations. Accordingly, unless and until the ITU modifies its broadcasting satellite service plan to include the technical parameters of DBS applicants' operations, our satellites, along with those of other DBS operators, must not cause harmful electrical interference to other assignments that are in conformance with the plan. Further, DBS satellites are not presently entitled to any protection from other satellites that are

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in conformance with the plan. To our knowledge, the United States government has filed modification requests with the ITU for EchoStar I, II and III. The ITU has requested certain technical information in order to process the requested modifications. We have cooperated, and continue to cooperate, with the FCC in the preparation of its responses to the ITU requests. We cannot predict when the ITU will act upon these requests for modification or if they will be granted.

     AUTHORIZATIONS AND FREQUENCIES THAT WE COULD LOSE

     We also have conditional authorizations for several other DBS and fixed service satellites that are not operational. One permit for 10 unspecified western frequencies was set to expire on August 15, 1995. Although we filed a timely extension request, the FCC has deferred a decision on that request pending the FCC's analysis of our due diligence for that permit. The FCC has not yet assigned the frequencies related to that permit because in 1992 it held that we had not completed contracting for these western assignments -- the first prong of the required diligence -- and asked us to submit amended contract documentation. Although we submitted such documentation, the FCC has not yet ruled on this matter, and we cannot be sure that the FCC will rule in our favor.

     We also have a conditional permit for one frequency at the 110(Degree) WL orbital location and a total of 11 western frequencies at the 175(Degree) WL orbital location that is set to expire on August 15, 1999. That expiration date is pursuant to an extension granted by the FCC's International Bureau in 1996. That extension was subject to the condition that we make significant progress toward construction and operation of a DBS system substantially in compliance with, or ahead of, the most recent timetable that we submitted to the FCC. The FCC's International Bureau also urged us to expedite construction and launch of additional satellites for our DBS system at these frequencies. PrimeStar filed a request with the FCC that is still pending requesting that the FCC reverse the International Bureau's grant of an extension.

     We also have a conditional permit for 11 additional frequencies at 175(Degree) WL, which was set to expire on November 30, 1998. That expiration date was set pursuant to an extension granted by the FCC's International Bureau in 1995. When it granted the extension, the FCC reserved the right to cancel the permit if we failed to progress toward operation of the DBS system in accordance with the timetable that we submitted to the FCC. That extension also is subject to a still pending challenge by PrimeStar.

     While we have timely filed requests for extension of all the western permits, we cannot be sure how the FCC will act with respect to these requests.

     OTHER LICENSES AND CONDITIONAL AUTHORIZATIONS

     We also have received licenses and conditional authorizations from the FCC to operate satellites in the Ka-band, Ku-band and extended Ku-band frequencies. Use of those licenses and conditional authorizations are subject to certain technical and due diligence requirements, including the requirement to construct and launch additional satellites. The granting of those licenses has been challenged by parties with interests that are adverse to ours. If we successfully construct and launch Ku-band, extended Ku-band, Ka-band or low earth orbit satellites, we might be able to use those satellites to complement the DISH Network, or for a variety of other uses. It is possible that the Ku-band and Ka-band orbital locations requested by us and others could permit construction of satellites with sufficient power to allow reception of satellite signals by relatively small dishes. As these projects are in the early stages of development and are currently being challenged by several companies with interests adverse to ours, there can be no assurance that the FCC will sustain these licenses, or grant the pending applications, or that we will be able to successfully capitalize on any resulting business opportunities.

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     REGULATIONS

     DBS RULES. Once the FCC grants a conditional construction permit, the permittee must proceed with due diligence in constructing the system. The FCC has adopted specific milestones that must be met in order to retain the permit, unless the FCC determines that an extension or waiver is appropriate. Permittees must file semi-annual reports on the status of their due diligence efforts. The due diligence milestones require holders of conditional permits to complete contracting for construction of their systems within one year of grant of the permit. Additionally, the satellites must be operational within six years of grant. For permits issued after January 19, 1996, permittees must complete construction of the first satellite in their system within four years of grant of the permit. The FCC also may impose other conditions on the grant of the permit. The holders of new DBS authorizations issued on or after January 19, 1996 must also provide DBS service to Alaska and Hawaii. We are presently not able to satisfy this requirement with EchoStar IV. Accordingly, we have requested a waiver of that requirement. The state of Hawaii has requested many conditions to such a waiver, and we have opposed several of these conditions. Those holding DBS permits as of January 1996 must provide DBS service to Hawaii or Alaska from at least one of their DBS satellites or they will have to relinquish their western assignments.

     Subject to applicable regulations governing non-DBS operations, a licensee may make unrestricted use of its assigned frequencies for non-DBS purposes during the first five years of the ten-year license term. After the first five years, the licensee may continue to provide non-DBS service as long as at it dedicates at least one-half of its total capacity at a given orbital location to providing DBS service. Further, the FCC indicated its desire to streamline and revise its rules governing DBS satellites. We cannot be sure about the content and effect any new DBS rules might have on our business.

     CERTAIN OTHER COMMUNICATIONS ACT PROVISIONS. As a distributor of television programming, we are also affected by numerous laws and regulations, including the Communications Act.

     We believe that we remain free to set prices and serve customers according to our business judgment, without rate regulation or the statutory obligation under Title II of the Communications Act to avoid undue discrimination among customers. Even if, under a future interpretation of the 1996 Act, we were classified as a telecommunications carrier subject to Title II, we believe that such reclassification would not likely increase substantially the regulatory burdens imposed on us or have an adverse impact on our DBS operations, although we cannot be certain.

     We believe that, because we are engaged in a subscription television programming service, we are not subject to many of the regulatory obligations imposed upon broadcast licensees. However, the FCC could determine in the future that we should be treated as a broadcast licensee. In fact, certain parties have requested such treatment. If the FCC determined that we are a broadcast licensee, we could be required to comply with all regulatory obligations imposed upon broadcast licensees.

     The Communications Act, and the FCC's implementing regulations, provide that when subsidiaries of a holding company hold certain types of FCC licenses, foreign nationals or their representatives may not own in excess of 25% of the total votes or equity of record of the holding company, considered on a fully-diluted basis, except after an FCC public interest determination. Although the FCC's International Bureau has ruled that these limitations do not apply to providers of DBS services, certain parties have challenged that ruling. The FCC has not acted on that challenge. These foreign ownership limitations would apply to our fixed satellite service authorizations if we call ourselves a common carrier, or if the FCC decides to treat us as such a carrier. The FCC has noted that we propose to operate one of our proposed satellite systems on both a common and non-common carrier basis.

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     A recent survey of our equity owners disclosed that our foreign ownership was less than 5%, which is well below these limitations, if they applied. However, the 110 acquisition contemplates the issuance of common stock to an Australian corporation that may exceed the alien ownership limitations if they applied. We filed a petition for a declaratory ruling that it is in the public interest to waive any applicable limitations to allow this issuance. Under currently effective precedent, that type of waiver is only required if we propose to conduct common carrier or broadcast operations. After coordination with the FCC staff and in the interest of expediting consideration of our application before the full FCC, we withdrew the petition. We may need to re-file that petition for consideration by the FCC's International Bureau under delegated authority to be able to consummate the 110 acquisition. We do not know how the FCC will rule with respect to this petition, if re-filed. The FCC could grant our waiver, deny the waiver, or impose adverse conditions on the waiver.

     If we do not comply with applicable Communications Act requirements and FCC rules, regulations, policies, and orders, the FCC could revoke, condition, or decline to review or decline to extend an authorization.

     THE TELECOMMUNICATIONS ACT OF 1996. The 1996 Act clarifies that the FCC has exclusive jurisdiction over direct-to-home satellite services. It further clarifies that criminal penalties may be imposed for piracy of direct-to-home satellite services. The 1996 Act also offers DBS operators relief from private and local government-imposed restrictions on the placement of receiving antennas. In some instances, DBS operators have been unable to serve areas due to laws, zoning ordinances, homeowner association rules, or restrictive property covenants banning the installation of antennas on or near homes. The FCC recently announced rules designed to implement Congress' intent. The FCC's rules prohibit most organizations from imposing restrictions on the installation of antennas, including DBS satellite dishes smaller than one meter, on or near homes, unless the restriction is necessary for safety or preservation of a recognized historic district. Local governments and associations can apply to the FCC for a waiver of this rule based on local concerns of a highly specialized or unusual nature. In November 1998, the FCC extended these rules to allow renters to install antennas within their leaseholds (i.e., homes, gardens, patios, terraces and balconies). The FCC declined to extend the rules to permit the installation of antennas on common property or on property to which a viewer was not permitted access, such as the locked roof of an apartment building. Several groups have filed appeals against the November order. The 1996 Act also pre-empted local governments from imposing taxes or fees on direct-to-home satellite services, including DBS. Finally, the 1996 Act required that multi-channel video programming distributors, including DBS operators, fully scramble or block channels providing indecent or sexually explicit adult programming. If a multi-channel video programming distributor cannot fully scramble or block such programming, it must restrict transmission to those hours of the day when minors are unlikely to view the programming.

     THE CABLE ACT. In addition to regulating pricing practices and competition within the franchise cable television industry, the Cable Act was intended to establish and support existing and new multi-channel video service providers, such as wireless cable and DBS. We have benefited from the programming access provisions of the Cable Act and implementing rules, in that we have been able to gain access to previously unavailable programming services and, in some circumstances, have obtained certain programming services at reduced cost. Our business and future results of operations could suffer if the Cable Act or any of the related rules are amended, or interpreted differently in the future. For example, if cable companies, or any affiliated entities, could discriminate against competitors like us with regard to programming access, or the terms on which such programming was available, our ability to acquire programming on a cost-effective basis would be impaired. Certain of the restrictions on cable-affiliated programmers will expire in 2002 unless the FCC extends such restrictions.

     On May 19, 1998, we filed a complaint against Comcast Corporation, a major cable provider, seeking access to the sports programming controlled by Comcast in the Philadelphia area. On January 22,

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1999, the FCC denied this complaint, partly on the basis that Comcast's programming is delivered terrestrially and therefore is not subject to the program access prohibitions. We cannot be certain whether or not other cable operators that control production or distribution of their own programming would switch to terrestrial transmission of their programming and seek to rely on the FCC's denial of our complaint against Comcast in order to deny us access to their programming. We also cannot be certain whether or not these companies would seek to acquire sports franchises and exclusively distribute the corresponding programming, which could possibly limit our access to popular sports programming.

     On January 14, 1999, we filed a program access complaint with the FCC against Speedvision Network, L.L.C. and Outdoor Life Network, L.L.C. seeking access to the programming controlled by these two networks. Our program access complaint alleges that the conduct of Speedvision and Outdoor Life Network in cutting off our access to programming after five days of carriage constitutes an unreasonable refusal to deal and a prohibited unfair practice under the Communications Act and the FCC's rules. Speedvision and Outdoor Life Network have answered and moved to dismiss that complaint, and we cannot be sure how the FCC will act on our complaint. Speedvision has cut off the service allegedly based on its view that we breached a November 1998 contract between the parties and has sued us in federal district court in Connecticut requesting several remedies. We cannot be sure how the court will rule on Speedvision's and Outdoor Life Network's complaint.

     Pursuant to the Cable Act, the FCC recently imposed public interest requirements upon DBS licensees that include the obligation to set aside four percent of the licensee's channel capacity exclusively for non-commercial programming of an educational or informational nature provided by national educational programming suppliers. Among other constraints, the FCC defined relatively narrowly the type of suppliers for which this capacity must be reserved. They also required that the capacity be made available at substantially below cost rates. The FCC also applied to DBS service providers the requirement of providing reasonable access to air-time at favored low rates, and equal opportunity, for certain qualified candidates for public office.

     Although DBS operators are not currently subject to the "must carry" requirements of the Cable Act, the cable industry and broadcast interests have argued that DBS operators should be subject to these requirements. The "must carry" rules generally require cable operators to carry all the local broadcast stations in areas they serve, not just the four major networks. The broadcasters also argue that satellite companies should not be allowed to provide local-into-local network service unless they also become subject to these requirements. If the "must carry" requirements of the Cable Act are revised to include DBS operators, or if Congress enacts new legislation of a similar nature, our plans to provide local programming will be adversely affected.

     CERTAIN OTHER RULEMAKINGS. The FCC recently proposed to allocate additional "expansion" spectrum for DBS operators starting in 2007. DIRECTV has filed an application for a satellite system using those expansion frequencies.

     Foreign satellite systems also are potential providers of DBS service within the United States. In May 1996, in its DISCO II proceeding, the FCC proposed permitting non-U.S. satellite systems to serve the United States if the home country of the foreign-licensed satellite offers open "effective competitive opportunities" in the same satellite service to U.S.-licensed satellites. In the February 1997 World Trade Organization Agreement, the United States offer contained an exemption from market opening commitments for, among other things, DBS and direct-to-home satellite services. In November 1997, the FCC released new rules that maintained the effective competitive opportunities test with respect to foreign-licensed satellites seeking to provide DBS and direct-to-home satellite services in the United States. The FCC also established a strong presumption in favor of authorizing foreign-licensed satellites to provide services other than DBS and direct-to-home satellite in the United States.

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     The FCC has proposed allowing non-geostationary orbit fixed satellite services to operate on a co-primary basis in the same frequency as DBS and Ku-band FSS service. If the proposal is adopted, these satellite operations could provide global high-speed data services. This would, among other things, create additional competition for satellite and other services. The FCC has also requested comment on a request that would allow a terrestrial service proposed by Northpoint Communications, Inc. to retransmit local television signals and provide data services to DBS subscribers. Both of these proposed operations, if authorized and implemented, may cause interference in the DBS spectrum.

     LOCAL NETWORK SIGNALS. We believe that our ability to deliver local programming via satellite into the markets from which the programming originates might help us attract subscribers who would not otherwise be willing to purchase satellite systems. Although we have commenced providing local network service to eligible subscribers in various metropolitan centers, subject to certain conditions, our ability to provide such a service is limited as detailed below.

     SATELLITE HOME VIEWER ACT AND RETRANSMISSION CONSENT. In order to retransmit network station programming, satellite companies, including us, must have a copyright license and must obtain the retransmission consent of the station concerned, subject to certain exceptions. Through our agreement with News Corporation, we will receive the right to retransmit programming from local FOX Network-owned and operated stations. However, we have not yet consummated and we cannot provide any assurance that we will be able to consummate the transaction. Likewise, we may not be able to obtain the retransmission consents from any other network station.

     The Satellite Home Viewer Act establishes a "statutory" or compulsory copyright license that generally allows a DBS operator, for a statutorily-established fee, to retransmit local network signals to subscribers for private home viewing so long as that retransmission is limited to those persons in "unserved households." An "unserved household," with respect to a particular television network, is defined as one that cannot receive a specified quality over-the-air network signal of a primary network station affiliated with that network with a conventional outdoor rooftop antenna. That household must not, during the 90 days prior to subscribing to the DBS service, have subscribed to a cable service that provides the signal of an affiliate of that network. While we believe the Satellite Home Viewer Act could be interpreted in a way that would allow us to retransmit local programming to certain local markets via satellite, we also believe that the compulsory copyright license under the Satellite Home Viewer Act may not be sufficient to permit us to implement our strategy to retransmit such programming in the most efficient and comprehensive manner.

     In the process of setting royalty rates for broadcast signal retransmissions, the Librarian of Congress published a final ruling, on review from a Copyright Arbitration Royalty Panel's recommendation, in October 1997. With respect to "local-into-local" retransmissions, the Librarian affirmed the zero rate for satellite retransmission of a superstation signal within the station's local market -- a recommendation that we had supported. The Librarian modified the panel's recommendation by also establishing a zero rate for secondary transmissions of a network station's signal to "unserved households" within the station's local market. The Librarian also reviewed the panel's recommendation on the meaning of "unserved households." The panel had determined that the statutory license does not cover such retransmissions and the panel did not have jurisdiction to recommend a rate for them. The Librarian decided that the law is silent on the issue. Accordingly, he could not definitively say that the panel's decision is arbitrary or contrary to law. At the same time, the Librarian determined that the Copyright Office retains the authority to rule on the permissibility of secondary transmissions of a network station's signal to households within that station's local market.

     In December 1997, we petitioned the Copyright Office to issue a rule confirming that the statutory license provided by the Satellite Home Viewer Act and related copyright law allow a satellite carrier to retransmit the local network signals of the respective local network affiliates. In January 1998, the

                                       77


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Copyright Office initiated a rulemaking proceeding to determine whether the copyright law permits such "local-into-local" retransmissions. Our petition and subsequent comments have been opposed by, among others, certain sports leagues, representatives of the cable industry, several television networks and their broadcast affiliates, and the Motion Picture Association of America. The staffs of the San Francisco Regional Office and the Bureau of Economics of the Federal Trade Commission supported our position. We do not know if these proceedings will result in a favorable ruling for us.

     In case the Copyright Office does not conduct a rulemaking proceeding or that any such rulemaking may not provide a favorable result to us, we are continuing to pursue the passage of legislation that would clarify and extend current laws with respect to local network signals. We do not know whether we will be successful in this effort. Further, if a court or administrative agency rejected our interpretation of "unserved household" and legislation does not pass that clarifies and extends the scope of the compulsory license, we may have to engage in the relatively cumbersome process of obtaining copyright licenses from all individual copyright holders instead. Without new legislation in this area or a favorable outcome in the rulemaking, we do not know whether we would be successful in any copyright infringement or FCC litigation with copyright owners or broadcasters regarding the legality of certain local-into-local network retransmissions. The same is true if we were unable to successfully negotiate individual copyright licenses and retransmission consent agreements, if necessary.

     DISTANT SIGNALS. The national networks and local affiliate stations have recently sued PrimeTime 24 Joint Venture, a satellite company that provides certain network programming to satellite companies. Until July 1998, we obtained network programming through PrimeTime 24 also. The lawsuit challenges PrimeTime 24's methods of selling network programming to consumers based upon infringement of copyright. The United States District Court for the Southern District of Florida has entered nationwide preliminary and permanent injunctions preventing PrimeTime 24 from selling its programming to consumers unless the programming was sold in accordance with certain stipulations in the injunction. The preliminary injunction took effect on February 28, 1999, and the permanent injunction is set to take effect on April 30, 1999. The injunctions cover PrimeTime 24's "distributors" as well. The plaintiff in the Florida litigation informed us that it considered us a "distributor" for purposes of that injunction. A federal district court in North Carolina has also issued an injunction against PrimeTime 24 prohibiting certain distant signal retransmission to homes delineated by a contour in the Raleigh area.

     During July 1998, we ceased delivering PrimeTime 24 programming. Instead, we began to uplink and distribute network signals directly. We have also implemented specific compliance procedures that materially restrict the market in which we can sell and deliver those network signals. CBS and other broadcast networks have informed us that they believe our method of providing distant network programming violates the Satellite Home Viewer Act and hence infringes their copyright.

     In October 1998, we filed a declaratory judgment action in the United States District Court for the District of Colorado against the four major networks. In the future, we might attempt to certify a class including the networks as well as any and all owned and operated stations and any independent affiliates. We have asked the court to enter a judgment declaring that our method of providing distant network programming does not violate the Satellite Home Viewer Act and hence does not infringe the networks' copyrights.

     In November 1998, the CBS, ABC, NBC and FOX networks and their affiliate groups filed a complaint in the federal district court in Miami against us alleging copyright infringement. They have also requested the issuance of a preliminary injunction against us. The networks also filed a counter claim containing similar allegations against us in the Colorado litigation. We could incur significant damages and have additional material restrictions imposed against the sale of network signals if we were to lose in this litigation. Among other things, we could be required to terminate delivery of distant network signals to a

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material portion of our subscriber base. Further restrictions on the sale of network channels imposed in the future could result in decreases in subscriber activations and subscription television services revenue and an increase in subscriber turnover.

     The Satellite Home Viewer Act permits satellite retransmission of distant network signals only to "unserved households." The determination of whether a household qualifies as "unserved" for the purpose of being eligible to receive a distant network signal depends, in part, on whether that household can receive a signal of "Grade B intensity" as defined by the FCC. On November 17, 1998, in response to petitions for rulemaking that we and the National Rural Telecommunications Cooperative filed, the FCC released a notice of proposed rulemaking concerning the term "Grade B intensity" as used in the Satellite Home Viewer Act. The notice of proposed rulemaking requested comment and made tentative proposals, on among other things:

- the extent of the FCC's authority in connection with the definition, prediction, and measurement of Grade B intensity;

- changing the definition of Grade B intensity so that truly unserved households can be better identified;

- endorsing or developing a methodology for accurately predicting whether an individual household is able to receive a signal of Grade B intensity; and

- developing an easy-to-use and inexpensive method for testing the strength of a broadcast network signal at an individual household.

     The FCC also noted that it does not appear to have the statutory authority to prevent most of PrimeTime 24's subscribers from losing their network service under the Miami injunction. The notice of proposed rulemaking was the subject of extensive comments by, among others, the satellite industry (including us), the networks and broadcast affiliates, and several sports leagues.

     In February 1999, the FCC released its report and order on the proceeding. Although the FCC declined to change the values of Grade B intensity, it adopted a method for measuring it at particular households. The FCC also endorsed a method for predicting Grade B intensity at particular households. We cannot be sure whether these methods are favorable to us or what weight, if any, the courts will give to the FCC's decision. We also cannot be certain whether the application of these methods by the courts will result in termination of distant signal delivery to a material portion of our subscribers and decreases in future subscriber activations. See "Legal Proceedings" for additional information regarding specific proceedings we are involved in.

     With respect to the royalty rate for retransmission of distant network and superstation signals, the Librarian of Congress set the rate at 27 cents per subscriber per month -- a significant increase over the previously applicable rates. While judicial review of this ruling is pending, the new rate became effective January 1, 1998.

     EXPORT REGULATION. From time to time, we require import licenses and general destination export licenses to receive and deliver components of direct-to-home satellite TV systems. In addition, the delivery of satellites and related technical information for the purpose of launch by a non-U.S. launch services provider is subject to strict export control and prior approval requirements. We have contemplated the possibility of satellite launches by such non-U.S. providers for our next planned satellites, and cannot be sure that the requisite approvals will be received.

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PATENTS AND TRADEMARKS

     We use a number of trademarks for our products and services, including "EchoStar," "DISH Network," "America's Top 40," and others. We have registered some of these trademarks. We believe that those trademarks that we have not registered are generally protected by common law and state unfair competition laws. Although we believe that these trademarks are not essential to our business, we have taken affirmative legal steps to protect those trademarks in the past and intend to actively protect these trademarks in the future.

     We have been assigned certain patents for products and product components that we sell. We do not consider any of these to be significant to our continuing operations. In addition, we have obtained and, although no assurances can be given, expect to obtain licenses for certain patents necessary to the manufacture and sale of DBS receivers and related components. We have been notified that certain features of the EchoStar receiver system allegedly infringe on patents held by others, and that we therefore owe royalties. We are investigating these allegations of infringement and, if appropriate, we would vigorously defend against any suit filed by the parties. We do not know whether we would be able to successfully defend any suit, if brought, or if we would be able to obtain a license for any patent that might be required.

EMPLOYEES

     We had 3,815 employees at December 31, 1998, of which 3,750 worked in our domestic operations and 65 worked in our international operations. We are not a party to any collective bargaining agreement and generally consider relations with our employees to be good.

PROPERTIES

     The following table sets forth certain information concerning the Company's material properties:

                                                                                         APPROXIMATE        OWNED OR
DESCRIPTION/USE                                            LOCATION                     SQUARE FOOTAGE       LEASED
---------------                                            --------                     --------------      --------
Corporate headquarters.............................    Littleton, Colorado                  156,000           Owned
EchoStar Technologies Corporation office
   and distribution center.........................    Englewood, Colorado                  155,000           Owned
Office and distribution center.....................    Sacramento, California                78,500           Owned
Digital Broadcast Operations Center................    Cheyenne, Wyoming                     55,000           Owned
Customer Service Center............................    Thornton, Colorado                    55,000           Owned
Customer Service Center............................    McKeesport, Pennsylvania             100,000           Leased
European headquarters and warehouse................    Almelo, The Netherlands               53,800           Owned
Warehouse and distribution center..................    Denver, Colorado                     132,800           Leased

LEGAL PROCEEDINGS

     THE NEWS CORPORATION LIMITED

     During February 1997, our parent company and News Corporation announced an agreement pursuant to which, among other things, News Corporation agreed to acquire approximately 50% of the outstanding capital stock of our parent company. News Corporation also agreed to make available for use by our parent company the DBS permit for 28 frequencies at the 110(degree) WL orbital location purchased by MCI for more than $682 million following a 1996 FCC auction. During late April 1997, substantial disagreements arose between the parties regarding their obligations under this agreement. Those

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substantial disagreements led the parties to litigation. In mid-1997, our parent company filed a complaint seeking specific performance of this agreement and damages, including lost profits. News Corporation filed an answer and counterclaims seeking unspecified damages, denying all of the material allegations and asserting numerous defenses. Discovery commenced in July 1997, and the case was set for trial commencing March 1999. In connection with the pending 110 acquisition, the litigation between our parent company and News Corporation will be stayed and will be dismissed with prejudice upon closing or if the transaction is terminated for reasons other than the breach by, or failure to fill a condition within the control of, News Corporation or MCI.

     In connection with the News Corporation litigation that arose in 1997, our parent company has a contingent fee arrangement with its lawyers, which provides for the lawyers to be paid a percentage of any net recovery obtained in its dispute with News Corporation. Although they have not been specific, the lawyers have asserted that they may be entitled to receive payments in excess of $80 million to $100 million under this fee arrangement in connection with the settlement of the dispute with News Corporation. Our parent company intends to vigorously contest the lawyers' interpretation of the fee arrangement, which it believes significantly overstates the magnitude of its liability thereunder. If the lawyers and our parent company are unable to resolve this fee dispute under the fee arrangement, the fee dispute would be resolved under arbitration. It is too early to determine the outcome of negotiations or arbitration regarding this fee dispute. If the lawyers and our parent company are unable to resolve this fee dispute under the fee arrangement, the fee dispute would be resolved under arbitration. We cannot be certain about the outcome of negotiations or arbitration regarding this fee dispute. As the holder of the assets acquired in the transaction with News Corporation and MCI, we would pay any fee that is payable under the fee arrangement.

     WIC PREMIUM TELEVISION LTD.

     On July 28, 1998, WIC Premium Television Ltd., an Alberta corporation, filed a lawsuit in the Federal Court of Canada Trial Division, against certain defendants, including General Instrument Corporation, HBO, Warner Communications, Inc., John Doe, Showtime, USSB, our parent company and two of our wholly-owned subsidiaries, Dish, Ltd. and Echosphere. The lawsuit seeks, among other things, an interim and permanent injunction prohibiting the defendants from activating receivers in Canada and from infringing any copyrights held by WIC. It is too early to determine whether or when any other lawsuits or claims will be filed. It is also too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

     On September 28, 1998, WIC filed another lawsuit in the Court of Queen's Bench of Alberta Judicial District of Edmonton against certain defendants, which also include our parent company, Dish and Echosphere. WIC is a company authorized to broadcast certain copyrighted work, such as movies and concerts, to residents of Canada. WIC alleges that the defendants engaged in, promoted, or allowed satellite dish equipment from the United States to be sold in Canada and to Canadian residents and that some of the defendants allowed and profited from Canadian residents purchasing and viewing subscription television programming that is only authorized for viewing in the United States. The lawsuit seeks, among other things, interim and permanent injunctions prohibiting the defendants from importing hardware into Canada and from activating receivers in Canada and damages in excess of the equivalent of $175 million. It is too early to determine whether or when any other lawsuits or claims will be filed. It is also too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

     BROADCAST NETWORK PROGRAMMING

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     Section 119 of the Satellite Home Viewer Act authorizes us to substitute satellite-delivered network signals to our subscribers, but only if those subscribers qualify as "unserved households." Historically, we obtained distant broadcast network signals for distribution to our subscribers through PrimeTime 24, Joint Venture. PrimeTime 24 also distributes network signals to certain of our competitors in the satellite industry.

     The national networks and local affiliate stations have recently challenged, based upon infringement of copyright, PrimeTime 24's methods of selling network programming (national and local) to consumers. The United States District Court for the Southern District of Florida has entered a nationwide preliminary and permanent injunction preventing PrimeTime 24 from selling its programming to consumers unless the programming was sold in accordance with certain stipulations in the injunction. The preliminary injunction took effect on February 28, 1999, and the permanent injunction is set to take effect on April 30, 1999. The injunctions cover "distributors" as well. The plaintiff in the Florida litigation informed us that it considered us a "distributor" for purposes of that injunction. A federal district court in North Carolina has also issued an injunction against PrimeTime 24 prohibiting certain distant signal retransmissions to homes delineated by a contour in the Raleigh area.

     On October 19, 1998, our parent company filed a declaratory judgment action in the United States District Court for the District of Colorado against the four major networks. In the future, our parent company may attempt to certify a class including the networks as well as any and all of their owned and operated stations and any independent affiliates. Our parent company has asked the court to enter a judgment declaring that our method of providing distant network programming does not violate the Satellite Home Viewer Act and hence does not infringe the networks' copyrights.

     On November 5, 1998, several broadcast parties, acting on prior threats, filed a complaint in federal district court in Miami alleging, among other things, copyright infringement against our parent company. The plaintiffs in that action have also requested the issuance of a preliminary injunction against our parent company. The networks also filed a counterclaim containing similar allegations against us in the Colorado litigation.

     On February 24, 1999, CBS, NBC, FOX, and ABC filed with the court a "Motion for Temporary Restraining Order, Preliminary Injunction, and Contempt Finding" against DIRECTV in response to an announcement by DIRECTV that it was discontinuing retransmission of the programming of the four networks received from PrimeTime 24 and would instead distribute its own package of network affiliates to its existing subscribers. On February 25, 1999, the court granted CBS and FOX a temporary restraining order requiring DIRECTV and its agents and those who act in active concert or participation with DIRECTV, not to deliver CBS or FOX programming to subscribers who do not live in "unserved households." On March 12, 1999, DIRECTV and the four major broadcast networks and their affiliates announced that they had reached a settlement of that dispute. Under the terms of the settlement, DIRECTV, stations and networks have agreed on a timeframe to disconnect distant broadcast network signals from subscribers predicted to be ineligible based on a modified version of the method used to determine "unserved households." Subscribers will not lose receipt of their distant network signals if they are predicted to be ineligible to receive those signals but they obtain consent from the affected affiliate stations to receive their signals via satellite. We are not sure what effect this development will have on our business.

     On March 24, 1999, we had a hearing in a Denver court on similar matters with similar parties. If we lose that hearing, it is likely that the broadcasters would move forward on their lawsuit filed in Miami and would seek similar remedies against us, including a temporary restraining order requiring us to stop delivering network signals to subscribers who do not live in "unserved households." Depending upon the terms, a restraining order could result in us having to terminate delivery of network signals to a material


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portion of our subscriber base, which could result in decreases in subscriber activations and subscription television services revenue and an increase in subscriber turnover.

     We are subject to various other legal proceedings and claims which arise in the ordinary course of our business. In the opinion of management, the amount of ultimate liability with respect to those actions will not materially affect the our financial position or results of operations.

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                                   MANAGEMENT

     DIRECTORS AND OFFICERS

     Our company is a wholly owned subsidiary of ECC. The following table sets forth information concerning certain officers and directors of ECC and our company:

NAME                                                    AGE                            POSITION
----                                                    ---                            --------
Charles W. Ergen....................................    45        Chairman, Chief Executive Officer, President and
                                                                  Director of ECC and our company
O. Nolan Daines.....................................    39        Director of ECC
Raymond L. Friedlob ................................    54        Director of ECC
James DeFranco .....................................    45        Executive Vice President and Director of ECC and
                                                                  our company
David K. Moskowitz..................................    40        Senior Vice President, General Counsel, Secretary
                                                                  and Director of ECC and our company
Michael T. Dugan....................................    49        President, EchoStar Technologies Corporation
Steven B. Schaver...................................    44        Chief Financial Officer and Chief Operating
                                                                  Officer of ECC and Chief Financial Officer of our
                                                                  company


     CHARLES W. ERGEN. Mr. Ergen has been Chairman of the Board of Directors, President and Chief Executive Officer of ECC since its formation and, during the past five years, has held various executive officer and director positions with ECC's subsidiaries. Mr. Ergen, along with his spouse and James DeFranco, was a co-founder of ECC in 1980.

     O. NOLAN DAINES. In 1993, Mr. Daines founded DiviCom, Inc. DiviCom is a global provider of standards-based MPEG-II encoding product systems for digital video broadcasting. DiviCom's product lines include audio/video/data encoding and networking systems, as well as integration consulting and implementation services. Prior to founding DiviCom, Mr. Daines served as Executive Director of Engineering and System Architecture at Compression Labs Inc., where he led the development of digital video products and communications systems. In March 1998, Mr. Daines was appointed to ECC's Board of Directors.

     RAYMOND L. FRIEDLOB. Mr. Friedlob has been a director of ECC and a member of its Audit and Executive Compensation Committees since October 1995. Mr. Friedlob is presently a member of the law firm of Friedlob Sanderson Raskin Paulson & Tourtillott, LLC. Prior to 1995, Mr. Friedlob was a partner of Raskin & Friedlob, where he had practiced since 1970. Mr. Friedlob specializes in federal securities law, corporate law, leveraged acquisitions, mergers and taxation.

     JAMES DEFRANCO. Mr. DeFranco, currently the Executive Vice President of ECC, has been a Vice President and a Director of ECC since its formation and, during the past five years, has held various executive officer and director positions with ECC's subsidiaries. Mr. DeFranco, along with Mr. Ergen and Mr. Ergen's spouse, was a co-founder of ECC in 1980.

     DAVID K. MOSKOWITZ. Mr. Moskowitz is the Senior Vice President, Secretary and General Counsel of ECC. In March 1998, Mr. Moskowitz was appointed to ECC's Board of Directors to fill the vacancy created by the resignation of Mr. R. Scott Zimmer. During the past five years, Mr. Moskowitz

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also has held various executive officer and director positions with ECC's subsidiaries. Mr. Moskowitz joined ECC in March 1990 and is responsible for all legal and regulatory affairs of ECC and its subsidiaries.

     MICHAEL T. DUGAN. Mr. Dugan is the President of the Consumer Products Division of ECC. In that capacity, Mr. Dugan is responsible for all engineering and manufacturing operations at ECC. Mr. Dugan has been with ECC since 1990.

     STEVEN B. SCHAVER. Mr. Schaver was named the Chief Financial Officer of ECC in February 1996. In November 1996, Mr. Schaver also was named Chief Operating Officer. From November 1993 to February 1996, Mr. Schaver was the Vice President of ECC's European and African operations. From July 1992 to November 1993, Mr. Schaver was the Director of Sales and Marketing for ECC's largest Spanish customer, Internacional de Telecomunicaciones, S.A. in Madrid, Spain. Prior to July 1992 and since joining ECC in 1984, he has held various positions with subsidiaries of ECC, including Vice President of European operations. Prior to joining ECC Mr. Schaver was a Banking Officer with Continental Illinois National Bank.

     The Board of Directors of ECC currently has an Audit Committee and an Executive Compensation Committee, both of which were established in October 1995. The present members of the Audit and Executive Compensation Committees are Messrs. Daines and Friedlob. The principal functions of the Audit Committee are:
(i) to recommend to the Board of Directors the selection of independent public accountants; (ii) review management's plan for engaging ECC's independent public accountants during the year to perform non-audit services and consider what effect these services will have on the independence of the accountants; (iii) review the annual financial statements and other financial reports which require approval by the Board of Directors; (iv) review the adequacy of ECC's system of internal accounting controls; and (v) review the scope of the independent public accountants' audit plans and the results of the audit. The principal function of the Executive Compensation Committee is to award grants under and administer ECC's Stock Incentive Plan.

     EXECUTIVE COMPENSATION

     Executive Officers are compensated by certain subsidiaries of ECC. The following table sets forth the cash and non-cash compensation for the fiscal years ended December 31, 1998, 1997 and 1996 for the Named Executive Officers.

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                           SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM
                                                                                             COMPENSATION
                                                                                                 AWARDS
                                                                                              -----------
                                                                                               SECURITIES
                                                                                               UNDERLYING
                                                                              OTHER ANNUAL       OPTIONS        ALL OTHER
                                      YEAR       SALARY          BONUS      COMPENSATION (1)       (#)       COMPENSATION(2)
                                      ----       ------          -----      -------------      ----------    ---------------
Charles W. Ergen................     1998       $  248,082    $       --      $        --          30,000      $  21,510
Chairman, President and Chief        1997          190,000            --               --          30,000         13,044
Executive Officer                    1996          190,000            --               --          17,300        140,680



James DeFranco..................     1998       $  178,860    $       --      $        --          30,000      $  15,995
Executive Vice President and         1997          160,000            --               --          30,000         13,094
Director                             1996          160,000            --               --              --         48,990



Michael T. Dugan................     1998       $  209,231    $       --      $        --          15,000      $  14,235
President, EchoStar Technologies     1997          160,000            --               --         138,820         13,094
Corporation                          1996          149,615            --               --          18,735         12,882



David K. Moskowitz..............     1998       $  187,311    $  500,000      $        --          30,000      $  14,235
Senior Vice President, Secretary,    1997          157,692            --               --          30,000         12,918
General Counsel and Director         1996          142,692        10,000               --           7,495         12,994



Steven B. Schaver...............     1998       $  183,081    $       --      $    15,074          39,090      $  13,765
Chief Operating Officer and Chief    1997          158,462            --           15,416          59,410         11,984
Financial Officer                    1996          142,498        11,787           14,340              --         12,516



(1) With respect to Mr. Schaver, "Other Annual Compensation" includes housing and car allowances related to his overseas assignments. Although each Named Executive Officer enjoys certain other perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such Officer's salary and bonus.

(2) "All Other Compensation" consists of amounts contributed to the Corporation's 401(k) Plan on behalf of the Named Executive Officers. With respect to Mr. Ergen and Mr. DeFranco for 1996, "All Other Compensation" also includes payments made in connection with a tax indemnification agreement between ECC and such individuals.

     The following table provides information concerning grants of options to purchase Class A Shares of ECC made in 1998 to the Named Executive Officers:


                        OPTION GRANTS IN LAST FISCAL YEAR

                                   NUMBER OF       PERCENT OF
                                   SECURITIES    TOTAL OPTIONS
                                   UNDERLYING      GRANTED TO
                                OPTIONS GRANTED   EMPLOYEES IN    EXERCISE PRICE                       GRANT DATE
NAME                                  (#)             1998       PER SHARE ($/SH) EXPIRATION DATE  PRESENT VALUE (3)
----------------------------------------------------------------------------------------------------------------------
Charles W. Ergen............        30,000(1)        4.33%            $18.29      April 15, 2006        $318,198
James DeFranco..............        30,000(1)        4.33%            $17.00      April 15, 2006         325,251
Michael T. Dugan............        15,000(1)        2.17%            $17.00      April 15, 2006         162,625
David K. Moskowitz..........        30,000(1)        4.33%            $17.00      April 15, 2006         325,251
Steven B. Schaver...........        30,000(1)        4.33%            $17.00      April 15, 2006         325,251
Steven B. Schaver...........         9,090(2)        1.31%            $22.00      March 31, 2008         131,268

         ------------------

(1) In February 1998, ECC adopted the 1998 Executive Bonus Plan which provided, among other things, the Named Executive Officers with options to purchase up to 30,000 Class A Shares each, depending upon ECC's achievement of certain financial and other goals. ECC did not meet any of the goals during 1998. Accordingly, all stock options granted pursuant to the 1998 Executive Bonus Plan were cancelled. During February 1999, each of the Named Executive Officers has been granted awards under the 1999 Executive Bonus Plan, which was recently approved by the Board of Directors. The 1999 Executive Bonus Plan provides for corporate performance-based bonuses, including cash and stock options, all of which are conditioned upon the achievement


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     of certain corporate, financial and other goals. The 1999 Executive Bonus
     Plan consists of three components for each executive covered by the plan:
     (i) a $75,000 cash bonus; (ii) options to purchase up to 15,000 Class A shares at $48.00 per share; and (iii) a long-term incentive grant of options to purchase up to 50,000 Class A shares at $48.00 per share. Each of the above components is subject to cancellation to the extent ECC does not achieve certain pre-defined corporate, financial and other goals.

(2) In March 1998, ECC granted options to Mr. Schaver and other key employees to purchase Class A Shares. These options will vest 20% one year following the date of the grant and continue to vest 20% each year thereafter through 2003. These options expire five years from the date on which each portion of the option first becomes exercisable, subject to early termination in certain circumstances.

(3) Option values reflect Black-Scholes model output for options. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, because option valuation models require the input of highly subjective assumptions (including the expected stock price characteristics) significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock- based compensation awards. The assumptions used in the model were expected volatility of 67%, risk free rate of return of 5.64%, dividend yield of 0%, and time to exercise of six years.

     The following table provides information as of December 31, 1998 concerning unexercised options to purchase Class A Shares:


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

                                                            NUMBER OF SECURITIES
                             NUMBER OF                     UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                              SHARES         VALUE               OPTIONS AT              IN-THE-MONEY OPTIONS AT
                            ACQUIRED ON    REALIZED        DECEMBER 31, 1998 (#)         DECEMBER 31, 1998 ($)(1)
                                                           ---------------------         ------------------------
NAME                        EXERCISE(#)       ($)      EXERCISABLE      UNEXERCISABLE EXERCISABLE      UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------------
Charles W. Ergen                     -      $      -         64,489         80,814      $2,344,164      $2,548,098
James DeFranco                       -             -         47,340         67,279       1,748,148       2,176,592
Michael T. Dugan                17,000       496,163         64,361        137,180       2,074,513       4,361,525
David K. Moskowitz                   -             -         68,679         80,432       2,483,365       2,605,698
Steven B. Schaver                    -             -         34,395         98,058       1,170,798       3,064,854


-------------------

(1) The dollar value of each exercisable and unexercisable option was calculated by multiplying the number of Class A Shares underlying the option by the difference between the exercise price of the option and the closing price (as quoted in the Nasdaq National Market) of a Class A Share on December 31, 1998.

     EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Prior to October 1995, ECC did not have an Executive Compensation Committee, and its Board of Directors determined all matters concerning executive compensation. During 1998, the Executive Compensation Committee consisted of Messrs. Daines and Friedlob. Mr. Friedlob is a partner in the law firm of Friedlob, Sanderson, Raskin, Paulson & Tourtillot, LLC, which billed ECC approximately $210,000 in fees related to securities offerings in 1997.

     DIRECTOR COMPENSATION. Directors of ECC who are not also Executive Officers of ECC receive $500 for each meeting of the Board of Directors attended and are reimbursed for reasonable travel expenses related to attendance at Board meetings. Directors of ECC who are employees are not compensated for their services as Directors. Directors of ECC are elected annually by the shareholders of ECC. Directors who are not also employees of ECC are granted options under the 1995 Non-employee Director Stock Option Plan (the "Director Plan") to acquire 1,000 Class A Shares of ECC upon election to the Board. Mr. Friedlob was granted an option to acquire 1,000 Class A Shares of ECC on December 22, 1995, pursuant to the Director Plan. These options were 100% vested upon issuance and had an exercise price of $20.25 per share and a term of five years. These options were repriced to $17.00 per share during July 1997. Additionally, in February 1997, Mr. Friedlob was granted an option to acquire 5,000 shares of Class A Common Stock. These options were 100% vested upon issuance and have an exercise price of $17.00 and a term of five years. In March 1998, upon appointment to ECC's Board of Directors, Mr. Daines was granted an option to acquire 1,000 shares of ECC's Class A common stock. These options were 100% vested upon issuance, have an exercise price of $22.00, and a term of five years.

     STOCK INCENTIVE PLAN. ECC adopted the 1995 Incentive Plan to provide incentives to attract and retain Executive Officers and other key employees. ECC's Executive Compensation Committee administers the Incentive Plan. Key employees are eligible to receive awards under the Incentive Plan at the Committee's discretion.

     Awards available under the Incentive Plan include (i) common stock purchase options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards. ECC has reserved up to 10 million Class A shares for granting awards under the Incentive Plan. Under the terms of the Incentive Plan, the Executive Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding awards and to reprice awards.

     Pursuant to the Incentive Plan, ECC has granted options to its Executive Officers and other key employees for the purchase of a total of 2,780,834 Class A Shares. Options to purchase 1,447,015 Class A Shares were outstanding as of December 31, 1998. These options generally vest at the rate of 20% per year, commencing one year from the date of grant and 20% thereafter on each anniversary of the date of grant. The exercise prices of these options, which have always been equal to or greater than the fair market value at the date of grant, have ranged from $9.33 to $29.36 per Class A Share. Certain of these stock options were repriced as described below.

     Effective July 1, 1997, the Executive Compensation Committee voted to reprice all outstanding options with an exercise price greater than $17.00 per Class A Share to $17.00 per Class A Share. The price to which the options were repriced exceeded the fair market value of a Class A Share as of the date of repricing. The market value of Class A Shares on the date of repricing was $15.25 per Class A Share. The Executive Compensation Committee and the Board of Directors indicated that they would not typically consider reducing the exercise price of previously granted options. However, the Executive Compensation Committee and the Board of Directors recognized that certain events beyond the reasonable control of the employees of ECC had significantly reduced the incentive those options were intended to create. It was the expectation of the Executive Compensation Committee and the Board of Directors that by reducing the exercise price of these options to $17.00, the intended incentive would be restored in part.

     LAUNCH BONUS PLAN. Effective May 8, 1998, in connection with the launch of EchoStar IV, ECC granted a performance award of ten shares of Class A common stock to all full-time employees with more than 90 days of service. The total number of shares granted relative to the performance award approximated 16,600 shares.

     401(K) PLAN. In 1983, ECC adopted a defined-contribution tax-qualified 401(k) Plan. ECC's employees become eligible for participation in the 401(k) Plan upon completing six months of service with ECC and reaching age 21. Participants in the 401(k) Plan may contribute between 1% and 15% of their compensation in each contribution period. ECC may make a 50% matching contribution up to a maximum of $1,000 per participant per calendar year. ECC may also make an annual discretionary profit sharing or employer stock contribution to the 401(k) Plan with the approval of the Board of Directors.

     Participants in the 401(k) Plan are immediately vested in their voluntary contributions, plus actual earnings thereon. The balance of the vesting in 401(k) Plan participants' accounts is based on years of service. A participant becomes 10% vested after one year of service, 20% vested after two years of service, 30% vested after three years of service, 40% vested after four years of service, 60% vested after five years of service, 80% vested after six years of service, and 100% vested after seven years of service.

     In March 1998, ECC contributed 80,000 shares of its Class A common stock to the 401(k) Plan as a discretionary employer stock contribution. These shares, which were allocated to individual participant 401(k) Plan accounts in proportion to their 1997 eligible compensation, are subject to the seven-year vesting schedule previously described. Shares of Class A common stock allocated to the 401(k) Plan accounts of the Named Executive Officers pursuant to the 1997 discretionary employer stock contribution were as follows: (i) Charles W. Ergen, 539 shares; (ii) Michael T. Dugan, 539 shares (iii) James DeFranco, 539 shares;
(iv) Steven B. Schaver, 534 shares; (v) David K. Moskowitz, 531 shares and (vi) all Officers and Directors as a group, 4,247 shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1997, the law firm of Friedlob, Sanderson, Raskin, Paulson & Tourtillott, LLC billed ECC approximately $210,000 in fees related to certain of the Company's 1997 securities offerings. Mr. Friedlob, a member of ECC's Board of Directors, is a partner of that law firm.

     O. Nolan Daines, who was recently appointed to ECC's Board of Directors, also is the founder of DiviCom. During 1998, ECC purchased approximately $15 million of equipment for its Digital Broadcast Operations Center and for certain of its other project integration services for international direct-to-home satellite TV ventures from DiviCom.

     The Company distributed approximately $269.7 million of the net proceeds of the offering of old notes to ECC to repurchase the Senior Preferred Exchange Notes pursuant to the tender offers. In addition, ECC contributed cash or cash equivalents of $200 million to the Company as common equity. See "Use of Proceeds."

     In addition, our company repaid a $12 million demand note payable to ECC in October 1997. Also, during 1995 and 1996, ECC advanced our company $46 million in the form of notes payable to enable our company to make required payments under its EchoStar III construction contract. The notes payable bear interest at 11.25%, which has been added to principal. We used approximately $60.2 million of the net proceeds of the old notes to repay such notes payable together with accrued interest.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, to the best knowledge of EchoStar, the beneficial ownership of EchoStar's voting securities as of February 28, 1999 by
(i) each person known by EchoStar to be the beneficial owner of more than five percent of any class of EchoStar's voting shares; (ii) each Director of EchoStar; (iii) the five highest compensated persons acting as an Executive Officer of EchoStar (the "Named Executive Officers"); and (iv) all Directors and Executive Officers as a group. Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person's name.


                                                                                          PRO FORMA       PRO FORMA
                                                         NUMBER OF      PERCENTAGE OF     NUMBER OF     PERCENTAGE OF
NAME(1)                                                    SHARES           CLASS         SHARES (2)      CLASS (2)
------------------------------------------------------ --------------- ---------------- --------------- ---------------
CLASS A COMMON STOCK (3):
   Charles W. Ergen (4), (5), (19), (20), (21)....       30,050,398          61.9%       30,050,398          42.0%
   The News Corporation Limited (6)...............                -             -        18,357,884          25.7%
   MCI WorldCom, Inc. (6).........................                -             -         4,560,823           6.4%
   FMR Corp. (7)..................................        2,172,864           4.5%        2,172,864           3.0%
   Wellington Management Company, LLP (8).........        1,657,481           3.4%        1,657,481           2.3%
   AMVESCAP, PLC (9)..............................        1,276,050           2.6%        1,276,050           1.8%
   Montgomery Asset Management, LLC (10)..........        1,202,100           2.5%        1,202,100           1.7%
   James DeFranco (11), (19), (20)................        1,156,345           2.4%        1,156,345           1.6%
   Equitable Companies Inc. (12)..................          836,861           1.7%          836,861           1.2%
   David K. Moskowitz (13), (19), (20)............           84,140           *              84,140           *
   Michael T. Dugan (14), (19), (20)..............           73,979           *              73,979           *
   Steven B. Schaver (15), (19), (20).............           48,503           *              48,503           *
   O. Nolan Daines (16), (20).....................           10,000           *              10,000           *
   Raymond L. Friedlob (17), (20).................           11,000           *              11,000           *
   All Directors and Executive Officers as a Group
     (12 persons) (18), (19), (20)................       31,463,534          64.8%       31,463,534          44.0%




                                                                         NUMBER OF      PERCENTAGE
                                                                           SHARES        OF CLASS
                                                                       --------------- --------------
 CLASS B COMMON STOCK:
    Charles W. Ergen.................................................    29,804,401         100.0%
    All Directors and Executive Officers as a Group (12 persons).....    29,804,401         100.0%


-------------------


*    Less than 1%.

(1) Except as otherwise noted, the address of each such person is 5701 Santa Fe Drive, Littleton, Colorado 80120.

(2) Gives effect to the 110 Acquisition, assuming it had been consummated on March 15, 1999 (see Note (6)). Also includes Class A Shares issuable upon conversion of Mr. Ergen's Class B Shares.

(3) The following table sets forth, to the best knowledge of EchoStar, the actual ownership of Class A Shares (including options exercisable within 60 days) as of February 28, 1999 by (i) each person known by EchoStar to be the beneficial owner of more than five percent of any class of EchoStar's voting shares; (ii) each Director or nominee of EchoStar; (iii) each Named Executive Officer; and (iv) all Directors and Executive Officers as a group:

                                                                  NUMBER OF      PERCENTAGE OF
NAME                                                                SHARES           CLASS
----------------------------------------------------------------------------------------------
CLASS A COMMON STOCK:
   FMR Corp................................................         2,172,864         13.2%
   Wellington Management Company, LLP......................         1,657,481         10.1%
   AMVESCAP, PLC...........................................         1,276,050          7.7%
   Montgomery Asset Management, LLC........................         1,202,100          7.3%
   James DeFranco..........................................         1,156,345          7.0%
   Equitable Companies Inc.................................           836,861          5.1%
   Charles W. Ergen........................................           245,996          1.5%
   David K. Moskowitz......................................            84,140          *
   Michael T. Dugan........................................            73,979          *
   Steven B. Schaver.......................................            48,503          *
   O. Nolan Daines.........................................            10,000          *
   Raymond L. Friedlob.....................................            11,000          *
   All  Directors  and  Executive  Officers  as  a  Group           1,659,133         10.1%
   (11 persons)............................................

(4) Includes (i) 1,915 Class A Shares held in EchoStar's 401(k) Employee Savings Plan (the "401(k) Plan"); (ii) the right to acquire 70,489 Class A Shares within 60 days upon the exercise of employee stock options; and
     (iii) 29,804,401 Class A Shares issuable upon conversion of Mr. Ergen's Class B Shares.

(5) The percentage of total voting power held by Mr. Ergen is 93.4%, after giving effect to the exercise of Mr. Ergen's options exercisable within 60 days and would be approximately 87.2% after also giving effect to the 110 Acquisition.

(6) The exact number of Class A Shares issuable to The News Corporation Limited ("News Corporation") and MCI Telecommunications Company ("MCI"), a subsidiary of MCI WORLDCOM, Inc., in connection with the 110 Acquisition will not be determinable until consummation of that transaction. The number of Class A Shares that will be issued is subject to adjustment if the 20 trading day average closing price of EchoStar's Class A Shares is less than $15.00 or greater than $39.00. Assuming the 110 Acquisition had been consummated on March 15, 1999, the 20 trading day average closing price of the Class A Shares would have been $51.05. The following table illustrates, at various prices, the number of Class A Shares issuable to News Corporation and MCI.


                       NEWS CORPORATION                    MCI
                   ------------------------       --------------------------
AVERAGE SHARE                   PERCENTAGE                      PERCENTAGE
  PRICE             SHARES      OF CLASS (2)        SHARES      OF CLASS (2)
------------       ----------   -----------       ---------     ------------
 $10.00            36,045,000       38.5%         8,955,006        9.6%
 $15.00            24,030,000       30.6%         5,970,000        7.6%
 $39.00            24,030,000       30.6%         5,970,000        7.6%
 $40.00            23,429,250       30.1%         5,820,750        7.5%
 $50.00            18,743,400       26.0%         4,656,600        6.5%
 $60.00            15,619,500       22.9%         3,880,500        5.7%
 $70.00            13,388,143       20.5%         3,326,143        5.1%
 $80.00            11,714,625       18.5%         2,910,375        4.6%
 $90.00            10,413,000       16.9%         2,587,000        4.2%
$100.00             9,371,700       15.6%         2,328,300        3.9%
$110.00             8,519,727       14.4%         2,116,636        3.6%



(7)  The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts
     02109.

(8) The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(9) The address of AMVESCAP, PLC is 1315 Peachtree Street, N.W., Atlanta, Georgia 30309.

(10) The address of Montgomery Asset Management, LLC is 600 Montgomery Street, San Francisco, California 94111.

(11) Includes: (i) 1,915 Class A Shares held in the 401(k) Plan; (ii) the right to acquire 53,340 Class A Shares within 60 days upon the exercise of employee stock options; (iii) 751 Class A Shares held as custodian for his minor children; and (iv) 375,000 Class A Shares controlled by Mr. DeFranco as general partner of a partnership.

(12) The address of Equitable Companies Inc. is 1290 Avenue of the Americas, New York, New York 10104.

(13) Includes (i) 1,813 Class A Shares held in the 401(k) Plan; (ii) the right to acquire 74,679 Class A Shares within 60 days upon the exercise of employee stock options; (iii) 166 Class A Shares held as custodian for his minor children; (iv) 3,000 Class A Shares owned by Mr. Moskowitz's spouse; and (v) 1,023 Class A Shares held as trustee for Mr. Ergen's children.

(14) Includes: (i) 1,853 Class A Shares held in the 401(k) Plan and (ii) the right to acquire 72,125 Class A Shares within 60 days upon the exercise of employee stock options.

(15) Includes: (i) 1,684 Class A Shares held in the 401(k) Plan and (ii) the right to acquire 46,780 Class A Shares within 60 days upon the exercise of employee stock options.

(16) Includes the right to acquire 6,000 Class A Shares within 60 days upon the exercise of employee stock options.

(17) Includes the right to acquire 11,000 Class A Shares within 60 days upon the exercise of employee stock options.

(18) Includes (i) 14,486 Class A Shares held in the 401(k) Plan; (ii) the right to acquire 361,113 Class A Shares within 60 days upon the exercise of employee stock options; (iii) 375,000 Class A Shares held in a partnership;
     (iv) 29,804,401 Class A Shares issuable upon conversion of Class B Shares;
     (v) 101,023 Class A Shares held in the name of, or in trust for, minor children and other family members; and (vi) 3,947 Class A Shares owned by or jointly with family members.

(19) Includes 162,175 Class A Shares over which Mr. Ergen has voting power as trustee for the 401(k) Plan. These shares also are beneficially owned through investment power by each individual 401(k) Plan participant. The Class A Shares individually owned by each of the Named Executives through their participation in the 401(k) Plan are included in each respective Named Executive's information above.

(20) Beneficial ownership percentage was calculated assuming exercise or conversion of all Class B Shares, warrants and employee stock options exercisable within 60 days (collectively, the "Derivative Securities") into Class A Shares by all holders of such Derivative Securities. Assuming exercise or conversion of Derivative Securities by such person, and only by such person, the beneficial ownership of Class A Shares would be as follows: Mr. Ergen, 66.2%; Mr. DeFranco, 7.3%; less than one percent for Mr. Moskowitz, Mr. Dugan, Mr. Schaver, Mr. Daines and Mr. Friedlob; and all Officers and Directors as a group, 67.0%.

(21) In connection with the 110 acquisition, Mr. Ergen entered into a voting agreement with News Corporation and MCI pursuant to which News Corporation and MCI have agreed to vote their shares of EchoStar stock in the manner recommended by the Board of Directors of EchoStar for a period of five years following consummation of the 110 acquisition. Mr. Ergen disclaims beneficial ownership of the shares of Class A Shares to be issued to News Corporation and MCI. See "Proposal No. 2 -- To Approve the Issuance of Class A Shares Pursuant to the Purchase Agreement -- Information About the Purchase Agreement -- Voting Agreement."

                            DESCRIPTION OF THE NOTES

     The seven year notes and the ten year notes were each issued pursuant to an indenture by and among us, the guarantors and U.S. Bank Trust National Association, as trustee. The terms of the exchange notes are substantially identical to the terms of the old notes. However, the exchange notes are not subject to transfer restrictions or registration rights unless held by certain broker-dealers, our affiliates or certain other persons.

     The following summary of some of the provisions of each indenture and the registration rights agreements relating to each series of notes does not purport to be complete and is qualified in its entirety by reference to the applicable indenture and the registration rights agreements.

     You can find the definitions of some of the capitalized terms used in this section under the subheading "--Certain Definitions." For purposes of this section, references to "us," "our company" or "we" mean only EchoStar DBS Corporation and not our subsidiaries, and references to "ECC" shall mean ECC together with each Wholly Owned Subsidiary of ECC that beneficially owns 100% of the Equity Interests of our company, but only so long as ECC beneficially owns 100% of the Equity Interests of such subsidiary.

     The terms of the notes include those stated in the applicable indenture and those made part of each indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all such terms, and holders of notes should refer to the applicable indenture and the Trust Indenture Act for a statement thereof. A copy of each indenture may be obtained from us or the initial purchasers.

     The following description is a summary of the material provisions of each indenture. It does not restate each indenture in its entirety. We urge you to read the applicable indenture because it, and not this description, defines your rights as a holder of the notes.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

     In the following summary, "EchoStar" refers solely to EchoStar Communications Corporation and does not include any direct or indirect subsidiaries of EchoStar. Unless the context otherwise requires, all references herein to the notes shall include the old notes and the exchange notes.

THE NOTES

     The notes are:

-    general unsecured obligations of our company;

-    ranked equally in right of payment to each other;

- ranked equally in right of payment with all existing and future senior debt of our company;

- ranked senior in right of payment to all other existing and future subordinated debt of our company;

- effectively junior to (i) all liabilities (including trade payables) of our company's Subsidiaries (if any) that are Unrestricted Subsidiaries (and thus not guarantors) or that are otherwise not guarantors and of ETC or any Subsidiary of our company which constitutes a Non-Core Asset in the event ETC or such Subsidiary is released from its guarantee pursuant to the covenant entitled "Certain Covenants--Dispositions of ETC and Non-Core Assets," (ii) all liabilities (including trade payables) of any Subsidiary Guarantor if such guarantor's guarantee is subordinated or avoided by a court of competent jurisdiction (see "Risk Factors--Under Fraudulent Conveyance

     Statutes, A Court May Void Or Subordinate Our Obligations Under The Notes Or Our Subsidiary Guarantors' Obligations Under Their Guarantees") and
     (iii) all secured obligations, to the extent of the collateral securing such obligations, including any borrowings under any of our future secured credit facilities; and

-    unconditionally guaranteed by the guarantors.

     The notes are issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Any ten year notes that remain outstanding after the completion of the ten year note exchange offer, together with the ten year exchange notes issued in connection with the ten year note exchange offer, will be treated as a single class of securities for all purposes under the ten year note indenture, including, without limitation, waivers, amendments, redemptions, Change of Control Offers and Excess Proceeds Offers. Any seven year notes that remain outstanding after completion of the seven year note exchange offer, together with the seven year exchange notes issued in connection with the seven year note exchange offer, will be treated as a single class of securities for all purposes under the seven year note indenture, including without limitation, waivers, amendments, redemptions, Change of Control Offers and Excess Proceeds Offers.

THE GUARANTEES

     The notes are guaranteed by the guarantors, which currently include DBSC and substantially all of our direct and indirect Wholly Owned Restricted Subsidiaries. The guarantees of the notes are:

     -    general unsecured obligations of each guarantor;

     -    ranked equally in right of payment to all other guarantees;

     - ranked equally in right of payment with any existing and future senior debt of the guarantor;

     - effectively junior to secured obligations, to the extent of the collateral securing such obligations, including any secured guarantees of our obligations under any of our future credit facilities; and

     - ranked senior in right of payment to all other existing and future subordinated debt of such guarantor.

     Assuming we had completed the offering and applied the proceeds as intended, as of September 30, 1998, on a pro forma basis after giving effect to the tender offers (assuming that all of the 1994 notes, the 1996 notes, the 1997 notes were tendered in the tender offers) and to the reorganization, there would have been

     - no outstanding debt ranking ahead of the notes or the guarantees, as the case may be,

     - $70.6 million of outstanding debt ranking equally with the notes and the guarantees, as the case may be, $45.4 million of which is secured and

     - no outstanding debt ranking behind the notes or the guarantees, as the case may be.

The indentures permit us and the guarantors to incur additional Indebtedness, including secured and unsecured Indebtedness that ranks PARI PASSU with the notes. Any secured Indebtedness will, as to the collateral securing such Indebtedness, be effectively senior to the notes to the extent of such collateral.

     As of the date of the indentures, all of our Subsidiaries are "Restricted Subsidiaries" other than E-Sat, Inc., EchoStar Real Estate Corporation, EchoStar International (Mauritius) Ltd., EchoStar Manufacturing and Distribution Private Ltd. and Satrec Mauritius Ltd., which are "Unrestricted Subsidiaries." Under certain circumstances, we are permitted to designate certain of our Subsidiaries as additional "Unrestricted Subsidiaries." Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the indenture. Unrestricted Subsidiaries will not guarantee the notes.

     ECC and its Subsidiaries (other than we and substantially all of our Subsidiaries) will not guarantee or otherwise be obligated in respect of the notes.

GENERAL

     The notes rank PARI PASSU in right of payment to each other, and with all of our senior indebtedness, except to the extent of any collateral securing such senior indebtedness, which is effectively senior to the notes to the extent of such collateral. Each guarantee ranks PARI PASSU in right of payment with the other guarantees, and with all senior indebtedness of the guarantor issuing such guarantee, except to the extent of any collateral securing such senior indebtedness, which is effectively senior to the guarantees to the extent of such collateral. Although the notes are titled "Senior," neither we nor any guarantor has issued, and neither has any plans to issue, any indebtedness to which the notes or the guarantees, as the case may be, would be senior. On a pro forma basis, after giving effect to the offering of the notes and to the application of the net proceeds therefrom as intended (assuming that all of the 1994 notes, the 1996 notes, the 1997 notes and the Senior Preferred Exchange Notes were tendered in the tender offers), and to the reorganization, our aggregate consolidated Indebtedness as of December 31, 1998, for purposes of the indentures, would have been approximately $2.05 billion.

PRINCIPAL, MATURITY AND INTEREST

     The ten year notes were issued in an aggregate principal amount of $1.625 billion. The ten year notes will mature on February 1, 2009. The seven year notes were issued in an aggregate principal amount of $375.0 million. The seven year notes will mature on February 1, 2006.

     Interest on the notes accrues at the rate per annum set forth on the cover page of this prospectus and will be payable semiannually in cash on each February 1 and August 1, commencing August 1, 1999 to holders of record on the immediately preceding January 15 and July 15, respectively. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

     The notes will be payable both as to principal and interest at the office or agency of our company maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes. Until otherwise designated by us, our office or agency will be the office of the trustee maintained for such purpose.

GUARANTEES

     Each guarantor jointly and severally guarantees our obligations under the ten year notes and the seven year notes, respectively. The obligations of each guarantor under its guarantee is limited as necessary to prevent such guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See "Risk Factors--Under Fraudulent Conveyance Statutes, A Court May Void Or Subordinate Our Obligations Under The Notes Or Our Subsidiary Guarantors' Obligations Under Their

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Guarantees." Each guarantor that makes a payment or distribution under a guarantee shall be entitled to a pro rata contribution from each other guarantor based on the net assets of each other guarantor.

     Each guarantor may consolidate with or merge into or sell its assets to us or another guarantor that is our Restricted Subsidiary, or with or to other persons upon the terms and conditions set forth in the indentures. A guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another person (whether or not such guarantor is the surviving person) unless certain conditions are met. See "--Certain Covenants--Merger, Consolidation, or Sale of Assets."

     The guarantee of a guarantor will be deemed automatically discharged and released in accordance with the terms of the indenture:

     (1) in connection with any direct or indirect sale, conveyance or other disposition of all of the capital stock or all or substantially all of the assets of that guarantor (including by way of merger or consolidation), if such sale or disposition is made in compliance with the applicable provisions of the indenture (See "--Certain Covenants--Asset Sales");

     (2) if a guarantor is dissolved or liquidated in accordance with the provisions of the indenture;

     (3) if we designate any such guarantor as an Unrestricted Subsidiary in compliance with the terms of the indentures; or

     (4) without limiting the generality of the foregoing, in the case of ETC or any guarantor which constitutes a Non-Core Asset, upon the sale or other disposition of any Equity Interest of ETC or such guarantor which constitutes a Non-Core Asset, respectively. See "--Certain Covenants--Dispositions of ETC and Non-Core Assets."

OPTIONAL REDEMPTION

THE TEN YEAR NOTES

     Except as provided in the next paragraph, the ten year notes are not redeemable at our option prior to February 1, 2004. Thereafter, the ten year notes are subject to redemption at our option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning on February 1 of the years indicated below:


YEAR                         PERCENTAGE
----                         ----------
2004................          104.688%
2005................          103.516
2006................          102.344
2007................          101.172
2008................          100.000


     Notwithstanding the foregoing, at any time prior to February 1, 2002, we may redeem up to 35% of the aggregate principal amount of the ten year notes outstanding at a redemption price equal to 109.375% of the principal amount thereof on the repurchase date, together with accrued and unpaid interest to such repurchase date, with the net cash proceeds of one or more public or private sales

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(including sales to ECC, regardless of whether ECC obtained such funds from an offering of Equity Interests or Indebtedness of ECC or otherwise) of our Equity Interests (other than Disqualified Stock) (other than proceeds from a sale to any of our Subsidiaries or any employee benefit plan in which we or any of our Subsidiaries participates); PROVIDED that:

     - at least 65% in aggregate principal amount of the ten year notes originally issued remain outstanding immediately after the occurrence of such redemption;

     - such redemption occurs within 120 days of the date of the closing of any such sale; and

     - the sale of such Equity Interests is made in compliance with the terms of the indenture.

THE SEVEN YEAR NOTES

     Except as provided in the next paragraph, the seven year notes are not redeemable at our option prior to February 1, 2003. Thereafter, the seven year notes are subject to redemption at our option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning on February 1 of the years indicated below:


YEAR                       PERCENTAGE

2003................       104.625%
2004................       102.313
2005................       100.000


     Notwithstanding the foregoing, at any time prior to February 1, 2002, we may redeem up to 35% of the aggregate principal amount of the seven year notes outstanding at a redemption price equal to 109.250% of the principal amount thereof on the repurchase date, together with accrued and unpaid interest to such repurchase date, with the net cash proceeds of one or more public or private sales (including sales to ECC, regardless of whether ECC obtained such funds from an offering of Equity Interests or Indebtedness of ECC or otherwise) of our Equity Interests (other than Disqualified Stock) (other than proceeds from a sale to any of our Subsidiaries or any employee benefit plan in which we or any of our Subsidiaries participates); PROVIDED that:

     - at least 65% in aggregate principal amount of the seven year notes originally issued remain outstanding immediately after the occurrence of such redemption;

     - such redemption occurs within 120 days of the date of the closing of any such sale; and

     - the sale of such Equity Interests is made in compliance with the terms of the indenture.

SELECTION AND NOTICE

     If less than all of a series of notes are to be redeemed at any time, selection of notes of the applicable series for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed or, if such notes are not so listed, on a pro rata basis, by lot or by such other method as the trustee deems fair and appropriate, PROVIDED that no notes with a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part

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only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note of the same series in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, if we do not default in the payment of the redemption price, interest will cease to accrue on notes or portions thereof called for redemption.

OFFER TO PURCHASE UPON CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, we will be required to make an offer (a "Change of Control Offer") to each holder of notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (in either case, the "Change of Control Payment"). Within 15 days following any Change of Control, we shall mail a notice to each holder stating:

     1. that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control";

     2. the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days after the date such notice is mailed (the "Change of Control Payment Date");

     3. that any notes not tendered will continue to accrue interest in accordance with the terms of the indenture;

     4. that, unless we default in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

     5. that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of notes delivered for purchase, and a statement that such holder is withdrawing his election to have such notes purchased;

     6. that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof; and

     7. any other information material to such holder's decision to tender notes.

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes in connection with a Change of Control. Due to our highly leveraged structure and the terms of other indebtedness to which we and our Subsidiaries are or may in the future be subject, we may not be able to repurchase all of the notes tendered for purchase upon the occurrence of a Change of Control. If we fail to repurchase all of the notes tendered for purchase upon the occurrence of a Change of Control, such failure will constitute an Event of Default. In addition, the terms of other indebtedness to which we may be subject may prohibit us from purchasing the notes or offering to purchase the notes, and a Change of Control Offer or a Change of Control Payment could trigger a default or event of default under the terms of such indebtedness. In the event that we were unable to obtain the consent of the holders of any such other indebtedness to make a Change of Control Offer or

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make the Change of Control Payment or to repay such indebtedness, a Default or
Event of Default may occur. See "--Events of Default and Remedies."

     Except as described above with respect to a Change of Control, the indentures do not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

CERTAIN COVENANTS

     RESTRICTED PAYMENTS. The indentures provide that neither we nor any of our Restricted Subsidiaries may, directly or indirectly:

     (a) declare or pay any dividend or make any distribution on account of any Equity Interests of our company other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of our company;

     (b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of ECC, our company or any of their respective Subsidiaries or Affiliates, other than any such Equity Interests owned by our company or any Wholly Owned Restricted Subsidiary;

     (c) purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is expressly subordinated in right of payment to the notes or the guarantees, except in accordance with the scheduled mandatory redemption, sinking fund or repayment provisions set forth in the original documentation governing such Indebtedness;

     (d) declare or pay any dividend or make any distribution on account of any Equity Interests of any Restricted Subsidiary, other than

          (x) to our company or any Wholly Owned Restricted Subsidiary or

          (y) to all holders of any class or series of Equity Interests of such Restricted Subsidiary on a PRO RATA basis; PROVIDED that in the case of this clause (y), such dividends or distributions may not be in the form of Indebtedness or Disqualified Stock; or

     (e) make any Restricted Investment (all such prohibited payments and other actions set forth in clauses (a) through (e) being collectively referred to as "Restricted Payments"),

unless, at the time of such Restricted Payment:

          (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (ii) after giving effect to such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, the Indebtedness to Cash Flow Ratio of our company would not have exceeded 8.0 to 1; and

          (iii) such Restricted Payment, together with the aggregate of all other Restricted Payments after the date of the indenture, is less than the sum of

               (A) the difference of

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                  (x) cumulative Consolidated Cash Flow of our company
          determined at the time of such Restricted Payment (or, in case such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit) minus

                  (y) 120% of Consolidated Interest Expense of our company, each as determined for the period (taken as one accounting period) from April 1, 1999 to the end of our company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

               (B) an amount equal to 100% of the aggregate net cash proceeds and, in the case of proceeds consisting of assets used in or constituting a business permitted under the covenant described under " --Activities of our Company," 100% of the fair market value of the aggregate net proceeds other than cash received by our company either from capital contributions from ECC, or from the issue or sale (including an issue or sale to ECC) of Equity Interests (other than Disqualified Stock) of our company (other than Equity Interests sold to any Subsidiary of our company), since the date of the Indenture, but, in the case of any net cash proceeds, only to the extent such net cash proceeds are not used to redeem notes pursuant to the provision described in the second paragraph under "--Optional Redemption"; PROVIDEd that the proceeds calculated for purposes of this clause (B) shall exclude cash and non-cash property and assets received by our company pursuant to the covenants described under "--The 110 Acquisition" and "--The ECC Equity Contribution;" plus

               (C) in the event that any Unrestricted Subsidiary is designated by our company as a Restricted Subsidiary, an amount equal to the fair market value of the net Investment of our company or a Restricted Subsidiary in such Subsidiary at the time of such designation PROVIDED, HOWEVER, that the foregoing sum shall not exceed the amount of the Investments made by our company or any Restricted Subsidiary in any such Unrestricted Subsidiary since the date of the indenture, plus

               (D) 100% of any cash dividends and other cash distributions received by our company and its Wholly Owned Restricted Subsidiaries from an Unrestricted Subsidiary to the extent not included in Cumulative Consolidated Cash Flow plus

               (E) to the extent not included in clauses (A) through (D) above, an amount equal to the net reduction in Investments of our company and our Restricted Subsidiaries since the Issue Date resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to our company or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance or other disposition of any such Investment; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, with respect to any person in whom such Investment was made, the amount of Investments previously made by our company or any Restricted Subsidiary in such person which were included in computations made pursuant to this clause (iii).

     The foregoing provisions will not prohibit the following (provided that with respect to clauses (2), (3), (5), (6), (7), (8), (9), (12), (13) and (14)
below, no Default or Event of Default shall have occurred and be continuing therein):

          (1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the indenture;

          (2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of our company in exchange for, or out of the net proceeds of the substantially concurrent capital contribution from ECC or from the substantially concurrent issue or sale (including to ECC) of Equity Interests (other than Disqualified Stock) of our company (other

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than Equity Interests issued or sold to any Subsidiary of our company);

          (3) Investments in an aggregate amount not to exceed $75 million plus, to the extent not included in Consolidated Cash Flow, an amount equal to the net reduction in such Investments resulting from payments in cash of interest on Indebtedness, dividends or repayment of loans or advances, or other transfers of property, in each case, to our company or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance or other disposition of any such Investment; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, with respect to any person in whom such Investment was made, the amount of Investments previously made by our company or any Restricted Subsidiary in such person pursuant to this clause (3);

          (4) Investments to fund the financing activity of DNCC in the ordinary course of its business in an amount not to exceed, as of the date of determination, the sum of

               (A) $35 million plus

               (B) 40% of the aggregate cost to DNCC for each Satellite Receiver purchased by DNCC and leased by DNCC to a retail consumer in excess of 100,000 units;

          (5) cash dividends or distributions to ECC to the extent required for the purchase of employee stock options to purchase Capital Stock of ECC, or Capital Stock of ECC issued pursuant to the exercise of employee stock options to purchase Capital Stock of ECC, in an aggregate amount not to exceed $2 million in any calendar year and in an aggregate amount not to exceed $10 million since the date of the indenture;

          (6) a Permitted Refinancing (as defined below in "--Incurrence of Indebtedness");

          (7) Investments in an amount equal to 100% of the aggregate net proceeds (whether or not in cash) received by our company from capital contributions from ECC or from the issue and sale (including a sale to ECC) of Equity Interests (other than Disqualified Stock) of our company (other than Equity Interests issued or sold to a Subsidiary of our company), on or after the date of the indenture; PROVIDED that such proceeds shall include only $300 million in the case of assets contributed pursuant to the covenant described under "--The 110 Acquisition" and shall include all of the cash contributed pursuant to the covenant described under "--The ECC Equity Contribution;" plus, to the extent not included in Consolidated Cash Flow, an amount equal to the net reduction in such Investments resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to our company or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance, or other disposition of any such Investment; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, with respect to any person in whom such Investment was made, the amount of Investments previously made by our company or any Restricted Subsidiary in such person pursuant to this clause (7) in each case, PROVIDED that such Investments are in businesses of the type described under "--Activities of our Company;"

          (8) Investments in any Restricted Subsidiary which is a guarantor but which is not a Wholly Owned Restricted Subsidiary;

          (9) Investments in NagraStar in an aggregate amount not to exceed $25 million and in SkyVista in an aggregate amount not to exceed $10 million;

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          (10) cash dividends or other cash distributions to ECC in an amount sufficient to enable ECC to

               (A) repurchase its 12 1/8% Senior Exchange Notes,

               (B) pay interest on any of its 12 1/8% Senior Exchange Notes which remain outstanding following consummation of the tender offers and

               (C) either

                  (x) redeem such 12 1/8% Senior Exchange Notes that remain outstanding at the prices set forth in the indenture governing such notes; or

                  (y) repurchase or defease such notes at any time prior to such redemption; PROVIDED in each case, that ECC has irrevocably agreed, for the benefit of the holders of the notes issued under this indenture, to apply such cash pursuant to the clause above under which such dividend or other distribution was made;

          (11) cash dividends or distributions to ECC to the extent required for the purchase of odd-lots of Equity Interests of ECC, in an amount not to exceed $5 million in the aggregate;

          (12) the making of any Restricted Payment (including the receipt of any Investment) permitted under or resulting from any transaction permitted under the covenant described under "--Dispositions of ETC and Non-Core Assets"; PROVIDED that all conditions to any such Restricted Payment set forth in such covenant are satisfied; or

          (13) Investments made as a result of the receipt of non-cash proceeds from Asset Sales made in compliance with the covenant described under "--Asset Sales."

     Restricted Payments made pursuant to clauses (1), (2), (4), (7) (but only to the extent that net proceeds received by our company as set forth in such clause (7) were included in the computations made in clause (iii)(B) of the first paragraph of this covenant), (11) and (13) (but only to the extent such Investments pursuant to clause (13) (a) were made as a result of the receipt of non-cash proceeds from Asset Sales as set forth in the provision described in clause (y) of the last paragraph under "--Asset Sales" and (b) are not designated as Investments made pursuant to an applicable provision of the immediately preceding paragraph of this covenant (other than clause (13) thereof)) shall be included as Restricted Payments in any computation made pursuant to clause (iii) of the first paragraph of this covenant. Restricted Payments made pursuant to clauses (3), (5), (6), (7) (but only to the extent that net proceeds received by our company as set forth in such clause (7) were not included in the computations made in clause (iii)(B) of the first paragraph of this covenant), (8), (9), (10), (12) and (13) (but only to the extent such Investments pursuant to clause (13) (a) were not made as a result of the receipt of non-cash proceeds from Asset Sales as set forth in the provision described in clause (y) of the last paragraph of "--Asset Sales" or (b) if made pursuant to such clause (y), were designated as Investments made pursuant to an applicable provision of the immediately preceding paragraph of this covenant (other than clause (13) thereof)) shall not be included as Restricted Payments in any computation made pursuant to clause (iii) of the first paragraph of this covenant.

     If our company or any Restricted Subsidiary makes an Investment which was included in computations made pursuant to this covenant and the person in which such Investment was made subsequently becomes a Restricted Subsidiary that is a guarantor, to the extent such Investment resulted

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in a reduction in the amounts calculated under clause (iii) of the first paragraph of or under any other provision of this covenant, then such amount shall be increased by the amount of such reduction.

     Not later than five business days after January 1 and July 1 of each year and ten days following a request from the trustee, we shall deliver to the trustee an officers' certificate stating that each Restricted Payment made in the six months preceding such January 1, July 1 or date of request, as the case may be, is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations shall be based upon our company's latest available financial statements.

     INCURRENCE OF INDEBTEDNESS. The indentures provide that our company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (including Acquired Debt); PROVIDED, HOWEVER, that, notwithstanding the foregoing our company and any guarantor under the indenture may incur Indebtedness (including Acquired Debt), if, after giving effect to the incurrence of such Indebtedness and the application of the net proceeds thereof on a pro forma basis, the Indebtedness to Cash Flow Ratio of our company would not have exceeded 8.0 to 1.

     The foregoing limitation will not apply to any of the following incurrences of Indebtedness:

          (1) Indebtedness represented by the notes, the guarantees and the indenture;

          (2) the incurrence by our company or any guarantor of Acquired Subscriber Debt not to exceed $1,250 per Acquired Subscriber;

          (3) the incurrence by our company or any guarantor of Deferred Payments and letters of credit with respect thereto;

          (4) Indebtedness of our company or any guarantor that ranks PARI PASSU with or is subordinated to the notes and the guarantees in an aggregate principal amount not to exceed $700 million at any one time outstanding, which Indebtedness may be secured to the extent permitted under the covenant described under "--Liens"; PROVIDEd that up to $75 million at any one time outstanding of such Indebtedness may be incurred by Restricted Subsidiaries that are not guarantors; PROVIDED further that any Indebtedness incurred pursuant to this clause (4) that is incurred pursuant to a Credit Agreement shall be incurred pursuant to a Credit Agreement under which our company is the sole primary obligor (and under which the guarantors (and no other Restricted Subsidiary) may guarantee the primary obligations of our company);

          (5) Indebtedness between and among our company and each of the guarantors under the indenture;

          (6) Acquired Debt of a person incurred prior to the date upon which such person was acquired by our company or any guarantor under the indenture (excluding Indebtedness incurred by such entity other than in the ordinary course of its business in connection with, or in contemplation of, such entity being so acquired) in an amount not to exceed

               (A) $30 million in the aggregate for all such persons other than those described in the immediately following clause (B); and

               (B) $5 million acquired in connection with the acquisition of Media4;

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          (7) Existing Indebtedness;

          (8) the incurrence of Purchase Money Indebtedness by our company or any guarantor under the indenture in an amount not to exceed the cost of construction, acquisition or improvement of assets used in any business permitted under the covenant "--Activities of our Company," being constructed, acquired or improved as well as any launch costs and insurance premiums related to such assets;

          (9) Hedging Obligations of our company or any of its Restricted Subsidiaries covering Indebtedness of our company or such Restricted Subsidiary to the extent the notional principal amount of such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates; PROVIDED, HOWEVER, that such Hedging Obligations are entered into to protect our company and its Restricted Subsidiaries from fluctuation in interest rates on Indebtedness incurred in accordance with the indenture;

          (10) Indebtedness of our company or any Restricted Subsidiary in respect of performance bonds or letters of credit of our company or any Restricted Subsidiary or surety bonds provided by our company or any Restricted Subsidiary incurred in the ordinary course of business and on ordinary business terms in connection with the businesses permitted under the covenant "--Activities of our Company";

          (11) Indebtedness of our company or any guarantor under the indenture the proceeds of which are used solely to finance the construction and development of a call center owned by our company or a guarantor under the indenture in McKeesport, Pennsylvania or any refinancing thereof; PROVIDED that the aggregate of all Indebtedness incurred pursuant to this clause (xi) shall in no event exceed $10 million at any one time outstanding;

          (12) the incurrence by our company or any guarantor under the indenture of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund in whole or in part Indebtedness referred to in the first paragraph of this covenant or in clauses (1), (2), (3), (6), (7) above ("Refinancing Indebtedness"); PROVIDED, HOWEVER, that:

               (A) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount and accrued interest of the Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded and any premiums payable and reasonable fees, expenses, commissions and costs in connection therewith;

               (B) the Refinancing Indebtedness shall have a final maturity later than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity, respectively, of the Indebtedness being extended, refinanced, renewed, replaced or refunded; and

               (C) the Refinancing Indebtedness shall be subordinated in right of payment to the notes and the guarantees, if at all, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced or refunded (a "Permitted Refinancing");

          (13) the guarantee by our company or any guarantor under the indenture of Indebtedness of our company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; or

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          (14) Indebtedness under Capital Lease Obligations of our company or any guarantor under the indenture with respect to no more than two direct broadcast satellites at any time.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (14) above or is permitted to be incurred pursuant to the first paragraph of this covenant and also meets the criteria of one or more of the categories described in clauses (1) through (14) above, our company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be incurred at the time of such reclassification. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     ASSET SALES. If our company or any Restricted Subsidiary, in a single transaction or a series of related transactions:

     (a) sells, leases (in a manner that has the effect of a disposition), conveys or otherwise disposes of any of its assets (including by way of a sale-and-leaseback transaction), other than:

          (1) sales or other dispositions of inventory in the ordinary course of business;

          (2) sales or other dispositions to our company or a Wholly Owned Restricted Subsidiary of our company by our company or any Restricted Subsidiary;

          (3) sales or other dispositions of accounts receivable to DNCC for cash in an amount at least equal to the fair market value of such accounts receivable;

          (4) sales or other dispositions of rights to construct or launch satellites; and

          (5) sales or other dispositions permitted under "--Disposition of ETC and Non-Core Assets" (PROVIDED that the sale, lease, conveyance or other disposition of all or substantially all of the assets of our company shall be governed by the provisions of the indenture described below under the caption "--Merger, Consolidation, or Sale of Assets");

     (b) issues or sells Equity Interests of any Restricted Subsidiary (other than any issue or sale of Equity Interests of ETC or a Subsidiary which constitutes a Non-Core Asset permitted under "--Disposition of ETC and Non-Core Assets"), in either case, which assets or Equity Interests:

          (1) have a fair market value in excess of $35 million (as determined in good faith by the Board of Directors of our company evidenced by a resolution of the Board of Directors of our company and set forth in an officers' certificate delivered to the trustee); or

          (2) are sold or otherwise disposed of for net proceeds in excess of $35 million (each of the foregoing, an "Asset Sale"), then:

               (A) our company or such Restricted Subsidiary, as the case may be, must receive consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors of our company evidenced by a resolution of the Board of Directors of our company and set forth in an officers' certificate delivered to the trustee not later than the fifth business day following January 1 and July 1 of each year and ten days following a request from the trustee which

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     certificate shall cover each Asset Sale made in the six months preceding
     January 1, July 1 or date of request, as the case may be) of the assets sold or otherwise disposed of; and

               (B) at least 75% of the consideration therefor received by our company or such Restricted Subsidiary, as the case may be, must be in the form of

                  (x) cash, Cash Equivalents or Marketable Securities,

                  (y) any asset which is promptly (and in no event later than 90 days after the date of transfer to our company or a Restricted Subsidiary) converted into cash; PROVIDED that to the extent that such conversion is at a price that is less than the fair market value (as determined above) of such asset at the time of the Asset Sale in which such asset was acquired, our company shall be deemed to have made a Restricted Payment in the amount by which such fair market value exceeds the cash received upon conversion; or

                  (z) properties and capital assets (excluding Equity Interests) to be used by our company or any of its Restricted Subsidiaries in a business permitted under the covenant described under "--Activities of our Company";

PROVIDED, HOWEVER, that up to $20 million of assets in addition to assets specified in clauses (x), (y) or (z) above at any one time may be considered to be cash for purposes of this clause (B), PROVIDED that the provisions of the next paragraph are complied with as such non-cash assets are converted to cash. The amount of any liabilities of our company or any Restricted Subsidiary that are assumed by or on behalf of the transferee in connection with an Asset Sale (and from which our company or such Restricted Subsidiary are unconditionally released) shall be deemed to be cash for the purpose of this clause (B).

     The indentures also provide that the Net Proceeds from such Asset Sale shall be used only:

     (1) to acquire assets used in, or stock or other ownership interests in a person that upon the consummation of such Asset Sale becomes a Restricted Subsidiary and will be engaged primarily in, the business of our company as described under "--Activities of our Company," to repurchase notes or if our company sells any of its satellites after launch such that our company or its Restricted Subsidiaries own less than three in-orbit satellites, only to purchase a replacement satellite; or

     (2) as set forth in the next sentence. Any Net Proceeds from any Asset Sale that are not applied or invested as provided in the preceding sentence within 365 days after such Asset Sale shall constitute "Excess Proceeds" and shall be applied to an offer to purchase notes and other senior Indebtedness of our company if and when required under "--Excess Proceeds Offer."

     Clause (B) of the second preceding paragraph shall not apply to all or such portion of the consideration

     (1) as is designated by our company in an Asset Sale as being subject to this paragraph; and

     (2) with respect to which the aggregate fair market value at the time of receipt of all consideration received by our company or any Restricted Subsidiary in all such Asset Sales so designated does not exceed the amount contributed to our company under the covenant described under "--ECC Equity Contribution" plus, to the extent any such consideration did not satisfy clauses
(B)(x) or B(z) above, upon the exchange or repayment of such consideration for or with assets which satisfy such clauses, an amount equal to the fair market value of such consideration (evidenced by a resolution of the

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Board of Directors of our company and set forth in an officers' certificate delivered to the trustee as set forth in clause (A) above).

         In addition, clause (B) above shall not apply to any Asset Sale

                  (x) where assets not related to the direct broadcast satellite business are contributed to a joint venture between our company or one of its Restricted Subsidiaries and a third party that is not an Affiliate of ECC or any of its Subsidiaries; PROVIDED that following the sale, lease, conveyance or other disposition our company or one of its Wholly Owned Restricted Subsidiaries owns at least 50% of the voting and equity interest in such joint venture,

                  (y) to the extent the consideration therefor received by our company or a Restricted Subsidiary would constitute Indebtedness or Equity Interests of a person that is not an Affiliate of ECC, our company or one of their respective Subsidiaries; PROVIDED that the acquisition of such Indebtedness or Equity Interests is permitted under the provisions of the covenant described under "--Restricted Payments" and

                  (z) where assets sold are satellites, uplink centers or call centers, PROVIDED that, in the case of clause (z) our company and its Restricted Subsidiaries continue to own at least three satellites, one uplink center and one call center.

         LIENS. The indentures provide that our company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

         MAINTENANCE OF INSURANCE. The indentures provide that at all times, our company or a Wholly Owned Restricted Subsidiary which is a guarantor under the indenture will maintain and be the named beneficiary under Satellite Insurance with respect to at least one-half of the satellites owned or leased by our company or its Subsidiaries (insured in an amount at least equal to the depreciated cost of such satellites).

         In the event that our company or its Restricted Subsidiaries receive proceeds from any Satellite Insurance covering any satellite owned by our company or any of its Restricted Subsidiaries, or in the event that our company or any of its Subsidiaries receives proceeds from any insurance maintained by any satellite manufacturer or any launch provider covering any of such satellites, all such proceeds (including any cash, Cash Equivalents or Marketable Securities deemed to be proceeds of Satellite Insurance pursuant to the respective definition thereof) shall be used only:

                  (1) to purchase a replacement satellite if at such time our company or a Restricted Subsidiary then owns less than three satellites, PROVIDED that if such replacement satellite is of lesser value compared to the insured satellite, any insurance proceeds remaining after purchase of such replacement satellite must be applied to the construction, launch and insurance of a satellite of equal or greater value as compared to the insured satellite (or in accordance with clause (3) below);

                  (2) for purposes permitted under the covenant entitled "--Activities of our Company" if at such time our company or a Restricted Subsidiary owns three or more satellites (or in accordance with clause (3) below); or

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                  (3) to the extent that such proceeds are not applied or
contractually committed to be applied as described in (1) or (2) above within 365 days of the receipt of such proceeds as "Excess Proceeds" to be applied to an offer to purchase notes as set forth under "--Excess Proceeds Offer."

         ACTIVITIES OF OUR COMPANY. The indentures provide that neither our company nor any of its Restricted Subsidiaries may engage in any business other than developing, owning, engaging in and dealing with all or any part of the business of domestic and international media, entertainment, electronics or communications, and reasonably related extensions thereof, including but not limited to the purchase, ownership, operation, leasing and selling of, and generally dealing in or with, one or more communications satellites and the transponders thereon, and communications uplink centers, the acquisition, transmission, broadcast, production and other provision of programming relating thereto and the manufacturing, distribution and financing of equipment (including consumer electronic equipment) relating thereto.

         DISPOSITIONS OF ETC AND NON-CORE ASSETS. Notwithstanding the provisions of the covenants described under "--Restricted Payments" and "--Asset Sales," in the event that the 110 Acquisition has been consummated, the requirements set forth under "--The 110 Acquisition" have been satisfied and the Indebtedness to Cash Flow Ratio of our company would not have exceeded 6.0 to 1 on a pro forma basis after giving effect to the sale of all of our company's Equity Interests in or assets of ETC, then

                  (1) the payment of any dividend or distribution consisting of Equity Interests or assets of ETC or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets or the sale, conveyance or other disposition of Equity Interests or assets of ETC or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets shall not constitute a Restricted Payment and

                  (2) the sale, conveyance or other disposition of the Equity Interests or assets of ETC or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets shall not constitute an Asset Sale and

                  (3) upon delivery of an officers' certificate to the trustee evidencing satisfaction of the conditions to such release and a written request to the trustee requesting such a release, ETC shall be discharged and released from its guarantee under the indenture and, PROVIDED that our company designates ETC as an Unrestricted Subsidiary, from all covenants and restrictions contained in the indenture; PROVIDED that no such payment, dividend, distribution, sale, conveyance or other disposition of any kind (collectively, a "Payout") described in clauses (1) and (2) above shall be permitted if at the time of such Payout
(1) after giving pro forma effect to such Payout, our company would not have been permitted under the covenant described under "--Restricted Payments" to make a Restricted Payment in an amount equal to the total (the "ETC Amount Due") of (x) the amount of all Investments (other than the contribution of

                       (i) title to the headquarters building of ETC in Inverness, Colorado and the tangible assets therein to the extent used by ETC as of the date of the indenture and

                       (ii) patents, trademarks and copyrights applied for or granted as of the date of the indenture to the extent used by ETC or result from the business of ETC, in each case, to ETC) made in ETC by our company or its Restricted Subsidiaries since the date of the indenture (which, in the case of Investments in exchange for assets, shall be valued at the fair market value of each such asset at the time each such Investment was made) minus

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                            (y) the amount of the after-tax value of all cash
returns on such Investments paid to our company or its Wholly Owned Restricted Subsidiaries (or, in the case of a non-Wholly Owned Restricted Subsidiary, the pro rata portion thereof attributable to our company) minus

                            (z) $25 million and

(2) any contract, agreement or understanding between ETC and our company or any Restricted Subsidiary of our company and any loan or advance to or guarantee with, or for the benefit of, ETC issued or made by our company or one of its Restricted Subsidiaries, is on terms that are less favorable to our company or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by our company or such Restricted Subsidiaries with an unrelated person, all as evidenced by a resolution of the Board of Directors of our company set forth in an officers' certificate delivered to the trustee certifying that each such contract, agreement, understanding, loan, advance and guarantee has been approved by a majority of the members of such Board.

         In the event that at the time of such Payout, the condition set forth in clause (1) of the proviso of the preceding sentence cannot be satisfied, ETC may seek to have a person other than our company or one of its Restricted Subsidiaries pay in cash an amount to our company or its Restricted Subsidiaries such that after taxes, such amount is greater than or equal to the ETC Amount Due or the portion of the ETC Amount Due which would not have been permitted to be made as a Restricted Payment by our company; PROVIDED that such payment shall be treated for purposes of this covenant as a cash return on the Investments made in ETC and provided further that for all purposes under the indenture, such payment shall not be included in any calculation under clauses (iii)(A) through
(iii)(E) of the first paragraph of the covenant described under "--Restricted Payments." To the extent that the ETC Amount Due or any portion thereof would have been permitted to be made as a Restricted Payment by our company and was not paid by another person as permitted by the preceding sentence, our company shall be deemed to have made a Restricted Payment in the amount of such ETC Amount Due or portion thereof, as the case may be. It shall be a condition to any Payout pursuant to the first paragraph of this covenant that, commencing with the quarter commencing July 1, 1999, our company shall have caused ETC to maintain, in accordance with GAAP, consolidated financial statements for ETC and its Subsidiaries on a "stand-alone" basis.

         Notwithstanding the provisions of the covenants described under " --Restricted Payments" and "--Asset Sales,"

              (1) the payment of any dividend or distribution consisting of Equity Interests or assets of any Non-Core Asset or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets or the sale, conveyance or other disposition of Equity Interests in or assets of any Non-Core Asset or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets shall not constitute a Restricted Payment; and

              (2) the sale, conveyance or other disposition of the Equity Interests or assets of any Non-Core Asset or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets shall not constitute an Asset Sale; and

              (3) upon delivery of an officers' certificate to the trustee evidencing satisfaction of the conditions to such release and a written request to the trustee requesting such a release, any such Non-Core Asset that is a guarantor under the indenture shall be discharged and released from its guarantee under the indenture and, provided that our company designates such Non-Core Asset as an Unrestricted Subsidiary, from all covenants and restrictions contained in the indenture; PROVIDED that no Payout of any Non-Core Asset shall be permitted such as described in clauses (1) and (2) above if at the time of such

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Payout (1) after giving pro forma effect to such Payout, our company would not have been permitted under the covenant described under "--Restricted Payments" to make a Restricted Payment in an amount equal to the total (the "Non-Core Asset Amount Due") of

                   (x) the amount of all Investments made in such Non-Core Asset by our company or its Restricted Subsidiaries since the date of the indenture (which, in the case of Investments in exchange for assets, shall be valued at the fair market value of each such asset at the time each such Investment was made) minus

                   (y) the amount of the after-tax value of all cash returns on such Investments paid to our company or its Wholly Owned Restricted Subsidiaries (or, in the case of a non-Wholly Owned Restricted Subsidiary, the pro rata portion thereof attributable to our company) minus

                   (z) $25 million in the aggregate for all such Payouts and $5 million for any single such Payout and (2) any contract, agreement or understanding between or relating to a Non-Core Asset and our company or a Restricted Subsidiary of our company and any loan or advance to or guarantee with, or for the benefit of, a Restricted Subsidiary which is a Non-Core Asset issued or made by our company or one of its Restricted Subsidiaries, is on terms that are less favorable to our company or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by our company or such Restricted Subsidiaries with an unrelated person, all as evidenced by a resolution of the Board of Directors of our company set forth in an officers' certificate delivered to the trustee certifying that each such contract, agreement, understanding, loan, advance and guarantee has been approved by a majority of such Board.

         In the event that at the time of such Payout, the condition set forth in clause (1) of the proviso of the preceding sentence cannot be satisfied, such Restricted Subsidiary which is a Non-Core Asset may seek to have a person other than our company or one of its Restricted Subsidiaries pay in cash an amount to our company such that after taxes, such amount, is greater than or equal to the Amount Due or the portion of the Non-Core Asset Amount Due which would not have been permitted to be made as a Restricted Payment by our company; PROVIDED that such payment shall be treated for purposes of this covenant as a cash return on the Investments made in a Non-Core Asset and provided further that for all purposes under the indenture, such payment shall not be included in any calculation under clauses (iii)(A) through (iii)(E) of the first paragraph of the covenant described under " --Restricted Payments." To the extent that the Non-Core Asset Amount Due or any portion thereof would have been permitted to be made as a Restricted Payment by our company and was not paid by another person as permitted by the preceding sentence, our company shall be deemed to have made a Restricted Payment in the amount of such Non-Core Asset Amount Due or portion thereof, as the case may be.

         Promptly after any Payout pursuant to the terms of this covenant, our company shall deliver an officers' certificate to the trustee setting forth the Investments made by our company or its Restricted Subsidiaries in ETC or a Non-Core Asset, as the case may be, and certifying that the requirements of this covenant have been satisfied in connection with the making of such Payout.

         ECC EQUITY CONTRIBUTION. Concurrently with or within five business days of the consummation of the offering of the old notes, ECC shall make a capital contribution to the common equity of our company in the form of cash, Cash Equivalents or Marketable Securities in an aggregate amount no less than $200 million.

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         THE 110 ACQUISITION. The indentures provide that upon consummation of the 110 Acquisition, all property and assets acquired in such transaction or the right to receive such property and assets will be contributed as capital contributions to our company or one or more of the guarantors under the indenture that is a Wholly Owned Restricted Subsidiary.

         ADDITIONAL SUBSIDIARY GUARANTEES. The indentures provide that if our company or any guarantor under the indenture transfers or causes to be transferred, in one or a series of related transactions, property or assets (including, without limitation, businesses, divisions, real property, assets or equipment) having a fair market value (as determined in good faith by the Board of Directors of our company evidenced by a resolution of the Board of Directors of our company and set forth in an officers' certificate delivered to the trustee no later than five business days following January 1 and July 1 of each year or ten days following a request from the trustee, which certificate shall cover the six months preceding January 1, July 1 or date of request, as the case may be) exceeding the sum of $20 million in the aggregate for all such transfers after the date of the indentures minus the fair market value of Restricted Subsidiaries acquired or created after the date of the indentures that are not guarantors under the indenture (fair market value being determined as of the time of such acquisition) to Restricted Subsidiaries that are not guarantors of the notes, our company, shall, or shall cause each of such Subsidiaries to which any amount exceeding such $20 million (less such fair market value) is transferred to:

              (1) execute and deliver to the trustee a supplemental indenture in form and substance reasonably satisfactory to the trustee pursuant to which such Subsidiary shall unconditionally guarantee all of our company's obligations under the notes on the terms set forth in the indenture; and

              (2) deliver to the trustee an opinion of counsel reasonably satisfactory to the trustee that such supplemental indenture and guarantee have been duly authorized, executed and delivered by and are valid and binding obligations of such Subsidiary or such owner, as the case may be; PROVIDED, HOWEVER, that the foregoing provisions shall not apply to transfers of property or assets (other than cash) by our company or any guarantor under the indenture in exchange for cash, Cash Equivalents or Marketable Securities in an amount equal to the fair market value (as determined in good faith by the Board of Directors of our company evidenced by a resolution of the Board of Directors of our company and set forth in an officers' certificate delivered to the trustee no later than five business days following January 1 and July 1 of each year or ten days following a request from the trustee, which certificate shall cover the six months preceding January 1, July 1 or date of request, as the case may be) of such property or assets.

         In addition, if

               (1) our company or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary or

              (2) an Unrestricted Subsidiary of our company is redesignated as a Restricted Subsidiary or otherwise ceases to be an Unrestricted Subsidiary,

such Subsidiary shall execute a supplemental indenture and deliver an opinion, each as required in the preceding sentence; PROVIDED that no supplemental indenture or opinion shall be required if the fair market value (as determined in good faith by the Board of Directors of our company and set forth in an officers' certificate delivered to the trustee no later than five business days following January 1 and July 1 of each year or ten days following a request from the trustee, which certificate shall cover the six months preceding such January 1, July 1 or date of request, as the case may be) of all such Restricted Subsidiaries created, acquired or designated since the date of the indenture (fair market value being determined as of the time of creation, acquisition or designation) does not exceed the sum of $20 million in the aggregate minus the fair market value of the assets transferred to any Subsidiaries of our company which do not

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execute supplemental indentures pursuant to the preceding sentences; PROVIDED
FURTHER that to the extent a Restricted Subsidiary is subject to the terms of any instrument governing Acquired Debt, as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition) which instrument or restriction prohibits such Restricted Subsidiary from issuing a guarantee of the notes, such Restricted Subsidiary shall not be required to execute such a supplemental indenture until it is permitted to issue such guarantee pursuant to the terms of such Acquired Debt.

         DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. Each indenture provides that our company shall not, and shall not permit any Restricted Subsidiary of our company to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

              (a) pay dividends or make any other distribution to our company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to our company or any of its Restricted Subsidiaries;

              (b) make loans or advances to our company or any of its Restricted Subsidiaries; or

              (c) transfer any of its properties or assets to our company or any of its Restricted Subsidiaries;

         except for such encumbrances or restrictions existing under or by reasons of:

                    (i) Existing Indebtedness and existing agreements as in effect on the date of the indenture;

                   (ii)   applicable law or regulation;

                   (iii) any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided that the Consolidated Cash Flow of such person shall not be taken into account in determining whether such acquisition was permitted by the terms of the indenture; except to the extent that dividends or other distributions are permitted notwithstanding such encumbrance or restriction and could have been distributed;

                   (iv) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

              (v) Refinancing Indebtedness (as defined in "--Incurrence of Indebtedness"), PROVIDEd that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

                   (vi)   the indenture and the notes;

                   (vii)  Permitted Liens; or

                   (viii) any agreement for the sale of any Subsidiary or its assets that restricts distributions by that Subsidiary pending its sale; provided that during the entire period in which such encumbrance or

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restriction is effective, such sale (together with any other sales pending)
would be permitted under the terms of the indenture.

         ACCOUNTS RECEIVABLE SUBSIDIARY. Each indenture provides that our company:

         (a) may, and may permit any of its Subsidiaries to, notwithstanding the provisions of the covenant entitled "Restricted Payments," make Investments in an Accounts Receivable Subsidiary:

                (i) the proceeds of which are applied within five Business Days of the making thereof solely to finance:

                      (A) the purchase of accounts receivable of our company and its Subsidiaries or

                      (B) payments required in connection with the termination of all then existing arrangements relating to the sale of accounts receivable or participation interests therein by an Accounts Receivable Subsidiary (provided that the Accounts Receivable Subsidiary shall receive cash, Cash Equivalents and accounts receivable having an aggregate fair market value not less than the amount of such payments in exchange therefor) and

                  (ii) in the form of Accounts Receivable Subsidiary Notes to the extent permitted by clause (b) below;

         (b) shall not, and shall not permit any of its Subsidiaries to, sell accounts receivable to an Accounts Receivable Subsidiary except for consideration in an amount not less than that which would be obtained in an arm's length transaction and solely in the form of cash or Cash Equivalents; provided that an Accounts Receivable Subsidiary may pay the purchase price for any such accounts receivable in the form of Accounts Receivable Subsidiary Notes so long as, after giving effect to the issuance of any such Accounts Receivable Subsidiary Notes, the aggregate principal amount of all Accounts Receivable Subsidiary Notes outstanding shall not exceed 20% of the aggregate purchase price paid for all outstanding accounts receivable purchased by an Accounts Receivable Subsidiary since the date of the indenture (and not written off or required to be written off in accordance with the normal business practice of an Accounts Receivable Subsidiary);

         (c) shall not permit an Accounts Receivable Subsidiary to sell any accounts receivable purchased from our company or its Subsidiaries or participation interests therein to any other person except on an arm's length basis and solely for consideration in the form of cash or Cash Equivalents or certificates representing undivided interests of a Receivables Trust; provided an Accounts Receivable Subsidiary may not sell such certificates to any other person except on an arm's length basis and solely for consideration in the form of cash or Cash Equivalents;

         (d) shall not, and shall not permit any of its Subsidiaries to, enter into any guarantee, subject any of their respective properties or assets (other than the accounts receivable sold by them to an Accounts Receivable Subsidiary) to the satisfaction of any liability or obligation or otherwise incur any liability or obligation (contingent or otherwise), in each case, on behalf of an Accounts Receivable Subsidiary or in connection with any sale of accounts receivable or participation interests therein by or to an Accounts Receivable Subsidiary, other than obligations relating to breaches of representations, warranties, covenants and other agreements of our company or any of its Subsidiaries with respect to the accounts receivable sold by our company or any of its Subsidiaries to an Accounts Receivable Subsidiary or with respect to the servicing thereof; PROVIDED that neither our company nor any of its Subsidiaries shall at any time guarantee or be otherwise liable for the collectibility of accounts receivable sold by them;

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         (e) shall not permit an Accounts Receivable Subsidiary to engage in any business or transaction other than the purchase and sale of accounts receivable or participation interests therein of our company and its Subsidiaries and activities incidental thereto;

         (f) shall not permit an Accounts Receivable Subsidiary to incur any Indebtedness other than the Accounts Receivable Subsidiary Notes, Indebtedness owed to our company and Non-Recourse Indebtedness; PROVIDED that the aggregate principal amount of all such Indebtedness of an Accounts Receivable Subsidiary shall not exceed the book value of its total assets as determined in accordance with GAAP;

         (g) shall cause any Accounts Receivable Subsidiary to remit to our company or a Restricted Subsidiary of our company on a monthly basis as a distribution all available cash and Cash Equivalents not held in a collection account pledged to acquirors of accounts receivable or participation interests therein, to the extent not applied to

               (i) pay interest or principal on the Accounts Receivable Subsidiary Notes or any Indebtedness of such Accounts Receivable Subsidiary owed to our company,

               (ii) pay or maintain reserves for reasonable operating expenses of such Accounts Receivable Subsidiary or to satisfy reasonable minimum operating capital requirements or

               (iii) to finance the purchase of additional accounts receivable of our company and its Subsidiaries; and

         (h) shall not, and shall not permit any of its Subsidiaries to, sell accounts receivable to, or enter into any other transaction with or for the benefit of, an Accounts Receivable Subsidiary

               (i) if such Accounts Receivable Subsidiary pursuant to or within the meaning of any Bankruptcy Law

                   (A) commences a voluntary case,

                   (B) consents to the entry of an order for relief against it in an involuntary case,

                   (C) consents to the appointment of a Custodian of it or for all or substantially all of its property,

                   (D) makes a general assignment for the benefit of its creditors, or (E) generally is not paying its debts as they become due; or

               (ii) if a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that

                   (A) is for relief against such Accounts Receivable Subsidiary in an involuntary case,

                   (B) appoints a Custodian of such Accounts Receivable Subsidiary or for all or substantially all of the property of such Accounts Receivable Subsidiary, or

                   (C) orders the liquidation of such Accounts Receivable Subsidiary, and, with respect to clause (ii) hereof, the order or decree remains unstayed and in effect for 60 consecutive days.

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         MERGER, CONSOLIDATION, OR SALE OF ASSETS. Each indenture provides that our company may not consolidate or merge with or into (whether or not our company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another person unless:

         (a) our company is the surviving person or the person formed by or surviving any such consolidation or merger (if other than our company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

         (b) the person formed by or surviving any such consolidation or merger (if other than our company) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of our company, pursuant to a supplemental indenture in form reasonably satisfactory to the trustee, under the notes and the indenture;

         (c) immediately after such transaction, no Default or Event of Default exists; and

         (d) our company or the person formed by or surviving any such consolidation or merger (if other than our company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made

               (i) will have Consolidated Net Worth immediately after the transaction (but prior to any purchase accounting adjustments or accrual of deferred tax liabilities resulting from the transaction) not less than the Consolidated Net Worth of our company immediately preceding the transaction; and

               (ii) would, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Indebtedness to Cash Flow Ratio test set forth in the covenant described under "--Incurrence of Indebtedness."

         Notwithstanding the foregoing, our company may merge with another person if:

         (a) our company is the surviving person;

         (b) the consideration issued or paid by our company in such merger consists solely of Equity Interests (other than Disqualified Stock) of our company or Equity Interests of ECC; and

         (c) immediately after giving effect to such merger, our company's Indebtedness to Cash Flow Ratio does not exceed our company's Indebtedness to Cash Flow Ratio immediately prior to such merger.

         Each guarantor under the indenture (other than any guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the indenture and other than ETC and any Non-Core Asset in connection with any transaction permitted under "--Dispositions of ETC and Non-Core Assets") will not, and our company will not cause or permit any guarantor under the indenture to, consolidate or merge with or into (whether or not such guarantor is the surviving entity), or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any person other than our company or a Guarantor under the indenture unless:

         (a) the guarantor under the indenture is the surviving person or the person formed by or surviving any such consolidation or merger (if other than the guarantor) or the person to which such sale,

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assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

         (b) the person formed by or surviving any such consolidation or merger (if other than the guarantor under the indenture) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the guarantor under the indenture, pursuant to a supplemental indenture in form reasonably satisfactory to the trustee, under the notes and the indenture;

         (c) immediately after such transaction, no Default or Event of Default exists; and

         (d) our company will have Consolidated Net Worth immediately after the transaction (after any purchase accounting adjustments or accrual of deferred tax liabilities resulting from the transaction) not less than the Consolidated Net Worth of our company immediately preceding the transaction.

         TRANSACTIONS WITH AFFILIATES. Each indenture provides that our company shall not and shall not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (including any Unrestricted Subsidiary) (each of the foregoing, an "Affiliate Transaction"), unless:

         (a) such Affiliate Transaction is on terms that are no less favorable to our company or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by our company or such Subsidiaries with an unrelated person; and

         (b) if such Affiliate Transaction involves aggregate payments in excess of $15 million such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of our company, and our company delivers to the trustee no later than five business days following January 1 or July 1 of each year or ten days following a request from the trustee a resolution of the Board of Directors of our company set forth in an officers' certificate certifying that such Affiliate Transaction has been so approved and complies with clause (a) above;

PROVIDED, HOWEVER, that

               (i) the payment of compensation to directors and management of ECC and its Subsidiaries;

               (ii) transactions between or among our company and its Wholly Owned Subsidiaries (other than Unrestricted Subsidiaries of our company);

               (iii) any dividend, distribution, sale, conveyance or other disposition of any assets of, or Equity Interests in, any Non-Core Assets or ETC or the proceeds of a sale, conveyance or other disposition thereof, in accordance with the provisions of the indenture;

               (iv) transactions permitted by the provisions of the indenture described above under clauses (1), (2), (5), (6), (8), (9), (10), (11) and (12)
of the second paragraph of the covenant described under "--Restricted Payments";

               (v) so long as it complies with clause (a) above, the provision of backhaul, uplink, transmission, billing, customer service, programming acquisition and other ordinary course services by

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our company or any of its Restricted Subsidiaries to Satellite Communications
Operating Corporation and to Transponder Encryption Services Corporation on a basis consistent with past practice; and

               (vi) any transactions between our company or any Restricted Subsidiary of our company and any Affiliate of our company the Equity Interests of which Affiliate are owned solely by our company or one of its Restricted Subsidiaries, on the one hand, and by persons who are not Affiliates of our company or Restricted Subsidiaries of our company, on the other hand, shall, in each case, not be deemed Affiliate Transactions.

         REPORTS. Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, our company will file with the SEC and furnish to the holders of notes all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if our company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our company's certified public accountants.

         PAYMENTS FOR CONSENT. Our company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of a note for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

         EXCESS PROCEEDS OFFER. When the cumulative amount of Excess Proceeds that have not been applied in accordance with the covenants entitled "Asset Sales" and "Maintenance of Insurance" or this paragraph exceeds $17.5 million, our company will be obligated to make an offer to all holders of the notes (an "Excess Proceeds Offer") to purchase the maximum principal amount of notes that may be purchased out of such Excess Proceeds at an offer price in cash in an amount equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the date fixed for the closing of such offer in accordance with the procedures set forth in the indenture. To the extent our company or a Restricted Subsidiary is required under the terms of Indebtedness of our company or such Restricted Subsidiary which is PARI PASSU with, or (in the case of any secured Indebtedness) senior with respect to such collateral to, the notes with any proceeds which constitute Excess Proceeds under the indentures, our company shall make a pro rata offer to the holders of all other pari passu Indebtedness (including the notes) with such proceeds. If the aggregate principal amount of notes and other pari passu indebtedness surrendered by holders thereof exceeds the amount of such Excess Proceeds, the trustee shall select the notes and other pari passu Indebtedness to be purchased on a pro rata basis. To the extent that the principal amount of notes tendered pursuant to an Excess Proceeds Offer is less than the amount of such Excess Proceeds, our company may use any remaining Excess Proceeds for general corporate purposes. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds shall be reset at zero.

EVENTS OF DEFAULT AND REMEDIES

         Each indenture provides that each of the following constitutes an Event of Default:

                  (a) default for 30 days in the payment when due of interest on the notes issued thereunder;

                  (b) default in payment when due of principal of the notes issued thereunder at maturity, upon repurchase, redemption or otherwise;


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                  (c) failure to comply with the provisions described under
         "--Offer to Purchase upon Change of Control," "--Certain
         Covenants--Maintenance of Insurance," "--Certain
         Covenants--Transactions with
         Affiliates," or "--Certain Covenants--Asset Sales";

                  (d) default under the provisions described under "--Certain Covenants--Restricted Payments" or "--Certain Covenants--Incurrence of Indebtedness" which default remains uncured for 30 days, or the breach of any representation or warranty, or the making of any untrue statement, in any certificate delivered by our company pursuant to the indenture;

                  (e) failure by our company for 60 days after notice from the trustee or the holders of at least 25% in principal amount then outstanding of any issue of notes to comply with any of its other agreements in the indenture or the notes of such issue;

                  (f) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by our company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by our company or any of its Restricted Subsidiaries), which default is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness (a "Payment Default"), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, aggregates $20 million or more;

                  (g) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by our company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by our company or any of its Restricted Subsidiaries), which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20 million or more; provided that any acceleration (other than an acceleration which is the result of a Payment Default under clause (f) above) of Indebtedness under the Outstanding Deferred Payments in aggregate principal amount not to exceed $50 million shall be deemed not to constitute an acceleration pursuant to this clause (g);

                  (h) failure by our company or any of its Restricted Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $20 million, which judgments are not stayed within 60 days after their entry;

                  (i) certain events of bankruptcy or insolvency with respect to ECC, our company or certain of our company's Subsidiaries (including the filing of a voluntary case, the consent to an order of relief in an involuntary case, the consent to the appointment of a custodian, a general assignment for the benefit of creditors or an order of a court for relief in an involuntary case, appointing a custodian or ordering liquidation, which order remains unstayed for 60 days); and

                  (j) any guarantee under the indenture of the notes shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any guarantors, or any person acting on behalf of any guarantor, shall deny or disaffirm its obligations under its guarantee of any notes.

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


         If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount then outstanding of any series of notes may declare all the notes of such series to be due and payable immediately (plus, in the case of an Event of Default that is the result of an action by our company or any of its Subsidiaries intended to avoid restrictions on or premiums related to redemptions of the notes contained in the indenture or the notes, an amount of premium that would have been applicable pursuant to the notes or as set forth in the indenture). Notwithstanding the foregoing, in the case of an Event of Default arising from the events of bankruptcy or insolvency with respect to our company or any of its Subsidiaries described in (i) above, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such holders' interest.

         The holders of a majority in aggregate principal amount then outstanding of each series of notes, by notice to the trustee, may on behalf of the holders of all of the notes of such series waive any existing Default or Event of Default and its consequences under its respective indentures, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, such series of notes.

         We are required to deliver to the trustee annually a statement regarding compliance with the indentures, and we are required upon becoming aware of any Default or Event of Default to deliver to the trustee a statement specifying such Default or Event of Default.

         All powers of the trustee under the indentures will be subject to applicable provisions of the Communications Act, including without limitation, the requirements of prior approval for DE FACTO or DE JURE transfer of control or assignment of Title III licenses.

NO PERSONAL LIABILITY OF DIRECTORS, OWNERS, EMPLOYEES, INCORPORATOR AND STOCKHOLDERS

         No director, officer, employee, incorporator or stockholder of our company or any of its Affiliates, as such, shall have any liability for any obligations of our company or any of its Affiliates under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         Each indenture provides that with respect to the notes issued thereunder, our company may, at its option and at any time, elect to have all obligations discharged with respect to the outstanding notes of such issue ("Legal Defeasance"). Such Legal Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes of such issue, except for:

              (a) the rights of holders of outstanding notes of such issue to receive payments in respect of the principal of, premium, if any, and interest on the notes of such issue when such payments are due, or on the redemption date, as the case may be;

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              (b) our company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes of such issue and the maintenance of an office or agency for payment and money for security payments held in trust;

              (c) the rights, powers, trust, duties and immunities of the trustee, and our obligations in connection therewith; and

              (d) In addition, the indenture provides that with respect to each issue of notes, we may, at our option and at any time, elect to have all obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes of such issue. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes of such issue.

         In order to exercise either Legal Defeasance or Covenant Defeasance: each indenture provides that with respect to the notes issued thereunder,

                  (i) We must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes of such issue, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the trustee, to pay the principal of, premium, if any, and interest on the outstanding notes of such issue on the stated maturity or on the applicable optional redemption date, as the case may be;

                  (ii) in the case of Legal Defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that

                      (A) we have received from, or there has been published by, the Internal Revenue Service a ruling or

                      (B) since the date of the indenture, there has been a change in the applicable federal income tax law, in each case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the notes of such issue will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance, and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

                  (iii) in the case of Covenant Defeasance, we shall have delivered to the trustee an opinion of counsel reasonably acceptable to such trustee confirming that the holders of the notes of such issue will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

                  (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

                  (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

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


                  (vi) we shall have delivered to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of the notes of such series over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others; and

                  (vii) we shall have delivered to the trustee an officers' certificate stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance relating to such series of notes have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

         Except as provided in the next paragraph, each indenture and the notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes of such series then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes of such series), and any existing default or compliance with any provision of the indenture or the notes of such series may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes of such series (including consents obtained in connection with a tender offer or exchange offer for notes of such series).

         Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any note held by a non-consenting holder):

                  (a) reduce the aggregate principal amount of notes whose holders must consent to an amendment, supplement or waiver;

                  (b) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes;

                  (c) reduce the rate of or change the time for payment of interest on any notes;

                  (d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes of a series by the holders of at least a majority in aggregate principal amount of the notes of such series and a waiver of the payment default that resulted from such acceleration);

                  (e) make any note payable in money other than that stated in the notes;

                  (f) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or interest on the notes;

                  (g) waive a redemption payment with respect to any note; or

                  (h) make any change in the foregoing amendment and waiver provisions.

         In addition, without the consent of at least 66 2/3% of the notes of a series then outstanding, an amendment or a waiver may not make any change to the covenants in the indenture entitled "Asset Sales," "Offer to Purchase Upon a Change of Control" and "Excess Proceeds Offer" (including, in each case, the related definitions) as such covenants apply to such series of notes.

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         Notwithstanding the foregoing, without the consent of any holder of notes, we, the guarantors under the indenture and the trustee may amend or supplement each indenture, the notes or the guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes or guarantees in addition to or in place of certificated notes or the guarantees, to provide for the assumption of our company's or a guarantor's obligations to holders of the notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the notes or the guarantees or that does not adversely affect the legal rights under the indenture of any such holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

         Each indenture contains certain limitations on the rights of the trustee, if the trustee becomes a creditor of our company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with us; however, if the trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.

         With respect to such series of notes, the holders of a majority in principal amount of the then outstanding notes of such series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. Each indenture provides that in case an Event of Default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. The trustee will not be relieved from liabilities for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

              (i) this sentence shall not limit the preceding sentence of this paragraph;

              (ii) the trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the trustee was negligent in ascertaining the pertinent facts; and

              (iii) the trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the first sentence of this paragraph. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

         The exchange notes of each series will be represented by one or more registered global notes without interest coupons. Upon issuance, the global exchange notes will be deposited with the trustee, as custodian for The Depository Trust Company, in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC's direct and indirect participants.

         The global exchange notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the global exchange notes may be exchanged for notes in certificated form in certain limited circumstances. See "--Transfer of Interests in Global Notes for certificated notes." Such certificated notes may, unless the global exchange note has previously been exchanged for certificated notes, be exchanged for an interest in the global exchange note representing the principal amount of exchange notes being transferred. In addition, transfer of beneficial interests in any global exchange notes will be subject

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to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

         DEPOSITARY PROCEDURES. DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations, known as "direct participants", and to facilitate the clearance and settlement of transactions in those securities between direct participants through electronic book-entry changes in accounts of participants. The direct participants include securities brokers and dealers, including the initial purchasers of the old notes, banks, trust companies, clearing corporations and certain other organizations, including Euroclear and CEDEL. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant, known as "indirect participants."

         DTC has also advised us that, pursuant to DTC procedures, upon deposit of the global exchange notes, DTC will credit the accounts of direct participants with portions of the principal amount of global exchange notes that have been allocated to them by the initial purchasers, and DTC will maintain records of the ownership interests of such direct participants in the global exchange notes and the transfer of ownership interests by and between direct participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global exchange notes. Direct participants and indirect participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global exchange notes. We expect that payments by direct participants to owners of beneficial interests in such global exchange notes held through such direct participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the name of nominees for such customers. Such payments will be the responsibility of such direct participants.

         Investors in the global exchange notes may hold their interests therein directly through DTC if they are direct participants in DTC or indirectly through organizations, including Euroclear and CEDEL, which are direct participants in DTC. Euroclear and CEDEL will hold interests in the global exchange notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator or Euroclear and Citibank, N.A., as depositary of CEDEL. The depositaries, in turn, will hold such interests in the global exchange notes in customers' securities accounts in the depositaries' names on the books of DTC. All ownership interests in any global exchange notes, including those of customers' securities accounts held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear and CEDEL may also be subject to the procedures and requirements of such systems.

         The laws of some states require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global exchange note to such persons. Because DTC can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global exchange note to pledge such interest to persons or entities that are not direct participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the notes see "--Transfers of Interests in Global Notes for Certificated Notes."

         Except as described in "--Transfers of Interests in Global Notes for Certificated Notes," owners of beneficial interests in the global exchange notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indentures for any purpose.

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         Under the terms of each indenture, we, the guarantors under the indenture and the trustee will treat the persons in whose names the notes are registered (including notes represented by global exchange notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, liquidated damages, if any, and interest on global exchange notes registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee as the registered holder under each indenture. Consequently, neither we, the trustee nor any agent of ours or the trustee has or will have any responsibility or liability for any aspect of DTC's records or any direct participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global exchange notes or for maintaining, supervising or reviewing any of DTC's records or any direct participant's or indirect participant's records relating to the beneficial ownership interests in any global exchange note or any other matter relating to the actions and practices of DTC or any of its direct participants or indirect participants.

         DTC has advised us that its current payment practice for payments of principal, interest and the like with respect to securities such as the notes is to credit the accounts of the relevant direct participants with such payment on the payment date in amounts proportionate to such direct participant's respective ownership interests in the global exchange notes as shown on DTC's records. Payments by direct participants and indirect participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the trustee, us or the guarantors under the indenture. Neither we, the guarantors under the indenture nor the trustee will be liable for any delay by DTC or its direct participants or indirect participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

         The global exchange notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between direct participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between indirect participants, other than indirect participants who hold an interest in the notes through Euroclear or CEDEL, who hold an interest through a direct participant will be effected in accordance with the procedures of such direct participant but generally will settle in immediately available funds. Transfers between and among indirect participants who hold interests in the notes through Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

         Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between direct participants in DTC, on the one hand, and indirect participants who hold interests in the exchange notes through Euroclear or CEDEL, on the other hand, will be effected by Euroclear's or CEDEL's respective nominee through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL; HOWEVER, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or CEDEL, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or CEDEL and within their established deadlines, which is Brussels time for Euroclear and UK time for CEDEL. Indirect participants who hold interest in the exchange notes through Euroclear and CEDEL may not deliver instructions directly to Euroclear's or CEDEL's nominee. Euroclear or CEDEL will, if the transaction meets its settlement requirements, deliver instructions to its respective nominee to deliver or receive interests on Euroclear's or CEDEL's behalf in the relevant global exchange note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

         Because of time zone differences, the securities accounts of an indirect participant who holds an interest in the exchange notes through Euroclear or CEDEL purchasing an interest in a global exchange note from a direct participant in DTC will be credited, and any such crediting will be reported to Euroclear or CEDEL during the European business day immediately following the settlement date of

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DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and CEDEL customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a global exchange note to a DTC participant until the European business day for Euroclear or CEDEL immediately following DTC's settlement date.

         DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more direct participants to whose account interests in the global exchange notes are credited and only in respect of such portion of the aggregate principal amount of the notes of a series as to which such direct participant or direct participants has or have given direction.

         Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the global exchange notes among direct participants, including Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the guarantors under the indenture, the initial purchasers of the old notes nor the trustee shall have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective direct and indirect participants of their respective obligations under the rules and procedures governing any of their operations.

         The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that we believe are reliable, but we take no responsibility for the accuracy thereof.

TRANSFER OF INTERESTS IN GLOBAL EXCHANGE NOTES FOR CERTIFICATED NOTES

         An entire global exchange note may be exchanged for definitive notes of a series in registered, certificated form without interest coupons if DTC notifies us that it is unwilling or unable to continue as depositary for the global exchange notes and we thereupon fail to appoint a successor depositary within 90 days or if DTC has ceased to be a clearing agency registered under the Exchange Act. Alternatively, our company, at its option, may notify the trustee in writing that it elects to cause the issuance of certificated notes or certificated notes will be issued if there shall have occurred and be continuing to occur a Default or an Event of Default with respect to the notes of such series. In any such case, we will notify the trustee in writing that, upon surrender by the direct and indirect participants of their interest in such global note, certificated notes will be issued to each person that such direct and indirect participants and DTC identify as being the beneficial owner of the related notes.

         Beneficial interests in global notes held by any direct or indirect participant may be exchanged for certificated notes upon request to DTC, on behalf of such direct participant (for itself or on behalf of an indirect participant), to the trustee in accordance with customary DTC procedures. Certificated notes delivered in exchange for any beneficial interest in any global note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such direct or indirect participants, in accordance with DTC's customary procedures.

         Neither we, the guarantors under the indenture nor the trustee will be liable for any delay by the holder of the global notes or DTC in identifying the beneficial owners of notes, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the global note or DTC for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

         Each indenture requires that payments in respect of the notes represented by the global exchange notes, including principal, premium, if any, interest and liquidated damages, if any, be made by wire

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transfer of immediately available same day funds to the accounts specified by the holder of interests in such global exchange notes. With respect to certificated notes, we will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. We expect that secondary trading in the certificated notes will also be settled in immediately available funds.

ADDITIONAL INFORMATION

         Anyone who receives this prospectus may obtain a copy of the applicable indenture without charge by writing to us at, 5701 South Sante Fe Drive, Littleton, Colorado 80120, attention David K. Moskowitz, facsimile (303) 723-1699.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

         WE AND THE GUARANTORS UNDER THE INDENTURE ARE MAKING THE EXCHANGE OFFER TO COMPLY WITH OUR OBLIGATIONS UNDER THE REGISTRATION RIGHTS AGREEMENTS TO REGISTER THE EXCHANGE OF EXCHANGE NOTES FOR THE OLD NOTES. IN THE REGISTRATION RIGHTS AGREEMENTS, WE AND SUCH GUARANTORS ALSO AGREED UNDER CERTAIN CIRCUMSTANCES TO FILE A SHELF REGISTRATION STATEMENT TO REGISTER THE RESALE OF CERTAIN OLD NOTES AND EXCHANGE NOTES.

         We, the guarantors under the indenture and the initial purchasers of the old notes entered into the registration rights agreements on January 25, 1999. In the registration rights agreement relating to each series of notes, we and the guarantors agreed to file the exchange offer registration statement relating to such issue with the SEC within 90 days of the closing date of the initial sale of the notes to the initial purchasers, and use our respective best efforts to have it then declared effective at the earliest possible time. We and the guarantors also agreed to use our best efforts to cause that exchange offer registration statement to be effective continuously, to keep each exchange offer open for a period of not less than 20 business days and cause each exchange offer to be consummated no later than the 210th day after that closing date. Pursuant to the exchange offer, certain holders of notes which constitute "transfer restricted securities" will be allowed to exchange their transfer restricted securities for registered exchange notes.

         Each registration rights agreement provides that the following events will constitute a "registration default":

         - if we or the guarantors under the indenture fail to file an exchange offer registration statement with the SEC on or prior to the 90th day after the closing date of the initial sale of the notes to the initial purchasers,

         - if the exchange offer registration statement is not declared effective by the SEC on or prior to the 180th day after that closing date,

         - if the exchange offer is not consummated on or before the 210th day after that closing date,

         - if obligated to file the shelf registration statement and we and the guarantors under the indenture fail to file the shelf registration statement with the SEC on or prior to the 90th day after that closing date or the 30th day after such filing obligation arises,

         - if obligated to file a shelf registration statement and the shelf registration statement is not declared effective on or prior to the 90th day after the obligation to file a shelf registration statement arises, or

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         -        if the exchange offer registration statement or the shelf
                  registration statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the transfer restricted securities, for such time of non-effectiveness or non-usability.


         If there is a registration default, then we and the guarantors under the indenture agree to pay to each holder of transfer restricted securities affected thereby liquidated damages in an amount equal to $0.05 per week per $1,000 in principal amount of transfer restricted securities held by such holder for each week or portion thereof that the registration default continues for the first 90-day period immediately following the occurrence of that registration default. The amount of the liquidated damages shall increase by an additional $0.05 per week per $1,000 in principal amount of transfer restricted securities with respect to each subsequent 90-day period until all registration defaults have been cured or until the transfer restricted securities become freely tradable without registration under the Securities Act, up to a maximum amount of liquidated damages of $0.30 per week per $1,000 in principal amount of transfer restricted securities. We and the guarantors under the indenture shall not be required to pay liquidated damages for more than one of these registration defaults at any given time. Following the cure of all of these registration defaults, the accrual of liquidated damages will cease.

         All accrued liquidated damages are to be paid by us or the guarantors under the indenture to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

         Holders of notes are required to make certain representations to us, as described in the registration rights agreements, in order to participate in the exchange offer and are required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreements in order to have their notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above.

CERTAIN DEFINITIONS

         Set forth below are certain defined terms used in each indenture. Reference is made to the applicable indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "ACCOUNTS RECEIVABLE SUBSIDIARY" means one Unrestricted Subsidiary of our company specifically designated as an Accounts Receivable Subsidiary for the purpose of financing the accounts receivable of our company, and provided that any such designation shall not be deemed to prohibit our company from financing accounts receivable through any other entity, including, without limitation, any other Unrestricted Subsidiary.

         "ACCOUNTS RECEIVABLE SUBSIDIARY NOTES" means the notes to be issued by the Accounts Receivable Subsidiary for the purchase of accounts receivable.

         "ACQUIRED DEBT" means, with respect to any specified person, Indebtedness of any other person existing at the time such other person merges with or into or becomes a Subsidiary of such specified person, or Indebtedness incurred by such person in connection with the acquisition of assets, including Indebtedness incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified person or the acquisition of such assets, as the case may be.

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         "ACQUIRED SUBSCRIBER" means a subscriber to a pay television service provided by a pay television provider that is not an Affiliate of our company at the time our company or one of its Restricted Subsidiaries purchases the right to provide pay television service to such subscriber from such pay television provider, whether directly or through the acquisition of the entity providing pay television service to such subscriber.

         "ACQUIRED SUBSCRIBER DEBT" means (i) Indebtedness the proceeds of which are used to pay the purchase price for Acquired Subscribers or to acquire the entity which has the right to provide pay television service to such Acquired Subscribers or to acquire from such entity or an Affiliate of such entity assets used or to be used in connection with such pay television business; PROVIDED that such Indebtedness is incurred within three years after the date of the acquisition of such Acquired Subscriber and (ii) Acquired Debt of any such entity being acquired; PROVIDED that in no event shall the amount of such Indebtedness and Acquired Debt for any Acquired Subscriber exceed the sum of the actual purchase price (inclusive of such Acquired Debt) for such Acquired Subscriber, such entity and such assets plus the cost of converting such Acquired Subscriber to usage of a delivery format for pay television service made available by our company or any of its Restricted Subsidiaries.

         "AFFILIATE" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED, HOWEVER, that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control; PROVIDED FURTHER that no individual, other than a director of ECC or our company or an officer of ECC or our company with a policy making function, shall be deemed an Affiliate of our company or any of its Subsidiaries solely by reason of such individual's employment, position or responsibilities by or with respect to ECC, our company or any of their respective Subsidiaries.

         "CAPITAL LEASE OBLIGATION" means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at the time any determination thereof is to be made shall be the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on a balance sheet in accordance with GAAP.

         "CAPITAL STOCK" means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.

         "CASH EQUIVALENTS" means: (a) United States dollars; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper rated P-1, A-1 or the equivalent thereof by Moody's or S&P, respectively, and in each case maturing within six months after the date of acquisition and (f) money market funds offered by any domestic commercial or investment bank having capital and surplus in

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excess of $500 million at least 95% of the assets of which constitute Cash
Equivalents of the kinds described in clauses (a) through (e) of this definition.

         "CHANGE OF CONTROL" means: (a) any transaction or series of transactions (including, without limitation, a tender offer, merger or consolidation) the result of which is that the Principal and his Related Parties or an entity controlled by the Principal and his Related Parties (and not controlled by any person other than the Principal or his Related Parties) (i) sell, transfer or otherwise dispose of more than 50% of the total Equity Interests in ECC beneficially owned (as defined in Rule 13(d)(3) under the Exchange Act but without including any Equity Interests which may be deemed to be owned solely by reason of the existence of any voting arrangements), by such persons on the date of the indenture (as adjusted for stock splits and dividends and other distributions payable in Equity Interests), after giving effect to the repurchase of the Series A Preferred Stock on or about the date of the indenture, or (ii) do not have the voting power to elect at least a majority of the Board of Directors of ECC; (b) the first day on which a majority of the members of the Board of Directors of ECC are not Continuing Directors; or (c) any time that ECC shall cease to beneficially own 100% of the Equity Interests of our company.

         "CONSOLIDATED CASH FLOW" means, with respect to any person for any period, the Consolidated Net Income of such person for such period, plus, to the extent deducted in computing Consolidated Net Income: (a) provision for taxes based on income or profits; (b) Consolidated Interest Expense; (c) depreciation and amortization (including amortization of goodwill and other intangibles) of such person for such period; and (d) any extraordinary loss and any net loss realized in connection with any Asset Sale, in each case, on a consolidated basis determined in accordance with GAAP, provided that Consolidated Cash Flow shall not include interest income derived from the net proceeds of the offering.

         "CONSOLIDATED INTEREST EXPENSE" means, with respect to any person for any period, consolidated interest expense of such person for such period, whether paid or accrued, including amortization of original issue discount and deferred financing costs, non-cash interest payments and the interest component of Capital Lease Obligations, on a consolidated basis determined in accordance with GAAP; PROVIDED HOWEVER that with respect to the calculation of the consolidated interest expense of our company, the interest expense of Unrestricted Subsidiaries shall be excluded.

         "CONSOLIDATED NET INCOME" means, with respect to any person for any period, the aggregate of the Net Income of such person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED, HOWEVER, that: (a) the Net Income of any person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person, in the case of a gain, or to the extent of any contributions or other payments by the referent person, in the case of a loss;
(b) the Net Income of any person that is a Subsidiary that is not a Wholly Owned Subsidiary (or, with respect to the calculation of the Consolidated Net Income of our company, a Wholly Owned Restricted Subsidiary) shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person; (c) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; (d) the Net Income of any Subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or government regulation to which it is subject; and (e) the cumulative effect of a change in accounting principles shall be excluded.

         "CONSOLIDATED NET WORTH" means, with respect to any person, the sum of:
(a) the stockholders' equity of such person; plus (b) the amount reported on such person's most recent balance sheet with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in

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respect of the year of such declaration and payment, but only to the extent of any cash received by such person upon issuance of such preferred stock, less:
(i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the indenture in the book value of any asset owned by such person or a consolidated Subsidiary of such person; and (ii) all unamortized debt discount and expense and unamortized deferred charges, all of the foregoing determined in accordance with GAAP.

         "CONTINUING DIRECTOR" means, as of any date of determination, any member of the Board of Directors of ECC who: (a) was a member of such Board of Directors on the date of the indenture; or (b) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or was nominated for election or elected by the Principal and his Related Parties.

         "CREDIT AGREEMENT" means any one or more credit agreements (which may include or consist of revolving credits) between our company and one or more banks or other financial institutions providing financing for the business of our company and our company's Restricted Subsidiaries, provided that the lenders party to the Credit Agreement may not be Affiliates of ECC, our company or their respective Subsidiaries and provided further that the guarantors under the indenture may be guarantors under such agreements.

         "DBSC" means Direct Broadcasting Satellite Corporation, a Colorado corporation.

         "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

         "DEFERRED PAYMENTS" means Indebtedness to satellite construction or launch contractors incurred after the date of the Indenture in connection with the construction or launch of one or more satellites of our company or its Restricted Subsidiaries used by it in the businesses described in the covenant "--Certain Covenants--Activities of our Company" in an amount not to exceed at any one time outstanding in the aggregate $135 million.

         "DNCC" means Dish Network Credit Corporation, a Colorado corporation.

         "DISQUALIFIED STOCK" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to date on which the notes mature; PROVIDED, HOWEVER, that any such Capital Stock may require our company of such Capital Stock to make an offer to purchase such Capital Stock upon the occurrence of certain events if the terms of such Capital Stock provide that such an offer may not be satisfied and the purchase of such Capital Stock may not be consummated until the 91st day after the notes have been paid in full.

         "ELIGIBLE INSTITUTION" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated Investment Grade at the time as of which any investment or rollover therein is made.

         "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "ETC" means EchoStar Technologies Corporation, a Texas corporation.

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         "EXISTING INDEBTEDNESS" means the notes and any other Indebtedness of our company and its Subsidiaries in existence on the date of the indentures until such amounts are repaid.

         "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the U.S., which are applicable as of the date of determination; PROVIDED that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the indenture shall utilize GAAP as in effect on the date of the indentures.

         "GOVERNMENT SECURITIES" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

         "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

         "HEDGING OBLIGATIONS" means, with respect to any person, the obligations of such person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements designed to protect such person against fluctuations in interest rates.

         "INDEBTEDNESS" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such person, the liquidation preference with respect to, any Preferred Equity Interests (but excluding, in each case, any accrued dividends) as well as the guarantee of items that would be included within this definition.

         "INDEBTEDNESS TO CASH FLOW RATIO" means, with respect to any person, the ratio of: (a) the Indebtedness of such person and its Subsidiaries (or, if such person is our company, of our company and its Restricted Subsidiaries) as of the end of the most recently ended fiscal quarter, plus the amount of any Indebtedness incurred subsequent to the end of such fiscal quarter; to (b) such person's Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur (the "Measurement Period"), PROVIDED, HOWEVER; that: (i) in making such computation, Indebtedness shall include the total amount of funds outstanding and available under any revolving credit facilities; and (ii) in the event that such person or any of its Subsidiaries (or, if such person is our company, any of its Restricted Subsidiaries) consummates a material acquisition or an Asset Sale or other

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disposition of assets subsequent to the commencement of the Measurement Period but prior to the event for which the calculation of the Indebtedness to Cash Flow Ratio is made, then the Indebtedness to Cash Flow Ratio shall be calculated giving pro forma effect to such material acquisition or Asset Sale or other disposition of assets, as if the same had occurred at the beginning of the applicable period.

         "INVESTMENT GRADE" means with respect to a security, that such security is rated, by at least two nationally recognized statistical rating organizations, in one of each such organization's four highest generic rating categories.

         "INVESTMENTS" means, with respect to any person, all investments by such person in other persons (including Affiliates) in the forms of loans (including guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

         "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent status) of any jurisdiction).

         "MARKETABLE SECURITIES" means: (a) Government Securities; (b) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (c) commercial paper maturing not more than 365 days after the date of acquisition issued by a corporation (other than an Affiliate of our company) with an Investment Grade rating, at the time as of which any investment therein is made, issued or offered by an Eligible Institution; (d) any bankers acceptances or money market deposit accounts issued or offered by an Eligible Institution; and
(e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above.

         "MAXIMUM SECURED AMOUNT" means at any time (i) in the event our company at such time has a rating or has received in writing an indicative rating on all outstanding notes of both "Ba3" from Moody's and "BB-" from S&P, an amount equal to the greater of (x) the product of 1.25 times the Trailing Cash Flow Amount and (y) $500 million and (ii) in the event our company does not have both of such ratings or indicative ratings at such time, $500 million.

         "MEDIA 4" means Media4, Inc., a Georgia corporation.

         "MOODY'S" means Moody's Investors Service, Inc.

         "NAGRASTAR" means NagraStar LLC, a Colorado limited liability corporation.

         "NET INCOME" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP, excluding, however, any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss) and excluding any unusual gain (but not loss) relating to recovery of insurance proceeds on satellites, together with any related provision for taxes on such extraordinary gain (but not loss).

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         "NET PROCEEDS" means the aggregate cash proceeds received by our company or any of its Restricted Subsidiaries, as the case may be, in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets. Net Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by our company or any Restricted Subsidiary to cash.

         "NON-CORE ASSETS" means: (1) all intangible authorizations, rights, interests and other intangible assets related to all "western" DBS orbital locations other than the 148 degree orbital slot (as the term "western" is used by the FCC) held by our company and/or any of its Subsidiaries at any time, including without limitation the authorizations for 22 DBS frequencies at 175 degrees WL and ESC's permit for 11 unspecified western assignments; (2) all intangible authorizations, rights, interests and other intangible assets related to the FSS in the Ku-band, Ka-band and C-band held by our company and/or any of its Subsidiaries at any time, including without limitation the license of ESC for a two satellite Ku-band system at 83 degrees and 121 degrees WL, the license of ESC for a two satellite Ka-band system at 83 degrees WL and 121 degrees WL, and the application of ESC to add C-band capabilities to a Ku-band satellite authorized at 83 degrees WL; (3) all intangible authorizations, rights, interests and other intangible assets related to the Mobile-Satellite Service held by our company and/or any of its Subsidiaries at any time, including without limitation the license of E-SAT, Inc. for a low-earth orbit MSS system,
(4) all intangible authorizations, rights, interests and other intangible assets related to local multi-point distribution service and (5) any Subsidiary of our company the assets of which consist solely of (i) any combination of the foregoing and (ii) other assets to the extent permitted under the provision described under the second paragraph of "--Certain Covenants--Dispositions of ETC and Non-Core Assets."

         "NON-RECOURSE INDEBTEDNESS" of any person means Indebtedness of such person that: (i) is not guaranteed by any other person (except a Wholly Owned Subsidiary of the referent person); (ii) is not recourse to and does not obligate any other person (except a Wholly Owned Subsidiary of the referent person) in any way; (iii) does not subject any property or assets of any other person (except a Wholly Owned Subsidiary of the referent person), directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (iv) is not required by GAAP to be reflected on the financial statements of any other person (other than a Subsidiary of the referent person) prepared in accordance with GAAP.

         "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "PERMITTED INVESTMENTS" means: (a) Investments in our company or in a Wholly Owned Restricted Subsidiary of our company that is a guarantor under the indenture, (b) Investments in Cash Equivalents and Marketable Securities; and
(c) Investments by our company or any Subsidiary of our company in a person if, as a result of such Investment: (i) such person becomes a Wholly Owned Restricted Subsidiary of our company and becomes a guarantor under the indenture, or (ii) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, our company or a Wholly Owned Restricted Subsidiary of our company that is a guarantor; PROVIDED that if at any time a Restricted Subsidiary of our company shall cease to be a Subsidiary of our company, our company shall be deemed to have made a Restricted Investment in the amount of its remaining investment, if any, in such former Subsidiary.

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         "PERMITTED LIENS" means: (a) Liens securing the notes and Liens securing any guarantee under the indenture; (b) Liens securing the Deferred Payments; (c) Liens securing any Indebtedness permitted under the covenant described under "--Certain Covenants--Incurrence of Indebtedness"; PROVIDed that such Liens under this clause (c) shall not secure Indebtedness in an amount exceeding the Maximum Secured Amount at the time that such Lien is incurred; (d) Liens securing Purchase Money Indebtedness, PROVIDED that such Indebtedness was permitted to be incurred by the terms of the indenture and such Liens do not extend to any assets of our company or its Restricted Subsidiaries other than the assets so acquired; (e) Liens securing Indebtedness the proceeds of which are used to develop, construct, launch or insure any satellites other than EchoStar I, EchoStar II, EchoStar III, EchoStar IV or any permitted replacements of any such satellites, PROVIDED that such Indebtedness was permitted to be incurred by the terms of the indenture and such Liens do not extend to any assets of our company or its Restricted Subsidiaries other than such satellites being developed, constructed, launched or insured, and to the related licenses, permits and construction, launch and TT&C contracts; (f) Liens on orbital slots, licenses and other assets and rights of our company, PROVIDED that such orbital slots, licenses and other assets and rights relate solely to the satellites referred to in clause (e) of this definition; (g) Liens on property of a person existing at the time such person is merged into or consolidated with our company or any Restricted Subsidiary of our company, PROVIDED, that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation, other than in the ordinary course of business; (h) Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of "Unrestricted Subsidiary," PROVIDED that such Liens were not incurred in connection with, or contemplation of, such designation; (i) Liens on property existing at the time of acquisition thereof by our company or any Restricted Subsidiary of our company; PROVIDED that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of our company or any of its Restricted Subsidiaries other than the property so acquired; (j) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefore; (k) Liens existing on the date of the indentures; (l) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (m) Liens incurred in the ordinary course of business of our company or any Restricted Subsidiary of our company (including, without limitation, Liens securing Purchase Money Indebtedness) with respect to obligations that do not exceed $10 million in principal amount in the aggregate at any one time outstanding; (n) Liens securing Indebtedness in an amount not to exceed $10 million incurred pursuant to clause (xi) of the second paragraph of the covenant described under "Incurrence of Indebtedness;" (o) Liens on any asset of our company or a guarantor under the indenture securing Indebtedness in an amount not to exceed $10 million; (p) Liens securing Indebtedness permitted under clause (12) of the second paragraph of the provision described under "--Certain Covenants--Incurrence of Indebtedness"; provided that such Liens shall not extend to assets other than the assets that secure such Indebtedness being refinanced; (q) any interest or title of a lessor under any Capital Lease Obligation; PROVIDED that such Capital Lease Obligation is permitted under the other provisions of the indenture; (r) Liens not provided for in clauses (a) through (q) above, securing Indebtedness incurred in compliance with the terms of the indentures provided that the notes are secured by the assets subject to such Liens on an equal and ratable basis or on a basis prior to such Liens; PROVIDED that to the extent that such Lien secured Indebtedness that is subordinated to the notes, such Lien shall be subordinated to and be later in priority than the notes on the same basis and (s) extensions, renewals or refundings of any Liens referred to in clauses (a) through (q) above, PROVIDED that (i) any such extension, renewal or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended, renewed or refinanced and (ii) any extension, renewal or refunding of a Lien originally

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incurred pursuant to clause (c) above shall not secure Indebtedness in an amount greater than the Maximum Secured Amount at the time of such extension, renewal or refunding.

         "PREFERRED EQUITY INTEREST," in any person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over Equity Interests of any other class in such person.

         "PRINCIPAL" means Charles W. Ergen.

         "PURCHASE MONEY INDEBTEDNESS" means (i) indebtedness of our company or any guarantor under the indenture (including indebtedness that otherwise satisfies this clause (i) which was incurred prior to the date the obligor thereunder became a guarantor under the indenture) incurred (within 365 days of such purchase) to finance the purchase of any assets (including the purchase of Equity Interests of persons that are not Affiliates of our company) of our company or any Guarantor under the indenture: (a) to the extent the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets; and (b) to the extent that no more than $20 million of such Indebtedness at any one time outstanding is recourse to our company or any of its Restricted Subsidiaries or any of their respective assets, other than the assets so purchased; or (ii) indebtedness of our company or any guarantor under the indenture which refinances indebtedness referred to in clause (i) of this definition, PROVIDED that such refinancing satisfies subclauses (a) and (b) of such clause (i).

         "RECEIVABLES TRUST" means a trust organized solely for the purpose of securitizing the accounts receivable held by the Accounts Receivable Subsidiary that (a) shall not engage in any business other than (i) the purchase of accounts receivable or participation interests therein from the Accounts Receivable Subsidiary and the servicing thereof, (ii) the issuance of and distribution of payments with respect to the securities permitted to be issued under clause (b) below and (iii) other activities incidental to the foregoing,
(b) shall not at any time incur Indebtedness or issue any securities, except (i) certificates representing undivided interests in the trust issued to the Accounts Receivable Subsidiary and (ii) debt securities issued in an arm's length transaction for consideration solely in the form of cash and Cash Equivalents, all of which (net of any issuance fees and expenses) shall promptly be paid to the Accounts Receivable Subsidiary, and (c) shall distribute to the Accounts Receivable Subsidiary as a distribution on the Accounts Receivable Subsidiary's beneficial interest in the trust no less frequently than once every six months all available cash and Cash Equivalents held by it, to the extent not required for reasonable operating expenses or reserves therefor or to service any securities issued pursuant to clause (b) above that are not held by the Accounts Receivable Subsidiary.

         "RECEIVER SUBSIDY" means a subsidy, rebate or other similar payment by EchoStar or any of its Subsidiaries, in the ordinary course of business, to subscribers, vendors or distributors, relating to an EchoStar receiver system, not to exceed the retail price of such EchoStar receiver system, together with the retail price of installation of such EchoStar receiver system.

         "RELATED PARTY" means, with respect to the Principal, (a) the spouse and each immediate family member of the Principal and (b) each trust, corporation, partnership or other entity of which the Principal beneficially holds an 80% or more controlling interest.

         "RESTRICTED INVESTMENT" means an Investment other than Permitted Investments.

         "RESTRICTED SUBSIDIARY" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the

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time owned or controlled, directly or indirectly, by our company or one or more
Subsidiaries of our company or a combination thereof, other than Unrestricted Subsidiaries.

         "S&P" means Standard & Poor's Rating Services.

         "SATELLITE INSURANCE" means insurance providing coverage for a satellite in an amount which is, together with cash, Cash Equivalents and Marketable Securities segregated and reserved on the balance sheet of our company, for the duration of the insured period or until applied in accordance with the covenant entitled "Maintenance of Insurance." For purposes of the indenture, the proceeds of any Satellite Insurance shall be deemed to include the amount of cash, Cash Equivalents and Marketable Securities segregated and reserved by our company for purposes of the preceding sentence.

         "SATELLITE RECEIVER" means any satellite receiver capable of receiving programming from the EchoStar Dish Network.sm

         "SERIES A CUMULATIVE PREFERRED STOCK" means the Series A Cumulative Preferred Stock of ECC outstanding on the date of the indentures.

         "SKYVISTA" means SkyVista Corporation, a Colorado corporation.

         "SUBSIDIARY" means, with respect to any person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof. Notwithstanding the foregoing, for purposes of the indentures, until the consummation of the Reorganization, DBSC shall be deemed to be a Subsidiary of our company.

         "TRAILING CASH FLOW AMOUNT" means the Consolidated Cash Flow of our company during the most recent four fiscal quarters of our company for which financial statements are available.

         "UNRESTRICTED SUBSIDIARY" means; (A) E-Sat, Inc., EchoStar Real Estate Corporation, EchoStar International (Mauritius) Ltd., EchoStar Manufacturing and Distribution Pvt. Ltd. and Satrec Mauritius Ltd.; and (B) any Subsidiary of our company designated as an Unrestricted Subsidiary in a resolution of the Board of Directors of our company (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) of which, immediately after such designation: (i) is guaranteed by our company or any other Subsidiary of our company (other than another Unrestricted Subsidiary); (ii) is recourse to or obligates our company or any other Subsidiary of our company (other than another Unrestricted Subsidiary) in any way; or (iii) subjects any property or asset of our company or any other Subsidiary of our company (other than another Unrestricted Subsidiary), directly or indirectly, contingently or otherwise, to satisfaction thereof; (b) with which neither our company nor any other Subsidiary of our company (other than another Unrestricted Subsidiary) has any contract, agreement, arrangement, understanding or is subject to an obligation of any kind, written or oral, other than on terms no less favorable to our company or such other Subsidiary than those that might be obtained at the time from persons who are not Affiliates of our company; and (c) with which neither our company nor any other Subsidiary of our company (other than another Unrestricted Subsidiary) has any obligation: (i) to subscribe for additional shares of Capital Stock or other equity interests therein; or (ii) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results; PROVIDED, HOWEVER, that none of our company, ESC and Echosphere Corporation may be designated as Unrestricted Subsidiaries. At any time after the date of the indentures that our company designates an additional Subsidiary (other than ETC or a Subsidiary that constitutes a Non-Core Asset) as

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an Unrestricted Subsidiary, our company will be deemed to have made a Restricted
Investment in an amount equal to the fair market value (as determined in good faith by the Board of Directors of our company evidenced by a resolution of the Board of Directors of our company and set forth in an officers' certificate delivered to the trustee no later than five business days following January 1 and July 1 of each year and ten days following a request from the trustee, which certificate shall cover the six months preceding such January 1, July 1 or date of request, as the case may be) of such Subsidiary and to have incurred all Indebtedness of such Unrestricted Subsidiary. An Unrestricted Subsidiary may be designated as a Restricted Subsidiary of our company if, at the time of such designation after giving pro forma effect thereto, no Default or Event of Default shall have occurred or be continuing.

         "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

         "WHOLLY OWNED RESTRICTED SUBSIDIARY" means a Wholly Owned Subsidiary of our company that is a Restricted Subsidiary.

         "WHOLLY OWNED SUBSIDIARY" means, with respect to any person, any Subsidiary all of the outstanding voting stock (other than directors' qualifying shares) of which is owned by such person, directly or indirectly.

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             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         In this section we discuss the material United States federal income tax consequences of participating in the exchange offer and owning and disposing of exchange notes.

         In this section we discuss only United States federal income tax consequences to U.S. holders that participate in the exchange offer, and that hold old notes, and that will hold exchange notes, as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. We generally do not address any tax considerations relevant to holders other than U.S. holders or to U.S. holders that may be subject to special tax rules, such as banks, insurance companies, dealers in securities, holders of 10% or more of our voting stock, persons who "mark to market" their securities, persons who have a "functional currency" other than the United States dollar, or persons that will hold notes as a position in a "straddle" for tax purposes or as part of a "synthetic security" or a "conversion transaction" or other integrated investment consisting of notes and one or more other investments.

         The term "U.S. holder" means a beneficial owner of an old note or an exchange note that is:

         -        a citizen or resident of the United States;

         - a corporation, partnership or other entity created or organized under the laws of the United States, any state thereof or the District of Columbia;

         - a trust the administration of which is subject to the primary supervision of a United States court and with respect to which one or more United States persons have the authority to control all substantial decisions; or

         - an estate the income of which is subject to United States federal income tax regardless of its source.

         This section is based upon the Internal Revenue Code, Treasury regulations promulgated thereunder and rulings and judicial decisions now in effect. Those authorities could change at any time, and any such change could be retroactive. If that occurred, the tax consequences of participating in the exchange offer and owning and disposing of exchange notes could differ from the consequences described below.

THE EXCHANGE OFFER

         If you exchange an old note for an exchange note in the exchange offer, the exchange will not be a taxable transaction for United States federal income tax purposes. Accordingly, you will not recognize any gain or loss when you receive the exchange note, and you will be required to continue to include interest on the exchange note in gross income as described below. Your holding period for the exchange note will include your holding period for the old note exchanged therefor, and your adjusted tax basis in the exchange note will be the same as your adjusted tax basis in such old note, in each case immediately before the exchange.

         If the IRS disagreed and treated the exchange of an old note for an exchange note in the exchange offer as a taxable transaction, the United States federal income tax consequences to you generally would be as described below under "Dispositions of Notes."

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INTEREST ON THE NOTES

         Interest on the notes generally will be taxable to a holder as ordinary income at the time it is received or accrued in accordance with the holder's method of accounting for United States federal income tax purposes.

         We are obligated to pay liquidated damages in the form of additional interest in certain circumstances, as described under "Description of the Notes--Registration Rights; Liquidated Damages" above. We believe, and intend to take the position, that the possibility of payment of liquidated damages should not cause the notes to be issued with original issue discount. You should consult your own tax advisor regarding the possible payment of liquidated damages.

MARKET DISCOUNT

         If a holder purchased an old note for less than its stated redemption price at maturity, the difference is treated as "market discount" for United States federal income tax purposes if it exceeds a specified DE MINIMIS amount. Under the market discount rules, when the holder disposes of the exchange note received in exchange for such old note, the holder will have to treat any gain as ordinary income to the extent that market discount has accrued on the old note and the exchange note and the holder has not included the market discount in income. In addition, if the holder incurred or continued any indebtedness to purchase or carry the old note or exchange note, the holder may have to defer the deduction of all or a portion of the related interest expense until the exchange note matures or the holder disposes of the exchange note.

         Market discount will accrue ratably from the date the holder acquired the old note to the date that the exchange note matures, unless the holder elects to accrue it under a constant-yield method. A holder may elect to include market discount in income currently as it accrues, either ratably or under a constant-yield method. If the holder elects to do so, the rule described above regarding deferral of interest deductions will not apply. The election to include market discount in income currently applies to all market discount obligations that the holder holds or acquires on or after the first day of the first taxable year to which the election applies. The holder may not revoke the election without the consent of the IRS.

AMORTIZABLE BOND PREMIUM

         If a holder purchased an old note for more than its stated redemption price at maturity, the holder will be treated as having purchased the old note at a "premium" and may elect to amortize the premium over the remaining term of the old note and the exchange note under a constant-yield method. The amount amortized in any year will be treated as a reduction of the holder's interest income from the exchange note. Premium on an old note and an exchange note held by a U.S. holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on a disposition of the exchange note. The election to amortize premium under a constant-yield method applies to all debt obligations that the holder holds or acquires on or after the first day of the first taxable year to which the election applies. The holder may not revoke the election without the consent of the IRS.

DISPOSITIONS OF NOTES

         Gain or loss recognized by a holder on a disposition (including a sale, exchange or redemption) of an exchange note will generally equal the difference between the amount realized by the holder on the disposition (except to the extent that such amount realized is attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary income) and the holder's adjusted

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tax basis in the exchange note. A holder's adjusted tax basis in an exchange note generally will equal the holder's cost of the old note exchanged therefor, increased by any market discount that the holder previously included in income. Except as described above with respect to market discount, gain or loss recognized on a disposition of an exchange note generally will be long-term capital gain or loss if, at the time of the disposition, the exchange note has been held for more than one year. In general, long-term capital gains of individuals are eligible for reduced rates of United States federal income taxation. The deductibility of losses is subject to limitations.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         In general, payments of interest on, and the proceeds from the sale, redemption or other disposition of exchange notes (other than exchange notes held by certain exempt persons, including most corporations and other persons who, when required, demonstrate their exempt status) will be subject to information reporting requirements. "Backup withholding" at a rate of 31% may apply to such payments if the holder fails to furnish a correct taxpayer identification number or otherwise fails to comply with all backup withholding requirements.

         The backup withholding tax is not an additional tax and may be credited against a holder's regular United States federal income tax liability or refunded by the IRS.

         The payment of proceeds from the disposition of exchange notes to or through the United States office of a broker will be subject to information reporting and backup withholding rules unless the owner establishes an exemption. Special rules may apply with respect to the payment of the proceeds from the disposition of exchange notes to or through foreign offices of certain brokers.

         Treasury regulations that are generally effective for payments made after December 31, 1999, subject to certain transition rules, modify in certain respects the backup withholding and information reporting rules. In general, these regulations do not significantly alter the substantive requirements of these rules, but unify current procedures and forms and clarify reliance standards. You should consult your own tax advisor regarding these regulations.

         THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE COMPLETE, IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU RESULTING FROM PARTICIPATING IN THE EXCHANGE OFFER AND OWNING AND DISPOSING OF EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME TAX LAWS, AND ANY ESTATE, GIFT OR OTHER TAX LAWS, AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS, AS WELL AS THE TAX CONSEQUENCES OF NOT PARTICIPATING IN THE EXCHANGE OFFER.

                       UNITED STATES ERISA CONSIDERATIONS

         ANY UNITED STATES EMPLOYEE BENEFIT PLAN THAT PROPOSES TO PURCHASE THE NOTES SHOULD CONSULT WITH ITS COUNSEL WITH RESPECT TO THE POTENTIAL CONSEQUENCES OF SUCH INVESTMENT UNDER THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED AND THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE.

         ERISA and the Internal Revenue Code impose certain requirements on employee benefit plans and certain other retirement plans and arrangements, including individual retirement accounts and annuities, that are subject to ERISA or the Internal Revenue Code, all of which are referred to as "ERISA plans," and on persons who are fiduciaries with respect to such ERISA plans. A person who exercises discretionary authority or control with respect to the management or assets of an ERISA plan will be considered a fiduciary of the ERISA plan under ERISA. In accordance with ERISA's general fiduciary standards, before investing in the notes, an ERISA plan fiduciary should determine whether such an investment is permitted under the governing ERISA plan instruments and is appropriate for the ERISA plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and the Internal Revenue Code prohibit certain transactions involving the assets of an ERISA plan and persons who have certain specified relationships to the ERISA plan, "parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of the Internal Revenue Code. Thus, an ERISA plan fiduciary considering an investment in the notes should also consider whether such an investment may constitute or give rise to a prohibited transaction under ERISA or the Internal Revenue Code and whether an administrative exemption may be applicable to such investment.

         The acquisition of the notes by an ERISA plan could be a prohibited transaction if either ECC, an initial purchaser or any of their respective affiliates or, "offering participant," are parties in interest or disqualified persons with respect to the ERISA plan. Any prohibited transaction could be treated as exempt under ERISA and the Internal Revenue Code if the notes were acquired pursuant to and in accordance with one or more "class exemptions" issued by the United States Department of Labor, such as PTCE 84-14, which is an exemption for certain transactions determined by an independent qualified professional asset manager, PTCE 91-38, which is an exemption for certain transactions involving bank collective investment funds, or PTCE 90-1, which is an exemption for certain transactions involving insurance company pooled separate accounts. Prior to acquiring the notes in this offering, an ERISA plan or fiduciary should determine either that none of the offering participants is a party in interest or disqualified person with respect to the ERISA plan or that an exemption from the prohibited transaction rules is available for such acquisition.

         An ERISA plan fiduciary considering the purchase of the notes should consult its tax and/or legal advisors regarding ECC, the availability, if any, of exemptive relief from any potential prohibited transaction and other fiduciary issues and their potential consequences. Each purchaser acquiring the notes with the assets of an ERISA plan with respect to which any offering participant is a party in interest or a disqualified person shall be deemed to have represented that a statutory or an administrative exemption from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Internal Revenue Code is applicable to such purchaser's acquisition of the notes.

                              PLAN OF DISTRIBUTION

         Based on interpretations by the Staff set forth in no-action letters issued to third parties, including "Exxon Capital Holdings Corporation," available May 13, 1988, "Morgan Stanley & Co. Incorporated," available June 5, 1991, "Mary Kay Cosmetics, Inc." available June 5, 1991, and "Warnaco, Inc.," available October 11, 1991, our company believes that exchange notes issued pursuant to the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by holders so long as such holder is not (i) our affiliate, (ii) a broker-dealer who acquired old notes directly from us or our affiliate or (iii) a broker-dealer who acquired old notes as a result of market-making or other trading activities. Offers, sales and transfers may be made without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes and that participating broker-dealers receiving exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such exchange notes. To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer (other than a resale of an unsold allotment from the sale of the old notes to the initial purchasers) with the prospectus contained in the registration statement relating to the exchange offer. Pursuant to the registration rights agreements, we have agreed to permit participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of such exchange notes. We have agreed that, for a period of one year after the consummation of the exchange offer, we will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests such documents in the letter of transmittal for the exchange offer. Each holder of the old notes who wishes to exchange its old notes for exchange notes in the exchange offer will be required to make certain representations to us as set forth in "The Exchange Offer." In addition, each holder who is a broker-dealer and who receives exchange notes for its own account in exchange for old notes that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such exchange notes.

         We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal for the exchange offer states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreements.

         Following consummation of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of old notes who did not exchange their old notes for exchange notes in the exchange offer, or terms that may differ from those contained in the registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any such additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding old notes have been exchanged for exchange notes pursuant to the terms and conditions herein.

                                  LEGAL MATTERS

         The validity of the exchange notes will be passed upon for us by Winthrop, Stimson, Putnam & Roberts, New York, New York, as to matters of New York law, and Friedlob Sanderson Raskin Paulson & Tourtillott, LLC, Denver, Colorado, as to matters of Colorado law.

                                     EXPERTS

         The audited financial statements of our company included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving such reports.

                       WHERE YOU CAN FIND MORE INFORMATION

         We and ECC are subject to the informational requirements of the Exchange Act and each of ECC, our company, Dish and ESBC files reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by the foregoing companies may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W. Washington D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. ECC's Class A common stock is traded on the Nasdaq National Market and reports and other information concerning ECC can also be inspected at the Nasdaq National Market Exchange, 1735 K Street, N.W., Washington, D.C. 20546. Such material may also be accessed electronically by means of the EDGAR database at the SEC's home page on the Internet at HTTP://WWW.SEC.GOV.

         We have filed with the SEC a Registration Statement on Form S-4 (the "Registration Statement") with respect to our 9 1/4% Senior Notes due 2006 and our 9 1/4% Senior Notes due 2009. This prospectus, which is part of the registration statement, omits certain information included in the registration statement. Statements made in the prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, we refer you to such exhibit for a more complete description of the matter involved.

           INDEX TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----

COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS:
   Report of Independent Public Accountants............................   F-2
   Combined and Consolidated Balance Sheets at December 31, 1997
     and 1998..........................................................   F-3
   Combined and Consolidated Statements of Operations and Comprehensive
     Loss for the years ended December 31, 1996, 1997 and 1998.........   F-4
   Combined and Consolidated Statements of Changes in Stockholder's
     Equity for the years ended December 31, 1996, 1997 and 1998.......   F-5
   Combined and Consolidated Statements of Cash Flows for the years
     ended December 31, 1996, 1997 and 1998............................   F-6
   Notes to Combined and Consolidated Financial Statements.............   F-7


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To EchoStar DBS Corporation:

         We have audited the accompanying combined and consolidated balance sheets of EchoStar DBS Corporation (a Colorado corporation) and affiliates and subsidiaries, as described in Note 1, as of December 31, 1997 and 1998, and the related combined and consolidated statements of operations and comprehensive loss, changes in stockholder's equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the combined and consolidated financial position of EchoStar DBS Corporation and affiliates and subsidiaries as of December 31, 1997 and 1998, and the combined and consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                       ARTHUR ANDERSEN LLP


Denver, Colorado,
March 2, 1999.

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
                    COMBINED AND CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                                                         DECEMBER 31,
                                                                                  ----------------------------
                                                                                      1997             1998
                                                                                  -----------      -----------
ASSETS
Current Assets:
   Cash and cash equivalents.................................................     $    62,059      $    25,308
   Marketable investment securities..........................................           3,906            7,000
   Trade accounts receivable, net of allowance for
      uncollectible accounts of $1,347 and $2,996, respectively..............          66,045          107,743
   Inventories...............................................................          22,993           76,708
   Other current assets......................................................          28,264           24,823
                                                                                  -----------      -----------
Total current assets.........................................................         183,267          241,582
Restricted Assets:
   Insurance receivable (Note 3).............................................               -          106,000
   Interest escrow...........................................................         112,284           69,129
   Satellite escrow and other restricted cash and marketable investment
      securities.............................................................          75,478            8,528
                                                                                  -----------      -----------
Total restricted cash and marketable investment securities...................         187,762          183,657
Property and equipment, net..................................................         859,284          853,818
FCC authorizations, net......................................................          99,220          103,266
Advances to affiliates, net..................................................           2,021                -
Deferred tax assets..........................................................          64,409           60,638
Other noncurrent assets......................................................          35,811           27,212
                                                                                  -----------      -----------
     Total assets............................................................     $ 1,431,774      $ 1,470,173
                                                                                  -----------      -----------
                                                                                  -----------      -----------

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current Liabilities:
   Trade accounts payable....................................................     $    69,036      $    90,562
   Deferred revenue..........................................................         122,215          132,857
   Accrued expenses..........................................................          97,090          176,158
   Advances from affiliates, net.............................................               -           54,805
   Current portion of long-term debt.........................................          17,885           22,679
                                                                                  -----------      -----------
Total current liabilities....................................................         306,226          477,061

Long-term obligations, net of current portion:
   1994 Notes................................................................         499,863          571,674
   1996 Notes................................................................         438,512          497,955
   1997 Notes................................................................         375,000          375,000
   Mortgages and other notes payable, net of current portion.................          51,846           43,450
   Notes payable to ECC, including accumulated interest......................          54,597           59,812
   Long-term deferred satellite services revenue and other
     long-term liabilities...................................................          19,500           33,358
                                                                                  -----------      -----------
Total long-term obligations, net of current portion..........................       1,439,318        1,581,249
                                                                                  -----------      -----------
     Total liabilities.......................................................       1,745,544        2,058,310

Commitments and Contingencies (Note 8)

Stockholder's Equity (Deficit):
   Common Stock, $.01 par value, 3,000 shares authorized, issued and                        -                -
   outstanding...............................................................
   Additional paid-in capital................................................         125,164          145,164
   Accumulated other comprehensive loss......................................              (8)               -
   Accumulated deficit.......................................................        (438,926)        (733,301)
                                                                                  -----------      -----------
Total stockholder's equity (deficit).........................................        (313,770)        (588,137)
                                                                                  -----------      -----------
     Total liabilities and stockholder's equity (deficit)....................     $ 1,431,774       $1,470,173
                                                                                  -----------      -----------
                                                                                  -----------      -----------


   See accompanying Notes to Combined and Consolidated Financial Statements.

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
    COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                                 (In thousands)

                                                                     YEAR ENDED DECEMBER 31,
                                                          --------------------------------------------
                                                             1996             1997            1998
                                                          -----------     -----------     -----------
REVENUE:
   DISH Network:
     Subscription television services.................    $   49,650      $  298,883      $  669,310
     Other............................................         8,238          42,925          12,799
                                                          -----------     -----------     -----------
   Total DISH Network.................................        57,888         341,808         682,109
   DTH equipment sales and integration services.......        77,390          90,263         253,841
   Satellite services.................................         5,822          11,135          22,304
   C-band and other...................................        56,003          32,696          27,655
                                                          -----------     -----------     -----------
Total revenue.........................................       197,103         475,902         985,909

COSTS AND EXPENSES:
   DISH Network Operating Expenses:
     Subscriber-related expenses......................        22,840         143,529         298,443
     Customer service center and other................        12,996          35,078          72,482
     Satellite and transmission.......................         6,573          14,563          26,067
                                                          -----------     -----------     -----------
   Total DISH Network operating expenses..............        42,409         193,170         396,992
   Cost of sales - DTH equipment and integration
      services.....................................           75,984          60,918         174,615
   Cost of sales - C-band and other...................        42,345          23,909          16,496
   Marketing:
     Subscriber promotion subsidies...................        35,239         148,502         283,694
     Advertising and other............................        17,929          34,843          47,986
                                                          -----------     -----------     -----------
   Total marketing expenses...........................        53,168         183,345         331,680
   General and administrative.........................        48,693          66,060          94,824
   Amortization of subscriber acquisition costs.......        16,073         121,428          18,819
   Depreciation and amortization......................        27,296          51,408          83,338
                                                          -----------     -----------     -----------
Total costs and expenses..............................       305,968         700,238       1,116,764
                                                          -----------     -----------     -----------

Operating loss........................................      (108,865)       (224,336)       (130,855)

Other Income (Expense):
   Interest income....................................        15,111          12,512          10,111
   Interest expense, net of amounts capitalized.......       (62,430)       (110,003)       (172,942)
   Other..............................................          (345)         (1,451)           (618)
                                                          -----------     -----------     -----------
Total other income (expense)..........................       (47,664)        (98,942)       (163,449)
                                                          -----------     -----------     -----------
Loss before income taxes..............................      (156,529)       (323,278)       (294,304)
Income tax benefit (provision), net...................        54,853            (146)            (71)
                                                          -----------     -----------     -----------
Net loss..............................................    $ (101,676)     $ (323,424)     $ (294,375)
                                                          -----------     -----------     -----------
                                                          -----------     -----------     -----------
Change in unrealized gain (loss) on available-for-sale
   securities, net of tax ............................          (263)              4               8
                                                          -----------     -----------     -----------
Comprehensive loss....................................    $ (101,939)     $ (323,420)     $ (294,367)
                                                          -----------     -----------     -----------
                                                          -----------     -----------     -----------


   See accompanying Notes to Combined and Consolidated Financial Statements.

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
     COMBINED AND CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                    (In thousands, except per share amounts)

                                                                                                 ACCUMULATED
                                                                                                 DEFICIT AND
                                                                                                 UNREALIZED
                                                COMMON STOCK                COMMON   ADDITIONAL   HOLDING
                                             ----------------   PREFERRED   STOCK     PAID-IN      GAINS
                                              SHARES   AMOUNT     STOCK    WARRANTS   CAPITAL     (LOSSES)      TOTAL
                                             --------  ------   ---------  --------  ---------   ----------   ---------
                                             (Note 1)
Balance, December 31, 1994.................   33,544     $336    $15,991   $26,133    $62,197   $   (849)    $103,808
   Issuance of Common Stock................        2        -          -         -          2          -            2
   8% Series A Cumulative Preferred Stock
     dividends (at $0.38 per share)........        -        -        616         -          -       (616)           -
   Exercise of Common Stock Warrants.......    2,731       26          -   (25,419)    25,393          -            -
   Common Stock Warrants exchanged for ECC
     Warrants..............................        -        -          -      (714)       714          -            -
   Launch bonuses funded by issuance of
     ECC's Class A Common Stock............        -        -          -         -      1,192          -        1,192
   Unrealized holding gains on
     available-for-sale securities, net....        -        -          -         -          -        251          251
   Net loss................................        -        -          -         -          -    (12,361)     (12,361)
                                             -------   ------   --------  --------  ---------   --------     --------
Balance, December 31, 1995.................   36,277      362     16,607         -     89,498    (13,575)      92,892
   Issuance of Common Stock (Note 1).......        1        -          -         -          2          -            2
   Reorganization of entities under common
     control (Note 1)......................  (36,275)    (362)   (16,607)        -     16,969          -            -
   Income tax benefit of deduction for
     income tax purposes on exercise of
     Class A Common Stock options..........        -        -          -         -      2,372          -        2,372
   Unrealized holding losses on
     available-for-sale securities, net....        -        -          -         -          -       (263)        (263)
   Net loss................................        -        -          -         -          -   (101,676)    (101,676)
                                             -------   ------   --------  --------  ---------   --------     --------
Balance, December 31, 1996.................        3        -          -         -    108,841   (115,514)      (6,673)
   Purchase price "pushed-down" to DBSC by
     ECC (Note 1)..........................        -        -          -         -     16,323          -       16,323
   Unrealized holding gains on
     available-for-sale securities, net....        -        -          -         -          -          4            4
   Net loss................................        -        -          -         -          -   (323,424)    (323,424)
                                             -------   ------   --------  --------  ---------   --------     --------
Balance, December 31, 1997.................        3        -          -         -    125,164   (438,934)    (313,770)
   Contribution of satellite asset.........        -        -          -         -     20,000          -       20,000
   Unrealized holding gains on
     available-for-sale securities, net ...        -        -          -         -          -          8            8
   Net loss................................        -        -          -         -          -   (294,375)    (294,375)
                                             -------   ------   --------  --------  ---------   --------     --------
Balance, December 31, 1998.................        3     $  -   $      -  $      -   $145,164  $(733,301)   $(588,137)
                                             -------   ------   --------  --------  ---------   --------     --------
                                             -------   ------   --------  --------  ---------   --------     --------


   See accompanying Notes to Combined and Consolidated Financial Statements.

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
               COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                     YEAR ENDED DECEMBER 31,
                                                           ----------------------------------------
                                                               1996            1997         1998
                                                           -----------      ----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss..........................................         $ (101,676)      $(323,424)   $(294,375)
Adjustments to reconcile net loss to net cash flows
  from operating activities:
   Depreciation and amortization..................             27,296          51,408       83,338
   Amortization of subscriber acquisition costs...             16,073         121,428       18,819
   Interest on notes payable to ECC added to
   principal......................................                  -           5,215        5,215
   Deferred income tax benefit....................            (50,515)           (361)           -
   Amortization of debt discount and deferred
      financing costs.............................             61,695          83,221      125,724
   Change in reserve for excess and obsolete
      inventory...................................              2,866          (1,823)       1,341
   Change in long-term deferred satellite services
      revenue and other long-term liabilities.....              5,949          12,056       13,858
   Other, net.....................................                536             403            -
   Changes in current assets and current liabilities:
     Trade accounts receivable, net...............             (4,368)        (52,562)     (41,698)
     Inventories..................................            (36,864)         51,597      (55,056)
     Subscriber acquisition costs.................            (84,202)        (72,118)           -
     Other current assets.........................             (3,118)         13,359      (11,611)
     Trade accounts payable.......................             22,165          27,808       21,526
     Deferred revenue.............................            103,511          18,120       10,642
     Accrued expenses.............................             17,816          58,124       68,328
                                                           ----------       ---------    ---------
Net cash flows from operating activities..........            (22,836)         (7,549)     (53,949)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable investment securities.....           (138,328)        (36,586)      (8,970)
Sales of marketable investment securities.........            119,730          51,513        5,868
Purchases of restricted marketable investment                 (21,100)         (1,495)           -
  securities......................................
Funds released from escrow and restricted cash and
  marketable investment securities................            235,402         120,215      116,468
Offering proceeds and investment earnings placed             (193,972)       (227,561)      (6,343)
  in escrow.......................................
Repayments from (advances to) affiliates, net.....            (33,105)          9,976            -
Purchases of property and equipment...............           (214,614)       (221,750)    (153,513)
Expenditures for FCC authorizations...............            (55,420)              -            -
Other.............................................              6,445            (391)       3,150
                                                           ----------       ---------    ---------
Net cash flows from investing activities..........           (294,962)       (306,079)     (43,340)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Common Stock............                  2               -            -
Proceeds from (repayment of) note payable to ECC..             12,000         (12,000)           -
Net proceeds from issuance of 1996 Notes..........            336,916               -            -
Net proceeds from issuance of 1997 Notes..........                  -         362,500            -
Advances from affiliates..........................                  -               -       77,090
Repayments of mortgage indebtedness and notes
  payable.........................................             (6,631)        (13,253)     (16,552)
                                                           ----------       ---------    ---------
Net cash flows from financing activities..........            342,287         337,247       60,538
                                                           ----------       ---------    ---------
Net increase (decrease) in cash and cash
  equivalents.....................................             24,489          23,619      (36,751)
Cash and cash equivalents, beginning of year......             13,951          38,440       62,059
                                                           ----------       ---------    ---------
Cash and cash equivalents, end of year............         $   38,440       $  62,059    $  25,308
                                                           ----------       ---------    ---------
                                                           ----------       ---------    ---------


   See accompanying Notes to Combined and Consolidated Financial Statements.

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
             NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION AND BUSINESS ACTIVITIES

BASIS OF PRESENTATION

         EchoStar DBS Corporation ("DBS Corp," or the "Company"), is a wholly-owned subsidiary of EchoStar Communications Corporation ("ECC" and together with its subsidiaries "EchoStar"), a publicly traded company on the Nasdaq National Market. During March 1999, EchoStar received approval from the Federal Communications Commission ("FCC") to reorganize certain of its direct and indirect wholly-owned subsidiaries in order to streamline its organization and operations. During the first quarter of 1999, EchoStar intends to place ownership of all of its direct broadcast satellites and related FCC licenses into EchoStar Satellite Corporation ("ESC"). DirectSat Corporation and Direct Broadcasting Satellite Corporation ("DBSC"), which currently own EchoStar II and EchoStar III, respectively, will both be merged into ESC. EchoStar also intends to merge EchoStar Space Corporation ("Space") into ESC. Dish, Ltd., and EchoStar Satellite Broadcasting Company ("ESBC") will be merged into the Company. EchoStar IV and the related FCC licenses, which are currently owned by DBS Corp, and those satellites and FCC licenses to be acquired in the 110 Acquisition (defined herein), also will be transferred to ESC. The accompanying financial statements retroactively reflect the consolidated historical results of DBS Corp and its subsidiaries combined with the historical results of Space and DBSC. Substantially all of EchoStar's operating activities are conducted by subsidiaries of DBS Corp. DBSC and Space's assets consist principally of certain satellite and FCC authorization assets. There are no significant operating activities conducted by either DBSC or Space. (See Organization and Legal Structure below).

         DBS Corp was formed under Colorado law in January 1996 for the initial purpose of participating in an FCC auction. On January 26, 1996, DBS Corp submitted the winning bid of $52.3 million for 24 direct broadcast satellite ("DBS") frequencies at the 148DEG. West Longitude ("WL") orbital location. Funds necessary to complete the purchase of the DBS frequencies and commence construction of the Company's fourth DBS satellite, EchoStar IV, were advanced to the Company by ECC. In June 1997, DBS Corp completed an offering (the "1997 Notes Offering") of 12 1/2% Senior Secured Notes due 2002 (the "1997 Notes"). The 1997 Notes were retired on January 25, 1999 upon completion of the Tender Offers (as defined herein). Prior to consummation of the 1997 Notes Offering, ECC contributed all of the outstanding capital stock (the "Contribution") of ESBC to DBS Corp. As a result of the Contribution, ESBC became a wholly-owned subsidiary of DBS Corp. This transaction was accounted for as a reorganization of entities under common control in which ESBC is treated as the predecessor of DBS Corp.

         During 1994, EchoStar acquired approximately 40% of the outstanding common stock of Direct Broadcasting Satellite Corporation ("Old DBSC"). Old DBSC's principal assets included an FCC conditional satellite permit and specific orbital slot assignments for a total of 22 DBS frequencies. Through December 1996, EchoStar advanced Old DBSC a total of $46 million in the form of notes receivable to enable Old DBSC to make required payments under its satellite (EchoStar III) construction contract. As of December 31, 1996, these notes receivable totaled $49 million, including accrued interest of $3 million. On January 8, 1997, EchoStar consummated the merger of Old DBSC with a wholly-owned subsidiary of EchoStar, DBSC, as defined above. EchoStar issued approximately 650,000 shares of its Class A common stock to acquire the remaining 60% of Old DBSC that it did not previously own. This transaction was accounted for as a purchase and the excess of the purchase price over the fair value of Old DBSC's tangible assets was allocated to Old DBSC's FCC authorizations (approximately $16 million). Upon consummation of the merger, Old DBSC ceased to exist.

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

PRINCIPAL BUSINESS

The operations of EchoStar include three interrelated business units:

     - THE DISH NETWORk - a DBS subscription television service in the United States. As of December 31, 1998, EchoStar had approximately 1.9 million DISH Network subscribers.

     - ECHOSTAR TECHNOLOGIEs CORPORATIOn ("ETC") - engaged in the design, distribution and sale of DBS set-top boxes, antennae and other digital equipment for the DISH Network ("EchoStar receiver systems"), and the design and distribution of similar equipment for direct-to-home ("DTH") projects of others internationally, together with the provision of uplink center design, construction oversight and other project integration services for international direct-to-home ventures.

     - SATELLITE SERVICEs - engaged in the delivery of video, audio and data services to business television customers and other satellite users. These services may include satellite uplink services, satellite transponder space usage, billing, customer service and other services.

          Since 1994, EchoStar has deployed substantial resources to develop the "EchoStar DBS System." The EchoStar DBS System consists of EchoStar's FCC-allocated DBS spectrum, DBS satellites ("EchoStar I," "EchoStar II," "EchoStar III," and "EchoStar IV"), digital satellite receivers, digital broadcast operations center, customer service facilities, and other assets utilized in its operations. EchoStar's principal business strategy is to continue developing its subscription television service in the United States to provide consumers with a fully competitive alternative to cable television service.

AGREEMENT WITH NEWS CORPORATION LIMITED AND MCI TELECOMMUNICATIONS CORPORATION/WORLDCOM

         On November 30, 1998, EchoStar announced an agreement with MCI Telecommunications Corporation/WorldCom ("MCI"), The News Corporation Limited ("News Corporation") and its American Sky Broadcasting, LLC subsidiary (the "110 Acquisition"). Pursuant to the 110 Acquisition, EchoStar would acquire or receive:

     - the rights to 28 frequencies at the 110DEG. WL orbital location from which EchoStar could transmit programming to the entire continental United States;

     - two DBS satellites constructed by Space Systems/Loral, delivered in-orbit and currently expected to be launched during 1999;

     - a recently-constructed digital broadcast operations center located in Gilbert, Arizona;

     - a worldwide license agreement to manufacture and distribute set-top boxes internationally using News Data System, Limited's encryption/decoding technology;

     - a commitment by an affiliated entity of News Corporation to purchase from ETC a minimum of 500,000 set-top boxes; and o a three-year, no fee agreement for the DISH Network to rebroadcast FOX Broadcasting Company owned-and-operated local station signals to their respective markets.

         EchoStar will not incur any costs associated with the construction, launch or insurance (including launch insurance and one year of in-orbit insurance) of the two DBS satellites. EchoStar and MCI also agreed that MCI will have the non-exclusive right to bundle DISH Network service with MCI's telephony service offerings on mutually agreeable terms. In addition, EchoStar agreed to carry the FOX News Channel on the DISH Network. EchoStar received standard program launch support payments in exchange for carrying the programming.

         By combining the capacity of the two newly acquired satellites at the 110DEG. WL orbital slot and EchoStar's current satellites at the 119DEG. WL orbital slot (subject to FCC approval), EchoStar expects that the DISH Network will have the capacity to provide more than 500 channels of programming, Internet and high-speed data services and high definition television nationwide to a subscriber's single 18-inch satellite dish, and would be positioned to

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


offer a one-dish solution for satellite-delivered local programming to major markets across the United States. EchoStar also expects to be able to serve Alaska, Hawaii, Puerto Rico and the United States territories in the Caribbean from the 110DEG. WL orbital slot.

         Beneficial interest in substantially all of the assets and rights to be acquired by EchoStar in the 110 Acquisition will be transferred to the Company promptly after closing.

TENDER OFFERS

         On December 23, 1998, EchoStar commenced cash tender offers ("Tender Offers") as part of a plan to refinance its indebtedness at more favorable interest rates and terms. EchoStar offered to purchase any and all of the following debt securities:

     - the 12 7/8% Senior Secured Discount Notes due June 1, 2004 issued by Dish, Ltd. (the "1994 Notes");

     - the 13 1/8% Senior Secured Discount Notes due 2004 issued by ESBC (the "1996 Notes"); and

     -    the 1997 Notes issued by the Company.

         EchoStar also announced that it had sent to all holders of its issued and outstanding 12 1/8% Series B Senior Redeemable Exchangeable Preferred Stock due 2004 (the "Series B Preferred Stock") a notice to exchange all of the outstanding shares of Series B Preferred Stock into 12 1/8% Senior Preferred Exchange Notes due 2004 (the "Senior Exchange Notes") on the terms and conditions set forth in the certificate of designation relating to the Series B Preferred Stock. The Senior Exchange Notes were issued on January 4, 1999. Immediately following the exchange, EchoStar commenced an offer to purchase any and all outstanding Senior Exchange Notes.

         The Tender Offers for the first three issues of notes were consummated on January 25, 1999. The Tender Offers were funded with proceeds from the offering of the 9 1/4% Senior Notes due 2006 (the "Seven Year Notes") and the 9 3/8% Senior Notes due 2009 (the "Ten Year Notes," and together with the Seven Year Notes, the "Notes") described at Note 4, with holders of more than 99% of each issue of debt securities tendering their notes and consenting to certain amendments to the indentures governing the notes that eliminated substantially all of the restrictive covenants and amended certain other provisions. The Tender Offer for the Senior Exchange Notes expired on February 1, 1999 and was funded by the Company with proceeds from the issuance of the Notes. More than 99% of the outstanding Senior Exchange Notes were validly tendered.

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

PRO FORMA FINANCIAL INFORMATION

         The following table sets forth: (i) certain historical balance sheet data as of December 31, 1998, (ii) a balance sheet as of December 31, 1998 as adjusted to give effect to the consummation of the Tender Offers and the concurrent issuance of the Notes, and (iii) a balance sheet as of December 31, 1998 as further adjusted for the pro forma effects assuming consummation of the 110 Acquisition.

                                                                            AS OF DECEMBER 31, 1998
                                                                  ---------------------------------------------
                                                                                                   AS ADJUSTED
                                                                      ACTUAL      AS ADJUSTED     AND PRO FORMA
                                                                  ------------    -----------     -------------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                         (UNAUDITED)
Cash, cash equivalents, and marketable investment securities....  $    32,308     $   292,674     $   292,674
Restricted cash and marketable investment securities............       77,657               -               -
                                                                  -----------     -----------     -----------
   Total cash, cash equivalents and marketable investment
   securities...................................................      109,965         292,674         292,674
                                                                  -----------     -----------     -----------
                                                                  -----------     -----------     -----------
Total assets                                                      $ 1,470,173     $ 1,656,971     $ 2,826,971
                                                                  -----------     -----------     -----------
                                                                  -----------     -----------     -----------
Long-term debt (net of current portion):

   Mortgages and notes payable..................................  $    43,450     $    43,450     $    43,450
   Notes payable to ECC, including accrued interest.............       59,812               -               -
   1994 Notes...................................................      571,674           1,390           1,390
   1996 Notes...................................................      497,955             950             950
   1997 Notes...................................................      375,000              15              15
   9 1/4% Senior Notes due 2006.................................            -         375,000         375,000
   9 3/8% Senior Notes due 2009.................................            -       1,625,000       1,625,000
                                                                  -----------     -----------      -----------
     Total long-term debt.......................................    1,547,891       2,045,805       2,045,805


Stockholder's Equity (Deficit):

   Common Stock, $.01 par value, 3,000 shares
     authorized, issued and outstanding.........................            -               -               -
   Additional paid-in capital...................................      145,164         345,164       1,515,164
   Accumulated deficit..........................................     (733,301)     (1,244,417)     (1,244,417)
                                                                  -----------     -----------     -----------
Total stockholder's equity (deficit)............................     (588,137)       (899,253)        270,747
                                                                  -----------     -----------     -----------
Total liabilities and stockholder's equity (deficit)............  $ 1,470,173     $ 1,656,971      $2,826,971
                                                                  -----------     -----------     -----------
                                                                  -----------     -----------     -----------


         Restrictions on cash held in escrow under the terms of indentures were removed as a result of the Tender Offers. The restricted cash balances as of December 31, 1998 have been reclassified and included in the "as adjusted" amount of cash, cash equivalents and marketable investment securities. The restriction on the insurance receivable of $106 million (not shown) was also removed.

         The increase in as adjusted and pro forma total assets includes a net increase in cash available to the Company for working capital of approximately $186 million as a result of the Notes offering, plus $1.17 billion of assets to be acquired by EchoStar pursuant to the 110 Acquisition and contributed to the Company.

         The increase in additional paid-in capital consists of $200 million in cash to be contributed to the Company by ECC and additional assets valued at $1.17 billion, to be acquired by EchoStar in the 110 Acquisition and contributed to the Company.

         The increase in accumulated deficit results from (a) a distribution of the offering proceeds to EchoStar of approximately $269 million to retire the Senior Exchange Notes, including related costs of that tender offer, (b) interest expense of approximately $13.6 million from December 31, 1998 through January 25, 1999, the date of consummation of the Tender Offers on debt repurchased and paid, and (c) the estimated extraordinary loss upon the

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

early retirement of the 1994 Notes, the 1996 Notes and the 1997 Notes pursuant to the Tender Offers of approximately $229 million (approximately $203 million of tender premiums and consent fees and approximately $26 million associated with the write-off of unamortized deferred financing costs and other transaction-related costs) that the Company will report in 1999.

ORGANIZATION AND LEGAL STRUCTURE

         Certain companies principally owned and controlled by Mr. Charles W. Ergen were reorganized in 1993 into Dish, Ltd. (together with its subsidiaries, "Dish, Ltd."). In April 1995, ECC was formed to complete an initial public offering of its Class A common stock. Concurrently, Mr. Ergen exchanged all of his then outstanding shares of Class B common stock and 8% Series A Cumulative Preferred Stock of Dish, Ltd. for like shares of ECC. In December 1995, ECC merged Dish, Ltd. with a wholly-owned subsidiary of ECC (the "Merger"). Substantially all of EchoStar's operations are conducted by subsidiaries of Dish, Ltd. The following table summarizes the organizational structure of EchoStar and its principal subsidiaries as of December 31, 1998:


                                                                REFERRED TO
LEGAL ENTITY                                                     HEREIN AS            PARENT
----------------------------------------------------------      -----------      ---------------
EchoStar Communications Corporation                             ECC              Publicly owned
EchoStar DBS Corporation                                        DBS Corp         ECC
EchoStar Space Corporation                                      Space            ECC
Direct Broadcasting Satellite Corporation                       DBSC             ECC
EchoStar Satellite Broadcasting Corporation                     ESBC             DBS Corp
Dish, Ltd.                                                      Dish, Ltd.       ESBC
EchoStar Satellite Corporation                                  ESC              Dish, Ltd.
Echosphere Corporation                                          Echosphere       Dish, Ltd.
EchoStar Technologies Corporation (formerly HTS, a Texas
   Corporation)                                                 ETC              Dish, Ltd.
Houston Tracker Systems, Inc., a Colorado Corporation
  formed in 1998                                                HTS              Dish, Ltd.

DirectSat Corporation                                           DirectSat        Dish, Ltd.
EchoStar International Corporation                              EIC              Dish, Ltd.


SIGNIFICANT RISKS AND UNCERTAINTIES

         SUBSTANTIAL LEVERAGE. The Company is highly leveraged, which makes it vulnerable to changes in general economic conditions. At December 31, 1998, on a pro forma basis after giving effect to consummation of the Tender Offers and the concurrent issuance of the Notes, the Company's outstanding long-term debt (including both the current and long-term portions) would have been approximately $2.07 billion. Beginning in 1999, the Company will have semi-annual cash debt service requirements of approximately $94 million related to the Notes. The Company's ability to meet its debt service obligations will depend on, among other factors, the successful execution of its business strategy, which is subject to uncertainties and contingencies beyond the Company's control.

         EXPECTED OPERATING LOSSES. Since 1996, the Company has reported significant operating and net losses. Improvements in the Company's future results of operations are largely dependent upon its ability to increase its customer base while maintaining its overall cost structure, controlling subscriber turnover and effectively managing its subscriber acquisition costs. No assurance can be given that the Company will be effective with regard to these matters. In addition, the Company incurs significant acquisition costs to obtain DISH Network subscribers. The high cost of obtaining new subscribers magnifies the negative effects of subscriber turnover.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION AND CONSOLIDATION

    The accompanying financial statements present the combination of DBS Corp, Space and DBSC, each direct wholly-owned subsidiaries of ECC. All significant intercompany transactions between DBS Corp, Space and DBSC (consisting primarily of capital advanced by DBS Corp to Space and DBSC) and between DBS Corp and its

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

subsidiaries have been eliminated. Advances to affiliates are recorded at cost and represent the net amount of funds advanced to, or received from, unconsolidated affiliates of DBS Corp.

         The Company accounts for investments in 50% or less owned entities using the equity method. At December 31, 1996, 1997 and 1998, these investments were not material to the Company's combined and consolidated financial statements.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each reporting period. Actual results could differ from those estimates.

FOREIGN CURRENCY TRANSACTION GAINS AND LOSSES

         The functional currency of the Company's foreign subsidiaries is the U.S. dollar because their sales and purchases are predominantly denominated in that currency. Transactions denominated in currencies other than U.S. dollars are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period-end translation) or realized (upon settlement of the transaction). Net transaction gains (losses) during 1996, 1997 and 1998 were not material to the Company's results of operations.

CASH AND CASH EQUIVALENTS

         The Company considers all liquid investments purchased with an original maturity of 90 days or less to be cash equivalents. Cash equivalents as of December 31, 1997 and 1998 consist of money market funds, corporate notes and commercial paper; such balances are stated at cost which equates to market value.

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

STATEMENTS OF CASH FLOWS DATA

         The following presents the Company's supplemental cash flow statement disclosure (in thousands):

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          -------------------------------------
                                                                             1996          1997          1998
                                                                          --------      --------       --------
Cash paid for interest...............................................     $ 3,007       $  5,953       $57,706
Cash paid for income taxes...........................................         383            209            83
Capitalized interest.................................................      31,818         43,169        21,619
Satellite launch payment for EchoStar II applied to
  EchoStar I launch..................................................      15,000              -             -
Satellite vendor financing...........................................      31,167         14,400        12,950
Other notes payable..................................................           -          5,322             -
Contribution of satellite asset......................................           -              -        20,000
The purchase price of Old DBSC was "pushed-down" by ECC
  to the Company as follows in the related purchase accounting:
    EchoStar III satellite under construction........................           -         51,241             -
    FCC authorizations...............................................           -         16,243             -
    Notes payable to ECC, including accrued interest of $3,382.......           -        (49,382)            -
    Accounts payable and accrued expenses............................           -         (1,279)            -
    Other notes payable..............................................           -           (500)            -
    Additional paid-in capital.......................................           -        (16,323)            -


MARKETABLE INVESTMENT SECURITIES AND RESTRICTED CASH AND MARKETABLE INVESTMENT SECURITIES

         As of December 31, 1997 and 1998, the Company has classified all marketable investment securities as available-for-sale. The fair market value of marketable investment securities approximates the carrying value and represents the quoted market prices at the balance sheet dates. Related unrealized gains and losses, if material, are reported as a separate component of stockholder's equity, net of related deferred income taxes, if applicable. The specific identification method is used to determine cost in computing realized gains and losses.

         Restricted cash and marketable investment securities held in escrow accounts, as reflected in the accompanying combined and consolidated balance sheets, include cash restricted as of December 1997 and 1998 by the indenture related to the 1997 Notes, plus investment earnings thereon. Restricted cash and marketable investment securities are invested in certain permitted debt and other marketable investment securities until disbursed for the express purposes identified in the applicable indenture. The major components of marketable investment securities and restricted cash and marketable investment securities are as follows (in thousands):

                                                                                RESTRICTED CASH AND MARKETABLE
                                          MARKETABLE INVESTMENT SECURITIES          INVESTMENT SECURITIES
                                                    DECEMBER 31,                         DECEMBER 31,
                                          ---------------------------------  -----------------------------------
                                               1997              1998              1997               1998
                                          ----------------------------------  ----------------------------------
Commercial paper.......................        $ 3,906        $        -          $ 128,734         $   8,424
Corporate notes........................              -             7,000             38,093            54,360
Government bonds.......................              -                 -             16,695            14,517
Certificates of deposit................              -                 -              2,245                 -
Accrued interest.......................              -                 -              1,995               356
                                          ----------------------------------  ----------------------------------
                                               $ 3,906           $ 7,000          $ 187,762          $ 77,657
                                          ----------------------------------  ----------------------------------
                                          ----------------------------------  ----------------------------------


         Marketable investment securities and restricted cash and marketable investment securities include debt securities of $85 million with contractual maturities of one year or less. As of December 31, 1998 the Company did not hold any debt securities with contractual maturities between one and five years or with contractual maturities of more

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

than five years. Actual maturities may differ from contractual maturities as a result of the Company's ability to sell these securities prior to maturity.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         Fair values for the Company's 1994 Notes, 1996 Notes and 1997 Notes are based on quoted market prices. The fair values of the Company's mortgages and other notes payable are estimated using discounted cash flow analyses. The interest rates assumed in such discounted cash flow analyses reflect interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The following table summarizes the book and fair values of the Company's debt facilities at December 31, 1997 and 1998 (in thousands):

                                               DECEMBER 31, 1997         DECEMBER 31, 1998
                                            -----------------------   ------------------------
                                            BOOK VALUE   FAIR VALUE   BOOK VALUE    FAIR VALUE
                                           -----------   ----------   -----------   ----------
1994 Notes................................  $ 499,863    $ 570,960     $ 571,674     $ 636,480
1996 Notes................................    438,512      488,650       497,955       580,000
1997 Notes................................    375,000      406,875       375,000       431,250
Mortgages and other notes payable.........     69,731       69,127        66,129        61,975


INVENTORIES

         Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. Proprietary products are manufactured by outside suppliers to the Company's specifications. Manufactured inventories include materials, labor and manufacturing overhead. Cost of other inventories includes parts, contract manufacturers' delivered price, assembly and testing labor, and related overhead, including handling and storage costs. Inventories consist of the following (in thousands):

                                                                      DECEMBER 31,
                                                                -------------------------
                                                                    1997          1998
                                                                ---------       --------
EchoStar receiver systems..................................     $   7,649       $ 45,025
DBS receiver components....................................        12,506         27,050
Consigned DBS receiver components..........................         3,122          6,073
Finished goods - analog DTH equipment......................         2,116          2,656
Spare parts and other......................................         1,440          1,085
Reserve for excess and obsolete inventory..................        (3,840)        (5,181)
                                                                ---------       --------
                                                                 $ 22,993       $ 76,708
                                                                ---------       --------
                                                                ---------       --------


PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Cost includes interest capitalized of $26 million, $32 million and $16 million during the years ended December 31, 1996, 1997 and 1998, respectively. The costs of satellites under construction are capitalized during the construction phase, assuming the eventual successful launch and in-orbit operation of the satellite. If a satellite were to fail during launch or while in-orbit, the resultant loss would be charged to expense in the period such loss was incurred. The amount of any such loss would be reduced to the extent of insurance proceeds received as a result of the launch or in-orbit failure. Depreciation is recorded on a straight-line basis for financial reporting purposes. Repair and maintenance costs are charged to expense when incurred. Renewals and betterments are capitalized.

         The Company reviews its long-lived assets and identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For assets which are held and used in operations, the asset would be impaired if the book value of the asset exceeded the undiscounted future net cash flows related to the asset. For those assets which are to be disposed of, the assets

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

would be impaired to the extent the fair value does not exceed the book value. The Company considers relevant cash flow, estimated future operating results, trends and other available information including the fair value of frequency rights owned, in assessing whether the carrying value of assets are recoverable.

FCC AUTHORIZATIONS

         FCC authorizations are recorded at cost and amortized using the straight-line method over a period of 40 years. Such amortization commences at the time the related satellite becomes operational; capitalized costs are written off at the time efforts to provide services are abandoned. FCC authorizations include interest capitalized of $6 million, $11 million and $6 million during the years ended December 31, 1996, 1997 and 1998, respectively.

REVENUE RECOGNITION

         Revenue from the provision of DISH Network subscription television services and satellite services is recognized as revenue in the period such services are provided. Revenue from sales of digital set-top boxes and related accessories is recognized upon shipment to customers. Revenue from the provision of integration services is recognized as revenue in the period the services are performed.

SUBSCRIBER PROMOTION SUBSIDIES AND SUBSCRIBER ACQUISITION COSTS

         In August 1996, the Company began selling its EchoStar receiver systems below its manufactured cost to consumers conditioned upon the consumer's one-year prepaid subscription to the DISH Network's America's Top 50 CD programming package. From August 1996 through September 1997, the excess of the Company's aggregate costs (equipment, programming and other) over proceeds from equipment sales and prepaid programming was expensed ("subscriber promotion subsidies") upon shipment of the equipment. Remaining costs were deferred ("subscriber acquisition costs") and amortized over the term of the prepaid subscription (normally one year). Effective October 1997, promotional programs changed and new subscribers were not required to prepay for a year of programming. Consequently, the Company began expensing subscriber acquisition costs as incurred. As of December 31, 1998, all previously deferred costs were fully amortized.

DEFERRED DEBT ISSUANCE COSTS AND DEBT DISCOUNT

         Costs of issuing the 1994 Notes, the 1996 Notes and the 1997 Notes were deferred and are being amortized to interest expense over the terms of the respective notes. The original issue discounts related to the 1994 Notes and the 1996 Notes are being accreted to interest expense so as to reflect a constant rate of interest on the accreted balance of the 1994 Notes and the 1996 Notes.

DEFERRED REVENUE

         Deferred revenue principally consists of prepayments received from subscribers for DISH Network programming. Such amounts are recognized as revenue in the period the programming is provided to the subscriber.

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

LONG-TERM DEFERRED SATELLITE SERVICES REVENUE

         Long-term deferred satellite services revenue consists of advance payments from certain content providers for carriage of their signal on the DISH Network. Such amounts are deferred and recognized as revenue on a straight-line basis over the related contract terms (up to ten years).

ACCRUED EXPENSES

         Accrued expenses consist of the following (in thousands):

                                                                  DECEMBER 31,
                                                         -----------------------------
                                                           1997                1998
                                                         --------           ---------
Royalties and copyright fees......................       $ 21,573           $  49,400
Programming.......................................         20,018              35,472
Marketing.........................................          4,660              33,463
Interest..........................................         24,621              24,918
Other.............................................         26,218              32,905
                                                         --------           ---------
                                                         $ 97,090           $ 176,158
                                                         --------           ---------
                                                         --------           ---------


ADVERTISING COSTS

         Advertising costs, exclusive of subscriber promotion subsidies, are expensed as incurred and totaled $18 million, $35 million and $48 million for the years ended December 31, 1996, 1997 and 1998, respectively.

COMPREHENSIVE LOSS

         In June 1997, the Financial Accounting Standards Board issued Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("FAS No. 130"), which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Company adopted FAS No. 130 effective as of the first quarter of 1998. FAS No. 130 establishes new rules for the reporting and display of comprehensive loss and its components, however it has no impact on the Company's net loss or stockholder's equity. The change in unrealized gain (loss) on available-for-sale securities is the only component of the Company's other comprehensive loss. Accumulated other comprehensive loss presented on the accompanying combined and consolidated balance sheets consists of the accumulated net unrealized loss on available-for-sale securities, net of deferred taxes.

NEW ACCOUNTING PRONOUNCEMENTS

         In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which provides guidance that requires capitalization of certain costs incurred during an internal-use software development project. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company does not expect that adoption of SOP 98-1 will materially affect its combined and consolidated financial statements.

RECLASSIFICATIONS

         Certain prior year balances in the combined and consolidated financial statements have been reclassified to conform with the 1998 presentation.

3.   PROPERTY AND EQUIPMENT

         Property and equipment consist of the following (in thousands):

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                                                              DECEMBER 31,
                                                        --------------------------
                                                          1997            1998
                                                        ---------    ------------
EchoStar I.......................................       $ 201,607    $   201,607
EchoStar II......................................         228,694        228,694
EchoStar III.....................................               -        234,083
EchoStar IV......................................               -        105,005
Furniture, fixtures and equipment................          92,170        182,717
Buildings and improvements.......................          22,114         42,121
Tooling and other................................           4,336          5,551
Land.............................................           1,636          1,640
Vehicles.........................................           1,321          1,288
Construction in progress.........................         393,189         18,329
                                                        ---------    ------------
    Total property and equipment.................         945,067      1,021,035
Accumulated depreciation.........................         (85,783)      (167,217)
                                                        ---------    ------------
    Property and equipment, net..................       $ 859,284    $   853,818
                                                        ---------    ------------
                                                        ---------    ------------


         EchoStar III, which was launched in October 1997, commenced commercial operation in January 1998. EchoStar IV, which was launched in May 1998, commenced commercial operation in August 1998. As of December 31, 1997 construction in progress primarily consisted of EchoStar III ($234 million) and EchoStar IV ($120 million).

ECHOSTAR IV IMPAIRMENT

         As previously announced, the south solar array on EchoStar IV did not properly deploy subsequent to the launch of EchoStar IV on May 8, 1998. This anomaly has resulted in a reduction of power available to operate the satellite. In addition, an unrelated anomaly discovered during the third quarter of 1998 resulted in the failure of six transponders. The satellite is equipped with a total of 44 transponders. Only 24 transponders are necessary to fully utilize the Company's 24 frequencies at 148DEG. WL, where the satellite is located.

         The Company is currently able to use a maximum of only 20 transponders as a result of the solar array anomaly described above. The number of available transponders will decrease over time, but based on existing data, the Company expects that approximately 16 transponders will probably be available over the entire expected 12 year life of the satellite, absent significant additional transponder or other failures. In September 1998, the Company filed a $219.3 million insurance claim for a total constructive loss (as defined in the launch insurance policy) related to EchoStar IV. However, if the Company were to receive $219.3 million for a total constructive loss on the satellite, the insurers would obtain the sole right to the benefits of salvage from EchoStar IV under the terms of the launch insurance policy. While the Company believes it has suffered a total constructive loss of EchoStar IV in accordance with that definition in the launch insurance policy, the Company presently intends to negotiate a settlement with the insurers that will compensate the Company for the reduced satellite transmission capacity and allow the Company to retain title to the asset.

         Space originally contracted for the launch of EchoStar IV. Accordingly, all costs associated with the launch of EchoStar IV were recognized by Space. Funds necessary to pay for the launch of EchoStar IV were advanced to Space by ECC ($20 million) and DBS Corp ($64 million). However, because DBS Corp is the named insured under the terms of the EchoStar IV launch insurance policy, it will be entitled to all proceeds from any insurance settlement. Consequently, in September 1998, Space transferred its cost-basis in EchoStar IV to DBS Corp and ECC in settlement of prior advances. ECC then made a $20 million capital contribution of its basis in EchoStar IV to DBS Corp. As a result of these transactions (and prior to the impairment provision described below), all costs associated with the construction, launch and insurance of EchoStar IV are reflected on the Company's balance sheet.

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


         During the third quarter of 1998, the Company recorded a $106 million provision for loss in connection with the estimated reduced operational capacity of EchoStar IV. This loss provision represents the Company's present estimate of the asset impairment attributable to lost transmission capacity on EchoStar IV resulting from the solar array anomaly described above. The Company also recorded a $106 million gain attributable to an anticipated insurance claim receivable that it believes is probable of receipt. While there can be no assurance as to the amount of the final insurance settlement, the Company believes that it will receive insurance proceeds related to EchoStar IV that will be sufficient to at least fully offset its asset impairment attributable to the reduction in capacity sustained by EchoStar IV. While the Company believes it has sustained a total constructive loss, insurers have requested additional information and may contest the claim. To the extent that it appears probable that the Company will receive insurance proceeds in excess of the $106 million currently recorded and that no further provision for loss is necessary, a gain will be recognized for the incremental amount in the period that the amount of the final settlement can be reasonably estimated. Likewise, if the satellite insurers obtain the right to salvage from EchoStar IV by payment to the Company of the $219.3 million insured amount, the Company will record an additional loss for the remaining carrying value of EchoStar IV.

ECHOSTAR III ANOMALY

         During 1998, three transponders on EchoStar III malfunctioned, resulting in the failure of a total of six transponders on the satellite. While a maximum of 32 transponders can be operated at any time, the satellite was equipped with a total of 44 transponders to provide redundancy. As a result of this redundancy and because the Company is only licensed by the FCC to operate 11 transponders at 61.5DEG. WL, where the satellite is located, the transponder anomaly has not resulted in a loss of service to date. The satellite manufacturer, Lockheed Martin, has advised the Company that it believes it has identified the root cause of the failures, and that while further transponder failures are possible, Lockheed Martin does not believe it is likely that the operational capacity of EchoStar III will be reduced below 32 transponders. Lockheed Martin also believes it is unlikely that the Company's ability to operate at least the 11 licensed transponders on the satellite will be affected. The Company will continue to evaluate the performance of EchoStar III and may be required to modify its loss assessment as new events or circumstances develop.

         The time for filing a claim for a loss under the satellite insurance policy that covered EchoStar III at the time of the transponder failures has passed. While the insurance carriers were notified of the anomaly, as a result of the built-in redundancy on the satellite and Lockheed Martin's conclusions with respect to further failures, no claim for loss was filed. During the anomaly investigation, the Company obtained a $200 million in-orbit insurance policy on EchoStar III at standard industry rates, which was renewed through June 25, 1999. However, the policy contains a three-transponder deductible if the satellite is operating at 120 watts per transponder, or a six-transponder deductible if the satellite is operating at 230 watts per transponder. As such, the policy would not cover transponder failures unless transponder capacity is reduced to less than 26 transponders in the 120 watt mode or 13 transponders in the 230 watt mode, during the coverage period. As a result of the deductible, the Company could potentially experience uninsured losses of capacity on EchoStar III. Although there can be no assurance, the Company expects that in-orbit insurance can be procured on more traditional terms in the future if no further failures occur in the interim. If further failures do occur, the Company may not be able to obtain additional insurance on EchoStar III on commercially reasonable terms. The Company does not maintain insurance for lost profit opportunity.

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

4.       LONG-TERM DEBT

         As described in Note 1, except for residual aggregate non-tendered debt of approximately $2.4 million, the 1994 Notes, 1996 Notes and the 1997 Notes that were outstanding at December 31, 1998 were retired in connection with closing of the Tender Offers and the concurrent sale of the Seven and Ten Year Notes. Additionally, substantially all of the restrictive covenants contained in each of the respective indentures were removed upon closing of the Tender Offers. A brief summary of the terms of the residual notes outstanding follows.

1994 NOTES

         In June 1994, Dish, Ltd. issued the 1994 Notes, which consisted of 12 7/8% Senior Secured Discount Notes due June 1, 2004 and Common Stock Warrants (the "Warrants") (collectively, the "1994 Notes Offering"). The 1994 Notes Offering resulted in net proceeds to Dish, Ltd. of $323 million. The 1994 Notes bear interest at a rate of 12 7/8% computed on a semi-annual bond equivalent basis. Interest on the 1994 Notes will not be payable in cash prior to June 1, 1999, with the 1994 Notes accreting to a principal value at stated maturity of $1,000 per bond (an aggregate of approximately $1.5 million for the bonds not tendered) by that date. Commencing in December 1999, interest on the 1994 Notes will be payable in cash on December 1 and June 1 of each year. The remaining balance of 1994 Notes matures on June 1, 2004.

1996 NOTES

         In March 1996, ESBC issued the 1996 Notes which consisted of 13 1/8% Senior Secured Discount Notes due 2004 (the "1996 Notes Offering"). The 1996 Notes Offering resulted in net proceeds to ESBC of approximately $337 million. The 1996 Notes bear interest at a rate of 13 1/8%, computed on a semi-annual bond equivalent basis. Interest on the 1996 Notes will not be payable in cash prior to March 15, 2000, with the 1996 Notes accreting to a principal amount at stated maturity of $1,000 per bond (an aggregate of approximately $1.1 million for the bonds not tendered) by that date. Commencing in September 2000, interest on the 1996 Notes will be payable in cash on September 15 and March 15 of each year. The 1996 Notes that remain outstanding following the Tender Offers mature on March 15, 2004.

1997 NOTES

         In June 1997, the Company issued the 1997 Notes which consisted of 12 1/2% Senior Secured Notes due 2002 (the "1997 Notes Offering"). The 1997 Notes Offering resulted in net proceeds to the Company of approximately $363 million. Interest accrues on the 1997 Notes at a rate of 12 1/2% and is payable in cash semi-annually on January 1 and July 1 of each year, commencing January 1, 1998. Approximately $109 million of the net proceeds of the 1997 Notes Offering was placed in the Interest Escrow to fund the first five semi-annual interest payments (through January 1, 2000). Additionally, approximately $112 million of the net proceeds of the 1997 Notes Offering was placed in the Satellite Escrow to fund the construction, launch and insurance of EchoStar IV. The 1997 Notes that remain outstanding following the Tender Offers mature on July 1, 2002.

SEVEN AND TEN YEAR NOTES

         On January 25, 1999, the Company sold $375 million principal amount of 9 1/4% Senior Notes due 2006 (the Seven Year Notes) and $1.625 billion principal amount of 9 3/8% Senior Notes due 2009 (the Ten Year Notes). Interest accrues at annual rates of 9 1/4% and 9 3/8% on the Seven Year and Ten Year Notes, respectively. Interest on the Seven and Ten Year Notes is payable semi-annually in cash in arrears on February 1 and August 1 of each year, commencing August 1, 1999.

         Concurrently with the closing of the Notes offering, the Company used approximately $1.658 billion of net proceeds received from the sale of the Notes to complete the Tender Offers for its outstanding 1994 Notes, 1996 Notes and 1997 Notes. In February 1999, ECC used approximately $268 million of net proceeds received from the sale of the Notes to complete the Tender Offers related to the Senior Exchange Notes issued on January 4, 1999, in exchange for all issued and outstanding 12 1/8% Series B Senior Redeemable Exchangeable Preferred Stock. Following expiration

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

of the Tender Offers, and aggregate of approximately $2.4 million of 1994 Notes, 1996 Notes and 1997 Notes remain outstanding.

         The Notes are general senior unsecured obligations, which (i) rank PARI PASSU in right of payment to each other and to all existing and future senior unsecured obligations, (ii) rank senior to all existing and future junior obligations, and (iii) are effectively junior to secured obligations to the extent of the collateral securing such obligations, including any borrowings under future secured credit facilities. With the exception of certain de minimis domestic and foreign subsidiaries, the Notes are fully, unconditionally and jointly and severally guaranteed by all subsidiaries of the Company, (collectively, the "Notes Guarantors").

         Except under certain circumstances requiring prepayment premiums, and in other limited circumstances, the Seven and Ten Year Notes are not redeemable at the Company's option prior to February 1, 2003 and February 1, 2004, respectively. Thereafter, the Seven Year Notes will be subject to redemption, at the option of the Company, in whole or in part, at redemption prices decreasing from 104.625% during the year commencing February 1, 2003 to 100% on or after February 1, 2005, together with accrued and unpaid interest thereon to the redemption date. The Ten Year Notes will be subject to redemption, at the option of the Company, in whole or in part, at redemption prices decreasing from 104.688% during the year commencing February 1, 2004 to 100% on or after February 1, 2008, together with accrued and unpaid interest thereon to the redemption date.

         The indentures related to the Notes (the "Indentures") contain restrictive covenants that, among other things, impose limitations on the ability of the Company to: (i) incur additional indebtedness; (ii) apply the proceeds of certain asset sales; (iii) create, incur or assume liens; (iv) create dividend and other payment restrictions with respect to the Company's subsidiaries; (v) merge, consolidate or sell assets; and (vi) enter into transactions with affiliates. In addition, the Company may pay dividends on its equity securities only if: (1) no default shall have occurred or is continuing under the Indentures; and (2) after giving effect to such dividend and the incurrence of any indebtedness (the proceeds of which are used to finance the dividend), the Company's ratio of total indebtedness to cash flow (calculated in accordance with the Indentures) would not exceed 8.0 to 1.0. Moreover, the aggregate amount of such dividends generally may not exceed the sum of the difference of cumulative consolidated cash flow (calculated in accordance with the Indentures) minus 120% of consolidated interest expense of the Company (calculated in accordance with the Indentures), in each case from April 1, 1999 plus an amount equal to 100% of the aggregate net cash proceeds received by the Company and its subsidiaries from the issuance or sale of certain equity interests of the Company or EchoStar. In the event of a change of control, as defined in the Indentures, the Company will be required to make an offer to repurchase all of the Seven and Ten Year Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon, to the date of repurchase.

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

MORTGAGES AND OTHER NOTES PAYABLE

         Mortgages and other notes payable consists of the following (in thousands):

                                                                                        DECEMBER 31,
                                                                                 ---------------------------
                                                                                    1997            1998
                                                                                 ------------    -----------
8.25% note payable for satellite vendor financing for EchoStar I due in equal
  monthly installments of $722, including interest, through February 2001......    $ 24,073       $ 17,137
8.25% note payable for satellite vendor financing for EchoStar II due in equal
  monthly installments of $562, including interest, through November 2001......      22,489         17,416
8.25% note payable for satellite vendor financing for EchoStar III due in equal
  monthly installments of $294, including interest, through October 2002.......      13,812         12,183
8.25% note payable for satellite vendor financing for EchoStar IV due in equal
  monthly installments of $264, including interest, through May 2003...........           -         12,950
Mortgages and other unsecured notes payable due in installments through April
  2009 with interest rates ranging from 8% to 10%..............................       9,357          6,443
                                                                                 ----------      ---------
Total.......................................................................         69,731         66,129
Less current portion........................................................        (17,885)       (22,679)
                                                                                 ----------      ---------
Mortgages and other notes payable, net of current portion...................       $ 51,846       $ 43,450
                                                                                 ----------      ---------
                                                                                 ----------      ---------


         During 1995 and 1996, ECC advanced the Company $46 million in the form of notes payable to enable the Company to make required payments under its EchoStar III construction contract. The notes payable bear interest at 11.25%, which is being added to principle.

         Future maturities of the Company's outstanding long-term debt, after consummation of the Tender Offers and issuance of the Notes on January 25, 1999, are summarized as follows (in thousands):

                                                                   MORTGAGES
                                                                   AND OTHER
                                 SEVEN YEAR        TEN YEAR           NOTES
                                    NOTES            NOTES          PAYABLE         TOTAL
                                 ----------      ------------      ----------    ------------
YEAR ENDING DECEMBER 31,
   1999......................    $       -       $          -       $ 22,679     $    22,679
   2000......................            -                  -         20,314          20,314
   2001......................            -                  -         13,560          13,560
   2002......................            -                  -          5,855           5,855
   2003......................            -                  -          1,675           1,675
   Thereafter................      375,000          1,625,000          4,400       2,004,400
                                 ----------      ------------      ----------    ------------
Total........................    $ 375,000        $ 1,625,000       $ 68,483     $ 2,068,483
                                 ----------      ------------      ----------    ------------
                                 ----------      ------------      ----------    ------------


SATELLITE VENDOR FINANCING

         The purchase price for satellites is required to be paid in progress payments, some of which are non-contingent payments that are deferred until after the respective satellites are in orbit (satellite vendor financing). The Company utilized $36 million, $28 million, $14 million and $13 million of satellite vendor financing for EchoStar I, EchoStar II, EchoStar III and EchoStar IV, respectively. The satellite vendor financing with respect to EchoStar I and EchoStar II is secured by substantially all assets of Dish, Ltd. and its subsidiaries (subject to certain restrictions) and a corporate guarantee of ECC. The satellite vendor financings for both EchoStar III and EchoStar IV are secured by an ECC corporate guarantee.

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

5.       INCOME TAXES

         As of December 31, 1998, the Company had net operating loss carryforwards ("NOLs") for Federal income tax purposes of approximately $448 million. The NOLs expire beginning in the year 2011. The use of the NOLs is subject to statutory and regulatory limitations regarding changes in ownership. Financial Accounting Standard No. 109, "Accounting for Income Taxes," ("FAS No. 109") requires that the potential future tax benefit of NOLs be recorded as an asset. FAS No. 109 also requires that deferred tax assets and liabilities be recorded for the estimated future tax effects of temporary differences between the tax basis and book value of assets and liabilities. Deferred tax assets are offset by a valuation allowance if deemed necessary.

         In 1998, the Company increased its valuation allowance sufficient to fully offset net deferred tax assets arising during the year. Realization of net deferred tax assets is not assured and is principally dependent on generating future taxable income prior to expiration of the NOLs. Management believes existing net deferred tax assets in excess of the valuation allowance will, more likely than not, be realized. The Company continuously reviews the adequacy of its valuation allowance. Future decreases to the valuation allowance will be made only as changed circumstances indicate that it is more likely that not the additional benefits will be realized. Any future adjustments to the valuation allowance will be recognized as a separate component of the Company's provision for income taxes.

     The temporary differences which give rise to deferred tax assets and liabilities as of December 31, 1997 and 1998 are as follows (in thousands):

                                                                              DECEMBER 31,
                                                                       --------------------------
                                                                          1997            1998
                                                                       ----------      ----------
Current deferred tax assets:
  Accrued royalties...............................................     $    6,506      $   15,971
  Inventory reserves and cost methods.............................          1,180           1,759
  Accrued expenses................................................          6,391           9,845
  Allowance for doubtful accounts.................................            517           1,098
  Reserve for warranty costs......................................            270             101
  Unrealized holding loss on marketable investment securities.....              4               -
                                                                       ----------      ----------
Total current deferred tax assets.................................         14,868          28,774

Current deferred tax liabilities:

  Subscriber acquisition costs and other..........................         (6,846)              -
                                                                       ----------      ----------
Total current deferred tax liabilities............................         (6,846)              -
                                                                       ----------      ----------
Gross current deferred tax assets.................................          8,022          28,774
Valuation allowance...............................................         (5,081)        (22,065)
                                                                       ----------      ----------
Net current deferred tax assets...................................          2,941           6,709

Noncurrent deferred tax assets:
  General business and foreign tax credits........................          2,224           2,072
  Net operating loss carryforwards................................        122,515         164,123
  Amortization  of  original  issue  discount  on 1994 Notes
    and 1996 Notes................................................         60,831         105,095
  Other...........................................................          7,571          12,999
                                                                       ----------      ----------
Total noncurrent deferred tax assets..............................        193,141         284,289
Noncurrent deferred tax liabilities:
  Depreciation....................................................        (17,264)        (24,115)
  Other...........................................................           (230)           (144)
                                                                       ----------      ----------
Total noncurrent deferred tax liabilities.........................        (17,494)        (24,259)
                                                                       ----------      ----------
Gross deferred tax assets.........................................        175,647         260,030
                                                                       ----------      ----------
Valuation allowance...............................................       (111,238)       (199,392)
                                                                       ----------      ----------
Net noncurrent deferred tax assets................................         64,409          60,638
                                                                       ----------      ----------
Net deferred tax assets...........................................     $   67,350      $   67,347
                                                                       ----------      ----------
                                                                       ----------      ----------


            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

         The components of the benefit (provision for) from income taxes are as follows (in thousands):

                                                                YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------
                                                         1996            1997             1998
                                                       ---------      ------------     ----------
Current benefit (provision):
  Federal........................................      $  4,596       $      (361)     $       -
  State..........................................           (49)               (9)             6
  Foreign........................................          (209)             (137)           (77)
                                                       --------       -----------      ---------
                                                          4,338              (507)           (71)
Deferred benefit:
  Federal........................................        48,043           108,598         97,819
  State..........................................         2,472             8,082          7,319
  Increase in valuation allowance................             -          (116,319)      (105,138)
                                                       --------       -----------      ---------
                                                         50,515               361              -
                                                       --------       -----------      ---------
     Total benefit (provision)...................      $ 54,853       $      (146)     $     (71)
                                                       --------       -----------      ---------
                                                       --------       -----------      ---------


         The actual tax benefit (provision) for 1996, 1997 and 1998 are reconciled to the amounts computed by applying the statutory Federal tax rate to income before taxes as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                      ---------------------------
                                                       1996      1997       1998
                                                      -----     ------     ------
Statutory rate.....................................   35.0%      35.0%      35.0%
State income taxes, net of Federal benefit.........    1.8        1.6        1.6
Research and development and foreign tax credits...     -         0.7         -
Non-deductible interest expense....................   (1.4)      (0.5)      (1.3)
Other..............................................   (0.4)      (0.8)       0.4
Increase in valuation allowance....................     -       (36.0)     (35.7)
                                                      -----     ------     ------
Total benefit from income taxes....................   35.0%         -%         -%
                                                      -----     ------     ------
                                                      -----     ------     ------


6.       STOCK COMPENSATION PLANS

STOCK INCENTIVE PLAN

         In April 1994, EchoStar adopted a stock incentive plan (the "Stock Incentive Plan") to provide incentive to attract and retain officers, directors and key employees. EchoStar has reserved up to 10 million shares of its Class A common stock for granting awards under the Stock Incentive Plan. All stock options granted through December 31, 1998 have included exercise prices not less than the fair market value of EchoStar's Class A common stock at the date of grant, and vest, as determined by EchoStar's Board of Directors, generally at the rate of 20% per year.

         During 1998, EchoStar adopted the 1998 Incentive Plan which provided certain key employees a contingent incentive that would be paid, at the key employee's election, in stock options, a cash award or a combination thereof. The payment of these incentives was contingent upon the achievement of certain financial and other goals of EchoStar. EchoStar did not meet any of the goals during 1998. Accordingly, no cash incentives were paid, all stock options granted pursuant to the Incentive Plan were cancelled and no compensation expense was recognized related to 1998 Incentive Plan. The Board of Directors has approved a similar plan for 1999. Any payments under this plan are contingent upon the achievement of certain financial and other goals.

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

         A summary of EchoStar's incentive stock option activity for the years ended December 31, 1996, 1997 and 1998 is as follows:

                                            1996                       1997                        1998
                                   -----------------------   ------------------------   -------------------------
                                                WEIGHTED-                 WEIGHTED-                   WEIGHTED-
                                                 AVERAGE                   AVERAGE                     AVERAGE
                                                 EXERCISE                  EXERCISE                    EXERCISE
                                    OPTIONS       PRICE       OPTIONS       PRICE        OPTIONS        PRICE
                                   ---------    ---------    ---------    ----------    ---------     -----------
Options outstanding, beginning
  of year......................    1,117,133      $ 12.23    1,025,273       $14.27     1,524,567      $ 14.99

Granted........................      138,790        27.02      779,550        17.05       698,135        18.78
Repriced.......................            -           -       255,794        17.00             -         -
Exercised......................     (103,766)       10.24      (98,158)        9.64      (188,182)       12.52
Forfeited......................     (126,884)       13.27     (437,892)       19.46      (587,505)       17.08
                                   ---------    ---------    ---------    ----------    ---------     -----------
Options outstanding, end of year   1,025,273      $ 14.27    1,524,567       $14.99     1,447,015      $ 16.29
                                   ---------    ---------    ---------    ----------    ---------     -----------
                                   ---------    ---------    ---------    ----------    ---------     -----------
Exercisable at end of year.....      258,368      $ 11.31      347,009       $12.15       482,303      $ 13.83
                                   ---------    ---------    ---------    ----------    ---------     -----------
                                   ---------    ---------    ---------    ----------    ---------     -----------


         Exercise prices for options outstanding as of December 31, 1998 are as follows:

                                      OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                      -------------------------------------------------     ---------------------------------
                         NUMBER          WEIGHTED-                             NUMBER
                      OUTSTANDING         AVERAGE                           EXERCISABLE
                         AS OF           REMAINING         WEIGHTED-           AS OF            WEIGHTED-
    RANGE OF          DECEMBER 31,      CONTRACTUAL         AVERAGE         DECEMBER 31,         AVERAGE
 EXERCISE PRICES          1998             LIFE          EXERCISE PRICE         1998          EXERCISE PRICE
-----------------     ------------      -----------      --------------     -------------     ---------------
$ 9.333 - $11.870       306,379              3.72          $  9.61             212,536           $  9.57
 17.000 -  18.290       937,546              6.19            17.04             265,271             17.03
 22.000 -  26.688       203,090              7.28            22.88               4,496             26.69
-----------------     ------------      -----------      --------------     -------------     ---------------
$ 9.333 - $26.688     1,447,015              5.82          $ 16.29             482,303            $13.83
-----------------     ------------      -----------      --------------     -------------     ---------------
-----------------     ------------      -----------      --------------     -------------     ---------------


         On July 1, 1997, the Board of Directors approved a repricing of substantially all outstanding options with an exercise price greater than $17.00 per share of Class A common stock to $17.00 per share. The Board of Directors would not typically consider reducing the exercise price of previously granted options. However, these options were repriced due to the occurrence of certain events beyond the reasonable control of the employees of EchoStar which significantly reduced the incentive these options were intended to create. The fair market value of the Class A common stock was $15.25 on the date of the repricing. Options to purchase approximately 256,000 shares of Class A common stock were affected by this repricing.

ACCOUNTING FOR STOCK-BASED COMPENSATION

         EchoStar has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related interpretations in accounting for its stock-based compensation plans. Under APB 25, EchoStar does not recognize compensation expense on the issuance of stock under its Stock Incentive Plan because the option terms are fixed and the exercise price equals the market price of the underlying stock on the date of grant. In October 1995, the Financial Accounting Standards Board issued Financial Accounting Standard No. 123, "Accounting and Disclosure of Stock-Based Compensation," ("FAS No. 123") which established an alternative method of expense recognition for stock-based compensation awards to employees based on fair values. EchoStar elected to not adopt FAS No. 123 for expense recognition purposes.

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

         Pro forma information regarding net income and earnings per share is required by FAS No. 123 and has been determined as if EchoStar had accounted for its stock-based compensation plans using the fair value method prescribed by that statement. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. All options are initially assumed to vest. Compensation previously recognized is reversed to the extent applicable to forfeitures of unvested options. The fair value of each option grant was estimated at the date of the grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                        YEAR ENDED DECEMBER 31,
                                                 -------------------------------------
                                                    1996         1997          1998
                                                 ---------     ---------     ---------
Risk-free interest rate.....................         6.80%         6.09%         5.64%
Volatility factor...........................           62%           68%           67%
Dividend yield..............................         0.00%         0.00%         0.00%
Expected term of options....................      6 years       6 years       6 years
Weighted-average fair value of
  options granted...........................     $  16.96      $  10.38      $  12.03


         The Company's pro forma net loss was $103 million, $325 million and $297 million for the years ended December 31, 1996, 1997, and 1998, respectively.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based compensation awards.

7.   EMPLOYEE BENEFIT PLANS

EMPLOYEE STOCK PURCHASE PLAN

         During 1997, the Board of Directors and shareholders approved an employee stock purchase plan (the "ESPP"), effective beginning October 1, 1997. Under the ESPP, EchoStar is authorized to issue a total of 100,000 shares of Class A common stock. Substantially all full-time employees who have been employed by EchoStar for at least one calendar quarter are eligible to participate in the ESPP. Employee stock purchases are made through payroll deductions. Under the terms of the ESPP, employees may not deduct an amount which would permit such employee to purchase capital stock of EchoStar under all stock purchase plans of EchoStar at a rate which would exceed $25,000 in fair market value of capital stock in any one year. The purchase price of the stock is 85% of the closing price of the Class A common stock on the last business day of each calendar quarter in which such shares of Class A common stock are deemed sold to an employee under the ESPP. The ESPP shall terminate upon the first to occur of (i) October 1, 2007 or (ii) the date on which the ESPP is terminated by the Board of Directors. During 1997 and 1998, employees purchased 4,430 and 15,776 shares of Class A common stock through the ESPP, respectively.

401(k) EMPLOYEE SAVINGS PLAN

         EchoStar sponsors a 401(k) Employee Savings Plan (the "401(k) Plan") for eligible employees. Voluntary employee contributions to the 401(k) Plan may be matched 50% by EchoStar, subject to a maximum annual contribution by EchoStar of $1,000 per employee. EchoStar also may make an annual discretionary contribution to the plan with approval by EchoStar's Board of Directors, subject to the maximum deductible limit provided by the Internal Revenue Code of 1986, as amended. EchoStar's cash contributions to the 401(k) Plan totaled $226,000, $329,000 and $314,000 during 1996, 1997 and 1998, respectively. Additionally, EchoStar contributed 55,000 shares of its Class A common stock in 1996 (fair value of $935,000) to the 401(k) Plan as a discretionary contribution. During 1998, EchoStar contributed 80,000 shares of its Class A common stock (fair value of approximately $2 million) to the 401(k) Plan related to its 1997 discretionary contribution. During 1999, EchoStar expects to contribute 65,000 shares of its Class A common stock (fair value of

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

approximately $3 million) to the 401(k) Plan related to its 1998 discretionary contribution.

8.   OTHER COMMITMENTS AND CONTINGENCIES

PURCHASE COMMITMENTS

         As of December 31, 1998, the Company's purchase commitments totaled approximately $59 million. The majority of these commitments relate to EchoStar receiver systems and related components. All of the purchases related to these commitments are expected to be made during 1999. The Company expects to finance these purchases from existing unrestricted cash balances and future cash flows generated from operations, if any.

THE NEWS CORPORATION LIMITED

         During February 1997, EchoStar and News Corporation announced an agreement pursuant to which, among other things, News Corporation agreed to acquire approximately 50% of the outstanding capital stock of EchoStar. News Corporation also agreed to make available for use by EchoStar the DBS permit for 28 frequencies at the 110DEG. WL orbital slot purchased by MCI for more than $682 million following a 1996 FCC auction. During late April 1997, substantial disagreements arose between the parties regarding their obligations under this agreement. Those substantial disagreements led the parties to litigation. In mid-1997, EchoStar filed a complaint seeking specific performance of this agreement and damages, including lost profits. News Corporation filed an answer and counterclaims seeking unspecified damages, denying all of the material allegations and asserting numerous defenses. Discovery commenced in July 1997, and the case was set for trial commencing March 1999. In connection with the pending 110 Acquisition, the litigation between EchoStar and News Corporation will be stayed and will be dismissed with prejudice upon closing or if the transaction is terminated for reasons other than the breach by, or failure to fill a condition within the control of, News Corporation or MCI.

         In connection with the News Corporation litigation that arose in 1997, EchoStar has a contingent fee arrangement with its lawyers, which provides for the lawyers to be paid a percentage of any net recovery obtained in its dispute with News Corporation. Although they have not been specific, the lawyers have asserted that they may be entitled to receive payments in excess of $80 million to $100 million under this fee arrangement in connection with the settlement of the dispute with News Corporation. EchoStar intends to vigorously contest the lawyers' interpretation of the fee arrangement, which it believes significantly overstates the magnitude of its liability thereunder. If the lawyers and EchoStar are unable to resolve this fee dispute under the fee arrangement, the fee dispute would be resolved under arbitration. It is too early to determine the outcome of negotiations or arbitration regarding this fee dispute.

WIC PREMIUM TELEVISION LTD.

         On July 28, 1998, a lawsuit was filed by WIC Premium Television Ltd. ("WIC"), an Alberta corporation, in the Federal Court of Canada Trial Division, against certain defendants which include: General Instrument Corporation, HBO, Warner Communications, Inc., John Doe, Showtime, United States Satellite Broadcasting Corporation, ECC and two of ECC's wholly-owned subsidiaries, Dish, Ltd. and Echosphere. The lawsuit seeks, among other things, an interim and permanent injunction prohibiting the defendants from activating receivers in Canada and from infringing any copyrights held by WIC. It is too early to determine whether or when any other lawsuits and/or claims will be filed. It is also too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

         On September 28, 1998, WIC filed another lawsuit in the Court of Queen's Bench of Alberta Judicial District of Edmonton against certain defendants, which also include ECC, Dish, and Echosphere. WIC is a company authorized to broadcast certain copyrighted work, such as movies and concerts, to residents of Canada. WIC alleges that the defendants engaged in, promoted, and/or allowed satellite dish equipment from the United States to be sold in Canada and to Canadian residents and that some of the defendants allowed and profited from Canadian residents purchasing and viewing subscription television programming that is only authorized for viewing in the United States. The lawsuit

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

seeks, among other things, interim and permanent injunction prohibiting the defendants from importing hardware into Canada and from activating receivers in Canada and damages in excess of the equivalent of US $175 million. It is too early to determine whether or when any other lawsuits and/or claims will be filed. It is also too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

BROADCAST NETWORK PROGRAMMING

         Section 119 of the Satellite Home Viewer Act authorizes EchoStar to substitute satellite-delivered network signals its subscribers, but only if those subscribers qualify as "unserved households", defined in the Satellite Home Viewer Act, those that, among other things, "cannot receive, through the use of a conventional outdoor rooftop receiving antenna, an over-the-air signal of Grade B intensity (as defined by the FCC) of a primary network station affiliated with that network." Historically, EchoStar obtained distant broadcast network signals for distribution to its subscribers through PrimeTime 24, Joint Venture ("PrimeTime 24"). PrimeTime 24 also distributes network signals to certain of EchoStar's competitors in the satellite industry.

         The national networks and local affiliate stations have recently challenged PrimeTime 24's methods of selling network programming (national and local) to consumers based upon infringement of copyright. The United States District Court for the Southern District of Florida has entered nationwide preliminary and permanent injunctions preventing PrimeTime 24 from selling its programming to consumers unless the programming was sold according to certain stipulations in the injunction. The preliminary injunction took effect on February 28, 1999, and the permanent injunction is set to take effect on April 30, 1999. The injunctions cover "distributors" as well. The plaintiff in the Florida litigation informed EchoStar that it considered EchoStar a "distributor" for purposes of that injunction. A federal district court in North Carolina has also issued an injunction against PrimeTime 24 prohibiting certain distant signal retransmissions to homes delineated by a contour in the Raleigh area. Other copyright litigation against PrimeTime 24 is pending.

         EchoStar ceased delivering PrimeTime 24 programming in July 1998, and began uplinking and distributing network signals directly. EchoStar has also implemented Satellite Home Viewer Act Section 119 compliance procedures which will materially restrict the market for the sale of network signals by EchoStar. CBS and other broadcast networks have informed EchoStar that they believe EchoStar's method of providing distant network programming violates the SHVA and hence infringes their copyright.

         On October 19, 1998, EchoStar filed a declaratory judgment action in the United States District Court for the District of Colorado against the four major networks. In the future, EchoStar may attempt to certify a class including the networks as well as any and all owned and operated stations and any independent affiliates. EchoStar has asked the court to enter a judgment declaring that its method of providing distant network programming does not violate the Satellite Home Viewer Act and hence does not infringe the networks' copyrights.

         On November 5, 1998, several broadcast parties, acting on prior threats filed a complaint alleging, among other things, copyright infringement against EchoStar in federal district court in Miami. The plaintiffs in that action have also requested the issuance of a preliminary injunction against EchoStar. The networks also filed a counter claim containing similar allegations against us in the Colorado litigation.

         On February 24, 1999, CBS, NBC, Fox, and ABC filed with the court a "Motion for Temporary Restraining Order, Preliminary Injunction, and Contempt Finding" against DIRECTV, Inc. ("DIRECTV") in response to an announcement by DIRECTV that it was discontinuing retransmission of the programming of the four networks received from PrimeTime 24 and would instead distribute its own package of network affiliates to its existing subscribers. On February 25, 1999, the court granted CBS and Fox a temporary restraining order requiring DIRECTV and its agents and those who act in active concert or participation with DIRECTV, not to deliver CBS or Fox programming to subscribers who do not live in "unserved households." For purposes of determining whether a subscriber is "unserved," the court referred to a modified version of the Longley-Rice signal propagation model. The modifications in some respects reflect an order adopted by the FCC on February 2, 1999. On March 12, 1999, DIRECTV and the four major broadcast networks and their affiliates announced that they have reached a settlement of

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

that dispute. Under the terms of the settlement, DIRECTV, stations and networks have agreed on a timeframe to disconnect distant broadcast network signals from subscribers predicted to be ineligible based on a modified version of the Longley-Rice signal propagation model. Subscribers predicted to be ineligible who obtain consent from the affected affiliate stations to receive their signals via satellite will not lose receipt of their distant network signals. EchoStar is not sure what effect this development will have on its business.

         On March 24, 1999, we have a hearing scheduled in a Denver court on similar matters with similar parties. If we were to lose that hearing, it is likely that the broadcasters would move forward on their lawsuit filed in Miami and would seek similar remedies against us, including a temporary restraining order requiring us to stop delivering network signals to subscribers who do not live in "unserved households." Depending upon the terms, a restraining order could result in us having to terminate delivery of network signals to a material portion of our subscriber base, which could result in decreases in subscriber activations and subscription television services revenue and an increase in subscriber turnover.

         EchoStar is subject to various other legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to those actions will not materially affect the financial position or results of operations of EchoStar.

METEOROID EVENTS

         In November 1998 certain meteoroid events occurred as the earth's orbit passed through the particulate trail of Comet 55P (Tempel-Tuttle). While there can be no assurance, the Company believes that its DBS satellites did not incur any significant damage as a result of these events. Similar meteoroid events are expected to occur again in November 1999. These meteoroid events continue to pose a potential threat to all in-orbit geosynchronous satellites, including the Company's DBS satellites. While the probability that the Company's spacecraft will be damaged by space debris is very small, that probability will increase by several orders of magnitude during the November 1999 meteoroid events. The Company is presently evaluating the potential effects that the November 1999 meteoroid events may have on its DBS satellites. At this time, the Company has not finally determined the impact, if any, these meteoroid events may have on its DBS satellites.

9.       SUMMARY FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS

         With the exception of certain de minimis domestic and foreign subsidiaries (collectively, the "Non-Guarantors"), the Seven and Ten Year Notes are fully, unconditionally and jointly and severally guaranteed by all subsidiaries of the Company.

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

         The combined assets, stockholders' equity, net loss and operating cash flows of the Non-Guarantors represent less than 1% of the combined and consolidated assets, stockholder's equity, net loss and operating cash flows of the Company, including the non-guarantors during both 1997 and 1998. Summarized combined and consolidated financial information for the Company and the subsidiary guarantors is as follows (in thousands):

                                                              YEAR ENDED DECEMBER 31,
                                                   -----------------------------------------
                                                      1996            1997          1998
                                                   ----------     -----------    -----------
STATEMENT OF OPERATIONS DATA:
   Revenue...................................      $  196,988     $  475,877     $   985,909
   Expenses..................................         305,705        700,104       1,116,733
                                                   ----------     ----------     -----------
   Operating loss............................        (108,717)      (224,227)       (130,824)
   Other income (expense)....................         (47,640)       (98,941)       (163,406)
                                                   ----------     ----------     -----------
   Net loss before taxes.....................        (156,357)      (323,168)       (294,230)
   Income tax benefit (provision), net.......          54,849           (146)            (72)
                                                   ----------     ----------     -----------
   Net loss..................................      $ (101,508)    $ (323,314)    $  (294,302)
                                                   ----------     ----------     -----------
                                                   ----------     ----------     -----------


                                                                          DECEMBER 31,
                                                                  ---------------------------
                                                                       1997         1998
                                                                  -----------    -----------
BALANCE SHEET DATA:
   Current assets..............................................   $   183,215    $   241,464
   Property and equipment, net.................................       859,279        853,818
   Other noncurrent assets.....................................       388,934        374,421
                                                                  -----------    -----------
   Total assets................................................   $ 1,431,428    $ 1,469,703
                                                                  -----------    -----------
                                                                  -----------    -----------

   Current liabilities.........................................   $   305,656    $   476,296
   Long-term liabilities.......................................     1,439,318      1,581,249
   Stockholder's equity (deficit)..............................      (313,546)      (587,842)
                                                                  -----------    -----------
   Total liabilities and stockholder's equity (deficit)........   $ 1,431,428    $ 1,469,703
                                                                  -----------    -----------
                                                                  -----------    -----------


10.  SEGMENT REPORTING

         The Company adopted Financial Accounting Standard No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("FAS No. 131") effective as of the year ended December 31, 1998. FAS No. 131 establishes standards for reporting information about operating segments in annual financial statements of public business enterprises and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders and for related disclosures about products and services, geographic areas, and major customers.

         FAS No. 131 requires companies to use the "management approach" to reporting segment information, which focuses on the financial information that a company's chief decision maker uses to make operating decisions and to assess the company's performance. EchoStar's management reviews information for the Company to the extent necessary for debt compliance purposes. However, operational decisions are based on EchoStar's consolidated financial statements. Accordingly, in the following table EchoStar's consolidated segment information has been reconciled to amounts presented in the accompanying financial statements of the Company. "Other EchoStar Activity" includes the operations of EchoStar conducted through subsidiaries other than the Company. These operations consist primarily of direct equipment sales to subscribers, consumer products financing activities and niche programming revenue.

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

BUSINESS UNIT DESCRIPTIONS

         The operations of EchoStar include three interrelated business units:

         - THE DISH NETWORK - a DBS subscription television service in the United States.

         - ETC - the design, distribution and sale of EchoStar receiver systems for the DISH Network as well as for direct-to-home projects of other internationally, together with the provision of uplink center design, construction oversight and other project integration services for international direct-to-home ventures.

         - SATELLITE SERVICEs - engaged in the delivery of video, audio and data services to business television customers and other satellite users. These services my include satellite uplink services, satellite transponder space usage, billing, customer service and other services.

         The accounting policies for the above business units are the same as those described in the summary of significant accounting policies for the combined and consolidated entity. Both EchoStar and the Company account for intersegment sales and transfers at cost. All other revenue and expenses from segments below the quantitative thresholds are attributable to sales of C-band equipment and other corporate administrative functions. Only those assets and measures of profit and loss that are included in the measure of assets and profit and loss used by EchoStar's chief operating decision maker are reported.

FINANCIAL DATA BY BUSINESS UNIT

                                                                                                                    DBS CORP,
                                                                                      ECHOSTAR       OTHER         AFFILIATES
                                      DISH                  SATELLITE ELIMINATIONS  CONSOLIDATED    ECHOSTAR           AND
                                     NETWORK        ETC     SERVICES   AND OTHER       TOTAL        ACTIVITY      SUBSIDIARIES
                                    ---------    ---------  --------  ------------  ------------    ---------     ------------
YEAR ENDED DECEMBER 31, 1996
  Revenue......................     $ 142,913    $  18,930   $ 2,542   $  34,516     $   198,901     $  (1,798)    $  197,103
  Depreciation and amortization         2,356        1,143         -      39,915          43,414           (45)        43,369
  Total expenses...............       161,404       26,007     1,724     119,111         308,246        (2,278)       305,968
  EBITDA.......................       (16,135)      (7,685)      818     (42,929)        (65,931)          435        (65,496)
  Interest income..............         1,894          730         -      13,006          15,630          (519)        15,111
  Interest expense.............         2,015            3         -      59,469          61,487           943         62,430
  Income tax benefit, net......        34,117        3,708         -      16,868          54,693           160         54,853
  Net income (loss)............         3,541       (6,187)      818     (99,158)       (100,986)         (690)      (101,676)

YEAR ENDED DECEMBER 31, 1997
  Revenue......................     $ 378,377    $  82,609   $ 3,458   $  12,974     $   477,418     $  (1,516)    $  475,902
  Depreciation and amortization       158,992        1,659         -      12,625         173,276          (440)       172,836
  Total expenses...............       569,998       73,081       329      58,281         701,689        (1,451)       700,238
  EBITDA.......................       (32,629)      11,186     3,129     (32,681)        (50,995)         (505)       (51,500)
  Interest income..............        10,114          180         -       6,957          17,251        (4,739)        12,512
  Interest expense.............        27,503            -         -      76,689         104,192         5,811        110,003
  Income tax provision, net....            (7)         (32)        -        (107)           (146)            -           (146)
  Net income (loss)............      (231,223)       4,378     2,889     (88,869)       (312,825)      (10,599)      (323,424)

YEAR ENDED DECEMBER 31, 1998
  Revenue......................     $ 733,382    $ 251,958   $23,442  $  (26,116)    $    982,666    $   3,243     $  985,909
  Depreciation and amortization        85,107        2,097        26      15,406          102,636         (479)       102,157
  Total expenses...............       871,269      193,852     3,495      36,941        1,105,557       11,207      1,116,764
  EBITDA.......................       (52,781)      60,202    19,973     (47,649)         (20,255)      (8,443)       (28,698)
  Interest income..............         9,280            -         2      21,004           30,286      (20,175)        10,111
  Interest expense.............        49,042          282         -     118,205          167,529        5,413        172,942
  Income tax benefit
    (provision), net...........            17          (11)        -         (50)             (44)         (27)           (71)
  Net loss.....................      (199,356)      30,333    18,409    (110,268)        (260,882)     (33,493)      (294,375)



            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                                                                       OTHER
GEOGRAPHIC INFORMATION                 UNITED STATES    EUROPE      INTERNATIONAL      TOTAL
                                       -------------   --------     -------------    ---------
1996
Total revenue*.....................    $  159,611      $ 26,984     $ 10,508         $ 197,103
Long-lived assets..................       656,697         1,103          233           658,033

1997
Total revenue*.....................    $  446,461      $ 20,592     $   8,849        $ 475,902
Long-lived assets..................       957,166         1,217           121          958,504

1998
Total revenue*.....................    $  967,746      $ 18,163     $       -        $ 985,909
Long-lived assets..................       955,586         1,498             -          957,084


* Revenues are attributed to geographic regions based upon the location from which the sale originated.

TRANSACTIONS WITH MAJOR CUSTOMERS

     During 1998, export sales to two customers together totaled $210 million and accounted for approximately 21% of the Company's total revenue. Revenues for these customers are included within the ETC business unit. Complete or partial loss of one or both of these customers would have a material adverse effect on the Company's results of operations.

11.  VALUATION AND QUALIFYING ACCOUNTS

     The Company's valuation and qualifying accounts as of December 31, 1996, 1997 and 1998 are as follows (in thousands):

                                               BALANCE AT     CHARGED TO
                                              BEGINNING OF    COSTS AND                   BALANCE AT
                                                  YEAR         EXPENSES    DEDUCTIONS     END OF YEAR
                                             -------------  ------------   ----------     -----------
YEAR ENDED DECEMBER 31, 1996:
  Assets:
    Allowance for doubtful accounts.......     $ 1,106       $  2,340       $ (1,952)      $ 1,494
    Loan loss reserve.....................          78            157            (94)          141
    Reserve for inventory.................       2,797          4,304         (1,438)        5,663
  Liabilities:
    Reserve for warranty costs and other..       1,105           (342)             -           763

YEAR ENDED DECEMBER 31, 1997:
  Assets:
    Allowance for doubtful accounts.......     $ 1,494       $  4,343       $ (4,490)      $ 1,347
    Loan loss reserve.....................         141              7            (87)           61
    Reserve for inventory.................       5,663          1,650         (3,473)        3,840
  Liabilities:
    Reserve for warranty costs and other..         763              -            (53)          710

YEAR ENDED DECEMBER 31, 1998:
  Assets:
    Allowance for doubtful accounts.......     $ 1,347       $ 10,692       $ (9,043)      $ 2,996
    Loan loss reserve.....................          61             31            (92)            -
    Reserve for inventory.................       3,840          1,744           (403)        5,181
  Liabilities:
    Reserve for warranty costs and other..         710              -           (435)          275


12.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The Company's quarterly results of operations are summarized as follows (in thousands):

            ECHOSTAR DBS CORPORATION AND AFFILIATES AND SUBSIDIARIES
         (A COMBINATION OF CERTAIN WHOLLY-OWNED SUBSIDIARIES OF ECHOSTAR
               COMMUNICATIONS CORPORATION, AS DEFINED IN NOTE 1)
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                                                         THREE MONTHS ENDED
                                    ----------------------------------------------------------
                                     MARCH 31        JUNE 30      SEPTEMBER 30     DECEMBER 31
                                    ----------     ----------     ------------     -----------
Year Ended December 31, 1997:
    Total revenue...............    $  68,967      $  97,831       $ 129,662        $  179,442
    Operating loss..............      (43,328)       (43,503)        (91,202)          (46,303)
    Net loss....................      (63,303)       (66,067)       (119,567)          (74,487)

Year Ended December 31, 1998:
    Total revenue...............    $ 214,024      $ 246,165       $ 236,755        $  288,965
    Operating loss..............      (21,682)       (17,106)        (17,206)          (74,861)
    Net loss....................      (57,261)       (53,122)        (60,577)         (123,415)


13.  SUBSEQUENT EVENTS

PRIMESTAR

         On February 26, 1999, EchoStar announced that it had sent a letter to the Board of Directors of PrimeStar expressing its desire and willingness to make an offer to purchase PrimeStar's high-powered DBS assets. These assets consist of two high-powered DBS satellites, Tempo I and Tempo II, and 11 of the 32 DBS frequencies capable of coverage of the entire continental United States, located at the 119DEG. WL orbital position. EchoStar's letter stated that it was ready, willing and able to make an offer to pay $600 million of total consideration (including assumed liabilities) for these assets on terms, other than price, substantially the same as those contained in an agreement among PrimeStar, Hughes Electronics Corporation, and certain other persons dated January 22, 1999. The deadline for a response to this letter has subsequently expired. Finalization of a future offer would be conditioned on the ability of PrimeStar to enter into and perform its obligations under a definitive agreement with EchoStar without breaching any contract to which PrimeStar or any of its affiliates is a party or by which they are otherwise bound.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The following subparagraphs briefly describe indemnification provisions for directors, officers and controlling persons of the Company against liability, including liability under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the "Securities Act") and is, therefore, unenforceable.

COLORADO CORPORATIONS

         As provided in the Articles of Incorporation of the Company, a Colorado corporation, the Company may eliminate or limit the personal liability of a director to the Company or to its shareholders for monetary damages for breach of fiduciary duty as a director; except that such provision shall not eliminate or limit the liability of a director to the Company or to its shareholders for monetary damages for: any breach of the director's duty of loyalty to the Company or to its shareholders; acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; acts specified in
Section 7-108-403 of the Colorado Business Corporation Act; or any transaction from which the director derived an improper personal benefit. No such provisions eliminate or limit the liability of a director to the Company or to its shareholders for monetary damages for any act or omission occurring prior to the date when such provision becomes effective.

         1. Under provisions of the Bylaws of the Company and the Colorado Business Corporation Act (the "Colorado Act"), each person who is or was a director of officer of the Company will be indemnified by the Company as a matter of right summarized as follows:

         (a) Under the Colorado Act, a person who is wholly successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of the Company shall be indemnified against reasonable expenses (including attorneys' fees) in connection with such suit or proceeding.

         (b) Except as provided in subparagraph (c) below, a director may be indemnified under such law against both (1) reasonable expenses (including attorneys' fees), and (2) judgments, penalties, fines and amounts paid in settlement, if he acted in good faith and reasonably believed, in the case of conduct in his official capacity as a director, that his conduct was in the Company's best interests, or in all other cases that his conduct was not opposed to the best interests of the Company, and with respect to any criminal action, he had no reasonable cause to believe his conduct was unlawful, but the Company may not indemnify the director if the director is found liable to the Company or is found liable on the basis that personal benefit was improperly received by the director in connection with any suit or proceeding charging improper personal benefit to the director;

         (c) In connection with a suit or proceeding by or in the right of the Company, indemnification is limited to reasonable expenses incurred in connection with the suit or proceeding, but the Company may not indemnify the director if the director was found liable to the Company; and

         (d) Officers of the Company will be indemnified to the same extent as directors as described in (a), (b) and (c) above.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)    Exhibits


EXHIBIT     DESCRIPTION
NO.         -----------
-------
3.1(a)      Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.4(a) to the Company's Registration Statement on
            Form S-4, Registration No. 333-31929).

3.1(b) Bylaws of the Company (incorporated by reference to Exhibit 3.4(b) to the Company's Registration Statement on Form S-4, Registration No. 333-31929).

4.1* Indenture relating to the Seven Year Notes, dated as of January 25, 1999, by and among the Company, the Guarantors and U.S. Bank Trust National Association, as trustee.

4.2         Form of Series A Note for Seven Year Notes (included in
            Exhibit 4.1).

4.3* Indenture relating to the Ten Year Notes, dated as of January 25, 1999, by and among the Company, the Guarantors and U.S. Bank Trust National Association, as trustee.

4.4         Form of Series A Note for Ten Year Notes (included in Exhibit 4.3).

4.5* Registration Rights Agreement relating to the Seven Year Notes by and among the Company, the Guarantors and the parties named therein.

4.6* Registration Rights Agreement relating to the Ten Year Notes by and among the Company, the Guarantors and the parties named therein.

5.1* Opinion of Winthrop, Stimson, Putnam & Roberts regarding legality of securities being registered.

5.2* Opinion of Friedlob Sanderson Raskin Paulson & Tourtillott, LLC regarding the legality of securities being registered.

10.1(a) Satellite Construction Contract, dated as of February 6, 1990, between EchoStar Satellite Corporation ("ESC") and Martin Marietta as successor to General Electric, EchoStar, Astro-Space Division ("General Electric") (incorporated by reference to Exhibit 10.1(a) to the Registration Statement on Form S-1 of Dish, Ltd. ("Dish") Registration No. 33-76450).

10.1(b) First Amendment to the Satellite Construction Contract, dated as of October 2, 1992, between ESC and Martin Marietta as successor to General Electric (incorporated by reference to Exhibit 10.1(b) to the Registration Statement on Form S-1 of Dish, Registration No. 33-76450).

10.1(c) Second Amendment to the Satellite Construction Contract, dated as of October 30, 1992, between ESC and Martin Marietta as successor to General Electric (incorporated by reference to Exhibit 10.1(c) to the Registration Statement on Form S-1 of Dish, Registration No. 33-76450).

10.1(d) Third Amendment to the Satellite Construction Contract, dated as of April 1, 1993, between ESC and Martin Marietta (incorporated by reference to Exhibit 10.1(d)to the Registration Statement on Form S-1 of Dish, Registration No. 33-76450).

10.1(e) Fourth Amendment to the Satellite Construction Contract, dated as of August 19, 1993, between ESC and Martin Marietta (incorporated by reference to Exhibit 10.1(e) to the Registration Statement on Form S-1 of Dish, Registration No. 33-76450).

10.1(f) Form of Fifth Amendment to the Satellite Construction Contract, between ESC and Martin Marietta (incorporated by reference to Exhibit 10.1(f) to the Registration Statement on Form S-1 of Dish, Registration No. 33-81234).

10.1(g) Sixth Amendment to the Satellite Construction Contract, dated as of June 7, 1994, between ESC and Martin Marietta (incorporated by reference to Exhibit 10.1(g) to the Registration Statement on Form S-1 of Dish, Registration No. 33-81234).

10.1(h) Eighth Amendment to the Satellite Construction Contract, dated as of July 18, 1996, between ESC and Martin Marietta (incorporated by reference to Exhibit 10.1(h) to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended June 30, 1996, Commission File
            No. 0-26176).

10.2 Master Purchase and License Agreement, dated as of August 12, 1986, between Houston Tracker Systems, Inc. ("HTS") and Cable/Home Communications Corp. (a subsidiary of General Instruments Corporation) (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 of Dish, Registration
            No. 33-76450).

10.3 Master Purchase and License Agreement, dated as of June 18, 1986, between Echosphere Corporation and Cable/Home Communications Corp. (a subsidiary of General Instruments Corporation) (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 of Dish, Registration No. 33-76450).

10.4 Merchandising Financing Agreement, dated as of June 29, 1989, between Echo Acceptance Corporation and Household Retail Services, Inc. (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 of Dish, Registration No. 33-76450).

10.5 Key Employee Bonus Plan, dated as of January 1, 1994 (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 of Dish, Registration No. 33-76450).

10.6 Consulting Agreement, dated as of February 17, 1994, between ESC and Telesat Canada (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 of Dish, Registration
            No. 33-76450).

10.7 Form of Satellite Launch Insurance Declarations (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 of Dish, Registration No. 33-81234).

10.8        Dish 1994 Stock Incentive Plan (incorporated by reference to Exhibit
            10.11 to the Registration Statement on Form S-1 of Dish, Registration No. 33-76450).

10.9        Form of Tracking, Telemetry and Control Contract between AT&T Corp.
            and ESC (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 of Dish, Registration
            No. 33-81234).

10.10 Manufacturing Agreement, dated as of March 22, 1995, between Houston Tracker Systems, Inc. and SCI Technology, Inc. (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 of Dish, Commission File No. 33-81234).

10.11 Manufacturing Agreement dated as of April 14, 1995 by and between ESC and Sagem Group (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-1 of EchoStar Communications Corporation ("ECC"), Registration No. 33-91276).

10.12 Statement of Work, dated January 31, 1995 from ESC to Divicom Inc. (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-1 of ECC, Registration No. 33-91276).

10.13 Launch Services Contract, dated as of June 2, 1995, by and between EchoStar Space Corporation and Lockheed-Khrunichev-Energia International, Inc. (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1 of ECC, Registration
            No. 33-91276).

10.14       EchoStar 1995 Stock Incentive Plan (incorporated by reference to
            Exhibit 10.16 to the Registration Statement on Form S-1 of ECC, Registration No. 33-91276).

10.15(a) Eighth Amendment to Satellite Construction Contract, dated as of February 1, 1994, between DirectSat Corporation and Martin Marietta (incorporated by reference to Exhibit 10.17(a) to the Quarterly Report on Form 10-Q of ECC for the quarter ended June 30, 1996, Commission File No. 0-26176).

10.15(b) Ninth Amendment to Satellite Construction Contract, dated as of February 1, 1994, between DirectSat Corporation and Martin Marietta (incorporated by reference to Exhibit 10.15 to the Registration Statement of Form S-4 of ECC, Registration No. 333-03584).

10.15(c) Tenth Amendment to Satellite Construction Contract, dated as of July 18, 1996, between DirectSat Corporation and Martin Marietta (incorporated by reference to Exhibit 10.17(b) to the Quarterly Report on Form 10-Q of ECC for the quarter ended June 30, 1996, Commission File No. 0-26176).

10.16 Satellite Construction Contract, dated as of July 18, 1996, between EDBS and Lockheed Martin Corporation (incorporated by reference to
            Exhibit 10.18 to the Quarterly Report on Form 10-Q of ECC for the quarter ended June 30, 1996, Commission File No. 0-26176).

10.17 Confidential Amendment to Satellite Construction Contract between DBSC and Martin Marietta, dated as of May 31, 1995 (incorporated by reference to Exhibit 10.14 to the Registration Statement of Form S-4 of ECC, Registration No. 333-03584).

10.18 Right and License Agreement by and among HTS and Asia Broadcasting and Communications Network, Ltd., dated December 19, 1996 (incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K of ECC for the year ended December 31, 1996, as amended, Commission file No. 0-26176).

10.19 Agreement between HTS, ESC and ExpressVu Inc., dated January 8, 1997, as amended (incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K of ECC for the year ended December 31, 1996, as amended, Commission file No. 0-26176).

10.20 Amendment No. 9 to Satellite Construction Contract, effective as of July 18, 1996, between Direct Satellite Broadcasting Corporation, a Delaware corporation ("DBSC") and Martin Marietta Corporation (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of ECC for the quarterly period ended June 30, 1997, Commission File No. 0-26176).

10.21 Amendment No. 10 to Satellite Construction Contract, effective as of May 31, 1996, between DBSC and Lockheed Martin Corporation (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of ECC for the quarterly period ended June 30, 1997, Commission File No. 0-26176).

10.22 Contract for Launch Services, dated April 5, 1996, between Lockheed Martin Commercial Launch Services, Inc. and EchoStar Space Corporation (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of ECC for the quarterly period ended June 30, 1997, Commission File No. 0-26176).

10.23 OEM Manufacturing, Marketing and Licensing Agreement, dated as of February 17, 1998, by and among HTS, ESC and Philips Electronics North America Corporation (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of ECC for the quarterly period ended March 31, 1998, Commission File No. 0-26176).

10.24 Licensing Agreement, dated as of February 23, 1998, by and among HTS, ESC and VTech Communications Ltd. (incorporated by reference to
            Exhibit 10.2 to the Quarterly Report on Form 10-Q of ECC for quarterly period ended March 31, 1998, Commission File No. 0-26176).

10.25 Agreement to form NagraStar LLC, dated as of June 23, 1998 by and between Kudelski S.A., ECC and ESC (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of ECC for quarterly period ended June 30, 1998, Commission File No. 0-26176).

10.26 Purchase Agreement by and among American Sky Broadcasting, LLC, The News Corporation Limited, MCI Telecommunications Corporation and EchoStar Communications Corporation, dated November 30, 1998. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by ECC on November 30, 1998, Commission File No. 0-26176).

10.27 Form of Registration Rights Agreement to be entered into among EchoStar Communications Corporation, MCI Telecommunications Corporation, and a to-be-named wholly-owned subsidiary of MCI Telecommunications Corporation, American Sky Broadcasting, LLC, and a to-be-named wholly-owned subsidiary of The News Corporation Limited (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of EchoStar, filed as of December 1, 1998).

10.28 Voting Agreement dated November 30, 1998, among EchoStar Communications Corporation, American Sky Broadcasting, LLC, The News Corporation Limited and MCI

            Telecommunications Corporation (incorporated by reference to Exhibit
            10.3 to the Current Report on Form 8-K of EchoStar, filed as of December 1, 1998).

12**        Statements re computation of ratios.

21*         Subsidiaries of the Company.

23.1        Consent of Winthrop, Stimson, Putnam & Roberts (included in
            Exhibit 5.1).

23.2 Consent of Friedlob Sanderson Raskin Paulson & Tourtillott, LLC (included in Exhibit 5.2).

23.3**      Consent of Arthur Andersen LLP.

24.1* Power of Attorney (included in the signature pages to this Registration Statement).

25.1* Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank Trust National Association, as Trustee of the Indenture, relating to the Seven Year Notes (separately bound).

25.2* Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank Trust National Association, as Trustee of the Indenture, relating to the Ten Year Notes (separately bound).

99.1*       Form of Letter of Transmittal.

99.2*       Form of Notice of Guaranteed Delivery.

--------------
* Previously filed
** Filed herewith


ITEM 22. UNDERTAKINGS

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporating documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (d) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

Pursuant to the requirements of Securities Act of 1933, as amended, the Registrants have duly caused this Amendment No. 2 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized in the City of Littleton, State of Colorado, as of April 13, 1999.

             ECHOSTAR DBS CORPORATION                    HOUSTON TRACKER SYSTEMS, INC.
                DIRECTSAT CORPORATION               ECHOSTAR NORTH AMERICA CORPORATION
          ECHO ACCEPTANCE CORPORATION                            SKY VISTA CORPORATION
               ECHOSPHERE CORPORATION                         ECHOSTAR INDONESIA, INC.
DISH INSTALLATION NETWORK CORPORATION        DIRECT BROADCASTING SATELLITE CORPORATION
    ECHOSTAR TECHNOLOGIES CORPORATION      ECHOSTAR SATELLITE BROADCASTING CORPORATION
                    HT VENTURES, INC.                                       DISH, LTD.
   ECHOSTAR INTERNATIONAL CORPORATION                       ECHOSTAR SPACE CORPORATION
               SATELLITE SOURCE, INC.
       ECHOSTAR SATELLITE CORPORATION



                                            By:               *
                                               ---------------------------------
                                                                Charles W. Ergen
                                                         Chief Executive Officer

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed below on April 13, 1999, by the following persons in the capacities indicated:

SIGNATURE                               TITLE
-----------------                       --------

         *                          Chairman, Chief Executive Officer and
-----------------------             Director (Principal Executive Officer)
Charles W. Ergen


         *                          Chief Operating Officer and
-----------------------             Chief Financial Officer
Steven B. Schaver                   (Principal Financial and Accounting Officer)


         *                          Director
-----------------------
James DeFranco


                                    Director
/s/ David K. Moskowitz
-----------------------
David K. Moskowitz

*By /s/ David K. Moskowitz
   ------------------------
         David K. Moskowitz
         Attorney-in-Fact

Index to Exhibits

EXHIBIT
NO.         DESCRIPTION                                                         PAGE NUMBER
-------     -----------                                                         -----------
3.1(a)      Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.4(a) to the Company's Registration Statement on
            Form S-4, Registration No. 333-31929).

3.1(b) Bylaws of the Company (incorporated by reference to Exhibit 3.4(b) to the Company's Registration Statement on Form S-4, Registration
            No. 333-31929).

4.1*        Indenture relating to the Seven Year Notes, dated as of January 25,
            1999, by and among the Company, the Guarantors and U.S. Bank Trust
            National Association, as trustee.

4.2         Form of Series A Note for Seven Year Notes (included in
            Exhibit 4.1).

4.3*        Indenture relating to the Ten Year Notes, dated as of January 25,
            1999, by and among the Company, the Guarantors and U.S. Bank Trust
            National Association, as trustee.

4.4         Form of Series A Note for Ten Year Notes (included in Exhibit 4.3).

4.5* Registration Rights Agreement relating to the Seven Year Notes by and among the Company, the Guarantors and the parties named therein.

4.6* Registration Rights Agreement relating to the Ten Year Notes by and among the Company, the Guarantors and the parties named therein.

5.1* Opinion of Winthrop, Stimson, Putnam & Roberts regarding legality of securities being registered.

5.2* Opinion of Friedlob Sanderson Raskin Paulson & Tourtillott, LLC regarding the legality of securities being registered.

10.1(a) Satellite Construction Contract, dated as of February 6, 1990, between EchoStar Satellite Corporation ("ESC") and Martin Marietta as successor to General Electric, EchoStar, Astro-Space Division
            ("General Electric") (incorporated by reference to Exhibit 10.1(a) to the Registration Statement on Form S-1 of Dish, Ltd. ("Dish")
            Registration No. 33-76450).

10.1(b)     First Amendment to the Satellite Construction Contract, dated as of
            October 2, 1992, between ESC and Martin Marietta as successor to
            General Electric (incorporated by reference to Exhibit 10.1(b) to the Registration Statement on Form S-1 of Dish, Registration
            No. 33-76450).

10.1(c)     Second Amendment to the Satellite Construction Contract, dated as of
            October 30, 1992, between ESC and Martin Marietta as successor to
            General Electric (incorporated by reference to Exhibit 10.1(c) to the

            Registration Statement on Form S-1 of Dish, Registration No.
            33-76450).

10.1(d)     Third Amendment to the Satellite Construction Contract, dated as of
            April 1, 1993, between ESC and Martin Marietta (incorporated by reference to Exhibit 10.1(d)to the Registration Statement on Form S-1 of Dish, Registration No. 33-76450).

10.1(e)     Fourth Amendment to the Satellite Construction Contract, dated as of
            August 19, 1993, between ESC and Martin Marietta (incorporated by reference to Exhibit 10.1(e) to the Registration Statement on Form S-1 of Dish, Registration No. 33-76450).

10.1(f) Form of Fifth Amendment to the Satellite Construction Contract, between ESC and Martin Marietta (incorporated by reference to Exhibit 10.1(f) to the Registration Statement on Form S-1 of Dish,
            Registration No. 33-81234).

10.1(g)     Sixth Amendment to the Satellite Construction Contract, dated as of
            June 7, 1994, between ESC and Martin Marietta (incorporated by reference to Exhibit 10.1(g) to the Registration Statement on Form S-1 of Dish, Registration No. 33-81234).

10.1(h)     Eighth Amendment to the Satellite Construction Contract, dated as of
            July 18, 1996, between ESC and Martin Marietta (incorporated by reference to Exhibit 10.1(h) to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended June 30, 1996, Commission File
            No. 0-26176).

10.2 Master Purchase and License Agreement, dated as of August 12, 1986, between Houston Tracker Systems, Inc. ("HTS") and Cable/Home
            Communications Corp. (a subsidiary of General Instruments
            Corporation) (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 of Dish, Registration
            No. 33-76450).

10.3 Master Purchase and License Agreement, dated as of June 18, 1986, between Echosphere Corporation and Cable/Home Communications Corp.
            (a subsidiary of General Instruments Corporation) (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 of Dish, Registration No. 33-76450).

10.4 Merchandising Financing Agreement, dated as of June 29, 1989, between Echo Acceptance Corporation and Household Retail Services,
            Inc. (incorporated by reference to Exhibit 10.6 to the Registration
            Statement on Form S-1 of Dish, Registration No. 33-76450).

10.5 Key Employee Bonus Plan, dated as of January 1, 1994 (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 of Dish, Registration No. 33-76450).

10.6        Consulting Agreement, dated as of February 17, 1994, between ESC and
            Telesat Canada (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 of Dish, Registration
            No. 33-76450).

10.7 Form of Satellite Launch Insurance Declarations (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 of Dish, Registration No. 33-81234).

10.8        Dish 1994 Stock Incentive Plan (incorporated by reference to Exhibit
            10.11 to the Registration Statement on Form S-1 of Dish,
            Registration No. 33-76450).

10.9        Form of Tracking, Telemetry and Control Contract between AT&T Corp.
            and ESC (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 of Dish, Registration
            No. 33-81234).

10.10       Manufacturing Agreement, dated as of March 22, 1995, between Houston
            Tracker Systems, Inc. and SCI Technology, Inc. (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 of Dish, Commission File No. 33-81234).

10.11 Manufacturing Agreement dated as of April 14, 1995 by and between ESC and Sagem Group (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-1 of EchoStar Communications
            Corporation ("ECC"), Registration No. 33-91276).

10.12       Statement of Work, dated January 31, 1995 from ESC to Divicom Inc.
            (incorporated by reference to Exhibit 10.14 to the Registration
            Statement on Form S-1 of ECC, Registration No. 33-91276).

10.13       Launch Services Contract, dated as of June 2, 1995, by and between
            EchoStar Space Corporation and Lockheed-Khrunichev-Energia
            International, Inc. (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1 of ECC, Registration
            No. 33-91276).

10.14       EchoStar 1995 Stock Incentive Plan (incorporated by reference to
            Exhibit 10.16 to the Registration Statement on Form S-1 of ECC,
            Registration No. 33-91276).

10.15(a)    Eighth Amendment to Satellite Construction Contract, dated as of
            February 1, 1994, between DirectSat Corporation and Martin Marietta
            (incorporated by reference to Exhibit 10.17(a) to the Quarterly
            Report on Form 10-Q of ECC for the quarter ended June 30, 1996,
            Commission File No. 0-26176).

10.15(b)    Ninth Amendment to Satellite Construction Contract, dated as of
            February 1, 1994, between DirectSat Corporation and Martin Marietta
            (incorporated by reference to Exhibit 10.15 to the Registration
            Statement of Form S-4 of ECC, Registration No. 333-03584).

10.15(c)    Tenth Amendment to Satellite Construction Contract, dated as of
            July 18, 1996, between DirectSat Corporation and Martin Marietta
            (incorporated by reference to Exhibit 10.17(b) to the Quarterly
            Report on Form 10-Q of ECC for the quarter ended June 30, 1996,
            Commission File No. 0-26176).

10.16       Satellite Construction Contract, dated as of July 18, 1996, between
            EDBS

            and Lockheed Martin Corporation (incorporated by reference to Exhibit 10.18 to the Quarterly Report on Form 10-Q of ECC for the quarter ended June 30, 1996, Commission File No. 0-26176).

10.17       Confidential Amendment to Satellite Construction Contract between
            DBSC and Martin Marietta, dated as of May 31, 1995 (incorporated by reference to Exhibit 10.14 to the Registration Statement of Form S-4 of ECC, Registration No. 333-03584).

10.18 Right and License Agreement by and among HTS and Asia Broadcasting and Communications Network, Ltd., dated December 19, 1996
            (incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K of ECC for the year ended December 31, 1996, as amended, Commission file No. 0-26176).

10.19       Agreement between HTS, ESC and ExpressVu Inc., dated January 8,
            1997, as amended (incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K of ECC for the year ended December 31,
            1996, as amended, Commission file No. 0-26176).

10.20       Amendment No. 9 to Satellite Construction Contract, effective as of
            July 18, 1996, between Direct Satellite Broadcasting Corporation, a
            Delaware corporation ("DBSC") and Martin Marietta Corporation
            (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of ECC for the quarterly period ended June 30, 1997, Commission File No. 0-26176).

10.21       Amendment No. 10 to Satellite Construction Contract, effective as of
            May 31, 1996, between DBSC and Lockheed Martin Corporation
            (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of ECC for the quarterly period ended June 30, 1997, Commission File No. 0-26176).

10.22       Contract for Launch Services, dated April 5, 1996, between Lockheed
            Martin Commercial Launch Services, Inc. and EchoStar Space
            Corporation (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of ECC for the quarterly period ended
            June 30, 1997, Commission File No. 0-26176).

10.23       OEM Manufacturing, Marketing and Licensing Agreement, dated as of
            February 17, 1998, by and among HTS, ESC and Philips Electronics
            North America Corporation (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of ECC for the quarterly period ended March 31, 1998, Commission File No. 0-26176).

10.24 Licensing Agreement, dated as of February 23, 1998, by and among HTS, ESC and VTech Communications Ltd. (incorporated by reference to
            Exhibit 10.2 to the Quarterly Report on Form 10-Q of ECC for quarterly period ended March 31, 1998, Commission File No. 0-26176).

10.25 Agreement to form NagraStar LLC, dated as of June 23, 1998 by and between Kudelski S.A., ECC and ESC (incorporated by reference to Exhibit

            10.1 to the Quarterly Report on Form 10-Q of ECC for quarterly period ended June 30, 1998, Commission File No. 0-26176).

10.26       Purchase Agreement by and among American Sky Broadcasting, LLC, The
            News Corporation Limited, MCI Telecommunications Corporation and
            EchoStar Communications Corporation, dated November 30, 1998.
            (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by ECC on November 30, 1998, Commission File No. 0-26176).

10.27 Form of Registration Rights Agreement to be entered into among EchoStar Communications Corporation, MCI Telecommunications
            Corporation, and a to-be-named wholly-owned subsidiary of MCI
            Telecommunications Corporation, American Sky Broadcasting, LLC, and a to-be-named wholly-owned subsidiary of The News Corporation
            Limited (incorporated by reference to Exhibit 10.2 to the Current
            Report on Form 8-K of EchoStar, filed as of December 1, 1998).

10.28       Voting Agreement dated November 30, 1998, among EchoStar
            Communications Corporation, American Sky Broadcasting, LLC, The News
            Corporation Limited and MCI Telecommunications Corporation
            (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of EchoStar, filed as of December 1, 1998).

12**        Statements re computation of ratios.

21*         Subsidiaries of the Company.

23.1        Consent of Winthrop, Stimson, Putnam & Roberts (included in
            Exhibit 5.1).

23.2        Consent of Friedlob Sanderson Raskin Paulson & Tourtillott, LLC
            (included in Exhibit 5.2).

23.3**      Consent of Arthur Andersen LLP.

24* Power of Attorney (included in the signature pages to this Registration Statement).

25.1* Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank Trust National Association, as Trustee of the
            Indenture, relating to the Seven Year Notes (separately bound).

25.2* Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank Trust National Association, as Trustee of the
            Indenture, relating to the Ten Year Notes (separately bound).

99.1*       Form of Letter of Transmittal.

99.2*       Form of Notice of Guaranteed Delivery.

--------------
* Previously filed
** Filed herewith